SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant  |X|
Filed by a Party other than the Registrant  |_|

Check the appropriate box:

|_|  Preliminary Proxy Statement          |_|  Confidential, for Use of the
                                               Commission Only (as permitted by
|X|  Definitive Proxy Statement                Rule 14a-6(e)(2))
|_|  Definitive Additional Materials
|_|  Soliciting Material pursuant to Rule 14a-11(c) or Rule 14a-12

                           ASR INVESTMENTS CORPORATION
                (Name of Registrant as Specified In Its Charter)
               ---------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
|_|         No fee required.

|X|         Fee computed on table below per Exchange Act Rules  14a-6(i)(4)  and
            0-11.
            1)   Title of each class of securities to which transaction applies:
                Common Stock, par value $.01 per share
            --------------------------------------------------------------------
            2)   Aggregate number of securities to which transaction applies:
                1,980,000
            --------------------------------------------------------------------
            3)   Per  unit  price  or  other  underlying  value  of  transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
                $4,903,000 (1)
            --------------------------------------------------------------------
            4)   Proposed maximum aggregate value of transaction:
                $4,903,000 (1)
            --------------------------------------------------------------------
            5)   Total fee paid:
                $980.60
            --------------------------------------------------------------------
            (1)  Estimated solely for the purpose of computing the amount of the filing fee pursuant to Rule 0-11 under the Securities Exchange Act of 1934, as amended. The fee was computed based upon the book value of the assets to be acquired by the registrant in the transactions contemplated in the proxy statement.
|X|         Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

            1)    Amount Previously Paid:

            --------------------------------------------------------------------
            2)    Form, Schedule or Registration Statement No.:

            --------------------------------------------------------------------
            3)    Filing Party:

            --------------------------------------------------------------------
            4)    Date Filed:

            --------------------------------------------------------------------

                         ASR INVESTMENTS CORPORATION
                         335 NORTH WILMOT, SUITE 250
                            TUCSON, ARIZONA 85711
                                MARCH 27, 1997


Dear Stockholder:


   You are cordially invited to attend a special meeting of the stockholders (the "Special Meeting") of ASR Investments Corporation, a Maryland corporation (the "Company"), to be held on April 23, 1997 at 9:00 a.m., local time, at the Viscount Suite Hotel, 4855 E. Broadway Boulevard, Tucson, Arizona.

   As described in the accompanying Proxy Statement, the Company has entered into a Master Combination and Contribution Agreement (the "Combination Agreement") contemplating various transactions (the "Transactions") pursuant to which the Company, directly or through either a limited partnership in which the Company is the general partner or through a subsidiary of the Company, will acquire (i) up to 13 apartment communities and one office building owned by 14 separate partnerships (the "Winton Partnerships") in which Don W. Winton is the general partner, (ii) Winton & Associates, Inc., the property manager of the properties owned by the Winton Partnerships (the "Associates Merger"), and (iii) Pima Mortgage Limited Partnership and Pima Realty Advisors, Inc., which serve as the manager and property manager, respectively, of the Company's day-to-day operations and apartment properties (the "Pima Mergers"). The Pima Mergers include a proposed amendment to the Company's Bylaws to exclude the Pima Mergers from the Bylaw provision requiring an appraisal of property being purchased from an affiliated or related party. The transactions involve (a) an exchange of shares of the Company's Common Stock for partnership interests in the Winton Partnerships (the "Exchange Offer"), (b) the subsequent acquisition of substantially all of the assets and properties of the Winton Partnerships in exchange for cash and limited partnership units that will be convertible into shares of the Company's Common Stock on a one-for-one basis commencing approximately 12 months after the acquisitions (the "Asset Transfer"), and (c) the acquisition of Winton & Associates, Inc., Pima Mortgage Limited Partnership, and Pima Realty Advisors, Inc., in exchange for 70,284, 235,440, and 26,560 shares of the Company's Common Stock, respectively. Upon completion of the Transactions, the officers of Winton & Associates, Inc., Pima Realty Advisors, Inc., and the owners of the partners of Pima Mortgage Limited Partnership, including the Company's principal executive officers and Mr. Winton, will enter into employment agreements with the Company.

   As described in the attached Proxy Statement, including Note M to the Unaudited Pro Forma Combined Financial Statements, the consummation of the Transactions will expand the Company's apartment portfolio from 3,039 units in 19 apartment communities to 5,299 units in 32 apartment communities and also is expected to increase the percentage of the Company's revenue and income derived from apartment communities, increase the Company's real estate operating income, and increase the Company's equity on a financial statement basis. If the Transactions had taken place on January 1, 1996, the Transactions would have resulted in (a) an increase in real estate operating income from $3.8 million to $7.0 million for the nine months ended September 30, 1996 on a pro forma basis and (b) an increase in Stockholders' Equity from $40.5 million to $74.4 million at September 30, 1996 on a pro forma basis. While the Transactions would have had the effect of decreasing net income per share from $2.46 to $1.59 for the nine months ended September 30, 1996 on a pro forma basis, they would have increased funds from operations, as modified, from $.76 to $1.07 per share.

   At the Special Meeting, you will be asked to approve a proposal (the "Combination Proposal") providing for the issuance of up to 1,980,000 shares of the Company's Common Stock in connection with the Transactions. In addition, you will be asked to approve an amendment to and a restatement of the Company's First Amended and Restated Articles of Incorporation (the "Articles of Incorporation") to include additional provisions designed to further protect the Company's status as a real estate investment trust.

   You will have the opportunity to vote either (a) on the entire Combination Proposal or (b) separately on the components of the Combination Proposal relating to the Exchange Offer, the Asset Transfer, and the Associates Merger (the "Winton Components") and on the components of the Combination Proposal relating to the Pima Mergers and the Bylaw amendment (the "Pima Components"). The Winton Components will not be consummated unless either the entire
Combination Proposal is approved or both the Winton Components and the Pima Components are approved, but the Pima Components will be consummated if either the entire Combination Proposal is approved or the Pima Components are approved.

   The Board of Directors of the Company has approved the terms and conditions of the Transactions, and a Special Committee of the Board of Directors of the Company has approved the terms and conditions of the Pima Mergers following the receipt of a fairness opinion from Oppenheimer & Company, Inc. to the effect that, as of the date of such opinion and based on the asssumptions and subject to the qualifications and limitations set forth therein, the consideration to be paid by the Company in the Pima Mergers is fair to the Company from a financial point of view.

   AT A MEETING OF THE COMPANY'S BOARD OF DIRECTORS HELD TO CONSIDER THE COMBINATION PROPOSAL AND THE AMENDMENT AND RESTATEMENT OF THE ARTICLES OF INCORPORATION, THE DIRECTORS OF THE COMPANY CAREFULLY CONSIDERED AND APPROVED THE TERMS OF THE COMBINATION PROPOSAL AND THE RELATED ISSUANCE OF SHARES OF COMMON STOCK AND THE AMENDMENT AND RESTATEMENT OF THE ARTICLES OF INCORPORATION AS BEING IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS. AT A MEETING OF THE SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS HELD TO CONSIDER THE PIMA MERGERS, THE SPECIAL COMMITTEE CAREFULLY CONSIDERED AND APPROVED THE TERMS OF THE PIMA MERGERS AND RELATED ISSUANCE OF SHARES OF COMMON STOCK AS BEING IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS. THE BOARD OF DIRECTORS RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS VOTE FOR THE APPROVAL OF THE
COMBINATION PROPOSAL PROVIDING FOR THE ISSUANCE OF SHARES OF THE COMPANY'S COMMON STOCK IN CONNECTION WITH THE TRANSACTIONS AND VOTE FOR THE AMENDMENT AND RESTATEMENT OF THE ARTICLES OF INCORPORATION. THE ENCLOSED PROXY STATEMENT SETS FORTH DETAILED INFORMATION, INCLUDING FINANCIAL DATA, RELATING TO THE MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING.

   It is important that your shares be represented at the Special Meeting, whether or not you plan to attend. Accordingly, you are requested to sign, date, and mail the enclosed proxy as promptly as possible. You may revoke your proxy if you decide to attend the Special Meeting and vote in person. Should you require assistance in completing your proxy or if you have any questions about the voting procedure or the accompanying Proxy Statement, please feel free to contact the Company at 335 North Wilmot, Suite 250, Tucson, Arizona 85711 (telephone 520-748-2111).

                                Very truly yours,

                                /s/ Jon A. Grove
                                Jon A. Grove
                                Chairman of the Board, President,
                                and Chief Executive Officer

                           ASR INVESTMENTS CORPORATION
                           335 NORTH WILMOT, SUITE 250
                              TUCSON, ARIZONA 85711
                                 (520) 748-2111

                   -------------------------------------------

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                            TO BE HELD APRIL 23, 1997

                   -------------------------------------------

   A Special Meeting of Stockholders (together with any adjournment or adjournments thereof (the "Special Meeting")) of ASR Investments Corporation, a Maryland corporation (the "Company"), will be held on April 23, 1997 at 9:00 a.m., local time, at the Viscount Suite Hotel, 4855 E. Broadway Boulevard, Tucson, Arizona for the following purposes, as more fully described in the accompanying Proxy Statement:

         1. To consider a vote upon a proposal (the "Combination Proposal") to issue up to 1,980,000 shares of the Company's Common Stock (including shares issuable upon the conversion of limited partnership interests ("LP Units") in Heritage Communities L.P. ("Heritage LP"), a Delaware limited partnership in which the Company and a wholly owned subsidiary are the general partners) in connection with transactions (the "Transactions") contemplated by a Master Combination and Contribution Agreement providing for the Company directly or indirectly through either Heritage LP or a subsidiary of the Company to (i) exchange shares of its Common Stock for partnership interests in up to 14 separate limited partnerships (the "Winton Partnerships") in which Don W. Winton is the general partner (the "Exchange Offer"); (ii) acquire substantially all of the assets and properties of the Winton Partnerships through a capital contribution of such assets and properties by the Winton Partnerships to Heritage LP in exchange for cash and LP Units in Heritage LP, which will be convertible into shares of the Company's Common Stock on a one-for-one basis commencing approximately 12 months after the acquisition (the "Asset Transfer"); (iii) acquire Winton & Associates, Inc., the property manager of the properties owned by the Winton Partnerships, in exchange for shares of the Company's Common Stock in a merger transaction (the "Associates Merger"); and (iv) acquire Pima Mortgage Limited Partnership and Pima Realty Advisors, Inc., which serve as the manager and property manager, respectively, of the Company's day-to-day operations and apartment properties, in exchange for shares of the Company's Common Stock in a merger transaction (the "Pima Mergers") and amend the Company's Bylaws to exclude the Pima Mergers from the Bylaw provision requiring an appraisal of property being purchased from an affiliated or related party. Stockholders will have the opportunity to vote either (a) on the entire Combination Proposal or (b) separately on the components of the Combination Proposal relating to the Exchange Offer, the Asset Transfer, and the Associates Merger (the "Winton Components") and on the components of the Combination Proposal relating to the Pima Mergers and the Bylaw amendment (the "Pima Components"). The Winton Components will not be consummated unless either the entire Combination Proposal is approved or both the Winton Components and the Pima Components are approved, but the Pima Components will be consummated if either the entire Combination Proposal is approved or the Pima Components are approved.

         2. To consider and vote upon a proposal to amend and restate the Company's Amended and Restated Articles of Incorporation to include additional provisions designed to further protect the Company's status as a real estate investment trust.

         3. To transact such other business as may properly come before the Special Meeting.

   Only stockholders of record at the close of business on February 14, 1997 are entitled to notice of and to vote at the Special Meeting.

   ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. TO ASSURE YOUR REPRESENTATION AT THE MEETING, HOWEVER, YOU ARE URGED TO MARK, SIGN, DATE, AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE POST-PREPAID ENVELOPE ENCLOSED FOR THAT PURPOSE. ANY STOCKHOLDER ATTENDING THE MEETING MAY VOTE IN PERSON EVEN IF SUCH STOCKHOLDER PREVIOUSLY HAS RETURNED A PROXY.

TUCSON, ARIZONA
March 27, 1997                         Sincerely,

                                       /s/ Joseph C. Chan
                                       Joseph C. Chan
                                       Secretary

                           ASR INVESTMENTS CORPORATION
                           335 NORTH WILMOT, SUITE 250
                              TUCSON, ARIZONA 85711
                                 (520) 748-2111

                   -------------------------------------------

                               PROXY STATEMENT FOR
                         SPECIAL MEETING OF STOCKHOLDERS
                            TO BE HELD APRIL 23, 1997

                   -------------------------------------------

   This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of ASR Investments Corporation, a Maryland corporation (the "Company"). The proxies will be used at a Special Meeting of Stockholders of the Company (the "Special Meeting") to be held on Wednesday, April 23, 1997, at 9:00 a.m. local time, at the Viscount Suite Hotel, 4855 E. Broadway Boulevard, Tucson, Arizona, and at any adjournment thereof.

   At the Special Meeting, holders of Common Stock of the Company, par value $.01 per share ("Common Stock"), will be asked to consider a vote upon a proposal (the "Combination Proposal") to issue up to 1,980,000 shares of the Company's Common Stock (including shares issuable upon the conversion of limited partnership interests ("LP Units") in Heritage Communities L.P. ("Heritage LP"), a Delaware limited partnership in which the Company and a wholly owned subsidiary are the general partners) in connection with transactions (the "Transactions") contemplated by a Master Combination and Contribution Agreement providing for the Company directly or indirectly through either Heritage LP or a subsidiary of the Company to (i) exchange shares of the Company's Common Stock for partnership interests in up to 14 separate limited partnerships (the "Winton Partnerships") in which Don W. Winton is the general partner (the "Exchange Offer"); (ii) acquire substantially all of the assets and properties of the Winton Partnerships through a capital contribution of such assets and properties by the Winton Partnerships to Heritage LP in exchange for cash and LP Units in Heritage LP, which will be convertible into shares of the Company's Common Stock on a one-for-one basis commencing approximately 12 months after the acquisition (the "Asset Transfer"); (iii) acquire Winton & Associates, Inc., the property manager of the properties owned by the Winton Partnerships, in exchange for shares of the Company's Common Stock in a merger transaction (the "Associates Merger"); and (iv) acquire Pima Mortgage Limited Partnership and Pima Realty Advisors, Inc., which are affiliates of officers of the Company and which serve as the manager and property manager, respectively, of the Company's day-to-day operations and apartment properties, in exchange for shares of the Company's
Common Stock in a merger transaction (the "Pima Mergers") and amend the Company's Bylaws to exclude the Pima Mergers from the Bylaw provision requiring an appraisal of property being purchased from an affiliated or related party.
Stockholders will have the opportunity to vote either (a) on the entire Combination Proposal or (b) separately on the components of the Combination Proposal relating to the Exchange Offer, the Asset Transfer, and the Associates Merger (the "Winton Components") and on the components of the Combination Proposal relating to the Pima Mergers and the Bylaw amendment (the "Pima Components"). The Winton Components will not be consummated unless either the entire Combination Proposal is approved or both the Winton Components and the Pima Components are approved, but the Pima Components will be consummated if either the entire Combination Proposal is approved or the Pima Components are approved.

   The stockholders also will be asked to approve an amendment and restatement of the Company's Articles of Incorporation to include additional provisions designed to further protect the Company's status as a real estate investment trust.

   This Proxy Statement and the accompanying form of proxy are first being mailed to the stockholders of the Company on or about March 27, 1997.

IN DETERMINING WHETHER TO APPROVE THE COMBINATION PROPOSAL AND THE AMENDMENT TO AND RESTATEMENT OF THE COMPANY'S ARTICLES OF INCORPORATION AS DESCRIBED HEREIN, STOCKHOLDERS SHOULD CAREFULLY CONSIDER ALL OF THE INFORMATION INCLUDED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT.

               The date of this Proxy Statement is March 27, 1997.

                              TABLE OF CONTENTS
                              -----------------
                                                                            Page
                                                                            ----
AVAILABLE INFORMATION .....................................................   ii
SUMMARY OF PROXY STATEMENT ................................................    1
RISK FACTORS ..............................................................   24
THE SPECIAL MEETING .......................................................   33
  Special Meeting .........................................................   33
  Matters to be Considered at the
    Special Meeting .......................................................   33
  Voting Securities .......................................................   33
  Quorum and Voting Requirements ..........................................   33
  Reasons for Solicitating
    Stockholder Approval ..................................................   34
  Proxies; Right to Revoke Proxies ........................................   34
  Solicitation ............................................................   34
  Other Matters ...........................................................   34
THE TRANSACTIONS ..........................................................   35
  General .................................................................   35
  Vote Required ...........................................................   35
  Background ..............................................................   36
  Reasons For The Transactions;
    Recommendations .......................................................   37
  Employment Agreements ...................................................   39
  Indemnification Of Don W. Winton ........................................   40
  Approving Winton Partnerships ...........................................   40
  Conditions To The Transactions;
     Termination ..........................................................   40
  Exemption From Registration Of
     Common Stock .........................................................   41
  No Solicitation Of Other Transactions ...................................   41
  Closing .................................................................   42
  The Exchange Offer ......................................................   42
     Offer To Purchase ....................................................   42
     Election To Tender; Purchase Price ...................................   42
     Consent To Admission of the
         Company As A Winton Partner ......................................   43
     Representations And Warranties .......................................   43
     Federal Income Tax Consequences ......................................   43
     Exchange Offer Registration
         Agreement And Listing Of
         Common Stock .....................................................   44
  The Asset Transfer ......................................................   44
     Effect Of Asset Transfer .............................................   44
     Capital Contributions To Heritage Lp .................................   45
     Mortgage Debt ........................................................   45
     Prorations ...........................................................   45
     Issuance Of Lp Units And Cash ........................................   46
     Representations And Warranties .......................................   46
     Conduct Of Operations
          Prior To Closing ................................................   46
     Plan Of Dissolution And Liquidation ..................................   47
     Federal Income Tax Consequences ......................................   47
     Asset Transfer Registration
          Agreement And  Listing Of
          Common Stock ....................................................   48
  The Associates Merger ...................................................   49
     General ..............................................................   49
     Effect Of The Associates Merger ......................................   49
     Representations And Warranties .......................................   49
     Conduct Prior To The Pima Mortgage ...................................   50
        Associates Merger .................................................   51
     Conditions To Associates Merger ......................................   51
     Waivers, Modifications, And
        Abandonment .......................................................   52
     Federal Income Tax Consequences ......................................   52
     Dissenters' Rights ...................................................   52
     Registration And Listing Of
        Common Stock ......................................................   53
     Accounting Treatment .................................................   53

                                                                            Page
                                                                            ----
  The Pima Mergers .......................................................    53
     General .............................................................    53
     Effect Of The Pima Mergers ..........................................    53
     Representations And Warranties ......................................    54
     Conduct Prior To The Pima Mergers ...................................    54
     The Company .........................................................    55
     Conditions To The Pima Mergers ......................................    55
     Waivers, Modifications, And Abandonment .............................    56
     Interests Of Certain Persons ........................................    57
     Special Committee Of The Company's Board Of
         Directors .......................................................    57
     Opinion Of Financial Advisor To The
         Special  Committee ..............................................    58
     Amendment To Bylaws .................................................    61
     Federal Income Tax Consequences .....................................    62
     Dissenters' Rights ..................................................    62
     Registration And Listing Of Common Stock ............................    62
     Accounting Treatment ................................................    62
INFORMATION REGARDING THE COMPANY ........................................    63
   Introduction ..........................................................    63
   Selected Consolidated Financial Data ..................................    63
   Management's Discussion And Analysis Of
     Financial Condition
     And Results Of Operations ...........................................    65
   Operating Policies And Strategies .....................................    71
   Federal Income Tax Considerations .....................................    76
   Capital Resources .....................................................    80
   Operating Restrictions ................................................    81
   Competition ...........................................................    81
   Employees .............................................................    81
   Properties ............................................................    81
   Legal Proceedings .....................................................    81
   Management ............................................................    81
   Summary Compensation Table ............................................    85
   Option/sar Grants In Last Fiscal Year .................................    86
   Aggregated Option/sar Exercises In ....................................    86
      Last Fiscal Year And Fiscal
      Year-end Option/sar Values
   Principal Stockholders ................................................    88
   Market Price And Dividend Information .................................    89
   Description Of Capital Stock ..........................................    89
   INFORMATION REGARDING  PIMA MORTGAGE ..................................    90
   INFORMATION REGARDING .................................................    93
       PIMA REALTY
   INFORMATION REGARDING THE WINTON PARTNERSHIPS 94
   INFORMATION REGARDING
   WINTON & ASSOCIATES, INC ..............................................   103
   SUMMARY OF THE HERITAGE LP PARTNERSHIP AGREEMENT ......................   103
   PROPOSED AMENDMENT TO AND RESTATEMENT OF THE
       ARTICLES OF INCORPORATION .........................................   106
   OTHER MATTERS .........................................................   106
   FINANCIAL STATEMENTS ..................................................   F-1
   APPENDICES
   Combination Agreement .................................................   A-1
   Partnership Agreement .................................................   B-1
   Associates Merger Agreement ...........................................   C-1
   Pima Realty/pima Mortgage Merger Agreement ............................   D-1
   Form Of Employment Agreement ..........................................   E-1
   Exchange Offer Registration Agreement .................................   F-1
   Asset Transfer Registration Agreement .................................   G-1
   Oppenheimer Fairness Opinion ..........................................   H-1
   Amendment To The Bylaws ...............................................   I-1
   Proposed Amended And Restated Articles Of
    Incorporation ........................................................   J-1

                            AVAILABLE INFORMATION

   The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information may be inspected and copied at public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549, and at the Commission's Regional Offices at 13th Floor, 7 World Trade Center, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies may be obtained at the prescribed rates from the Public Reference Section of the Commission at its principal office in Washington D.C. The Commission also maintains a Web site that contains reports, proxy, and information statements, and other materials that are filed through the Commission's Electronic Data Gathering, Analysis, and Retrieval system. This Web site can be accessed at http://www.sec.gov. In addition, the Company's Common Stock is currently listed on the American Stock Exchange and such materials may be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006.

   The Winton Partnerships, Winton & Associates, Pima Realty, Pima Mortgage, JG Mortgage, FP Mortgage, and JC Mortgage are not subject to the informational requirements of the Exchange Act.

   This Proxy Statement incorporates by reference documents relating to the Company that are not presented herein or delivered herewith. Documents relating to the Company (other than exhibits to such documents unless such exhibits are specifically incorporated by reference) are available without charge upon request by any person, including any beneficial owner, to whom this Proxy Statement is delivered, from ASR Investments Corporation, Attention: Corporate Secretary, 335 North Wilmot, Suite 250, Tucson, Arizona 85711 (the principal executive offices of the Company), telephone (520) 748-2111. In order to ensure timely delivery of the documents, requests should be received by April 10, 1997.

   All information contained in this Proxy Statement relating to the Company has been supplied by the Company. All information in this Proxy Statement relating to the Winton Partnerships has been supplied by the Winton Partnerships. All information contained in this Proxy Statement relating to Winton & Associates has been supplied by Winton & Associates. All information contained in this Proxy Statement relating to Pima Realty has been supplied by Pima Realty. All information contained in this Proxy Statement relating to Pima Mortgage has been supplied by Pima Mortgage. All information in this Proxy Statement relating to each of JG Mortgage, FP Mortgage, and JC Mortgage has been supplied by JG Mortgage, FP Mortgage, and JC Mortgage, respectively.
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                           SUMMARY OF PROXY STATEMENT

   The following is a summary of certain information contained in this Proxy Statement. Stockholders are urged to read this Proxy Statement and the Appendices in their entirety.

                                  INTRODUCTION

   This Proxy Statement relates to transactions (the "Transactions") in which ASR Investments Corporation, a Maryland corporation (the "Company" or "ASR"), or a limited partnership in which the Company and a wholly owned subsidiary are the general partners or a subsidiary of the Company, will acquire substantially all of the assets and properties of up to 14 limited partnerships in which Don W. Winton is the general partner (collectively, the "Winton Partnerships") through
(i) an offer (the "Exchange Offer") by the Company of shares of the Company's Common Stock, par value $.01 per share ("Common Stock"), to partners of the Winton Partnerships (the "Winton Partners") in exchange for partnership interests in the Winton Partnerships ("Winton Partnership Interests"), and (ii) an asset transfer (the "Asset Transfer") of substantially all of the assets and properties of the Winton Partnerships (the "Winton Properties") to Heritage Communities L.P., a Delaware limited partnership in which the Company and a wholly owned subsidiary of the Company are the general partners ("Heritage LP"), through a capital contribution by the Winton Partnerships of such assets and properties to Heritage LP in exchange for cash and limited partnership interests ("LP Units") in Heritage LP. The Transactions also include (a) the acquisition of the property manager of the Winton Properties through the merger of Winton & Associates, Inc., a Washington corporation ("Winton & Associates" or "Associates"), with and into Heritage Residential Group, Inc. ("Heritage Residential"), an Arizona corporation that is a newly formed subsidiary of the Company (the "Associates Merger"), and (b) the acquisition of the manager and the property manager, respectively, of the Company's day-to-day operations and apartment properties through the merger (the "Pima Mortgage Merger") of the three corporate partners (JG Mortgage Advisors, Inc., FP Mortgage Advisors, Inc., JC Mortgage Advisors, Inc.) of Pima Mortgage Limited Partnership, an Arizona limited partnership ("Pima Mortgage"), and the merger (the "Pima Realty Merger") of Pima Realty Advisors, Inc., an Arizona corporation ("Pima Realty"), with and into Heritage Residential (together the "Pima Mergers") and the amendment of the Company's Bylaws to exclude the Pima Mergers from the Bylaw provision requiring an appraisal of property being purchased from an affiliated or related party.

   The Exchange Offer, the Asset Transfer, the Associates Merger, and the Pima Mergers are provided for in (1) the Master Combination and Contribution Agreement (the "Combination Agreement") among the Company, the Winton Partnerships, Don W. Winton, Winton & Associates, Heritage LP, Heritage Residential, Heritage SGP Corporation, an Arizona corporation ("Heritage SGP"), Pima Mortgage, Pima Realty, Jon A. Grove, Frank S. Parise, Jr., and Joseph C. Chan; (2) the Amended and Restated Agreement of Limited Partnership of Heritage LP (the "Partnership Agreement") among the Company, Heritage SGP, and the Winton Partnerships; (3) the Agreement and Plan of Reorganization among the Company, Heritage Residential, Mr. Winton, and Winton & Associates (the "Associates Merger Agreement"); and (4) the Agreement and Plan of Reorganization among the Company, Pima Realty, Pima Mortgage, Heritage Residential, JG Mortgage Advisors, Inc., an Arizona corporation ("JG Mortgage"), FP Mortgage Advisors, Inc., an Arizona corporation ("FP Mortgage"), JC Mortgage Advisors, Inc., an Arizona corporation ("JC Mortgage"), and Messrs. Grove, Parise, and Chan (the "Pima Realty/Pima Mortgage Merger Agreement"). The Transactions also provide for each of Messrs. Grove, Parise, Chan, and Winton to enter into an employment agreement with the Company (collectively, the"Employment Agreements"). Copies of the Combination Agreement, the Partnership Agreement, the Associates Merger Agreement, the Pima Realty/Pima Mortgage Merger Agreement, and a form of the Employment Agreements are attached hereto as Appendix A, Appendix B, Appendix C, Appendix D, and Appendix E, respectively.

   Stockholders of the Company also will be asked to vote to amend and restate the Company's First Amended and Restated Articles of Incorporation (the "Articles of Incorporation") to include additional provisions designed to further protect the Company's status as a real estate investment trust. A copy of the proposed Amended and Restated Articles of Incorporation is attached hereto as Appendix J.
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                     PRINCIPAL PARTIES TO THE TRANSACTIONS

ASR Investments Corporation            The Company is a  real estate  investment
335 North Wilmot, Suite 250            trust  engaged  in  the  acquisition  and
Tucson, Arizona 85711                  operation of  apartment  communities.  At
(520) 748-2111 ..................      September 30, 1996, the  Company owned 19
                                       apartment  communities,  containing 3,039
                                       units,  located  in Phoenix  and  Tucson,
                                       Arizona, Houston, Texas, and Albuquerque,
                                       New Mexico.  As of such date, the Company
                                       also owned  through  joint  ventures  six
                                       apartment  communities,  containing 1,441
                                       units,  located  in Phoenix  and  Tucson,
                                       Arizona.   Prior  to  1994,  the  Company
                                       invested in mortgage assets, entitling it
                                       to  receive  the  excess  cash flows from
                                       pools of  mortgage  instruments  over the
                                       required    payments   on   the   related
                                       structured financings. In early 1993, the
                                       Company  determined to shift its focus to
                                       the   acquisition,    development,    and
                                       operation of apartment  communities.  The
                                       Company was incorporated in the state of Maryland on June 18, 1987 and commenced its operations on August 26, 1987. The
                                       Company's Common Stock is listed on the American Stock Exchange under the symbol
                                       "ASR."

The Winton Partnerships                The  Winton  Partnerships  consist  of 14
3845 FM 1960 West, Suite 450           limited partnerships organized under  the
Houston, Texas 77068                   laws of Washington or Texas  that own and
(281) 580-1990 ..................      operate 13 apartment  communities and one
                                       office  building in Washington and Texas.
                                       Don W. Winton is the  general  partner of
                                       each  of  the  Winton  Partnerships.  Mr.
                                       Winton currently has no relationship with
                                       the  Company  or any  of  its  affiliates
                                       except as  described  herein.  The Winton
                                       Partnerships are as follows:  First Aspen
                                       Court  Associates,  L.P., a Texas limited
                                       partnership; First Briar Park Associates,
                                       a Washington limited  partnership;  First
                                       Chelsea  Park  Associates,  L.P., a Texas
                                       limited  partnership;  First  Appian  Way
                                       Associates,  L.P., a  Washington  limited
                                       partnership;    First   Greenwood   Creek
                                       Associates,   L.P.,   a   Texas   limited
                                       partnership;  First Highlands Associates,
                                       L.P., a Texas limited partnership;  First
                                       Marymont   Associates,   L.P.,   a  Texas
                                       limited   partnership;   First   Montfort
                                       Associates,   L.P.,   a   Texas   limited
                                       partnership;  First Riverway  Associates,
                                       L.P., a Washington  limited  partnership;
                                       First  Springfield  Associates,  L.P.,  a
                                       Texas    limited    partnership;    First
                                       Timbercreek Landing  Associates,  L.P., a
                                       Washington  limited  partnership;  Campus
                                       Development       Associates      Limited
                                       Partnership,    a   Washington    limited
                                       partnership; Campus Commons Associates --
                                       Limited Partnership, a Washington limited
                                       partnership;   and  First  Pacific  South
                                       Center  Associates,  L.P.,  a  Washington
                                       limited    partnership.     The    Winton
                                       Partnerships     that     approve     the
                                       Transactions    are    referred   to   as
                                       "Approving Winton Partnerships."

Winton & Associates, Inc.              Winton  &  Associates   engages  in   the
3845 FM 1960 West, Suite 450           business of providing customary  property
Houston, Texas 77068                   management  services  for  the  apartment
(281) 580-1990 ..................      communities  and  office  building  owned
                                       and operated by the Winton  Partnerships.

Pima Mortgage                          Pima Mortgage engages in the  business of
Limited Partnership                    advising  the  Company  with  respect  to
335 North Wilmot, Suite 250            various   aspects   of   the    Company's
Tucson, Arizona 85711                  business  and  operations,  managing  the
(520) 748-2111 ..................      overall  business  and  operations of the
                                       Company, and representing the  Company in
                                       its dealings  with  third  parties.  Pima
                                       Mortgage    is    an   Arizona    limited
                                       partnership whose
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                                       three corporate  partners  consist  of JG
                                       Mortgage, FP Mortgage,  and  JC Mortgage.
                                       Jon A. Grove, Frank S. Parise,  Jr.,  and
                                       Joseph C. Chan have been the directors, officers, and sole shareholders of JG
                                       Mortgage, FP Mortgage, and JC Mortgage, respectively, since their organizations.

Pima Realty Advisors, Inc.             Pima Realty  provides  customary  on-site
6300 East El Dorado Plaza,             property  management  services  for  more
Suite 200                              than  4,400  apartment  units,  including
Tucson, Arizona                        those  owned  by   the  Company.  Messrs.
(520) 290-1500 ..................      Grove,  Parise,  and Chan own  all of the
                                       outstanding   capital   stock   of   Pima
                                       Realty.

Heritage Communities L.P. .......      Heritage   LP  is   a  Delaware   limited
                                       partnership  in which the  Company  and a
                                       wholly owned  subsidiary  are the general
                                       partners.   Heritage   LP  will   acquire
                                       substantially   all  of  the  assets  and
                                       properties of the Winton Partnerships through a capital contribution by the Winton Partnerships to Heritage LP of such assets and properties in exchange for cash and LP Units.

Heritage Residential                   Heritage   Residential,    an     Arizona
Group, Inc. .....................      corporation,   is    a    wholly    owned
                                       subsidiary of the Company that was formed
                                       to  acquire  Winton  &  Associates,  Pima
                                       Mortgage,   and  Pima  Realty.   Heritage
                                       Residential   will  enter  into  property
                                       management  agreements  to manage  all of
                                       the  Company's   properties  as  well  as
                                       certain  properties  owned by independent
                                       parties  and  managed  by Pima  Realty or
                                       Winton   Associates.   The  Company  will
                                       account for Heritage Residential on a consolidated basis.

Heritage SGP Corporation ........      Heritage SGP, an  Arizona corporation, is
                                       a wholly owned subsidiary of the Company that was formed to be a special general partner of Heritage LP.

JG Mortgage Advisors, Inc., FP         JG  Mortgage,   FP   Mortgage,   and  JC
Mortgage Advisors, Inc., and JC        Mortgage (collectively the "Pima Mortgage
Mortgage Advisors, Inc. .........      Partners")  are   Arizona   corporations,
                                       which are owned by Jon A. Grove, Frank S.
                                       Parise,   Jr.,   and   Joseph  C.   Chan,
                                       respectively, and which are the three corporate partners of Pima Mortgage.

Jon A. Grove,                          Messrs.  Grove,  Parise,  and   Chan  are
Frank S. Parise, Jr.,                  directors  and  officers  of  the Company
and Joseph C. Chan ..............      and  own JG Mortgage, FP Mortgage, and JC
                                       Mortgage, respectively, and collectively own Pima Realty.

Don W. Winton ...................      Mr.  Winton is  the  general  partner  of
                                       each of the Winton Partnerships and owns all of the capital stock of Winton &
                                       Associates.

                             THE SPECIAL MEETING

Date, Time, And Place Of               The  Special  Meeting  will  be  held  on
Special Meeting .................      Wednesday,  April 23, 1997, at  9:00 a.m.
                                       local time, at the Viscount Suite Hotel, 4855 East Broadway Boulevard, Tucson,
                                       Arizona.  See  "The  Special  Meeting  --
                                       Special Meeting."

Purposes of the Special                At  the Special Meeting,  stockholders of
Meeting .........................      the  Company  will (i)  consider and vote
                                       upon the Combination  Proposal  providing
                                       for the
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                                       issuance  of up to  1,980,000  shares  of
                                       Common Stock,  or 63% of the total number
                                       of  shares  of  Common  Stock   currently
                                       outstanding,  in  the  Transactions  (see
                                       "Special   Meeting   --   Matters  to  be
                                       Considered  at the Special  Meeting"  and
                                       "The  Transactions");  (ii)  consider and
                                       vote upon a proposal to amend and restate
                                       the Company's  Articles of  Incorporation
                                       to include additional provisions designed
                                       to further  protect the Company's  status
                                       as a real  estate  investment  trust (see
                                       "Special   Meeting   --   Matters  to  be
                                       Considered  at the Special  Meeting"  and
                                       "Proposed Amendment to and Restatement of
                                       the  Articles  of  Incorporation");   and
                                       (iii)  transact any other business as may
                                       properly come before the Special  Meeting
                                       or  any   adjournment   or   adjournments
                                       thereof.

                                       The  Combination  Prioposal  includes (a)
                                       the   Exchange   Offer,   (b)  the  Asset
                                       Transfer,  (c) the Associates Merger, and
                                       (d)  the   Pima   Mergers   and   related
                                       amendment  of the  Company's  Bylaws,  as
                                       described herein.  Stockholders will have
                                       the opportunity to vote either (1) on the
                                       entire   Combination   Proposal   or  (2)
                                       separately  on  the   components  of  the
                                       Combination   Proposal  relating  to  the
                                       Exchange Offer,  the Asset Transfer,  and
                                       the   Associates   Merger  (the   "Winton
                                       Components") and on the components of the
                                       Combination Proposal relating to the Pima
                                       Mergers  and  the  Bylaw  amendment  (the
                                       "Pima Components"). The Winton Components
                                       will not be consummated unless either the
                                       entire  Combination  Proposal is approved
                                       or both  the  Winton  Components  and the
                                       Pima  Components  are  approved,  but the
                                       Pima  Components  will be  consummated if
                                       either the entire Combination Proposal is
                                       approved  or  the  Pima   Components  are
                                       approved.

Vote by Proxy ...................      A  proxy  is  enclosed  for  use  at  the
                                       Special    Meeting.    Unless   otherwise
                                       instructed,  shares  represented  by  the
                                       proxy   will  be   voted   for  both  the
                                       Combination   Proposal  and  proposal  to
                                       amend   the    Company's    Articles   of
                                       Incorporation as described herein. The proxy may be revoked at any time before it is voted by (i) filing a written notice of revocation bearing a later date with the Secretary of the Company prior to the Special Meeting, (ii) delivering to the Company a duly executed proxy bearing a later date, or (iii) attending the Special Meeting and voting in person.

Record Date; Voting Rights;            Stockholders  of record of the  Company's
Quorum ..........................      Common  Stock at the close of business on
                                       February 14, 1997 (the "Record Date") are entitled to notice of and to vote at the Special Meeting and any adjournment or adjournments thereof. As of the Record
                                       Date, 3,147,150 shares of Common Stock were issued and outstanding, each of which will be entitled to one vote on each matter to be acted upon or which may properly come before the Special Meeting.
                                       The presence of stockholders, in person or by proxy, at the Special Meeting of stockholders, entitled to cast a majority of all votes entitled to be cast at such meeting, will constitute a quorum.

Voting Requirements .............      Under  the  rules of the  American  Stock
                                       Exchange (the "Amex"),
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                                       the affirmative vote of a majority of the
                                       votes cast on the Combination Proposal or
                                       the   Winton   Components   or  the  Pima
                                       Components   is   required.   Under   the
                                       Maryland General  Corporation Law and the
                                       Company's Articles of Incorporation,  the
                                       affirmative  vote  of  two-thirds  of the
                                       votes  entitled to be cast is required to
                                       approve the amendment to and  restatement
                                       of    the    Company's     Articles    of
                                       Incorporation.  As of  the  Record  Date,
                                       directors and officers of the Company and
                                       their   affiliates   owned  a  total   of
                                       approximately  110,990  shares  of Common
                                       Stock, representing approximately 3.5% of the outstanding shares of Common Stock.

Reasons for Solicitating               The   Company  is   seeking   stockholder
Stockholder Approval ............      approval  of  the  Combination   Proposal
                                       providing  for the  issuance of shares of
                                       its Common Stock in  connection  with the
                                       Transactions   as   a   result   of   the
                                       requirements   of  the   Amex   to   seek
                                       stockholder   approval  for  transactions
                                       increasing  outstanding  shares  by  more
                                       than  20%.  Stockholder  approval  of the
                                       Transactions  themselves  is not required
                                       by Maryland law, the  Company's  Articles
                                       of   Incorporation,   or  the   Company's
                                       Bylaws.    The    Company    is   seeking
                                       stockholder  approval of the amendment to
                                       and   restatement   of  its  Articles  of
                                       Incorporation in accordance with Maryland law.


                                THE TRANSACTIONS

The Exchange Offer ..............      The Exchange Offer provides for the offer
                                       by the  Company  to  Winton  Partners  to
                                       exchange    their   Winton    Partnership
                                       Interests  in whole or in part for shares
                                       of the Company's Common Stock. The number
                                       of shares of the  Company's  Common Stock
                                       offered in  exchange  for each  partner's
                                       interest in a Winton Partnership is equal
                                       to the Exchange Value (as defined herein)
                                       of such Winton Partnership  multiplied by
                                       the  percentage  interest  in such Winton
                                       Partnership represented by such partner's
                                       interest, divided by $18.10, which is the
                                       average  closing  price of the  Company's
                                       Common  Stock  on  the   American   Stock
                                       Exchange (the "Amex")  during the 36-week
                                       period  prior  to  the  execution  of the
                                       Combination  Agreement.  The consummation
                                       of the  Exchange  Offer  depends upon the
                                       consummation of the Asset  Transfer,  the
                                       Associates  Merger, and the Pima Mergers.
                                       Only  Winton  Partners  that  (i)  tender
                                       Winton   Partnership   Interests  in  the
                                       Winton  Partnerships  that have  approved
                                       the  transactions   contemplated  by  the
                                       Combination  Agreement ("Approving Winton
                                       Partnerships"),   and  (ii)   qualify  as
                                       "accredited    investors"    under    the
                                       Securities  Act of 1933,  as amended (the
                                       "Securities  Act"),  will be  eligible to
                                       participate in the Exchange  Offer.  Each
                                       Winton  Partner   participating   in  the
                                       Exchange   Offer  must   consent  to  the
                                       admission of the Company as a substituted limited partner in the related Winton
                                       Partnership.

The Asset Transfer ..............      The Asset  Transfer  provides for each of
                                       the  Approving  Winton   Partnerships  to
                                       transfer  substantially all of its assets
                                       and properties as a capital  contribution
                                       to Heritage LP in exchange for LP Units
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                                       and cash.  The  number  of LP Units  that
                                       will be issuable to each Approving Winton
                                       Partnership   will   be   calculated   by
                                       dividing the Exchange Value  attributable
                                       to the "accredited  investor" partners of
                                       such   Approving   Winton   Partnership's
                                       property by $18.10,  which is the average
                                       closing  price  of the  Company's  Common
                                       Stock  on the  Amex  during  the  36-week
                                       period  prior  to  the  execution  of the
                                       Combination Agreement.  The LP Units will
                                       be  convertible  into  shares  of  Common
                                       Stock at any  time  following  the  first
                                       anniversary  of  the  Closing  Date.  The
                                       amount of cash that will be  issuable  to
                                       each Approving Winton Partnership will be
                                       calculated by dividing the Exchange Value
                                       attributable   to   the   "non-accredited
                                       investor"   partners  of  such  Approving
                                       Winton  Partnership's   property  by  the
                                       average  closing  price of the  Company's
                                       Common  Stock  during the 90 trading days
                                       prior to the Closing  Date.  For purposes
                                       of  determining  the  amount  of cash and
                                       number of LP Units to be  issuable in the
                                       Asset   Transfer,   the  Exchange   Value
                                       reflects   the   deemed   value  of  each
                                       property less the first  mortgage debt at
                                       the  Closing  Date and less  cash paid to
                                       each Approving Winton Partnership for its
                                       closing  costs (with a total cash payment
                                       of $1.6 million).  Promptly following the
                                       Closing  Date,   the   Approving   Winton
                                       Partnerships  will  distribute (i) the LP
                                       Units in a  liquidating  distribution  to
                                       their   respective   partners   that  are
                                       accredited investors as defined under the
                                       Securities  Act,  and (ii)  cash to their
                                       respective  partners  that are not deemed
                                       accredited investors.  As a result of the
                                       Exchange  Offer,  the  Company  will be a
                                       limited  partner in the Approving  Winton
                                       Partnerships   to  the   extent   of  the
                                       participation of the Winton Partners in those partnerships in the Exchange Offer.

The Associates Merger ...........      The  Associates  Merger  provides for the
                                       merger  of   Associates   with  and  into
                                       Heritage Residential, a subsidiary of the
                                       Company.  Upon  the  consummation  of the
                                       Associates Merger,  Heritage  Residential
                                       will provide property management services
                                       for the apartment  communities and office
                                       buildings   owned  and  operated  by  the
                                       Company  or  Heritage  LP as  well as for
                                       apartment   communities  owned  by  third
                                       parties.   Pursuant  to  the   Associates
                                       Merger Agreement,  the outstanding shares
                                       of capital  stock of  Associates  will be
                                       converted   into  70,284  shares  of  the
                                       Company's Common Stock.

The Pima Mergers ................      The Pima  Mergers  provide for the merger
                                       of Pima  Realty  and  each  of the  three
                                       corporate  partners of Pima  Mortgage (JG
                                       Mortgage,  FP Mortgage,  and JC Mortgage)
                                       with and into Heritage Residential.  Upon
                                       the  consummation  of the  Pima  Mergers,
                                       Heritage    Residential    will   provide
                                       property   management  services  for  the
                                       apartment  communities owned and operated
                                       by the  Company or Heritage LP as well as
                                       for apartment  communities owned by third
                                       parties. Pursuant to the Pima Realty/Pima
                                       Mortgage    Merger     Agreement,     the
                                       outstanding  shares of  capital  stock of
                                       Pima Realty and each of JG  Mortgage,  FP
                                       Mortgage,   and  JC   Mortgage   will  be
                                       converted  into a total of 262,000 shares
                                       of the Company's Common Stock.
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Background and Reasons for the         The  Company has been  actively  pursuing
Transactions; Advantages and           opportunities  to  increase  its  capital
Disadvantages ...................      base and apartment  portfolio in order to
                                       (i) increase the portion of its operating
                                       cash flows  generated  from its apartment
                                       operations,  (ii) increase the efficiency
                                       of  its   apartment   operations,   (iii)
                                       diversify its apartment  operations,  and
                                       (iv) increase the liquidity of its Common
                                       Stock. In that regard,  the management of
                                       the  Company and the  Company's  Board of
                                       Directors   held   several    discussions
                                       relating  to the  merits  of  becoming  a
                                       "self-managed and self-administered" real
                                       estate  investment  trust to, among other
                                       things,   become   more   attractive   to
                                       investors   and   provide   for   greater
                                       operating   efficiency   as  the  Company
                                       continues  to expand.  Jon A. Grove,  the
                                       Company's  Chief Executive  Officer,  and
                                       Don W.  Winton,  the  general  partner of
                                       each of the  Winton  Partnerships,  began
                                       negotiations    with   respect   to   the
                                       Transactions   in   early   1996.   These
                                       discussions  included Mr. Winton's desire
                                       to  internalize  the  management  of  the
                                       Company  with  the  Company   becoming  a
                                       self-managed,    self-administered   real
                                       estate  investment  trust.   Negotiations
                                       progressed   after  that  time,  and  the
                                       Company   and   Mr.   Winton    exchanged
                                       business,   financial,   operating,   and
                                       property   information    regarding   the
                                       Company  and  the  Winton   Partnerships,
                                       respectively.

                                       In connection  with the  negotiations  of
                                       the terms of the  Exchange  Offer and the
                                       Asset   Transfer,   each  of  the  Winton
                                       Partnerships  has been  assigned a deemed
                                       value    that,    subject    to   certain
                                       adjustments   and   reduction  for  debts
                                       assumed  (after  such  adjustments,   the
                                       "Exchange  Value"),  will  determine  the
                                       number  of LP  Units,  shares  of  Common
                                       Stock,  or  the  amount  of  cash  to  be
                                       received  by the Winton  Partners of such
                                       Winton  Partnership.  The total  Exchange
                                       Values    assigned    to    the    Winton
                                       Partnerships     were    determined    by
                                       arms-length   negotiations   between  Mr.
                                       Winton and ASR based on the  agreed  fair
                                       market values of the properties  owned by
                                       the  Winton  Partnerships  and  the  debt
                                       thereon   to  be  assumed  or  repaid  by
                                       Heritage  LP,  and  the  Exchange  Values
                                       allocated to each Winton Partnership were
                                       determined by such negotiations,  subject
                                       to the  input of Mr.  Winton,  which  was
                                       agreed to by ASR.  For a  description  of
                                       the calculation of Exchange  Values,  see
                                       "Information    Regarding    the   Winton
                                       Partnerships -- Exchange Values."

                                       The   Company's    Board   of   Directors
                                       established  the  Special  Committee  (as
                                       described  below)  in May  1996,  and the
                                       Special  Committee  retained  independent
                                       legal  counsel and engaged  Oppenheimer &
                                       Co., Inc.  ("Oppenheimer") in August 1996
                                       to  act  as  its  financial  advisor,  to
                                       assist in the  negotiations  of the terms
                                       of  the  Pima  Mergers   (including   the
                                       related employment agreements), and to deliver a written opinion as to the fairness of the consideration to be paid in the Pima Mergers. The Company, the Winton Partnerships, and others executed the Combination Agreement and related agreements in November 1996. See "The Transactions -- Background."

                                       The Company believes that the acquisition
                                       of the Winton  Properties,  together with
                                       the   resulting    enlargement   of   the
                                       Company's apartment portfolio, will be in
                                       the best interests of the Company
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                       based  on  their  geographic   locations;
                                       their    age,    construction    quality,
                                       condition,  and design; their current and
                                       projected cash flow;  their potential for
                                       capital appreciation; the terms of tenant
                                       leases,    including    potential    rent
                                       increases;  their  location  in  areas of
                                       potential economic growth;  their current
                                       occupancy    and   demands   for   future
                                       occupancy;  their prospects for liquidity
                                       through sale, financing, and refinancing;
                                       and   their   strong   management.    The
                                       consummation  of  the  Transactions  will
                                       expand the Company's  apartment portfolio
                                       from   3,039   units   in  19   apartment
                                       communities   to   5,299   units   in  32
                                       apartment communities.

                                       The consummation of the Transactions also
                                       is expected to increase the percentage of
                                       the Company's  revenue and income derived
                                       from apartment communities,  increase the
                                       Company's real estate  operating  income,
                                       and  increase the  Company's  equity on a
                                       financial   statement   basis.   If   the
                                       Transactions  had taken  place on January
                                       1,  1996,  the  Transactions  would  have
                                       resulted  in an  increase  in real estate
                                       operating  income  from $3.8  million  to
                                       $7.0  million for the nine  months  ended
                                       September  30,  1996 on a pro forma basis
                                       and an increase in  Stockholders'  Equity
                                       from $40.5  million  to $74.4  million at
                                       September  30, 1996 on a pro forma basis.
                                       While the Transactions would have had the
                                       effect of decreasing net income per share
                                       from  $2.46 to $1.59 for the nine  months
                                       ended  September  30, 1996 on a pro forma
                                       basis,  they would have  increased  funds
                                       from operations,  as modified,  from $.76
                                       to $1.07 per share. Funds from operations
                                       is  generally  defined as net income plus
                                       certain    non-cash   items    (primarily
                                       depreciation  and   amortization),   less
                                       gains  from  sales of  assets  and  after
                                       adjustments      for       unconsolidated
                                       partnerships  and  joint  ventures.   The
                                       Company  considers income from redemption
                                       and sale of mortgage assets to be similar
                                       in  nature  to  gains  on  sales  of real
                                       estate  and,  as a result,  has  excluded
                                       such  income in  determining  funds  from
                                       operations,  as  modified  (see Note M to
                                       the   Unaudited   Pro   Forma    Combined
                                       Financial    Statements).     See    "The
                                       Transactions    --   Reasons    for   the
                                       Transactions; Recommendations."

                                       The  Company has  considered  in the past
                                       and plans to consider in the future other
                                       acquisitions  of  apartment  communities.
                                       See "Risk  Factors -- Risks  Relating  to
                                       the   Transactions   --   Difficulty   in
                                       Integrating  Business   Operations."  The
                                       Company  considers the acquisition of the
                                       Winton   Properties   to  be   the   most
                                       favorable  of  the  transactions  it  has
                                       considered to date. The acquisition  will
                                       be  subject to  certain  risks,  however,
                                       including  the  fact  that  the  Exchange
                                       Values of the Winton  Properties  may not
                                       reflect   the  actual   values  of  those
                                       properties   and  the   difficulties   of
                                       integrating  the Winton  Properties  into
                                       the  Company's   operations.   See  "Risk
                                       Factors   --   Risks   Relating   to  the
                                       Transactions."

                                       The   internalization  of  the  Company's
                                       management    fulfills    an    important
                                       condition  to  the  Winton  Partnerships'
                                       willingness  to effect the  Transactions.
                                       In addition,  the Company  believes  that
                                       the  internalization  of  its  management
                                       will  enhance   the  Company's  long-term
                                       profitability and make the Company a more
                                       attractive
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                       investment for  institutional  investors.
                                       The cost  attributable to the purchase of
                                       the Pima Entities will be assigned to the
                                       contract between the Company and the Pima
                                       Entities  and will be charged to contract
                                       termination  expenses  in 1997.  Based on
                                       the analysis  prepared by the Company and
                                       the Pima  Entities,  in 1997 the  Company
                                       will incur an expense of  $5,250,000  for
                                       the contract termination expenses, offset
                                       by estimated  income  attributable to the
                                       Pima Entities of  approximately  $694,000
                                       or $2.65 per share  based on the  262,000
                                       shares of the  Company's  Common Stock to
                                       be  issued  in  the  Pima  Mergers.   The
                                       estimated  per share  amount is accretive
                                       to the net  income of the  Company  on an
                                       ongoing basis and is significantly higher
                                       than the current $2.00 per share dividend
                                       rate   of   the    Company.    See   "The
                                       Transactions    --   Reasons    for   the
                                       Transactions; Recommendations."

Recommendation of the                  The  Board of  Directors  of the  Company
Board of Directors                     believes that the Transactions are in the
and the Special Committee of           best  interests  of, and are fair to, the
the Board of Directors ..........      stockholders of the Company.  In reaching
                                       this   determination,    the   Board   of
                                       Directors considered a number of factors.
                                       See "The  Transactions -- Reasons for the
                                       Transactions; Recommendations." A special
                                       committee,    consisting    entirely   of
                                       independent  directors of the Company who
                                       are  not   members   of   management   or
                                       employees of the Company, Pima Realty, or
                                       Pima Mortgage (the "Special  Committee"),
                                       negotiated  the terms of the Pima Mergers
                                       and the Pima Realty/Pima  Mortgage Merger
                                       Agreement.  In connection therewith,  the
                                       Special Committee retained Oppenheimer to
                                       act  as   its   financial   advisor,   to
                                       negotiate  the terms of the Pima  Mergers
                                       (including    the   related    employment
                                       agreements),  and to  deliver  a  written
                                       opinion  as  to  the   fairness   of  the
                                       consideration  to be paid by the  Company
                                       in the Pima  Mergers to the  shareholders
                                       of Pima  Realty and each of JG  Mortgage,
                                       FP Mortgage,  and JC  Mortgage.  See "The
                                       Pima  Mergers  --  Opinion  of  Financial
                                       Advisor to the Special  Committee." After
                                       careful   consideration,    the   Special
                                       Committee   determined   that   the  Pima
                                       Mergers   are   fair   and  in  the  best
                                       interests   of  the   Company   and   its
                                       stockholders and unanimously  recommended
                                       that the Board of  Directors  approve the
                                       Pima    Realty/Pima    Mortgage    Merger
                                       Agreement  and the  issuance  of  262,000
                                       shares of the  Company's  Common Stock in
                                       connection   therewith.   The   Board  of
                                       Directors  of  the  Company   unanimously
                                       approved the Transactions  (including the
                                       Pima Mergers  following the determination
                                       of  the   Special   Committee)   and  the
                                       issuance  of Common  Stock in  connection
                                       therewith   and   recommends   that   the
                                       stockholders of the Company vote FOR the Combination Proposal.

Opinion of Financial Advisor ....      Oppenheimer   has   delivered  a  written
                                       opinion  dated  November  11,  1996  (the
                                       "Fairness   Opinion")   to  the   Special
                                       Committee to the effect  that,  as of the
                                       date of such  opinion  and  based  on the
                                       assumptions    and    subject    to   the
                                       qualifications  and limitations set forth
                                       therein,  the consideration to be paid by
                                       the Company in  connection  with the Pima
                                       Realty   Merger  and  the  Pima  Mortgage
                                       Merger
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                       is fair to the  Company  from a financial
                                       point  of  view.  A copy of the  Fairness
                                       Opinion, which sets forth the assumptions
                                       made, matters considered, and limitations
                                       thereon, is attached hereto as Appendix H
                                       and  should  be  read  in  its  entirety.
                                       Oppenheimer  was not requested to and did
                                       not  render  any   financial   advice  or
                                       provide  any  fairness  opinion  or other
                                       analysis  with  regard  to  the  Exchange
                                       Offer,   the  Asset   Transfer,   or  the
                                       Associates    Merger    or   any    other
                                       transaction described herein except for the Pima Mergers.

Risk Factors ....................      In   deciding   whether  to  approve  the
                                       Combination Proposal, the stockholders of
                                       the   Company    should    consider   the
                                       information   set   forth   under   "Risk
                                       Factors."

Dissenters' Rights of                  The  stockholders  of the Company are not
Appraisal .......................      entitled   to   dissenters'   rights   of
                                       appraisal   in   connection    with   the
                                       Transactions.

Interests of Certain Persons ....      Messrs.  Grove,  Parise, and Chan are the
                                       sole  shareholders  of  JG  Mortgage,  FP
                                       Mortgage, and JC Mortgage,  respectively.
                                       Messrs.  Grove, Parise, and Chan also own
                                       all of the  outstanding  capital stock of
                                       Pima  Realty.  As a  result  of the  Pima
                                       Mergers,  Messrs. Grove, Parise, and Chan
                                       will acquire a total of 262,000 shares of
                                       the  Company's  Common  Stock.   Each  of
                                       Messrs. Grove, Parise, and Chan also will
                                       enter into an employment  agreement  with
                                       the Company,  a form of which is attached
                                       as Appendix E hereto,  in accordance with
                                       the  Pima  Realty/Pima   Mortgage  Merger
                                       Agreement.  See "The  Transactions -- The
                                       Pima  Mergers  --  Interests  of  Certain
                                       Persons"   and   "The   Transactions   --
                                       Employment Agreements."

Indemnification of Don W.              Under  the   terms  of  the   Combination
Winton by Heritage LP ...........      Agreement,  Heritage  LP  has  agreed  to
                                       indemnify Mr. Winton,  subject to certain
                                       limitations,  for claims  arising  out of
                                       Mr. Winton serving as the general partner
                                       of the Approving Winton Partnerships. The
                                       maximum amount of indemnification will be
                                       equal to the  aggregate  value of  assets
                                       and   properties   transferred   by   the
                                       Approving  Winton   Partnerships  in  the
                                       Asset Transfer.  See "The Transactions --
                                       Indemnification of Don W. Winton."

Conditions to the Transactions;        The respective obligations of the parties
Termination .....................      to   the    Combination    Agreement   to
                                       consummate the  Transactions  are subject
                                       to   the    satisfaction    of    certain
                                       conditions,  including  (i) obtaining the
                                       requisite   approval  of  the   Company's
                                       stockholders to the Combination Proposal,
                                       (ii) the  simultaneous  closing of all of
                                       the Transactions, and (iii) the aggregate
                                       value attributable to the properties,  as
                                       adjusted,   of   the   Approving   Winton
                                       Partnerships equaling or exceeding 70% of
                                       the value of the properties, as adjusted,
                                       of  all  Winton  Partnerships.  See  "The
                                       Transactions   --   Conditions   to   the
                                       Transactions;      Termination,"     "The
                                       Transactions -- The Associates  Merger --
                                       Conditions  to  Associates  Merger,"  and
                                       "The  Transactions -- The Pima Mergers --
                                       Conditions  to  the  Pima  Mergers."  The
                                       Combination  Agreement  may be terminated
                                       by either the Winton  Partnerships or the
                                       Company (a) if the  Exchange  Offer shall
                                       not  have  been  completed,  (b)  if  the
                                       Closing Date (as defined
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                       herein)  shall  not have  occurred  on or
                                       before  April 30,  1997,  (c) if  certain
                                       legal  proceedings  with  respect  to the
                                       Combination     Agreement    have    been
                                       instituted or threatened before any court
                                       or governmental  agency, (d) if the other
                                       fails   to   comply   with   a   material
                                       obligation    under    the    Combination
                                       Agreement or related agreements, (e) if a
                                       representation  or  warranty  made by the
                                       other under the Combination  Agreement or
                                       related   agreements   is  not  true  and
                                       correct in any material  respect,  (f) if
                                       the  stockholders  of the  Company do not
                                       approve the Combination Proposal, and (g)
                                       by mutual  written  consent of the Winton
                                       Partnerships   and   the   Company.   The
                                       Combination   Agreement   also   may   be
                                       terminated  by  the  Winton  Partnerships
                                       prior to the  completion  of the Exchange
                                       Offer  if  some  or  all  of  the  Winton
                                       Partnerships   receive   an   alternative
                                       acquisition  proposal  that  the  general
                                       partner   of  the   Winton   Partnerships
                                       determines, based upon written advice of counsel, that his fiduciary obligations require that such alternative acquisition proposal be accepted. The Company or Mr. Winton and the Winton Partnerships may receive a break-up fee of $1.0 million, plus the reimbursement of expenses up to $1.0 million incurred in connection with the Transactions, upon the occurrence of certain events in connection with the termination of the Combination Agreement. See "The Transactions -- Conditions of the Transactions; Termination."

Closing Date ....................      It is expected that the Transactions with
                                       respect   to   the    Approving    Winton
                                       Partnerships,  except  First  Appian  Way
                                       Associates,  L.P.  ("First  Appian Way"),
                                       First  Greenwood Creek  Associates,  L.P.
                                       ("Greenwood     Creek"),     and    First
                                       Springfield       Associates,        L.P.
                                       ("Springfield"),  will be completed  (the
                                       "Closing") on a date (the "Closing Date")
                                       as promptly as practicable  following the
                                       approval of the  Combination  Proposal by
                                       the requisite vote of the stockholders of
                                       the  Company,  the  approval of the Asset
                                       Transfer  by the  requisite  vote  of the
                                       Winton    Partners    of   each    Winton
                                       Partnership,   and  the  satisfaction  or
                                       waiver  of the  other  conditions  to the
                                       Transactions.  The  consummation  of  the
                                       Transactions with respect to First Appian
                                       Way,  Greenwood  Creek,  and  Springfield
                                       (the   "Subsequent   Closing")   will  be
                                       completed  on  a  date  (the  "Subsequent
                                       Closing Date") that is agreed upon by the
                                       Company and Mr.  Winton,  but in no event
                                       earlier than March 1, 1997.  In the event
                                       that the  Closing  Date  does  not  occur
                                       prior to the Subsequent Closing Date, the
                                       Subsequent     Closing     will     occur
                                       simultaneously with the Closing. See "The
                                       Transactions -- Closing."

Registration Agreements .........      The shares of the Company's  Common Stock
                                       to be  issued  pursuant  to the  Exchange
                                       Offer  and  Asset  Transfer  will  not be
                                       registered  under the Securities  Act. In
                                       connection  with the  Exchange  Offer and
                                       the Asset Transfer,  however, the Company
                                       will enter into registration  agreements,
                                       requiring   the   Company   to   file   a
                                       registration   statement   covering   the
                                       resale  of the  shares  of  Common  Stock
                                       issued  in  the  Exchange   Offer  and  a
                                       registration   statement   covering   the
                                       resale of the  shares of Common  Stock to
                                       be issued upon the
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                                       11

--------------------------------------------------------------------------------
                                       conversion of LP Units distributed to the
                                       partners   of  the  Winton   Partnerships
                                       following   the   Asset   Transfer.    In
                                       addition,   each   of  the   registration
                                       agreements   will  grant   certain  other
                                       registration  rights with  respect to the
                                       shares   of   Common   Stock   issued  in
                                       connection  with the  Exchange  Offer and
                                       upon   the   conversion   of   LP   Units
                                       distributed  in the Asset  Transfer.  See
                                       "The  Transactions  -- The Exchange Offer
                                       -- Exchange Offer Registration Agreement and Listing of Common Stock" and "The Transactions -- The Asset Transfer -- Asset Transfer Registration Agreement and Listing of Common Stock."

Management of the Company              The Board of Directors  and the executive
following the Transactions ......      officers of the  Company  will remain the
                                       same following the  Transactions,  except
                                       that Mr.  Winton  will become a member of
                                       the Board of  Directors  and an executive
                                       officer of the  Company  and a  currently
                                       unidentified,  unaffiliated  person  will
                                       become a member of the Board of Directors
                                       pursuant  to the  Company's  Bylaws.  The
                                       employees of each of Pima Mortgage,  Pima
                                       Realty,  and  Winton  &  Associates  will
                                       become   employees   of  the  Company  or
                                       Heritage  Residential.  Each  of  Messrs.
                                       Grove, Parise, Chan, and Winton will enter into an employment agreement with the Company upon the consummation of the Transactions.

Federal Income Tax                     The  Company  will  not   recognize   any
Consequences ....................      taxable gain or loss in  connection  with
                                       the Exchange Offer or in connection  with
                                       its  initial   capital   contribution  to
                                       Heritage  LP in the Asset  Transfer.  The
                                       Company  also  will  not   recognize  any
                                       taxable gain or loss in  connection  with
                                       the  issuance  of  its  Common  Stock  in
                                       exchange   for   LP   Units.   See   "The
                                       Transactions  -- The  Exchange  Offer  --
                                       Federal Income Tax Consequences" and "The
                                       Transactions  -- The  Asset  Transfer  --
                                       Federal Income Tax  Consequences."  It is
                                       intended that the  Associates  Merger and
                                       the  Pima  Mergers  will be  treated  for
                                       federal  income tax  purposes as tax-free
                                       reorganizations  within  the  meaning  of
                                       Sections 368(a)(1)(A) and 368(a)(2)(D) of
                                       the  Internal  Revenue  Code of 1986,  as
                                       amended.  The Company will not  recognize
                                       gain or loss  upon  the  issuance  of its
                                       Common  Stock  in  connection   with  the
                                       Associates Merger or the Pima Mergers.

Accounting Treatment ............      The Winton  Components  will be accounted
                                       for by the  Company  using  the  purchase
                                       method    under    generally     accepted
                                       accounting  principles for accounting and
                                       financial reporting  purposes.  The costs
                                       attributable  to the Pima Components will
                                       be  accounted  for by the  Company as the
                                       cost of terminating the contracts between
                                       the  Company  and the Pima  Entities  and
                                       charged  to expense as of the date of the
                                       acquisitions.
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                                       12

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                                [GRAPHIC OMITTED]






(1) The Exchange Offer. The Exchange Offer provides for the offer by the Company to Winton Partners to exchange their Winton Partnership Interests in whole or in part for shares of the Company's Common Stock, subject to certain conditions.

(2) The Asset Transfer. The Asset Transfer provides for each of the Approving Winton Partnerships to transfer substantially all of its properties as a capital contribution to Heritage LP in exchange for LP Units and cash. The LP Units will be convertible into shares of Common Stock at any time following the first anniversary of the Closing Date.

(3) The Pima Mergers. The Pima Mergers provide for the merger of Pima Realty and each of the three corporate partners of Pima Mortgage (JG Mortgage, FP Mortgage, and JC Mortgage) with and into Heritage Residential. Pursuant to the Pima Realty/Pima Mortgage Merger Agreement, the outstanding shares of capital stock of Pima Realty and each of JG Mortgage, FP Mortgage, and JC Mortgage will be converted into a total of 262,000 shares of the Company's Common Stock.

(4) The Associates Merger. The Associates Merger provides for the merger of Winton & Associates with and into Heritage Residential. Pursuant to the Associates Merger Agreement, the outstanding shares of capital stock of Associates will be converted into 70,284 shares of the Company's Common Stock.

(5) Dissolution and Liquidation. Immediately following the consummation of the Transactions, each of the Approving Winton Partnerships will dissolve and liquidate by distributing LP Units to Winton Partners that are accredited investors and cash to Winton Partners that are unaccredited investors.
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                                       13

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                     SELECTED CONSOLIDATED FINANCIAL DATA
                   (IN THOUSANDS EXCEPT FOR PER SHARE DATA)

   The selected consolidated financial data presented below for the five years ended December 31, 1995 and as of December 31, 1995, 1994, 1993, 1992, and 1991
were derived from the audited Consolidated Financial Statements of the Company. The selected consolidated financial data as of September 30, 1996 and for the nine months ended September 30, 1996 and 1995 have been derived from the unaudited consolidated financial statements of the Company included elsewhere herein. The unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the results of operations for the periods presented.

   The data set forth below should be read in conjunction with "Information Regarding the Company -- Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements, including the Notes thereto, appearing elsewhere herein.

                                                                                                          NINE MONTHS ENDED
                                                               YEARS ENDED DECEMBER 31,                     SEPTEMBER 30,
                                             ----------------------------------------------------------  --------------------
                                                1995        1994       1993        1992        1991         1996        1995
                                                ----        ----       ----        ----        ----         ----        ----
CONSOLIDATED STATEMENTS OF OPERATIONS DATA
 Income from real estate
  Rental and other income ................   $ 14,034    $ 12,528                                        $ 10,941    $ 10,493
  Operating and maintenance expenses,
    real estate taxes and insurance ......     (6,719)     (5,497)                                         (5,076)     (4,943)
  Interest expense .......................     (4,387)     (3,941)                                         (3,269)     (3,373)
  Depreciation and amortization ..........     (2,692)     (1,995)                                         (2,074)     (1,959)
                                              --------    --------                                       --------    --------
     Income from real estate .............        236       1,095                                             522         218
                                              --------    --------                                       --------    --------
 Income from mortgage assets
  Prospective yield income ...............      3,884       6,433    $  7,264    $    919    $ 34,512       2,174       3,063
  Income from redemptions and sales ......      5,302       4,263                                           7,725       4,927
  Interest expense .......................       (347)     (2,596)     (4,794)     (5,841)     (6,594)       (152)       (170)
  Provision for reserves .................                            (20,286)    (57,588)     (2,737)
                                             --------    --------    --------    --------    --------    --------    --------
     Income from mortgage assets .........      8,839       8,100     (17,816)    (62,510)     25,181       9,747       7,820
                                             --------    --------    --------    --------    --------    --------    --------
 Income (loss) before administrative
   expenses and other income .............      9,075       9,195     (17,816)    (62,510)     25,181      10,269       8,038
 Administrative expenses .................     (2,983)     (2,216)     (1,949)     (3,104)     (6,355)     (2,759)     (2,802)
 Other income, net .......................        462         723         286         739                     248         708
                                             --------    --------    --------    --------    --------    --------    --------
 Income (loss) before cumulative effect of
   accouting change ......................      6,554       7,702     (19,479)    (64,875)     18,826       7,758       5,944
 Cumulative effect of accounting change ..                            (21,091)
                                             --------    --------    --------    --------    --------    --------    --------
 Net income ..............................   $  6,554    $  7,702    ($40,570)   ($64,875)   $ 18,826    $  7,758    $  5,944
                                             ========    ========    ========    ========    ========    ========    ========
 Per average outstanding share
   Net income (loss) before cumulative
     effect of accounting change .........   $   2.09    $   2.48    $  (6.27)   $ (20.20)   $   6.25    $   2.46    $   1.90
   Cumulative effect of accounting change*                              (6.79)
                                             --------    --------    --------    --------    --------    --------    --------
   Net income (loss) per share ...........   $   2.09    $   2.48    $ (13.07)   $ (20.20)   $   6.25    $   2.46    $   1.90
                                             ========    ========    ========    ========    ========    ========    ========
   Dividends per share ...................   $   2.00    $   0.50    $   1.15    $   2.25    $   7.20    $   1.50    $   1.50
                                             ========    ========    ========    ========    ========    ========    ========
   Weighted average shares outstanding ...      3,141       3,100       3,104       3,209       3,007       3,155       3,137
                                             ========    ========    ========    ========    ========    ========    ========

                                                                  DECEMBER 31,                          SEPTEMBER 30,
                                              -------------------------------------------------------   -------------
                                                1995        1994        1993        1992       1991         1996
                                                ----        ----        ----        ----       ----         ----
CONSOLIDATED BALANCE SHEET DATA
  Apartment and other real estate assets ..   $79,510     $73,056     $ 3,855                              $85,657
  Mortgage assets ........................     11,877      18,965      37,881    $108,623   $ 215,747        5,527
  Total assets ...........................     94,169      96,745      54,068     116,589     219,582       97,644
  Real estate notes payable ..............     49,633      50,693                                           49,564
  Mortgage assets borrowing, net .........      4,495       6,422      22,062      39,517      61,527        1,954
  Stockholders' Equity ...................     37,395      37,100      30,948      75,284     149,585       40,531

---------------------

* Prior to December 1993, the Company followed the practice of writing down the carrying value of a mortgage asset (including an allocated portion of the deferred hedging cost) to its estimated future cash flows. In December 1993, the Company adopted SFAS No. 115, which requires that the carrying value of a mortgage asset be written down to its estimated fair value when its estimated yield is less than a "risk-free yield." As a result, the Company wrote down substantially all its mortgage assets in 1993 to their estimated fair value and recorded a charge of $21,091,000, which was reported as a cumulative effect of accounting change.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
                    (IN THOUSANDS EXCEPT FOR PER SHARE DATA)

     The following Unaudited Pro Forma Financial Information presents the results of operations of the Company assuming the acquisition of (i) the Winton Properties, (ii) Winton & Associates (the property manager of the Winton
Properties), and (iii) Pima Mortgage Limited Partnership and Pima Realty Advisors, Inc. (respectively the manager of the Company and property manager of the Company's apartment communities and together the "Pima Entities") for the year ended December 31, 1995 and the nine months ended September 30, 1996 as if the Transactions had been consummated as of January 1, 1995. The Unaudited Pro Forma Combined Balance Sheet Data presents the financial position of the Company, assuming the acquisition of the Winton Properties, Winton & Associates, and the Pima Entities occurred on September 30, 1996. Adjustments necessary to reflect these assumptions and to restate historical combined balance sheets and income statements are presented in the Pro Forma Adjustments columns, which are further described in the Notes to Selected Unaudited Pro Forma Combined Financial Data.

     The historical financial information for the Company is derived from the audited consolidated financial statements of the Company as of and for the year ended December 31, 1995 and the unaudited consolidated financial statements of the Company as of and for the nine months ended September 30, 1996. The historical financial information for the Winton Properties, Winton & Associates, and the Pima Entities is derived from unaudited financial statements of the entities as of and for the year ended December 31, 1995 and the unaudited financial statements of the entities as of and for the nine months ended September 30, 1996, as adjusted to reflect certain preacquisition transactions.

     The unaudited pro forma combined financial statements are not necessarily indicative of what the actual financial position would have been at September 30, 1996 or of the actual results of operations for the year ended December 31, 1995 or the nine months ended September 30, 1996 had the Transactions occurred on the assumed dates described above, nor does it purport to present the future financial position or results of operations of the Company.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
       UNAUDITED PRO FORMA COMBINED BALANCE SHEET AS OF SEPTEMBER 30, 1996
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                                               ASR, INITIAL AND SUBSEQUENT CLOSINGS
                                 ASR AND INITIAL CLOSINGS COMBINED(D)                                        COMBINED(1)
                                 ------------------------------------                          ------------------------------------
                                                INITIAL                                         SUBSEQUENT  ADDITIONAL
                              ASR       PIMA    CLOSING    WINTON &   PRO FORMA    PRO FORMA     CLOSING     PRO FORMA    PRO FORMA
                           HISTORICAL ENTITIES PROPERTIES ASSOCIATES ADJUSTMENTS   COMBINED(D)  PROPERTIES  ADJUSTMENTS  COMBINED(1)
                           ---------- -------- ---------- ---------- -----------   -----------  ----------  -----------  -----------
Real Estate Investments
 Properties, net of
  depreciation ..........   $66,822            $35,499              $26,772(E)      $129,093      $  18,596   $  3,934(E) $ 151,623
  Restricted cash and
    deferred loan costs .     4,035                                     684(E)         4,719                       304(E)     5,023
  Investments in joint
    ventures ............     2,853                                                    2,853                                  2,853
  Construction in
    progress ............     9,968                                                    9,968                                  9,968
  Land held for
    investment ..........     1,047                                                    1,047                                  1,047
  Other real estate .....       932                                                      932                                    932
                            -------   -----    -------      ----    ---------      ---------      ---------   ---------   ---------
    Total real estate
      investments .......    85,657   $   0     35,499                 27,456        148,612         18,596      4,238      171,446
Mortgage assets .........     5,527                                                    5,527                                  5,527
Cash ....................     5,917                                    (3,224)(E)      2,693                      (864)(E)    1,829
Goodwill ................                                               1,408(F)       1,408                                  1,408
Other assets ............       543     102        119      $ 57                         821                                    821
                            -------   -----    -------      ----    ---------      ---------      ---------   ---------   ---------
    Total assets ........   $97,644   $ 102    $35,618      $ 57    $  25,640      $ 159,061      $  18,596   $  3,374    $ 181,031
                            =======   =====    =======      ====    =========      =========      =========   =========   =========

Liabilities
 Real estate loans ......   $49,564            $35,167                             $  84,731      $  14,144               $  98,875
  Short-term borrowings .     1,954                                                    1,954                                  1,954
  Other liabilities .....     5,595   $ 102                 $ 57                       5,754                                  5,754
                            -------   -----    -------      ----    ---------      ---------      ---------   ---------   ---------
     Total liabilities ..    57,113     102     35,167      $ 57    $       0         92,439         14,144                 106,583
                                                                        5,250(F)
                                                                       (5,250)(F)
                                                                        1,408(F)
Stockholders' Equity ....    40,531                451                 24,232(E)      66,622          4,452   $  3,374(E)    74,448
                            -------   -----    -------      ----    ---------      ---------      ---------   ---------   ---------
      Total Liabilities
        and Stockholders'
        Equity ..........   $97,644   $ 102    $35,618      $ 57    $  25,640      $ 159,061      $  18,596   $  3,374    $ 181,031
                            =======   =====    =======      ====    =========      =========      =========   =========   =========
Weighted average common
 shares outstanding .....     3,141                                                    4,706                                  5,096
                            =======                                                =========                              =========
Book value per weighted
 average common shares
 outstanding(M) .........   $ 12.90                                                 $   14.16                             $   14.61
                            =======                                                ==========                             =========

         See Notes to Unaudited Pro Forma Combined Financial Statements.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 UNAUDITED PRO FORMA COMBINED INCOME STATEMENT FOR YEAR ENDED DECEMBER 31, 1995
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                                                         ASR, INITIAL AND SUBSEQUENT
                                                         ASR AND INITIAL CLOSINGS COMBINED                     CLOSINGS COMBINED
                                    --------------------------------------------------------------- --------------------------------
                                                          INITIAL                                   SUBSEQUENT ADDITIONAL
                                        ASR      PIMA    CLOSING   WINTON &   PRO FORMA   PRO FORMA   CLOSING   PRO FORMA  PRO FORMA
                                    HISTORICAL ENTITIES PROPERTIES ASSOCIATES ADJUSTMENTS  COMBINED PROPERTIES  ADJUSTMENTS COMBINED
                                    ---------- -------- ---------- ---------- ----------- --------- ----------  ----------- --------
Real Estate Operations                                                                              $  3,934               $ 28,541
 Rental income ..................... $14,034             $ 10,573                         $ 24,607                              878
 Property management fees ..........           $  1,010            $    770   ($ 902)(G)       878                              270
 Commissions and other income ......                270                                        270    ------    ------     --------
                                      ------   --------  --------  --------   ------      --------     3,934                 29,689
   Total real estate income ........  14,034      1,280    10,573       770     (902)       25,755    ------    ------     --------
                                      ------   --------  --------  --------   ------      --------    (1,385)               (10,755)
 Operating and maintenance expenses   (5,259)      (865)   (3,465)     (683)     902(G)     (9,370)     (515)                (3,272)
 Real estate taxes and insurance ...  (1,460)              (1,297)                          (2,757)     (750)   ($ 175)(L)   (6,258)
 Depreciation and amortization .....  (2,692)       (51)   (2,186)      (13)    (391)(L)    (5,333)   ------    ------     --------
                                      ------   --------  --------  --------   ------      --------
  Real estate operating                                                                               (2,650)     (175)     (20,285)
    expenses .......................  (9,411)      (916)   (6,948)     (696)     511       (17,460)   ------    ------     --------
                                      ------   --------  --------  --------   ------      --------
  Real estate operating                                                                                1,284      (175)       9,404
    income .........................   4,623        364     3,625        74     (391)        8,295    ------    ------     --------
                                      ------   --------  --------  --------   ------      --------

Mortgage Asset Income                                                                                                         4,100
 Prospective yield income...........   3,884                                     216(H)      4,100
 Income from redemptions                                                                                                      5,302
   and sales .......................   5,302                                                 5,302    ------    ------     --------
                                      ------   --------  --------  --------   ------      --------
 Income from mortgage                                                                                      0         0        9,402
   assets ..........................   9,186          0         0                216         9,402    ------    ------     --------
                                      ------   --------  --------  --------   ------      --------

Other Operating Income
 and Expenses                                                                                                                   (70)
 Amortization of goodwill ..........                                             (70)(J)       (70)                               0
 Management fees ...................                590                         (590)(H)         0                           (2,961)
 Administrative expenses ...........  (2,983)      (589)                         611(H)     (2,961)   ------    ------     --------
                                      ------   --------  --------  --------   ------      --------
   Other operating income                                                                                  0         0       (3,031)
    and expenses ...................  (2,983)         1         0         0      (49)       (3,031)   ------    ------     --------
                                      ------   --------  --------  --------   ------      --------     1,284                 15,775
Operating Income ...................  10,826        365     3,625        74     (224)       14,666                 (43)(I)      261
Interest and other income ..........     462         52         0         3     (213)(I)       304
Interest expense                                                                                      (1,072)                (8,458)
 Real estate loans .................  (4,387)              (2,999)                          (7,386)                            (354)
 Other borrowings ..................    (347)                   0        (7)                  (354)   ------    ------     --------
                                      ------   --------  --------  --------   ------      --------    $  212    ($ 218)    $  7,223
Net Income .........................  $6,554   $    417  $    626  $     70   ($ 438)     $  7,229    ======    ======     ========
                                      ======   ========  ========  ========   ======      ========                         $   1.42
Net income per share(M) ............  $ 2.09                                              $   1.54                         ========
                                      ======                                              ========
Dividends declared per share .......  $ 2.00
                                      ======                                                                                  5,096
Weighted average common                                                                                                    ========
  shares outstanding ...............   3,141                                                 4,706
                                      ======                                              ========

       See Notes to Unaudited Pro Forma Combined Financial Statements.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
         UNAUDITED PRO FORMA COMBINED INCOME STATEMENT FOR NINE MONTHS
                            ENDED SEPTEMBER 30, 1996
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                                                     ASR, INITIAL AND SUBSEQUENT
                                                ASR AND INITIAL CLOSINGS COMBINED                          CLOSINGS COMBINED
                              ------------------------------------------------------------------ -----------------------------------
                                                    INITIAL                                       SUBSEQUENT ADDITIONAL
                                  ASR      PIMA     CLOSING   WINTON &    PRO FORMA    PRO FORMA   CLOSING   PRO FORMA    PRO FORMA
                              HISTORICAL ENTITIES  PROPERTIES ASSOCIATES  ADJUSTMENTS  COMBINED  PROPERTIES  ADJUSTMENTS   COMBINED
                              ---------- --------- ---------- ----------  -----------  --------- ----------  -----------  ---------
Real Estate Operations
 Rental income ............... $ 10,941             $  7,922                           $ 18,863  $ 2,857                 $ 21,720
 Property management fees ....            $   688              $ 746       ($696)(G)        738              ($ 97)(G)        641
 Commissions and other
   income.....................                 36                                            36                                36
                               --------  --------   --------   -----       -----       --------  -------     -----       --------
   Total real estate income ..   10,941       724      7,922     746        (696)        19,637    2,857       (97)        22,397
                               --------  --------   --------   -----       -----       --------  -------     -----       --------
 Operating and maintenance
   expenses ..................   (4,007)     (559)    (2,723)   (544)        696(G)      (7,137)  (1,106)       97(G)      (8,146)
 Real estate taxes and
   insurance .................   (1,069)              (1,001)                            (2,070)    (413)                  (2,483)
 Depreciation and amortization   (2,074)      (19)    (1,640)               (303)(L)     (4,036)    (563)     (131)(L)     (4,730)
                               --------  --------   --------   -----       -----       --------  -------     -----       --------
    Real estate operating
      expenses ...............   (7,150)     (578)    (5,364)   (544)        393        (13,243)  (2,082)      (34)       (15,359)
                               --------  --------   --------   -----       -----       --------  -------     -----       --------
    Real estate operating
      income .................    3,791       146      2,558     202        (303)         6,394      775      (131)         7,038
                               --------  --------   --------   -----       -----       --------  -------     -----       --------

Mortgage Asset Income
 Prospective yield income ....    2,174                                      150(H)       2,324                             2,324
 Income from redemptions and
   sales .....................    7,725                                                   7,725                             7,725
                               --------  --------   --------   -----       -----       --------  -------     -----       --------
 Income from mortgage assets .    9,899         0          0                 150         10,049        0         0         10,049
                               --------  --------   --------   -----       -----       --------  -------     -----       --------

Other Operating Income and
 Expenses
 Amortization of goodwill ....                                               (53)(J)        (53)                              (53)
 Management fees .............                430                           (430)(H)          0                                 0
 Administrative expenses .....   (2,759)     (404)                           431(H)      (2,732)                           (2,732)
                               --------  --------   --------   -----       -----       --------  -------     -----       --------
 Other operating income
   and expenses ..............   (2,759)       26          0                 (52)        (2,785)       0         0         (2,785)
                               --------  --------   --------   -----       -----       --------  -------     -----       --------
Operating income .............   10,931       172      2,558     202        (205)        13,658      775                   14,302
Interest and other income ....      248        39                           (160)(I)        127                (32)(I)         95
Interest expense
 Real estate loans ...........   (3,269)              (2,210)                            (5,479)    (666)                  (6,145)
  Other borrowings ...........     (152)                                                   (152)                             (152)
                               --------  --------   --------   -----       -----       --------  -------     -----       --------
Net income ................... $  7,758  $    211   $    348   $ 202       ($365)      $  8,154  $   109     ($163)      $  8,100
                               ========  ========   ========   =====       =====       ========  =======     =====       ========
Net income per share(M) ...... $   2.46                                                $   1.73                          $   1.59
                               ========                                                ========                          ========
Dividends declared per share . $   1.50
                               ========
Weighted average common
 shares outstanding ..........    3,155                                                   4,720                             5,110
                               ========                                                ========                          ========

       See Notes to Unaudited Pro Forma Combined Financial Statements.
                                       18
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

1. Overview. The Unaudited Pro Forma Combined Income Statements are presented as if the acquisition of 11 of the 14 Winton Properties, Winton & Associates, and the Pima Entities (the "Initial Closing") and the acquisition of three additional Winton Properties, the closing of which is to occur on or before May 1, 1997 assuming specified operating income levels are achieved by the properties (the "Subsequent Closing"), occurred as of January 1, 1995. The Unaudited Pro Forma Combined Balance Sheet is presented assuming the Transactions occurred on September 30, 1996.

   The Transactions are expected to be recorded as purchases in accordance with generally accepted accounting principles, and accordingly the assets and liabilities being acquired are presented at the estimated acquisition prices.

   The Combination Agreement provides as follows:

   (A) The 14 Winton Partnerships owning the Winton Properties will contribute the Winton Properties to Heritage LP in which the Company will be the general partner and Heritage LP will (i) assume or refinance existing loans totaling approximately $49,300,000, based on loan balances as of September 30, 1996, (ii) pay $1,600,000 in cash, and (iii) issue approximately 1,623,000 LP Units with each LP Unit convertible into one share of the Company's Common Stock after one year. The actual number of LP Units to be issued in connection with acquisition of the Winton Properties will be adjusted for changes in the principal balance of the assumed and refinanced loans at the closing dates divided by $18.10. For financial reporting purposes, the LP Units are valued at a fair value of $20.038, determined based upon the average closing price of the Company's Common Stock on the Amex for the 10-day period prior to public announcement of the Transactions on November 19, 1996.

   (B) The Company will acquire Winton & Associates for 70,284 shares of the Company's Common Stock. The price being paid for Winton & Associates of $1,408,000, was determined in accordance with generally accepted accounting principles based on the fair value share price of $20.038, determined based upon the average closing price for the 10-day period prior to public announcement of the Transactions on November 19, 1996.

   (C) The Company will acquire the Pima Entities for approximately 262,000 shares of the Company's Common Stock. The price being paid for the Pima Entities of $5,250,000 was negotiated between the owners of the Pima Entities, who are also officers and directors of the Company, and the Special Committee of the Board of Directors. The Special Committee obtained an opinion from Oppenheimer as to the fairness, from a financial point of view, of the consideration to be paid. The number of shares of Common Stock to be issued was determined by dividing the price by $20.038, the fair value of the shares issued, determined based upon the average closing price for the 10-day period prior to public announcement of the Transactions on November 19, 1996.

   (D) The Combination Agreement provides for acquisition of 11 of the 14 Winton Properties, Winton & Associates, and the Pima Entities at the Initial Closing. The remaining three Winton Properties will be acquired at the Subsequent Closing on or before May 1, 1997, assuming that operating income for the properties achieves certain specified levels prior to that time. The Pro Forma statements show the combined results of the Company and the Initial Closing and the Company and both the Initial and Subsequent Closings.

2. Pro Forma Condensed Balance Sheet Adjustments As Of September 30, 1996.

   (E) The purchase price for financial reporting purposes for the 14 Winton Properties is $83,420,000 based on the fair value of shares of Common Stock or LP Units to be issued in connection with the Exchange Offer and Asset Transfer of $20.038, determined based upon the average closing price of the Company's Common Stock on the Amex for the 10-day period prior to the public announcement of the Transactions on November 19, 1996.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                                                 INITIAL     SUBSEQUENT
                                                                CLOSINGS      CLOSINGS
                                                             DEBIT-(CREDIT) DEBIT-(CREDIT)
                                                             -------------- --------------
Purchase price of Winton Properties .......................     $ 61,190       $ 22,230
Estimated transaction costs ...............................        1,200            300
Less historical carrying value of the Winton Properties
  Properties, net of depreciation .........................      (35,499)       (18,596)
  Other assets ............................................         (119)
                                                                --------       --------
    Increase to real estate ...............................     $ 26,772       $  3,934
                                                                --------       --------
Required escrow deposits ..................................          234            104
Estimated loan and assumption fees ........................          450            200
                                                                --------       --------
    Increase in restricted cash and deferred loan costs ...          684            304
                                                                --------       --------
Estimated transaction costs ...............................       (1,200)          (300)
Cash payment to Sellers ...................................       (1,340)          (260)
Required escrow deposits and loan and assumption fees .....         (684)          (304)
                                                                --------       --------
    Decrease in cash ......................................       (3,224)          (864)
                                                                --------       --------
Increase in equity resulting from issuance of Common
  Stock and LP Units ......................................      (24,232)        (3,374)
                                                                --------       --------
                                                                $      0       $      0
                                                                ========       ========

   (F) The purchase price for financial reporting purposes for Winton & Associates is $1,408,000 based on 70,284 shares valued at a fair value of $20.038, determined based upon the average closing price of the Company's Common Stock on the Amex during the 10-day period prior to public announcement of the Transactions on November 19, 1996. Because the purchase of Winton & Asociates results from acquisition of a business from a third party, the cost attributable to the purchase is being charged to goodwill in the Unaudited Pro Forma Combined Financial Statements and will be amortized to expense over a 20-year period. The purchase price for the Pima Entities is $5,250,000 based on 262,000 shares valued at a fair value of $20.038, determined based upon the average closing price of the Company's Common Stock on the Amex for the 10-day period prior to public announcement of the Transactions on November 19, 1996 as negotiated between representatives of the Pima Entities and the Special Committee in consultation with their advisor. The cost attributable to the purchase of the Pima Entities of $5,250,000 will be assigned to the contracts between the Company and the Pima Entities. As the contracts will be effectively terminated, the costs will be charged to contract termination expenses in 1997. Since the costs of acquiring the contracts will not be a recurring expense, no adjustment is made in the Unaudited Pro Forma Combined Financial Statements.

         The adjustments to record the purchase of Winton & Associates are:

                                                      INITIAL       SUBSEQUENT
                                                      CLOSINGS       CLOSINGS
                                                   DEBIT-(CREDIT) DEBIT-(CREDIT)
                                                   ------------- --------------
Increase in goodwill in excess of carrying value...   $ 1,408
Increase in equity resulting from issuance of
 Common Stock .....................................    (1,408)
                                                      -------
                                                      $     0
                                                      =======
The adjustments to record the purchase of the Pima
 Entities are:
 Charge to equity for write off of Pima Entities
 purchase price as a contract termination expense
 (see above).......................................   $ 5,250
Increase in equity resulting from issuance of
 Common Stock .....................................    (5,250)
                                                      -------
                                                      $     0
                                                      =======
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
   3. Pro Forma Condensed Combined Income Statement Adjustment For The Nine Months Ended September 30, 1996 and Year Ended December 31, 1995.

   (G) The Combination Agreement provides for the Company to acquire Winton & Associates and the Pima Entities. Winton & Associates provides property management services relating to the Winton Properties, and Pima Realty provides property management services on the Company's properties. The adjustments to eliminate the property management fees previously charged are as follows:

                                                   INITIAL        SUBSEQUENT
                                                   CLOSINGS        CLOSINGS
                                                --------------    -----------
                                                1995      1996    1995   1996
                                                ----      ----    ----   ----
          Pima Realty .......................   $428      $330
          Winton & Associates ...............    474       366           $ 97
                                                ----      ----           ----
                                                $902      $696           $ 97
                                                ====      ====           ====

   (H) The Combination Agreement provides for the acquisition of Pima Mortgage, which provides advisory and bond administration services to the Company on a fee basis pursuant to a management agreement. As part of the Combination Agreement, the Company will enter into the Employment Agreements with the three officers of the corporate partners of Pima Mortgage. As a result of the Pima Mortgage Merger, the Company expects to eliminate the expenses incurred by Pima Mortgage (consisting of salaries to the officers of the corporate partners) offset by costs incurred by the Company under the Employment Agreements. The adjustments to reflect elimination of the advisory and bond administration fees, elimination of the Pima Mortgage expenses, and the addition of salaries to be paid by the Company are:

                                                               1995       1996
                                                               -----     -----
          Elimination of bond administration fees expense ..   $ 216     $ 150
                                                               =====     =====
          Elimination of management fee income
           Bond administration fee income ..................   ($216)    ($150)
           Management fee income ...........................    (374)     (280)
                                                               -----     -----
            Total ..........................................   ($590)    ($430)
                                                               =====     =====
          Elimination of management fees expense and
           addition of salary expense
           Elimination of management fee expense ...........   $ 374     $ 280
           Elimination of Pima Mortgage salary expenses .....    574       404
           Addition of salaries under employment agreements .   (337)     (253)
                                                               -----     -----
            Reduction in operating expenses ................   $ 611     $ 431
                                                               =====     =====

   (I) To eliminate interest and dividend income on certain assets of the Pima Entities not acquired by the Company and to reduce the Company's interest income to reflect cash used in the Transactions.

                                                         INITIAL      SUBSEQUENT
                                                         CLOSINGS      CLOSINGS
                                                        -----------  -----------
                                                        1995   1996  1995   1996
                                                        ----   ----  ----   ----
          Elimination of the Pima Entities' income ...  $ 52   $ 39
          Reduction of the Company's interest income..   161    121   $43    $32
                                                       -----  -----  ----  -----
            Reduction of other income ................  $213   $160   $43    $32
                                                       =====  =====  ====  =====

   (J) To amortize the recorded purchase price of Winton & Associates over a 20-year period. The cost attributable to the purchase of the Pima Entities ($5,250,000) will be accounted for in 1997 as a charge to contract termination expenses. Since the contract termination expense will not be a recurring expense, no adjustment is made in the Unaudited Pro Forma Combined Financial Statement. See Note (F) above.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
   (K) The acquired entities include 14 independent partnerships and Pima Mortgage for which there are no common partnership interests. As a result, no historical or pro forma amounts for either book value or net income per share are calculable for such entities.

   (L) Increase in depreciation and amortization charges relating to the Winton Properties to reflect depreciation and amortization based on ASR's purchase price calculated utilizing an estimated life of 27.5 years on the property, seven years on personal property and improvements, the remaining life on loan costs and acquisition costs allocated 85% to buildings and improvements in accordance with ASR's estimated allocations:

                                          DEPRECIATION OR  INITIAL    SUBSEQUENT
                                           AMORTIZATION    CLOSING     CLOSING
                                               LIFE       PROPERTIES  PROPERTIES
                                          --------------- ----------  ----------
          Acquisition costs allocated to:
           Land ............................               $ 9,976     $ 3,815
           Buildings ........................  27.5         46,607      16,573
           Personal property and improvement      7          4,607       1,842
                                                           -------     -------
                                                            61,190      22,230
           Transaction and loan costs  .....      7          1,650         500
                                                           -------     -------
                                                           $62,840     $22,730
                                                           =======     =======

   The resulting adjustment to depreciation and amortization is:

                                                  YEAR ENDED             NINE MONTHS ENDED
                                               DECEMBER 31, 1995        SEPTEMBER 30, 1996
                                          ------------------------- -------------------------
                                             INITIAL     SUBSEQUENT    INITIAL     SUBSEQUENT
                                             CLOSING      CLOSING      CLOSING      CLOSING
                                            PROPERTIES   PROPERTIES   PROPERTIES   PROPERTIES
                                          ------------ ------------ ------------ ------------
     Pro forma depreciation and
      amortization expense based on
      allocated cost of assets acquired...  $ 2,590      $ 925        $ 1,943      $ 694
     Less historical depreciation and
        amortization:
      Winton & Associates ................      (13)
      Winton Properties (adjusted to
        assume ownership during the
        entire period shown) .............   (2,186)      (750)        (1,640)      (563)
                                             ------       ----         ------       ----
     Pro forma adjustment ................  $   391      $ 175        $   303      $ 131
                                            =======      =====        =======      =====

   (M) Although the Company believes that funds from operations ("FFO") is a measure commonly reported and widely used by analysts, investors, and other interested parties in the REIT industry as a measure of performance of an equity REIT, all REITs and financial analysts do not calculate FFO in the same manner and, as a result, FFO as used in this Proxy Statement may not be comparable to similarly titled measures as reported by other companies. FFO is generally defined as net income plus certain non-cash items (primarily depreciation and amortization), less gains from sales of assets and after adjustments for unconsolidated partnerships and joint ventures. As a result, FFO provides a view of REIT performance without regard to depreciation and amortization, gains on sales of assets, and corresponding income and expenses in unconsolidated partnerships and joint ventures. The Company considers income from redemptions and sales of mortgage assets to be similar in nature to gains from sales of real estate and has thus excluded such income in determining the Company's FFO, as modified. Other adjustments consist of depreciation and amortization and amortization of goodwill. FFO, as modified, should not be considered as an alternative to net income (determined in accordance with generally
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
         accepted accounting principles) as an indication of the Company's financial performance or to cash flow through operating activities
         (determined   in  accordance   with   generally   accepted   accounting
         principles) as a measure of liquidity. Funds from operations, as presented, differs from cash flow through operating activities (determined in accordance with generally accepted accounting principles) as (i) funds from operations excludes income from sales and redemptions of mortgage assets which are included in cash flow through operating activities and (ii) funds from operations is not adjusted for changes in accrual as is cash flow through operating activities. Funds from operations is also not adjusted for cash flow through investing of financing activities (determined in accordance with generally accepted accounting principles). FFO, as modified, is calculated as follows:

                                                        PRO FORMA COMBINED
                                             FOR NINE MONTHS ENDED SEPTEMBER 30, 1996
                                          ---------------------------------------------
                                                         ASR AND   ASR, INITIAL CLOSINGS
                                                         INITIAL       & SUBSEQUENT
                                               ASR       CLOSINGS        CLOSINGS
                                            HISTORICAL   COMBINED        COMBINED
                                            ----------   --------        --------
     Net Income ..........................    $ 7,758    $ 8,154        $ 8,100
     Depreciation and amortization  ......      2,074      4,036          4,730
     Adjustment for unconsolidated                287        287            287
       joint ventures ....................
     Amortization of goodwill ............                    53             53
     Income from redemptions and sales of
       mortgage assets ...................     (7,725)    (7,725)        (7,725)
                                               ------     ------         ------
     Funds from operations, as modified  .    $ 2,394    $ 4,805        $ 5,445
                                              =======    =======        =======

--------------------------------------------------------------------------------

                                  RISK FACTORS

   In addition to the other information set forth herein, the following risk factors should be considered by the stockholders of the Company in evaluating whether to approve the Combination Proposal.

RISKS RELATING TO THE TRANSACTIONS

  Exchange Values May Not Reflect Value Of Assets

   The number of LP Units to be issued by Heritage LP in the Asset Transfer and the number of shares of Common Stock to be issued by ASR in the Exchange Offer has been established based upon the Exchange Values assigned to the assets and liabilities of the Winton Partnerships. The total Exchange Values assigned to the Winton Partnerships were determined by arms-length negotiations between Mr. Winton and ASR based on the agreed fair market values of the properties owned by the Winton Partnerships and the debt thereon to be assumed or repaid by Heritage LP, and the Exchange Values allocated to each Winton Partnership were determined by such negotiations, subject to the input of Mr. Winton, which was agreed to by ASR. There can be no assurance that the Exchange Values reflect the value of the Winton Properties.

  Affiliated Transaction

   Members of the management and the Board of Directors of the Company have certain interests in the Pima Realty Merger and the Pima Mortgage Merger that are in addition to the interests of stockholders of the Company in general. Messrs. Grove, Parise, and Chan are the sole shareholders of JG Mortgage, FP Mortgage, and JC Mortgage, respectively. In addition, Messrs. Grove, Parise, and Chan own all of the outstanding shares of common stock of Pima Realty, constituting all of the outstanding capital stock of Pima Realty. Pursuant to the terms of Pima Realty/Pima Mortgage Merger Agreement, Messrs. Grove, Parise, and Chan will collectively receive an aggregate of 262,000 shares of the Company's Common Stock in the Pima Mergers.

  Non-Survival of Representations and Warranties

   The Winton Partnerships have made various representations and warranties with respect to their respective business, properties, and financial conditions as well as the accuracy and completeness of the information supplied by them. See "The Transactions -- The Asset Transfer -- Representations and Warranties." In addition, the Winton Partners participating in the Exchange Offer have made various representations and warranties to the Company with respect to their ownership of Winton Partnership Interests being exchanged in the Exchange Offer; their authority to sell such Winton Partnership Interests; their good title to such Winton Partnership Interests; and their suitability to acquire the Company's Common Stock. See "The Transactions -- The Exchange Offer -- Representations and Warranties." These representations and warranties will not survive the Closing. As a result, the Company will not have the ability to obtain any recoveries against the Winton Partnerships or the Winton Partners in the event of a breach of any of these representations and warranties.

  Difficulty in Integrating Business Operations

   Although certain members of the management of the Company have extensive experience in managing the business and operations of apartment communities, there can be no assurance that the Company will be able to manage effectively the combined operations of the Company, the Approving Winton Partnerships, Pima Mortgage, Pima Realty, and Winton & Associates or achieve the Company's operating and growth strategies. The integration of the management, operations, and facilities of the Company, the Approving Winton Partnerships, Winton &
Associates, Pima Mortgage, and Pima Realty, and other businesses that the Company may acquire could involve unforeseen difficulties, which could have a material adverse effect on the Company's business, financial condition, and operating results.

   The Company has conducted due diligence reviews of each of the Winton Properties, has received representations and warranties regarding each of the Winton Properties, and has negotiated certain price adjustments with respect to the acquisition of the property and assets of each of the Winton Partnerships. The Company intends to pursue any future acquisitions on a similar basis. There can be no assurance, however, that unforeseen liabilities will not arise in connection with the operation of the Winton Properties, Pima Mortgage, Pima Realty, Winton & Associates, or future acquired businesses or that any contractual purchase price adjustments or other remedies available to the Company will be sufficient to compensate the Company in the event unforeseen liabilities arise.

   The Company anticipates using the opportunities created by the combination of Pima Mortgage, Pima Realty, Winton & Associates, and each of the Winton Properties to effect what the Company believes will be substantial cost savings, including a reduction in operating expenses, as a result of the internalization of the Company's management. Significant uncertainties, however, accompany any business combination, and there can be no assurance that the Company will be able to achieve its anticipated integration of facilities, functions, management, and personnel in order to achieve operating efficiencies as a result of the Transactions or any future acquisitions. The inability to achieve the anticipated operating efficiency could have a material adverse effect on the Company's business, financial condition, and operating results.

  Mortgage Debt

   Upon the consummation of the Transactions, the Company will either assume or refinance $49,311,000 in mortgage debt attributable to the Winton Properties. As of September 30, 1996, on a pro forma basis after giving effect to the consummation of the Transactions, the Company would have had approximately $98,875,000 of mortgage debt. The ability of the Company to make payments of principal and interest on its mortgage debt will depend primarily upon its future financial performance. Many factors, some of which will be beyond the Company's control (such as prevailing economic conditions), will affect the Company's financial performance. There can be no assurance that the Company will be able to generate sufficient cash flow to cover required interest and principal payments for its mortgage debt.

  Heritage  Residential  Subject to Additional Liabilities

   As a result of the Pima Mergers and the Associates Merger, Heritage Residential, a subsidiary of the Company, will succeed to the liabilities of Pima Realty, Pima Mortgage, and Winton & Associates, including, among other things, liabilities relating to employees. As a result of the Pima Mergers and the Associates Merger, Heritage Residential will directly employ persons that are currently employees of Pima Realty, Pima Mortgage, and Winton & Associates. As an employer, Heritage Residential will be subject to those potential liabilities that are commonly faced by employers, such as workers' disability and compensation claims, potential labor disputes, and other employee-related grievances.

  Resale of Common Stock

   Neither the shares of Common Stock issued in the Exchange Offer nor the LP Units issued in the Asset Transfer will be registered under the Securities Act. Consequently, except as described below, following the Transactions, holders of LP Units or Common Stock will not be entitled to resell such securities without complying with the registration requirements of the Securities Act or an exemption from such registration requirements. The Company has agreed to register for resale the Common Stock issued to Winton Partners in the Exchange Offer or received by Winton Partners upon the conversion of LP Units issued in connection with the Asset Transfer. See "The Transactions -- The Exchange Offer -- Exchange Offer Registration Agreement and Listing of Common Stock" and "The Transactions -- The Asset Transfer -- Asset Transfer Registration Agreement and Listing of Common Stock." Sales of substantial amounts of shares of the Company's Common Stock by the former Winton Partners may adversely affect the trading price of the Company's Common Stock.

  Indemnification of Don W. Winton

   Under the Combination Agreement, Heritage LP has agreed to indemnify and hold harmless Mr. Winton in the event that Mr. Winton becomes a party to or a witness, or other participant in, or is threatened to be made a party to or a witness, or other participant in, a threatened, pending, or completed action, suit, investigation, or proceeding, and appeal thereof, whether civil, criminal, administrative or investigative, and/or any inquiry or investigation by reason of or arising out of Mr. Winton having been the general partner of an Approving Winton Partnership. The maximum amount of such indemnification

(which covers expenses, judgments, fines, penalties, and amounts paid in settlement) will be equal to the aggregate value of the assets and properties contributed by the Approving Winton Partnerships to Heritage LP in the Asset Transfer on the Closing Date.

  Other Relationships with Don W. Winton

   In January 1997, Mr. Winton and the Company entered into an agreement under which the Company will have the option to purchase certain apartment communities that Mr. Winton or partnerships in which Mr. Winton is a partner (together the "Optionor") may acquire the right to purchase. To the extent that the Company exercises its option to acquire such a property, the Company will have the right to sell and the Optionor the right to buy shares of the Company's Common Stock in an amount equal to the cash portion of the purchase price of the apartment community subject to the option, at prices ranging from $18.10 to $21.00 per share, subject to a maximum of $5.0 million in the Company's Common Stock.

REAL ESTATE INVESTMENT CONSIDERATIONS

  General

   Real property investments are subject to varying degrees of risk. The yields available from equity investments in real estate depend on the amount of income earned and capital appreciation generated by the related properties as well as the expenses incurred. If the Company's properties do not generate revenues sufficient to meet operating expenses, including debt service and capital expenditures, the Company's cash flow and ability to make distributions to its stockholders will be adversely affected. The revenues from and value of the properties may be adversely affected by the general economic climate (including unemployment rates), local conditions such as oversupply of competing properties or a reduction in demand for properties in the area, the attractiveness of the properties to tenants, competition from other available properties, the affordability of single family homes, the ability of the Company to provide adequate maintenance and insurance, and increased operating costs (including real estate taxes and utilities). Certain significant expenditures associated with an investment in real estate (such as mortgage payments, real estate taxes, insurance, and maintenance costs) generally are not reduced when circumstances cause a reduction in revenue from the investment. If a property is mortgaged to secure payment of indebtedness and the Company is unable to meet its mortgage payments, a loss could be sustained as a result of foreclosure on the property by the mortgage. In addition, income from properties and real estate values are also affected by a variety of other factors, such as governmental regulations and applicable laws (including real estate, zoning, and tax laws), interest rate levels, and the availability of financing.

  Illiquidity of Real Estate

   Real estate investments are relatively illiquid and, therefore, will tend to limit the Company's ability to vary its portfolio promptly in response to changes in economic or other conditions. In addition, the Internal Revenue Code of 1986, as amended (the "Code"), places limits on the Company's ability to sell properties held for fewer than four years, which may affect the Company's ability to sell properties without adversely affecting returns to holders of Common Stock.

  Dependence on Specific Regions

   The Company's properties are concentrated in the southwestern region of the United States (particularly in Arizona, New Mexico, and Texas) and consist entirely of multifamily properties. The Winton Properties are concentrated in the states of Texas and Washington. The Company's performance will be limited to economic conditions in those areas and in the market for multifamily properties located in those areas.

  Future Property Acquisitions

   The Company continually evaluates potential acquisitions of properties and enterprises owning properties. There can be no assurance, however, that the Company will be able to acquire any additional properties or property owners, that any acquisitions that are completed will be on terms favorable to the Company, that costs of improvements will not exceed original estimates, or that any acquired properties will perform in accordance with expectations or improve the overall performance of the Company.

  Operating Risks

   The Company's properties are subject to all operating risks common to apartment communities in general. These risks include competition from other apartment communities and alternative housing; new construction of competing properties or increases in unemployment in the areas in which the Company's properties are located, either or both of which may adversely affect occupancy or rental rates; increases in operating costs resulting from inflation and other factors, which increases may not necessarily be offset by increased rents; the inability or unwillingness of residents to pay rent increases; future enactment of rental control laws or other laws regulating multifamily housing, including current and possible future laws relating to access by disabled persons; and disagreements with joint venture partners or other real estate co-investors. If operating expenses increase, the local rental market may limit the extent to which rents may be increased to meet increased expenses without decreasing occupancy rates. The occurrence of any of these factors could adversely affect the Company's operating performance and its distributions to stockholders.

  Potential Environmental Liability

   Under various federal, state, and local laws, ordinances and regulations, an owner or operator of real estate may be held liable for the costs of removal or remediation of certain hazardous or toxic substances located on or in the property. These laws often impose such liability without regard to whether the owner or operator knew of, or was responsible for, the presence of the hazardous or toxic substances. The presence of such substances, or the failure to remediate such substances properly, may adversely affect the owner's ability to sell or rent the property or to borrow using the property as collateral. In addition to investigation and clean-up actions brought by federal, state, and local agencies, the presence of hazardous wastes on a property could result in personal injury or similar claims by private plaintiffs. The Company has not been notified by any governmental authority of any noncompliance, liability, or other claim in connection with its properties. Other federal and state laws require the removal of damaged asbestos- containing material in the event of remodeling or renovation.

   All of the current properties have been subject to a Phase I environmental site assessment and limited asbestos survey (which involve inspection without soil or groundwater analysis) by independent environmental consultants engaged by the Company at the time of acquisition. As a result of the findings of the Phase I environmental assessment, a Phase II assessment involving soil and groundwater testing was performed at four properties by independent environmental consultants. The assessment shows that the groundwater at one of the properties is contaminated. Based on the report of the environmental engineers, the Company believes that the contamination has been caused by a nearby service station and that the owner of the station has commenced clean-up procedures under the direction of the local governmental authority. The Company has informed the local governmental authority of the groundwater contamination and asked the authority to expand the clean-up procedures to include the Company's property. The Company believes that the environmental liability for its property would not have a material adverse effect on the Company's business or results of operations.

   The Company has determined that there are minor amounts of asbestos-containing materials ("ACMs") in five of the Company's properties. The Company maintains an Operations and Maintenance Program that details operating procedures with respect to ACMs prior to any renovation and that requires periodic inspection by the Company's employees for any change in condition of existing ACMs.

   In addition, the apartment site under development in Tempe, Arizona was formerly used for agricultural purposes and a portion of the site was used as the runway for a pesticide aerial application firm located adjacent to the apartment site. The site of the pesticide aerial application firm is currently a subject of remediation by the U.S. Environmental Protection Agency ("EPA") and the Arizona Department of Environmental Quality ("ADEQ"). Extensive soil tests on the apartment site revealed that a few samples contained minor amounts of toxaphene above the regulatory level. The Company engaged an independent environmental consulting firm to conduct a "site specific risk assessment" to evaluate the potential threat to human health based on exposures and conditions unique to the site. The consulting firm's report indicates that the potential threat is minimal and no further action is necessary prior to the development of the site as an apartment community. The EPA and ADEQ have not required the Company to take any remedial actions on the site. The agencies also have not informed the Company of any regulatory actions on the site.

   Except as set forth above, the reports have not revealed any environmental liability, nor is the Company aware of any environmental liability, that the Company believes would have a material adverse effect on the Company's business, assets, or results of operation. No assurance, however, can be given that these reports reveal all environmental liabilities, or that no prior owner created any material environmental condition not known to the Company or that future uses and conditions (including changes in applicable environmental laws and regulations) will not result in imposition of environmental liability. In the event the Company discovers a material environmental condition relating to any of its properties, the Company could be required to expend funds to remedy such condition.

  Uninsured Loss

   The Company carries comprehensive liability, fire, flood (where applicable), extended coverage, and rental loss insurance with policy specifications, hits, and deductibles customarily carried for similar properties. There are, however, certain types of extraordinary losses (such as losses resulting from earthquakes) that may be either uninsurable or not economically insurable. Should an uninsured loss occur, the Company could lose its investment in and anticipated profits and cash flow from a property and would continue to be obligated on any mortgage indebtedness on the property.

  Americans  with Disabilities Act

   The Company's properties must comply with Title III of the Americans with Disabilities Act (the "ADA") to the extent that the properties are "public accommodations" and/or "commercial facilities" as defined by the ADA. Compliance with the ADA requirements could require removal of structural barriers to handicapped access in certain public access areas of the Company's properties, where such removal is "readily achievable." The ADA does not, however, consider residential properties, such as apartment communities, to be public accommodations or commercial facilities, except to the extent por- tions of such facilities, such as a leasing office, are open to the public. The Company believes that the properties comply with all present requirements under the ADA. Noncompliance with the ADA could result in imposition of fines or an award of damages to private litigants if required changes involve a greater expenditure than the Company currently anticipates, or if the changes must be made on a more accelerated basis than it anticipates, the Company's operations could be adversely affected. No specific regulations have been promulgated under the ADA and, thus, it is uncertain how enforcement of the ADA would affect specific building attributes.

  Fair Housing Amendments Act of 1988

   The Fair Housing Amendments Act of 1988 (the "FHA") requires multifamily residential properties first occupied after March 13, 1991 to be accessible to the handicapped. Noncompliance with the FHA could result in the imposition of fines or an award of damages to private litigants. The Company believes that its properties that are subject to the FHA are in compliance with such law.

  Risks of Real Estate Development

   The Company plans to seek selective opportunities for development. The real estate development business involves significant risks in addition to those involved in the acquisition, ownership, and operation of established apartment communities. The development risks include the availability of construction financing on favorable terms for development, construction delays, construction costs in excess of the budgeted amounts, the achievement and maintenance of anticipated rental rates and occupancy levels in the market, and availability of long-term permanent financing upon completion. In addition, the unavailability of permanent financing on acceptable terms to repay construction financing could result in delays, increased costs, or the loss of developed properties. New development activities, regardless of their ultimate success, typically require a substantial amount of management's time and attention. Development activities also are subject to risks relating to the inability to obtain, or delays in obtaining, all necessary zoning, land use, building, occupancy, and other required governmental permits and authorizations.

  Risk of Management Business

   The Company manages on a fee basis properties owned by third parties. Risks associated with the management of properties owned by third parties include the possibility that management contracts (which generally are cancellable upon short notice or upon the sale of the property) will be terminated by the property owner or will be cancelled in connection with the sale of the property, that contracts may not be renewed upon expiration or will be renewed on less favorable terms or that rental revenues upon which the management fees are based will decline as a result of general market conditions or specific market factors affecting the properties being managed, in either case resulting in decreased management fee income.

MARKET RISKS RELATING TO MORTGAGE ASSETS

  General

   The results of the Company's operations depend, among other things, on the level of Net Cash Flows generated by the Company's Mortgage Assets. The Net Cash Flows vary primarily as a result of changes in mortgage prepayment rates, short-term interest rates, market price of mortgage instruments, reinvestment income, and borrowing costs, all of which involve various risks and uncertainties as set forth below. Prepayment rates, interest rates, reinvestment income, and borrowing costs depend upon the nature and terms of the Mortgage
Assets, the geographic location of the properties securing the mortgage loans included in or underlying the Mortgage Assets, conditions in financial markets, the fiscal and monetary policies of the United States Government and the Board of Governors of the Federal Reserve System, international economic and financial conditions, competition, and other factors, none of which can be predicted with any certainty. See "Information Regarding the Company -- Management's Discussion and Analysis of Financial Conditions and Results of Operations -- General" and "Information Regarding the Company -- Operating Policies and Strategies -- Factors Affecting Net Cash Flows."

   The projected rates of return to the Company on its Mortgage Assets will be based upon assumed levels of prepayments on the underlying Mortgage Instruments, assumed rates of interest or pass-through rates on the Structured Financings (as defined herein) that bear variable interest rates, and assumed rates of reinvestment income and expenses with respect to such Structured Financing. The actual levels of interest rates on Structured Financing bearing variable interest rates, prepayment rates, reinvestment income, and administration expenses will affect the level of the Company's Net Cash Flows. To the extent that the assumptions employed by the Company vary from actual experience, the actual Net Cash Flows received by the Company may vary significantly from those projected by the Company as to timing and amount over the lives of such Structured Financing and from one period to another, and such returns could be negative under certain circumstances.

  Prepayment Risks

   Mortgage prepayments shorten the life of the Mortgage Instruments underlying the Company's Mortgage Assets, thereby reducing the overall Net Cash Flows and causing an inherent decline in the Company's income. Prepayments of Mortgage Instruments generally increase when then current mortgage interest rates fall below the interest rates on the fixed-rate mortgage loans included in such Mortgage Instruments. Conversely, prepayments decrease when then current mortgage interest rates exceed the interest rates on the mortgage loans included in such Mortgage Instruments. Prepayment experience also may be affected by the geographic location of the mortgage loans included in Mortgage Instruments, the types (whether fixed or adjustable rate) and assumability of such mortgage loans, conditions in the mortgage loan, housing and financial markets, and general economic conditions.

  Interest Rate Fluctuation Risks

   Changes in interest rates affect the performance of the Company and its Mortgage Assets. A portion of the outstanding Structured Financing bears variable interest rates. As of September 30, 1996, $29 million of the $524 million of the outstanding Structured Financings relating to the Company's Mortgage Assets bore variable interest rates. Consequently, changes in short-term interest rates significantly influence the Company's net income.

  Risk of Decline in Net Cash Flows and Income from Mortgage Assets

   The Company's income derives primarily from the Net Cash Flows received on its Mortgage Assets, which decline over time. For both tax and accounting purposes, the Company's Net Cash Flows consist of two components -- one representing return of a portion of the purchase price of the Mortgage Asset (the "Cost Component") and one representing income on the investment (the "Income Component"). The Income Component will be highest in years immediately following the purchase of the Mortgage Asset and will decline over time. In addition, to the extent that actual mortgage prepayments or variable interest rates experienced exceed those assumed, this inherent decline in Net Cash Flows and income is accelerated.

   As the Company has made the determination to reinvest the Net Cash Flows in income-producing properties that may have a lower current yield than Mortgage Assets, without regard to the mortgage prepayment rates and variable interest rates, the Company may report declining operating income over time without the effect of any gain or loss on the sale of the properties. See "Risk Factors -- Competition."

  Inability to Predict Effects of Market Risks

   Because none of the above factors including changes in prepayment rates, interest rates, market price of mortgage instruments, reinvestment income, expenses, and borrowing costs are susceptible to accurate projection, the Net Cash Flows generated by the Company's Mortgage Assets, and thus distributions to the Company's stockholders, cannot be predicted.

BORROWING RISKS

   Subject to the terms of the Company's Bylaws, the availability and cost of borrowings, various market conditions, restrictions that may be contained in the Company's financing arrangements from time to time and other factors, the Company increases the amount of funds available for its activities with funds from borrowings, including borrowings under loan agreements, repurchase agreements, and other credit facilities. The Company's borrowings may bear fixed or variable interest rates, may require additional collateral in the event that the value of existing collateral declines on a market value basis, and may be due on demand or upon the occurrence of certain events. To the extent that the Company's borrowings bear variable interest rates, changes in short-term interest rates will significantly influence the cost of such borrowings and can result in losses in certain circumstances. The Company also may increase the amount of its available funds through the issuance of debt securities.

   The Company's Bylaws limit borrowings to no more than 300% of the amount of its net assets (as described herein) unless borrowings in excess of that amount are approved by a majority of the Unaffiliated Directors (as defined herein). See "Information Regarding the Company -- Capital Resources." Each of the Company's 19 apartment communities has been pledged to secure a first mortgage loan; such mortgage loans totalled $49.6 million at September 30, 1996. In addition, the Company had short-term borrowings of $2.0 million secured by Mortgage Assets having an aggregate carrying value of $3.3 million.

   No assurance can be given as to the actual effect of borrowings by the Company.

PLEDGED ASSETS

   A substantial portion of the Company's assets currently are and in the future can be expected to be pledged to secure its borrowings. Therefore, such assets will not be available to the stockholders in the event of the liquidation of the Company except to the extent that the market value thereof exceeds the amounts due to the creditors. However, the market value of the Mortgage Assets is uncertain because the market for Mortgage Assets of the type owned by the Company is not well developed and fluctuates rapidly as a result of numerous market factors (including interest rates and prepayment rates) as well as the supply of and demand for such assets.

COMPETITION

   There are numerous real estate companies, insurance companies, financial institutions, pension funds, and other property owners that compete with the Company in seeking properties for acquisition and in attracting and retaining tenants for properties.

MARKET PRICE OF COMMON STOCK

   The market price of the Company's Common Stock in the future could be subject to wide fluctuations in response to quarterly variations in operating results of the Company, changes in analysts' estimates of the Company's financial performance, actual and anticipated dividend payments, prevailing interest rates, general industry conditions, changes in the real estate market, local economic factors, governmental regulations, modifications of tax laws or tax rates, and other events and factors. An increase in market interest rates may lead purchasers of the Company's Common Stock to demand a higher yield on the price paid for shares from dividend distribution by the Company. Prevailing market prices also may be affected by the sale or potential sales of shares of the Company's Common Stock to be issued in connection with the Transactions, including shares of Common Stock issuable upon the conversion of the LP Units.

FUTURE OFFERINGS OF COMMON STOCK

   The Company in the future may increase its capital resources by making additional offerings of its Common Stock or securities convertible into its Common Stock. The actual or perceived effect of such offerings may be the dilution of the book value or earnings per share of the Company's Common Stock, which may result in the reduction of the market price of the Company's Common Stock. The Company is unable to estimate the amount, timing, or nature of future sales of its Common Stock as such sales will depend upon market conditions and other factors such as its need for additional equity, its ability to apply or invest the proceeds of such sales of its Common Stock, and the terms upon which its Common Stock could be sold.

CERTAIN CONSEQUENCES OF AND FAILURE TO MAINTAIN REIT STATUS

   In order to maintain its qualification as a real estate investment trust ("REIT") for federal income tax purposes, the Company must continually satisfy certain tests with respect to the sources of its income, the nature and diversification of its assets, the amount of its distributions to stockholders, and the ownership of its stock. See "Information Regarding the Company -- Operating Policies and Strategies -- Qualification of the Company as a REIT." Among other things, these restrictions may limit the Company's ability to acquire certain types of assets that it otherwise would consider desirable, limit the ability of the Company to dispose of assets that it has held for less than four years if the disposition would result in gains exceeding specified amounts, limit the ability of the Company to engage in hedging transactions that could result in income exceeding specified amounts, and require the Company to make distributions to its stockholders at times that the Company may deem it more advantageous to utilize the funds available for distribution for other corporate purposes (such as the purchase of additional assets or the repayment of debt) or at times that the Company may not have funds readily available for distribution.

   The Company's operations from time to time generate taxable income in excess of its net income for financial reporting purposes. The Company also may experience a situation in which its taxable income is in excess of the actual cash receipts. See "Information Regarding the Company -- Federal Income Tax Considerations -- Activities of the Company." To the extent that the Company does not otherwise have funds available, either situation may result in the Company's inability to distribute substantially all of its taxable income as required to maintain its REIT status. See "Information Regarding the Company -- Federal Income Tax Considerations." Alteratively, the Company may be required to borrow funds to make the required distributions that could have the effect of reducing the yield to its stockholders, to sell a portion of its assets at times or for amounts that are not advantageous, or to distribute amounts that represent a return of capital that would reduce the equity of the Company. In evaluating assets for purchase, the Company considers the anticipated tax effects of the purchase including the possibility of any excess of taxable income over projected cash receipts.

   If the Company should not qualify as a REIT in any tax year, it would be taxed as a regular domestic corporation and, among other consequences, distributions to the Company's stockholders would not be deductible by the Company in computing its taxable income. Any such tax liability could be substantial and would reduce the amount of cash available for distributions to the Company's stockholders. See "Information Regarding the Company." In addition, the unremedied failure of the Company to be treated as a REIT for any one year would disqualify the Company from being treated as a REIT for the four subsequent years.

EXCESS INCLUSIONS

   A portion of the dividends paid by the Company constitutes unrelated business taxable income to certain otherwise tax-exempt stockholders which will constitute a floor for the taxable income of stockholders not exempt from tax, and will not be eligible for any reduction (by treaty or otherwise) in the rate of income tax withholding in the case of nonresident alien stockholders. For 1995, the entire ordinary income portion ($0.29 per share) of the dividend was excess inclusion income. See "Information Regarding the Company -- Operating Policies and Strategies -- Dividend Income -- Excess Inclusion Rule."

MARKETABILITY OF SHARES OF COMMON STOCK AND RESTRICTION ON OWNERSHIP

   The Company's Articles of Incorporation prohibit ownership of its Common Stock by tax-exempt entities that are not subject to tax on unrelated business taxable income and by certain other persons (collectively "Disqualified Organizations"). Such restrictions on ownership exist so as to avoid imposition of a tax on a portion of the Company's income from excess inclusions.

   Provisions of the Company's Articles of Incorporation also are designed to prevent concentrated ownership of the Company that might jeopardize its qualification as a REIT under the Code. Among other things, these provisions provide (i) that any acquisition of shares that would result in the disqualification of the Company as a REIT under the Code will be void, and (ii) that in the event any person acquires, owns or is deemed, by operation of certain attribution rules set out in the Code, to own a number of shares in excess of 9.8% of the outstanding shares of the Company's Common Stock ("Excess Shares"), the Board of Directors, at its discretion, may redeem the Excess Shares. In addition, the Company may refuse to effectuate any transfer of Excess Shares and certain stockholders, and proposed transferees of shares, may be required to file an affidavit with the Company setting forth certain information relating, generally, to their ownership of the Company's Common Stock. These provisions may inhibit market activity and the resulting opportunity for the Company's stockholders to receive a premium for their shares that might otherwise exist if any person were to attempt to assemble a block of shares of the Company's Common Stock in excess of the number of shares permitted under the Articles of Incorpo- ration. Such provisions also may make the Company an unsuitable investment vehicle for any person seeking to obtain (either alone or with others as a group) ownership of more than 9.8% of the outstanding shares of Common Stock. Investors seeking to acquire substantial holdings in the Company should be aware that this ownership limitation may be exceeded by a stockholder without any action on such stockholder's part in the event of a reduction in the number of outstanding shares of the Company's Common Stock.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

   Certain statements and other information contained herein concerning future, proposed, and intended activities of the Company or other matters that are not historical facts are forward-looking statements (as defined in the Securities
Act). When used herein, the words "believe," "expect," "anticipate," "estimate," and similar expressions are intended to identify foward-looking statements. By their nature, forward-looking statements are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may vary materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include those discussed under "Risk Factors."

                               THE SPECIAL MEETING

SPECIAL MEETING

   This Proxy Statement is being furnished to the stockholders of the Company in connection with the solicitation of proxies by the Board of Directors of Company. The proxies will be used at a Special Meeting of Stockholders of the Company (the "Special Meeting") to be held on Wednesday, April 23, 1997, at 9:00 a.m. local time, at the Viscount Suite Hotel, 4855 East Broadway Boulevard, Tucson, Arizona, and at any adjournment or adjournments thereof.

   This Proxy Statement and the accompanying proxy are first being mailed to stockholders of the Company on or about March 27, 1997.

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

   At the Special Meeting, stockholders of the Company will:

      (i) Consider and vote on a proposal (the "Combination Proposal") providing for the Company to issue up to 1,980,000 shares of its Common Stock in connection with the Transactions contemplated by the Combination Agreement consisting of (i) the Exchange Offer; (ii) the Asset Transfer; (iii) the Associates Merger; and (iv) the Pima Mergers, which also will serve to amend the Company's Bylaws to exclude the Pima Mergers from the Bylaw provision requiring an appraisal of property being purchased from an affiliated or related party.

      (ii) Consider and vote upon a proposal to amend and restate the Company's First Amended and Restated Articles of Incorporation (the "Articles of Incorporation") to include additional provisions designed to further protect the Company's status as a real estate investment trust.

      (iii) Transact any and all other business as may properly come before the Special Meeting or any adjournment thereof.

   Stockholders will have the opportunity to vote either (a) on the entire Combination Proposal or (b) separately on the components of the Combination Proposal relating to the Exchange Offer, the Asset Transfer, and the Associates Merger (the "Winton Components") and on the components of the Combination Proposal relating to the Pima Mergers and the Bylaw amendment (the "Pima Components"). The Winton Components will not be consummated unless either the entire Combination Proposal is approved or both the Winton Components and the Pima Components are approved, but the Pima Components will be consummated if either the entire Combination Proposal is approved or the Pima Components are approved.

VOTING SECURITIES

   The only outstanding voting securities of the Company are shares of Common Stock, each of which entitles the holder thereof to one vote. Only stockholders of record of the Company at the close of business on February 14, 1997 (the "Record Date") are entitled to notice of and to vote at the Special Meeting or any adjournment or adjournments thereof. As of the Record Date, 3,147,150 shares of Common Stock were issued and outstanding.

QUORUM AND VOTING REQUIREMENTS

   The presence at the Special Meeting in person or by proxy of holders of record of a majority of the outstanding shares of Common Stock will constitute a quorum for the transaction of business at the Special Meeting. Any proxy marked "abstain" as to any matter will be counted as present for purposes of determining the existence of a quorum, but will not be counted for voting purposes on such matter. Under the rules of the Amex, the affirmative vote of a majority of votes cast on the Combination Proposal or the Winton Components and the Pima Components is required for approval. Under Maryland General Corporation Law, the affirmative vote of two-thirds of the votes entitled to be cast is required to approve the amendment to and restatement of the Articles of Incorporation of the Company.

   As of the Record Date, directors and officers of the Company and their affiliates owned a total of approximately 110,990 shares of Common Stock, representing approximately 3.5% of the outstanding shares of Common Stock.

REASONS FOR SOLICITATING STOCKHOLDER APPROVAL

   The Company is seeking stockholder approval of the Combination Proposal pursuant to certain requirements of the Amex regarding the continued listing of the Common Stock on the Amex. Stockholder approval of the Transactions themselves is not required by Maryland law, the Company's Articles of
Incorporation, or the Company's Bylaws. The Company is seeking stockholder approval of the amendment to and restatement of the Company's Articles of Incorporation in accordance with Maryland law.

PROXIES; RIGHT TO REVOKE PROXIES

   All shares of Common Stock that are represented at the Special Meeting, by properly executed proxies received prior to or at the Special Meeting, and not revoked, will be voted at the Special Meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated, such proxies will be voted FOR approval of the Combination Proposal and FOR the proposal to amend and restate the Articles of Incorporation. The Board of Directors of the Company does not know of any other matters that are to come before the Special Meeting. If any other matters are properly presented at the Special Meeting for consideration, the persons named in the enclosed proxy and acting thereunder will have discretion to vote on such matters in accordance with their judgment, including any proposal to adjourn the Special Meeting or otherwise concerning the conduct of the Special Meeting.

   Any holder of Common Stock granting the proxy enclosed with this Proxy Statement has the power to revoke such proxy at any time prior to the exercise thereof by giving written notice of such revocation, or by delivering a later dated proxy, to the Secretary of the Company, Joseph C. Chan, 335 North Wilmot, Suite 250, Tucson, Arizona 85711, prior to the Special Meeting in the manner specified therein. All proxies will be voted at the Special Meeting and at any adjournment or adjournments thereof in the manner specified therein.

SOLICITATION

   All costs of soliciting proxies by the Company's Board of Directors, and the costs of printing and mailing this Proxy Statement, will be borne by the Company. In addition to solicitation by mail, officers of the Company or employees of the manager of the Company may solicit proxies from stockholders of the Company by telephone, telegram, or personal interview. Such persons will receive no additional compensation for such services. In addition, the Company will request persons holding Common Stock in their name or custody, or in the name of a nominee, to send the proxy materials to the principals and request authority for the execution of the proxies, and the Company will reimburse such persons for the reasonable expenses in so doing.

OTHER MATTERS

   The management of the Company is not aware of any matters to be presented for action at the Special Meeting other than the matters described in this Proxy Statement. If any other matters are properly presented for action, it is the intention of the person named in the enclosed form of proxy to vote in accordance with their judgment on such matters.

   It is currently expected that representatives of the Company's independent auditors will be present at the Special Meeting where they will have the opportunity to make a statement if they so decide and will be available to respond to appropriate questions.

                                THE TRANSACTIONS

GENERAL

   The Company, the Winton Partnerships, and certain other parties entered into the Combination Agreement on November 8, 1996. The Combination Agreement provides for (i) the Exchange Offer, (ii) the Asset Transfer, (iii) the Associates Merger, and (iv) the Pima Mergers.

   The terms and conditions of the Exchange Offer, the Asset Transfer, and the Associates Merger were determined by arms-length negotiations between the management of the Company and Don W. Winton who is the general partner of each of the Winton Partnerships and the sole stockholder of Winton & Associates. The Board of Directors of the Company approved the consummation of the Exchange Offer and the execution of the Combination Agreement and Associates Merger Agreement providing for the Asset Transfer and the Associates Merger, respectively, in each case subject to the approval of the stockholders of the Company of the issuance of shares of the Company's Common Stock in connection therewith. Mr. Winton approved the consummation of the Exchange Offer and the execution of the Combination Agreement and Associates Merger Agreement, respectively, subject to the determinations of the individual Winton Partners in the case of the Exchange Offer and to the requisite approval of the Winton Partnerships in the case of the Asset Transfer.

   The terms and conditions of the Pima Mergers were determined by negotiations between Jon A. Grove, Frank S. Parise, Jr., and Joseph C. Chan as the directors and shareholders of the corporate partners of Pima Mortgage and the directors and shareholders of Pima Realty on the one hand and the Special Committee on the other hand. In connection with the negotiations, the Special Committee retained independent legal counsel and engaged Oppenheimer & Co., Inc. ("Oppenheimer") to act as its financial advisor, to assist in the negotiation of the terms of the Pima Mergers (including the related employment agreements), and to deliver a written opinion as to the fairness of the consideration to be paid in the Pima Mergers (the "Fairness Opinion").

   The following descriptions of the Transactions are subject in their entirety to the detailed provisions of the (i) Combination Agreement, (ii) the Partnership Agreement, (iii) the Associates Merger Agreement, (iv) the Pima Realty/Pima Mortgage Merger Agreement, (v) the Employment Agreements between the Company and each of Messrs. Grove, Parise, Chan, and Winton, (vi) the Registration Agreement (the "Exchange Offer Registration Agreement") between the Company and Mr. Winton on behalf of the partners of the Winton Partnerships participating in the Exchange Offer, (vii) the Registration Agreement (the "Asset Transfer Registration Agreement") among the Company, Heritage LP, and the Approving Winton Partnerships, and (viii) a Letter of Transmittal and Assignment (the "Letter of Transmittal") to be delivered by each partner of a Winton Partnership participating in the Exchange Offer. Copies of the Combination Agreement, the Partnership Agreement, the Associates Merger Agreement, the Pima Realty/Pima Mortgage Merger Agreement, a form of the Employment Agreements, the Exchange Offer Registration Agreement, and the Asset Transfer Registration Agreement (collectively, the "Agreements"), are attached hereto as Appendix A, Appendix B, Appendix C, Appendix D, Appendix E, Appendix F, and Appendix G, respectively.

VOTE REQUIRED

  Stockholder Approval

   Pursuant to the rules of the Amex, approval of the Combination Proposal providing for the issuance of up to 1,980,000 shares of the Company's Common Stock in connection with the Transactions, or 63% of the total number of shares of Common Stock currently outstanding, requires the affirmative vote of a majority of the votes cast on the Combination Proposal.

  Approval of Winton Partnerships

   Approval of the Combination Agreement and the Asset Transfer contemplated thereby with respect to each Winton Partnership requires that the sum of (i) the value of the properties attributable to the Winton Partners of each such Winton Partnership that participate in the Exchange Offer, and (ii) the value of properties attributable to the Winton Partners of each such Winton Partnership that approve the
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
Asset Transfer exceed one-half of the value of the properties attributable to all Winton Partners of each such Winton Partnership. Approval of the Asset Transfer with respect to each Winton Partnership requires the affirmative vote of the majority of the limited partnership interests of such Winton Partnership. Such approval will constitute a vote to dissolve and liquidate each such Winton Partnership.

BACKGROUND

   In 1993, the Company changed its primary business focus from ownership of mortgage assets to acquisition, ownership, and development of apartment communities. The Company has been actively pursuing opportunities to expand its capital base and increase its apartment portfolio in order to (i) increase the portion of its operating cash flows generated from its apartment operations,
(ii) increase the efficiency of its apartment operations, (iii) diversify its apartment operations, (iv) become more competitive in acquisition opportunities, and (v) increase the attractiveness of its Common Stock to potential investors as a result of its increased size and liquidity.

  Acquisition  of  Winton Properties and Winton & Associates

   In early 1996, Jon A. Grove, the Chief Executive Officer of the Company, began negotiations with Don W. Winton, the general partner of the Winton Partnerships, for the acquisition of 13 apartment communities, one office building, and a related property management operation in exchange for shares of the Company's Common Stock. Messrs. Grove and Winton agreed that the structure of the acquisition should take a form, commonly referred to as a "Down REIT," in which each Winton Partnership would make a capital contribution of its assets and properties to a newly formed operating partnership in exchange for limited partnership units in such operating partnership. The limited partnership units in the operating partnership would be convertible into Common Stock. During the initial negotiations, Mr. Winton indicated that the Winton Partnerships would be interested in the acquisition only if the Company became a self-managed and self-administered real estate investment trust.

   The management of the Company met with the Company's Board of Directors in February 1996 to discuss the status of the negotiations with Mr. Winton with respect to the Company's acquisition of the assets and properties of the Winton Partnerships. The Board of Directors of the Company indicated a desire to pursue the acquisition of the assets and properties of the Winton Partnerships and directed the management of the Company to proceed with negotiations with Mr. Winton. By early May 1996, the management of the Company and Mr. Winton reached an understanding regarding the basic terms and conditions of the Company's acquisition of the assets and properties of the Winton Partnerships.

   Representatives of the Company and the Winton Partnerships continued to negotiate the terms and conditions of the proposed acquisition of the assets and properties of the Winton Partnerships between May 1996 and November 1996. By early November 1996, a general agreement was reached with respect to the acquisition of the assets and properties of the Winton Partnerships in a modified "Down REIT" structure. On November 8, 1996, a special meeting of the Company's Board of Directors was held telephonically to consider the acquisition proposal as negotiated. At this meeting, the Company's management made a presentation concerning material events of the proposed acquisition. After a discussion concerning certain terms and conditions to the acquisition, the Board of Directors formally approved the acquisition proposal.

  Pima Mergers

   Since its inception, the Company has been externally managed under a management agreement that compensates Pima Mortgage in the form of fees based on the Company's assets. This form of management agreement was typical of those found in real estate investment trusts organized before and at the time of the formation of the Company. During 1993, the Company changed its primary business focus to the acquisition and ownership of apartment communities and entered into agreements with Pima Realty under which Pima Realty currently manages apartment communities owned by the Company.

   During the last several years, there has been significant growth in the number and size of real estate investment trusts in the United States, including real estate investment trusts formed to own apartment properties. This growth has been fueled in part by increasing interest from institutional investors, such as mutual funds and pension funds, and has been marked by investors' and investment bankers' preference for real estate investment trusts that meet certain characteristics. Among these characteristics has been a "self-managed and self-administered" structure.

   As a result of the Company's observation of trends within the real estate investment trust industry, discussions with various investment bankers and others, and Mr. Winton's desire to internalize the management of the Company as a condition to the acquisition of the assets and properties of the Winton Partnerships, management of the Company concluded that it would be beneficial to convert to an "internally managed" structure to enhance the Company's ability to attract additional capital and thus grow in terms of size, liquidity, and revenue and to effect the acquisition of the assets and properties of the Winton Partnerships. Management discussed its conclusion with the Company's Board of Directors.

   In May 1996, representatives from Pima Mortgage and Pima Realty met with the Special Committee of the Board of Directors, consisting of the independent directors of the Company (Earl M. Baldwin, John J. Gisi, Raymond L. Horn, and Frederick C. Moor), established by the Board of Directors in May 1996, to discuss the acquisition of Pima Mortgage and Pima Realty by the Company. Representatives of Pima Mortgage and Pima Realty presented a proposal to the Special Committee in July 1996 for the merger of Pima Mortgage and Pima Realty with and into a subsidiary of the Company in exchange for shares of the Company's Common Stock and employment agreements under which the principals of Pima Mortgage and Pima Realty would become employees of the Company. In August 1996, the Special Committee retained special counsel and engaged Oppenheimer to act as its financial advisor, to assist the Special Committee in the negotiation of the terms of the Pima Mergers, and to deliver a fairness opinion respecting the consideration to be paid in the Pima Mergers.

   Representatives of Oppenheimer, the Special Committee, and the principals of Pima Mortgage and Pima Realty had numerous discussions relating to the terms of the Pima Mergers and employment agreements between August 1996 and November 1996. On November 1, 1996, a general agreement was reached with respect to the Pima Mergers and on November 7, 1996 the agreement was approved by the Special Committee. In making such a determination, the Special Committee was advised by representatives of Oppenheimer that Oppenheimer was then prepared to deliver its written fairness opinion with regard to the Pima Mergers. On November 11, 1996, Oppenheimer delivered its fairness opinion to the effect that, as of the date of such opinion and based on the assumptions and subject to the qualifications and limitations set forth therein, the consideration to be paid by the Company in the Pima Mergers is fair to the Company from a financial point of view. A copy of the opinion, which sets forth the assumptions made, matters considered, and limitations thereon, is attached as Appendix H and should be read in its entirety.

   The Company, the Winton Partnerships, Winton & Associates, Pima Mortgage, and Pima Realty, among other parties, entered into the Combination Agreement on November 8, 1996, which provides for, among other things, the acquisition of the assets and properties of the Winton Partnerships, the Associates Merger, and the Pima Mergers.

REASONS FOR THE TRANSACTIONS; RECOMMENDATIONS

 The Company

   The Company's Board of Directors believes that the terms of the Transactions are fair to, and in the best interests of, the Company and its stockholders. Accordingly, the Board of Directors of the Company by unanimous vote approved the Transactions and recommended that the Company's stockholders approve the Combination Proposal. In reaching its conclusion to recommend that the stockholders approve the Combination Proposal with respect to the Winton Partnerships, the Board of Directors considered a number of factors, including the following: (i) the geographic location of the Winton Properties; (ii) the age, construction quality, condition, and design of the Winton Properties; (iii) the current and projected cash flow of the Winton Properties and the potential to increase cash flow through lower debt service requirements, economies of scale, and other factors; (iv) the potential for capital appreciation of the Winton Properties; (v) the terms of tenant leases, including the potential for rent increases on the Winton

Properties; (vi) the potential for economic growth and the tax and regulatory environment of the communities in which the Winton Properties are located; (vii) the occupancy and demand by tenants for the Winton Properties of similar type in the vicinity; (viii) the prospects for liquidity through sale, financing, or refinancing of the Winton Properties; and (ix) the strong management of the Winton Properties. The consummation of the Transactions will expand the Company's apartment portfolio from 3,039 units in 19 apartment communities to 5,299 units in 32 apartment communities and also is expected to increase the percentage of the Company's revenue and income derived from apartment communities, increase the Company's real estate operating income, and increase the Company's equity on a financial statement basis. If the Transactions had taken place on January 1, 1996, the Transactions would have resulted in (a) an increase in real estate operating income from $3.8 million to $7.0 million for the nine months ended September 30, 1996 on a pro forma basis and (b) an increase in Stockholders' Equity from $40.5 million to $74.4 million at September 30, 1996 on a pro forma basis. While the Transactions would have had the effect of decreasing net income per share from $2.46 to $1.59 for the nine months ended September 30, 1996 on a pro forma basis, they would have increased funds from operations, as modified, from $.76 to $1.07 per share (see Note M to the Unaudited Pro Forma Combined Financial Statements).

   The Company has considered in the past and plans to consider in the future other acquisitions of apartment communities. See "Risk Factors -- Risks Relating to the Transactions -- Difficulty in Integrating Business Operations." The Company considers the acquisition of the Winton Properties to be the most favorable of the transactions it has considered to date. The acquisition will be subject to certain risks, however, including the fact that the Exchange Values of the Winton Properties may not reflect the actual values of those properties and the difficulties of integrating the Winton Properties into the Company's operations. See "Risk Factors -- Risks Relating to the Transactions."

   Prior to approving the Transactions, the Special Committee, consisting solely of non-management directors, unanimously determined the Pima Mergers and the issuance of 262,000 shares of Common Stock in connection therewith to be fair to, and in the best interests of, the Company and its stockholders. Accordingly, the Special Committee unanimously approved the Pima Mergers. In reaching its conclusion to recommend that the Board of Directors approve the Pima Mergers and the issuance of 262,000 shares of Common Stock in connection therewith, the Special Committee considered, without assigning relative weights to, a number of factors, including the following: (1) the potential for the Company to become more attractive to investors through the conversion of the Company from an externally managed real estate investment trust to a self-managed and self-administered real estate investment trust; (2) the potential for the Company to realize certain efficiencies arising from a self-managed structure by paying for management and advisory services directly rather than paying a third party for such services; (3) the proven expertise and substantial experience of the employees of Pima Mortgage and Pima Realty, who will become employees of the Company through the Pima Mergers, in the development, acquisition, and management of apartment communities, including the Company's existing portfolio of properties; (4) the belief of the Special Committee that the Pima Mergers will result in greater alignment of the interests of the principals of Pima Mortgage and Pima Realty with those of the Company's stockholders; (5) the structure of the Pima Mergers, which will not result in recognition of income or gain for federal income tax purposes by the Company; (6) the alternatives to the Pima Mergers, including the direct and indirect relative costs and benefits of
(A) terminating the agreements with Pima Mortgage and Pima Realty and hiring a new management team or (B) continuing to be advised by Pima Mortgage and Pima Realty; (7) the terms of the Pima Mergers (based on a pro forma basis for 1997 (see "Pima Mergers -- Opinion of Financial Advisor to the Special Committee")), which may result in an increase in the Company's per share income (excluding depreciation expenses and income from redemption and sales of mortgage assets);
(8) the valuation analysis performed by Oppenheimer; and (9) the oral opinion of Oppenheimer delivered to the Special Committee on November 1, 1996 to the effect that, as of the date of such opinion and based on the assumptions and subject to the qualifications and limitations set forth therein, the consideration to be paid by the Company in the Pima Mergers is fair to the Company and its stockholders from a financial point of view.

   The estimated per share amount is accretive to the net income of the Company. The cost attributable to the purchase of the Pima Entities will be assigned to the contract between the Company and the Pima

Entities and will be charged to contract termination expenses in 1997. Based on the analysis prepared by the Company and the Pima Entities, in 1997 the Company will incur an expense of $5,250,000 for the contract termination expenses, offset by estimated income attributable to the Pima Entities of approximately $694,000 or $2.65 per share based on the 262,000 shares of the Company's Common Stock to be issued in the Pima Mergers. The estimated per share amount is accretive to the net income of the Company on an ongoing basis and is significantly higher than the current $2.00 per share dividend rate of the Company.

  Winton Partnerships

   As the general partner of each of the Winton Partnerships, Mr. Winton (i) determined that the Combination Agreement and the transactions contemplated thereby are in the best interest of the partners (the "Winton Partners") of the Winton Partnerships, (ii) approved the Combination Agreement and the transactions contemplated thereby, and (iii) recommended that the Winton Partners either exchange their partnership interests in the Winton Partnerships in the Exchange Offer or approve and adopt the Combination Agreement and the Asset Transfer.

   In reaching his conclusions to approve the Exchange Offer and the Asset Transfer and recommend the participation of the Winton Partners, Mr. Winton considered a number of factors, including (a) the desire of Mr. Winton and other Winton Partners to convert their real estate holdings into a more liquid form of investment, (b) the ability of the Winton Partners to determine the timing of any dispositions of their investments in the Winton Partnerships and the fact that the Winton Partners will no longer be subject to the restrictions contained in each Winton Partnership's partnership agreement requiring a majority vote for the sale of an interest, (c) the terms of the acquisition proposal made by the Company, which were more favorable than alternative proposals, (d) the structure of the proposal made by the Company, which enables Winton Partners to participate either in the Exchange Offer or the Asset Transfer depending on their individual circumstances, (e) Mr. Winton's assessment of the apartment communities owned or operated by the Company, (f) Mr. Winton's assessment of the strength of the Company's management team, including their experience, knowledge, and integrity, (g) Mr. Winton's ability to participate in the management of the Company following the Transactions, which will enable him to have a meaningful impact on the investments made by the Winton Partners, and (h) the fact that the Company's current dividends exceed those currently paid by the Winton Partnership and the ability of the Winton Partners to participate in any appreciation of the trading price of the Company's Common Stock.

EMPLOYMENT AGREEMENTS

   As condition precedent to the obligations of the Company and Heritage Residential under the Pima Realty/Pima Mortgage Merger Agreement and the Associates Merger Agreement, each of Messrs, Grove, Parise, Chan, and Winton will enter into an employment agreement (collectively, the "Employment Agreements") with the Company. Under the Employment Agreements, each of Messrs. Grove, Parise, Chan, and Winton will receive compensation of $100,000 per annum and be eligible to receive an annual bonus in such amount, if any, as may be determined by the non-management directors of the Company and fringe benefits generally made available from time to time to employees of the Company.

   Each of Messrs. Grove, Parise, Chan, and Winton will be employed under the Employment Agreements for a term of five years commencing from the date of the Employment Agreements and from year-to-year thereafter until terminated by either party. The Company may terminate the Employment Agreements during the initial five-year term without penalty only for cause as defined in the agreements. The Employment Agreements also contain provisions that (i) prohibit Messrs. Grove, Parise, Chan, and Winton from competing with the business of the Company while employed by the Company and for 12 months after the termination of employment, and (ii) prohibit Messrs. Grove, Parise, Chan, and Winton, during the term of employment and for a period of 12 months after termination of employment, from directly or indirectly, for themselves or on behalf of any other person, seeking to hire or hiring any of the Company's personnel or employees. The Employment Agreements also require Messrs. Grove, Parise, Chan, and Winton to take all necessary precautions to prevent any unauthorized disclosure of any "Confidential Information" of the Company, as that term is defined in the Employment Agreements.

INDEMNIFICATION OF DON W. WINTON

   Under the Combination Agreement, Heritage LP has agreed to indemnify and hold harmless Mr. Winton in the event that Mr. Winton becomes a party to or a witness, or other participant in, or is threatened to be made a party to or a witness, or other participant in, a threatened, pending, or completed action, suit, investigation, or proceeding, and appeal thereof, whether civil, criminal, administrative or investigative, and/or any inquiry or investigation by reason of or arising out of Mr. Winton having been the general partner of an Approving Winton Partnership. The maximum amount of such indemnification (which covers expenses, judgments, fines, penalties, and amounts paid in settlement) will be equal to the aggregate value of the assets and properties contributed by the Approving Winton Partnerships to Heritage LP in the Asset Transfer on the Closing Date.

APPROVING WINTON PARTNERSHIPS

   The Company will not be required to accept for payment or pay for any partnerships interests tendered by a Winton Partner pursuant to the Exchange Offer, and Heritage LP will not be required to consummate the Asset Transfer with a Winton Partnership, unless (i) such Winton Partnership satisfies certain conditions (as set forth below), and (ii) such Winton Partnership is an Approving Winton Partnership. A Winton Partnership will be deemed an Approving Winton Partnership if the Company and Heritage LP perform all of their respective obligations with respect to such Winton Partnership and if each of the following conditions with respect to such Winton Partnership has been satisfied by such Winton Partnership at the Closing Date or waived by the Company (with respect to the Exchange Offer) or Heritage LP (with respect to the Asset Transfer): (a) the accuracy in all material respects of the representations and warranties made by such Winton Partnership; (b) the absence of any action or proceeding by any governmental agency that might result in substantial damages with respect to the property owned by such Winton Partnership; (c) the absence of any court order in an action or proceeding that enjoins, restrains, or prohibits the consummation of the Transactions with respect to such Winton Partnership; (d) the delivery of certain items by such Winton Partnership and the performance by such Winton Partnership of its obligations under the Combination Agreement; (e) the sum of the aggregate percentage interest of partners in the Winton Partnership that participates in the Exchange Offer and the percentage interest of all partners approving the Asset Transfer totals at least one-half of all partnership interests in such Winton Partnership; (f) the absence of a material default under any of the leases of certain tenants on the property of such Winton Partnership and the absence of insolvency or bankruptcy proceedings by any such tenants; (g) the delivery of certain owners' policies of title insurance by such Winton Partnership; (h) receipt of lender consent for the transfer of property subject to mortgage debt, unless Heritage LP agrees to refinance or repay such debt; and
(i) the absence of any material adverse change in the business, properties, net income, or financial condition of such Winton Partnership.

CONDITIONS TO THE TRANSACTIONS; TERMINATION

   In addition to approval of the Combination Proposal by the stockholders of the Company and certain other conditions described herein, the respective obligations of the parties to consummate the Transactions are subject to satisfaction or waiver of certain conditions, including the following conditions: (i) the satisfaction or waiver of all of the conditions to the transactions contemplated by the Pima Realty/Pima Mortgage Merger Agreement and the Associates Merger Agreement; (ii) no withdrawal of the Fairness Opinion;
(iii) the aggregate value attributable to the properties, as adjusted, of the Approving Winton Partnerships equals or exceeds 70% of the value of the properties, as adjusted, of all Winton Partnerships, provided that First Appian Way, Greenwood Creek, and Springfield will be considered Approving Winton
Partnerships (the "Minimum Condition"); (iv) the absence of any action or proceeding by any governmental agency that would enjoin, restrain, or prohibit, or might result in substantial damages in respect of, the Combination Agreement or the Transactions; and (v) the cash payment by Heritage LP to the Approving Winton Partnerships in the Asset Transfer in an amount not exceeding $1.5 million.

   The respective obligations of each Approving Winton Partnership to consummate the Transactions also are subject, among other things, to (a) the accuracy in all material respects of the representations and warranties made by the Company,
(b) the delivery by the Company of certain items as set forth in the Combination Agreement, and (c) the performance by the Company of its obligations under the Combination Agreement.

   The Combination Agreement may be terminated by either the Winton Partnerships or the Company (1) if the Exchange Offer shall not have occurred, (2) if the Closing Date shall not have occurred on or before April 30, 1997, (3) if certain legal proceedings with respect to the Combination Agreement have been instituted or threatened before any court or governmental agency, (4) if the other fails to comply with a material obligation in the Combination Agreement or any of the related agreements, (5) if a representation or warranty of the other in the Combination Agreement or any of the related agreements is not true and correct in any material respect, (6) if the stockholders of the Company do not approve the Combination Proposal, and (7) by mutual written consent of the Winton Partnerships and the Company. The Combination Agreement also may be terminated by the Winton Partnerships prior to the completion of the Exchange Offer if some or all of the Winton Partnerships receives an alternative acquisition proposal that the general partner of the Winton Partnerships determines, based upon written advice of counsel, that his fiduciary obligations require that such alternative acquisition proposal be accepted.

   The Company will receive a break-up fee of $1.0 million, plus the reimbursement of its expenses up to $1.0 million incurred in connection with the Transactions, from any Winton Partnerships that (i) terminate the Combination Agreement to accept an alternative acquisition proposal within 18 months of the date of termination or (ii) accept a pre-existing alternative acquisition proposal within 18 months of the termination of the Combination Agreement by the Company or the Winton Partnerships as a result of the non-occurrence of the Exchange Offer. The Winton Partnerships and Mr. Winton will receive a break-up fee of $1.0 million, plus the reimbursement of their expenses up to $1.0 million incurred in connection with the Transactions, from the Company if (a) the Company's stockholders do not approve the Combination Proposal and (b) (1) a person acquires 50% or more of the Company's Common Stock, (2) the Company enters into or approves of an agreement to merge the Company with and into another entity or transfer substantially all of its assets to another entity,
(3) a person proposes a merger of the Company with and into another entity or the purchase of substantially all of the Company's assets, or (4) a person makes a tender offer that would make such person a 50% or more owner of the Company's Common Stock. The Company or the Winton Partnerships also will be entitled to receive its expenses incurred in connection with the Combination Proposal from the other if the Combination Agreement is terminated by the other's breach or failure to comply with the terms and conditions of the Combination Agreement.

EXEMPTION FROM REGISTRATION OF COMMON STOCK

   Shares of the Company's Common Stock issued in connection with the Transactions will not be registered under the Securities Act and, as a result, will be subject to substantial restrictions on transfer. The Company is relying on an exemption from registration for certain offerings set forth in Section 4(2) of the Securities Act and Securities Act Rule 506, which provides an exemption from registration for securities offered to accredited investors as defined in Regulation D promulgated under the Securities Act. As a result, Winton Partners that wish to receive Common Stock in the Exchange Offer or LP Units in the Asset Transfer must make certain representations and warranties to the Company with respect to, among other things, their status as accredited investors as defined in Regulation D promulgated under the Securities Act. In addition, Messrs. Grove, Parise, Chan, and Winton must make certain representations and warranties to the Company with respect to, among other things, their status as accredited investors as defined in Regulation D to receive Common Stock in the Pima Mergers or the Associates Merger.

NO SOLICITATION OF OTHER TRANSACTIONS

   Mr. Winton and each of the Winton Partnerships have agreed that they will not, nor will any of their officers, directors, affiliates, representatives or agents solicit or initiate discussions concerning a merger, a sale of assets or partnership interests of any of the Winton Partnerships, or, subject to the fiduciary duties of Mr. Winton as the general partner of each of the Winton Partnerships, disclose any non-public information concerning the business or assets of any of the Winton Partnerships.

CLOSING

  Closing Date

   The consummation of the Transactions (the "Closing") with respect to the Approving Winton Partnerships, except First Appian Way Associates, L.P. ("First Appian Way"), First Greenwood Creek Associates, L.P. ("Greenwood Creek"), and First Springfield Associates, L.P. ("Springfield"), will be completed on a date as promptly as practicable following the approval of the Combination Proposal by the requisite vote of the stockholders of the Company and the satisfaction and waiver of the other conditions to the Transactions (the "Closing Date"). The consummation of the Transactions with respect to First Appian Way, Greenwood Creek, and Springfield (the "Subsequent Closing") will be completed on a date that is agreed upon by the Company and Mr. Winton, but in no event earlier than March 1, 1997 (the "Subsequent Closing Date").

   At the time the Company entered into the Combination Agreement, each of First Appian Way, Greenwood Creek, and Springfield were being refurbished. As a result, the Company chose to provide for the Subsequent Closing in order to evaluate the operation of each of First Appian Way, Greenwood Creek, and Springfield under normal conditions and to provide each of these properties additional time to increase their respective occupancy levels. The obligation of the Company to participate in the Subsequent Closing is contingent upon each of First Appian Way, Greenwood Creek, and Springfield realizing certain pre-established net operating incomes for the three months prior to the Subsequent Closing Date. In the event that the Closing Date does not occur prior to the Subsequent Closing Date, the Subsequent Closing will occur simultaneously with the Closing. It currently is anticipated that the Closing Date will take place in April 1997 if the Combination Proposal is approved.

  Sequence of Closings

   The Transactions shall be deemed to occur in the following order: (i) the Exchange Offer will be deemed to close with respect to Approving Winton Partnerships participating in the Closing; (ii) the Asset Transfer will be deemed to close with respect to Approving Winton Partnerships participating in the Closing; (iii) the Pima Realty Merger will close; (iv) the Pima Mortgage Merger will close; (v) the Associates Merger will close; (vi) each of Messrs. Grove, Parise, Chan, and Winton will enter into an employment agreement with the Company; (vii) the Exchange Offer will be deemed to close with respect to Approving Winton Partnerships participating in the Subsequent Closing (in the event the Subsequent Closing does not occur simultaneously with the Closing); and (viii) the Asset Transfer will be deemed to close with respect to Approving Winton Partnerships participating in the Subsequent Closing (in the event the Subsequent Closing does not occur simultaneously with the Closing).

                               THE EXCHANGE OFFER

OFFER TO PURCHASE

   The Combination Agreement requires the Company to make the Exchange Offer to Winton Partners to exchange their Winton Partnership Interests in whole or in part for shares of the Company's Common Stock. The purpose of the Exchange Offer is to enable Winton Partners the opportunity to acquire Common Stock of the Company rather than LP Units in Heritage LP through the Asset Transfer. The Combination Agreement, however, limits the eligibility to participate in the Exchange Offer to those Winton Partners that (i) tender Winton Partnership Interests in Winton Partnerships that approve the transactions contemplated by the Combination Agreement (the "Approving Winton Partnerships"), and (ii) qualify as "accredited investors" as defined in Regulation D promulgated under the Securities Act of 1933, as amended (the "Securities Act"). The Company will not be entitled to purchase any Winton Partnership Interests tendered pursuant to the Exchange Offer unless all of the conditions to the consummation of the Transactions contemplated by the Combination Agreement have been satisfied or waived.

ELECTION TO TENDER; PURCHASE PRICE

   The election of a Winton Partner to tender all or a part of such partner's Winton Partnership Interests is made upon the execution of a Letter of Transmittal by such Winton Partner and the delivery of the

Letter of Transmittal to Don W. Winton, general partner of each of the Winton Partnerships, as custodian (the "Custodian") pursuant to a Custody Agreement. All tenders by Winton Partners are irrevocable. The Custodian will deliver the executed Letters of Transmittal to the Company at the Closing only if the conditions to the consummation of the Transactions contemplated by the Combination Agreement have been satisfied or waived. The Custody Agreement requires the Custodian to return a Letter of Transmittal to each such Winton Partner of a Winton Partnership that does not approve the transactions contemplated by the Combination Agreement and, as a result, no shares of Common Stock will be exchanged in the Exchange Offer for Winton Partnership Interests held by such Winton Partners.

   Upon delivery of the executed Letters of Transmittal by the Custodian to the Company, the Company will deliver to each Winton Partner of an Approving Winton Partnership that number of shares of Common Stock equal to the quotient obtained by dividing that portion of such Winton Partnership's property value attributable to such tendered Winton Partnership Interests by $18.10, which is equal to the average closing price of the Company's Common Stock on the Amex during the 36-week period prior to the execution of the Combination Agreement. Each Winton Partner participating in the Exchange Offer must acknowledge that such shares of Common Stock have not been registered under the Securities Act or any state securities laws and cannot be resold without registration thereunder or exemption therefrom. The Company will issue a whole share of Common Stock in lieu of any fractional share interest in which each Winton Partner would be entitled under the Exchange Offer.

CONSENT TO ADMISSION OF THE COMPANY AS A WINTON PARTNER

   The Letters of Transmittal provide that in the event that the Transactions contemplated by the Combination Agreement are consummated, the Winton Partners, including Mr. Winton, that participate in the Exchange Offer by tendering all or any part of their Winton Partnership Interests by executing and properly delivering a Letter of Transmittal to the Custodian, consent to the admission of the Company as a substituted limited partner in such Winton Partnership. Mr. Winton has the right to tender all or any part of his right to receive distributions as a general partner in each of the Winton Partnerships in exchange for shares of Common Stock pursuant to the Exchange Offer. In such case, Mr. Winton will remain as the general partner of each of the Winton Partnerships and the Company will only have the right to receive distributions as a general partner of each of such Winton Partnerships.

REPRESENTATIONS AND WARRANTIES

   The Letters of Transmittal require the Winton Partners participating in the Exchange Offer to make certain representations and warranties to the Company with respect to their ownership of Winton Partnership Interests being exchanged in the Exchange Offer; their authority to sell such Winton Partnership Interests; their good and marketable title to such Winton Partnership Interests; their acquisition of Common Stock of the Company being for their own respective accounts and not with a view to distribution or resale; their knowledge and experience in financial and business matters; their capability to evaluate the merits and risks of acquiring Common Stock of the Company; their ability to bear the economic risk of acquiring Common Stock of the Company; their receipt of and access to information that a reasonable investor would attach significance in making investment decisions and any other information that they have requested; and their status as accredited investors as defined in Regulation D promulgated under the Securities Act. The Company also has made certain representations and warranties in connection with the Exchange Offer with respect to (i) the sufficiency of the number of shares of Common Stock that have been reserved from the authorized capital stock of the Company for the Exchange Offer, and (ii) the shares of Common Stock transferred to the Winton Partners being duly authorized, validly issued, fully paid, and nonassessable and not being subject to any preemptive or similar right.

FEDERAL INCOME TAX CONSEQUENCES

   The following discussion is a summary of the material federal income tax consequences of the Exchange Offer, but does not purport to be a complete analysis of all the potential tax effects. The discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, Internal Revenue Service (the "Service") rulings, and judicial, or administrative action, and any such change may be applied retroactively. No information is provided herein with respect to foreign, state, or local tax laws or estate and gift tax considerations.

   A corporation's issuance of its own stock is not a taxable event to the corporation. Therefore, the Company will not recognize any taxable gain or loss in connection with the Exchange Offer. In addition, the Company's existing stockholders will have no federal income tax consequences as a result of the Exchange Offer. The Company will receive a tax basis in each Winton Partnership Interest acquired in the Exchange Offer equal to the fair market value of the Company's Common Stock issued in exchange for such interest. The fair market value of the Company's Common Stock will be the market price of a share of the Company's Common Stock on the Closing Date multiplied by the number of shares of Company's Common Stock issued in exchange for the Winton Partnership Interest.

EXCHANGE OFFER REGISTRATION AGREEMENT AND LISTING OF COMMON STOCK

   The Combination Agreement provides for the Company to enter into a registration agreement (the "Exchange Offer Registration Agreement") for the benefit of each of the Winton Partners that participates in the Exchange Offer providing certain registration rights with respect to the shares of the Company's Common Stock issued in connection with the Exchange Offer. Pursuant to the terms of the Exchange Offer Registration Agreement, immediately following the Closing, the Company must file a registration statement under the Securities Act and any state securities laws covering such shares of Common Stock for resale. The Company must use its best efforts to cause such registration statement to become effective as soon as practicable, but in no event later than May 31, 1997, and to keep such registration statement effective for a period of three years. The Registration Agreement also requires the Company, on one occasion, to file, and use its best efforts to cause to become effective, an applicable registration statement, upon the request of holders of at least $10.0 million of Common Stock subject to registration, to register such shares of Common Stock in a firm underwriting by underwriters of national reputation. In addition, if at any time the Company proposes to file a registration statement under the Securities Act on Form S-1, S-2, or S-3 (or other appropriate form), on its behalf or on behalf of any of its security holders, the holders of shares of Common Stock received pursuant to the Exchange Offer will be entitled to include their shares of Common Stock in that registration statement. The right of the holders of shares of Common Stock received pursuant to the Exchange Offer to have their shares registered pursuant to the Exchange Offer Registration Agreement will be subject to certain limitations, including the right of the Company to defer the filing of a registration statement if the Company's Board of Directors determines, in its good faith judgement, that the filing of such registration would be detrimental to the Company and its stockholders or would interfere with any pending material corporate transaction involving the Company.

   The Company intends to file an additional listing application for shares of Common Stock issued in the Exchange Offer on the Amex.

                               THE ASSET TRANSFER

EFFECT OF ASSET TRANSFER

   The Asset Transfer provides for each of the Approving Winton Partnerships to transfer substantially all of its assets and properties as a capital contribution to Heritage LP in exchange for LP Units in Heritage LP and cash. The LP Units will be convertible into shares of the Company's Common Stock at any time following the first anniversary of the Closing Date in accordance with the Partnership Agreement of Heritage LP. Promptly following the Closing Date, each of the Approving Winton Partnerships will distribute the LP Units in a liquidating distribution to its partners (the "Distributees") that are deemed to be accredited investors as defined in Regulation D promulgated under the Securities Act and will distribute cash in a liquidating distribution to its partners that are not deemed accredited investors. The consummation of the Asset Transfer depends upon the consummation of the Exchange Offer, the Associates Merger, and the Pima Mergers. As a result of the Exchange Offer, the Company will be a limited partner in each Approving Winton Partnership to the extent of acceptances of the Exchange Offer by Winton Partners in such Approving Winton Partnerships.

CAPITAL CONTRIBUTIONS TO HERITAGE LP

  The Company and Heritage SGP

   The Company and Heritage SGP will make an initial capital contribution to Heritage LP in connection with the Asset Transfer equal to the sum of (i) that portion of debt that will be repaid by Heritage LP, (ii) that portion of monetary liens on the properties of the Approving Winton Partnerships that the Company elects to satisfy, (iii) $1.6 million to pay the closing costs of the Approving Winton Partnerships, (iv) certain taxes and assessments, collected rent, utility costs, fees and charges under service contracts, common area and maintenance charges, transfer debt, insurance costs, amounts payable to persons that have performed services or labor or supplied material in connection with any of the properties of the Approving Winton Partnerships, and any leasing commissions relating to the properties of the Approving Winton Partnerships (the "Prorations"), (v) due diligence expenses incurred by Heritage LP, the Company, and Heritage SGP in connection with the Asset Transfer, and (vi) any cash required to be distributed to Winton Partners that are deemed to be non-accredited in accordance with the Asset Transfer and the subsequent liquidation of the Approving Winton Partnerships up to a maximum of $1.5 million.

   The Company and Heritage SGP will receive general partnership units in Heritage LP ("GP Units") in consideration for their initial capital contribution to Heritage LP and, as a result, will be the sole general partners of Heritage LP.

  The Approving Winton Partnerships

   Each of the Approving Winton Partnerships will make an initial capital contribution to Heritage LP in connection with the Asset Transfer of the real properties of such Approving Winton Partnership, together with (i) all improvements located on such properties, (ii) all the rights, benefits, privileges, easements, tenements, hereditaments, and appurtenances on such properties, and (iii) all right, title, and interest in certain land adjoining such properties. In addition, each Approving Winton Partnership will contribute to Heritage LP the intangible personal property relating to its real property, certain leases relating to the improvements on its real property, and certain tangible personal property, including equipment, machinery, furniture, furnishings, and other tangible personal property relating to its real property.

   Each of the Approving Winton Partnerships will receive LP Units and cash in consideration for its initial capital contribution to Heritage LP and, as a result, the Approving Winton Partnerships initially will be the sole limited partners of Heritage LP.

MORTGAGE DEBT

   The properties of each of the Approving Winton Partnerships that will be contributed to Heritage LP are subject to mortgage debt. Heritage LP will have the right to (i) refinance all or a portion of the mortgage debt, (ii) pay all or a portion of such mortgage debt from the proceeds of the Company's initial capital contribution to Heritage LP, or (iii) exclude the property subject to mortgage debt from the Asset Transfer. See "Information Regarding the Winton Partnerships -- Exchange Values" for a description of the mortgage debt attributable to the property held by each Winton Partnership.

PRORATIONS

   In connection with the determination of the amount of the Exchange Values and the initial capital contribution of the Company and Heritage SGP to Heritage LP, certain items with respect to the properties of the Approving Winton Partnerships will be apportioned and prorated between each respective Approving Winton Partnership and Heritage LP as of the end of the day preceding the
Closing Date. The Prorations include (i) general real estate taxes and assessments for each property, (ii) all collected rent and other income under the leases in effect at the Closing Date, (iii) certain utility costs, including water, sewer, electric, and gas, (iv) fees and charges under service contracts relating to the properties that are the obligations of any Approving Winton Partnership and are being assigned to and assumed by Heritage LP at the Closing Date, (v) common area maintenance charges and other operating expenses paid by tenants to any Approving Winton Partnership, (vi) interest accrued on transferred debt not yet due and payable through the day prior to the Closing Date and any principal, interest, and other amounts due and payable on the Closing Date pursuant to the transferred debt,
(vii) premiums or other fees payable in connection with insurance policies that are being assigned to and assumed by Heritage LP, (viii) other expenses relating to the ownership or operation of the properties of the Approving Winton Partnerships being assumed by Heritage LP, (ix) amounts payable for services, labor, or supplied materials in connection with any of the properties of the Approving Winton Partnerships, including, among other things, amounts payable to architects, contractors, subcontractors, designers, suppliers, and engineers, and (x) certain leasing or other fees or commissions payable in connection with leases or any renewal or extension of a lease relating to the properties of the Approving Winton Partnerships.

ISSUANCE OF LP UNITS AND CASH

   In exchange for the capital contributions made by the Approving Winton Partnerships, Heritage LP will issue LP Units and cash to each Approving Winton Partnership. The number of LP Units to be distributed to each Approving Winton Partnership will be equal to the Exchange Value of such Approving Winton Partnership's property less the related mortgage debt and cash used for partnership closing costs attributable to its partners that are accredited investors divided by $18.10, which is the average closing price of the Company's Common Stock on the Amex during the 36-week period prior to the execution of the Combination Agreement. Heritage LP will issue a whole LP Unit in lieu of any fractional LP Unit to which such Approving Winton Partnership would otherwise be entitled. The maximum aggregate number of LP Units to be distributed to the Approving Winton Partnerships based on September 30, 1996 mortgage debt balances would be 1,623,000. Heritage LP also will distribute cash to each Approving Winton Partnership in an amount equal to the Exchange Value of such Approving Winton Partnership attributable to its partners that are non-accredited investors divided by the average closing price of the Company's Common Stock on the Amex during the 90 trading days immediately prior to the Closing Date, provided that the aggregate amount of cash distributed by Heritage LP to the Approving Winton Partnerships in no event will exceed $1.5 million.

REPRESENTATIONS AND WARRANTIES

   The Company and each of the Approving Winton Partnerships have made certain representations and warranties regarding their respective businesses, properties, and financial conditions as well as the accuracy and completeness of the information supplied by them for inclusion herein. These representations and warranties will not survive beyond the Closing. The termination of these representations and warranties, however, will not affect the potential liability of the Company under the Securities Act for any material misstatements or omissions.

   Heritage SGP and Heritage LP have made certain representations and warranties with respect to their valid existence or incorporation, good standing, and authority to enter into the Combination Agreement. In addition, Heritage SGP and Heritage LP have made certain representations and warranties with respect to the absence of (i) violation of laws or their respective partnership agreement or corporate documents by their execution and delivery of the Combination Agreement and their consummation of the transactions contemplated thereby, and (ii) pending or threatening litigation or legal proceedings.

   The Distributees have made certain representations and warranties to the Company with respect to their acquisition of LP Units being for their own respective accounts and not with a view to distribution or resale; their knowledge and experience in financial and business matters; their capability to evaluate the merits and risks of acquiring LP Units; their ability to bear the economic risk of acquiring LP Units; their receipt of and access to information that a reasonable investor would attach significance in making investment decisions and any other information that they have requested; and their status as accredited investors as defined in Regulation D promulgated under the Securities Act.

CONDUCT OF OPERATIONS PRIOR TO CLOSING

   Each of the Approving Winton Partnerships has agreed that, prior to the Closing, it will (i) operate and manage its properties in the ordinary course of business, perform regular maintenance, maintain existing insurance coverage, perform its obligations under all leases with tenants, service contracts, and loan documents applicable to the real properties owned by it, and pay and discharge, in the ordinary course of business, all obligations and liabilities relating to its properties; (ii) consult with the Company prior to terminating any lease or service contract (except in the ordinary course of business) or entering into or modifying any contract or agreement relating to its properties that would be binding on Heritage LP or the Company after the Closing; (iii) enter into new leases and modify existing leases relating to its properties only with the Company's consent, except for modifications typically made in the ordinary course of business; and (iv) notify the Company of any matters that may arise prior to the Closing that could have a material effect on any of its properties, such as pending or threatened litigation, notices of violations from governmental or quasi-governmental authorities or agencies, tenant defaults, bankruptcies or insolvencies, and asserted landlord defaults.

   Each of the Approving Winton Partnerships also has agreed that, without the prior consent of the Company, it will not (a) incur, create, or assume any new indebtedness, other than amounts incurred in the ordinary course of business, or grant any new lien, mortgage, security interest, or pledge of any kind on any of its properties prior to the Closing; (b) accept rents or occupancy payments from any tenant of its properties for more than one month in advance, except in the ordinary course of business; or (c) increase the compensation payable to any employee or partner or the fees payable pursuant to any management or consulting agreement or introduce or change any pension or profit sharing plan or any other employee benefit arrangement.

   Each of the Approving Winton Partnerships, the Company, and Heritage SGP has agreed that, without the prior written consent of the other parties to the Asset Transfer, it will (1) use its best efforts to preserve intact its present business organization, present goodwill, and advantageous relationships; (2) preserve and maintain in force all licenses, registrations, franchises, patents, trademarks, copyrights, bonds, and other similar rights; (3) maintain insurance policies currently in effect; (4) operate its business only in the usual, regular, and ordinary course and manner; (5) maintain its books, accounts, and records in the usual, regular, and ordinary manner and on a basis consistent with prior years; (6) refrain from amending its articles of incorporation, bylaws, partnership agreement, or management agreements or changing its capital or capital stock, except as contemplated by the terms of the Asset Transfer; (7) refrain from declaring, making, or paying any dividends or other distributions; and (8) use its best efforts to obtain all necessary consents and approvals of other persons and governmental authorities necessary for the full and timely performance of its obligations under the Combination Agreement.

PLAN OF DISSOLUTION AND LIQUIDATION

   Subject to the terms and conditions of the Combination Agreement, each of the Approving Winton Partnerships organized under the laws of the state of Washington will dissolve by filing Articles of Dissolution with the Washington Secretary of State and each of the Approving Winton Partnerships organized under the laws of the state of Texas will dissolve by filing Articles of Dissolution with the Texas Secretary of State. Immediately following the filing of Articles of Dissolution, each of the Approving Winton Partnerships will liquidate by distributing its net assets to its partners as promptly as practicable (the "Liquidating Distribution"). At such time, the only assets of the Approving Winton Partnerships will be the LP Units and cash received pursuant to the Asset Transfer. As of the date that each of the Approving Winton Partnerships pays its Liquidating Distribution to its partners, all partnership interests in each such Approving Winton Partnership will be converted into the right to receive a pro rata share of the Liquidating Distribution. Each Winton Partner that is an accredited investor as defined in Regulation D promulgated under the Securities Act will receive such partner's pro rata share of LP Units. The maximum number of LP Units to be distributed by the Approving Winton Partnerships in the Liquidating Distributions will be 1,623,000 based on September 30, 1996 mortgage debt balances. Each Winton Partner that is not an accredited investor will receive cash.

FEDERAL INCOME TAX CONSEQUENCES

   The following discussion is a summary of the material federal income tax consequences of the Asset Transfer, but does not purport to be a complete analysis of all the potential tax effects. The discussion is based upon the Code, Treasury Regulations, Service rulings, and judicial decisions now in effect, all of
which  are  subject  to  change  at  any  time  by  legislative,   judicial,  or
administrative action, and any of which may be applied retroactively. No information is provided herein with respect to foreign, state, or local tax laws or estate and gift tax considerations.

   In connection with the Asset Transfer, the Company and Heritage SGP will make an initial capital contribution to Heritage LP as described herein. See "The Transactions -- The Asset Transfer -- Capital Contributions to Heritage LP." Generally, capital contributions to a partnership do not cause the recognition of gain or loss. The contributing partner receives a basis in its partnership interest equal to the amount of money and the adjusted basis of any property contributed to the partnership. The Company and Heritage SGP will receive general partnership units in Heritage LP in consideration for their initial capital contribution to Heritage LP and, as a result, will be the sole general partners of Heritage LP.

   As general partners in Heritage LP, the Company and Heritage SGP have committed to contribute to Heritage LP a minimum of $400,000 in each partnership fiscal year in exchange for additional GP Units. The Company and Heritage SGP also will be required to make minimum aggregate capital contributions to Heritage LP in an amount equal to at least 1.01% of aggregate capital contributions of the limited partners. Such minimum aggregate amount will be satisfied by the initial capital contribution, and the required additional annual contribution, and sums in addition to these contributions, will only be necessary if Heritage LP makes significant additional acquisitions. Upon liquidation of Heritage LP, the Company and Heritage SGP will also be required to contribute funds to Heritage LP in an amount necessary to eliminate their negative capital account balances, if any.

   The Company and Heritage SGP will be entitled to receive quarterly distributions from Heritage LP to the extent that Heritage LP's available cash flow exceeds the amount necessary to distribute to the limited partners, on a cumulative basis, equal to an amount per LP Unit equal to the dividend per share paid by the Company for each quarter. The Company and Heritage SGP also will be entitled to receive distributions of all capital proceeds from Heritage SGP, except that for 10 years following the execution of the Partnership Agreement, Heritage LP must first distribute cash from capital transactions to the limited partners to the extent of any unpaid operating cash flow distributions and interest thereon.

   Profits from Heritage LP's operations will be allocated to the partners (i) first, based upon prior losses allocated to the partners, (ii) second, to the limited partners to the extent of distributions and any required but unpaid distributions and interest thereon, and (iii) third, to the Company and Heritage SGP. Losses from Heritage LP's operations will be allocated to the partners based upon their percentage interests in Heritage LP, except that the Company and Heritage SGP will be allocated all losses at any time that the allocation of losses to the limited partners would cause such limited partners to have adjusted capital account deficits.

   As a limited partner in Heritage LP, the Company will also be subject to the tax consequences of a limited partner, including the receipt of a proportionate share of the distributions to the limited partners and the allocation of a proportionate share of the profits and losses of the limited partners.

   The Company  also will be required to issue  additional  shares of its Common
Stock upon the conversion of any LP Units by the limited partners of Heritage LP. A corporation's issuance of its own stock is not a taxable event to the corporation. Therefore, the Company will not recognize any taxable gain or loss in connection with the issuance of its Common Stock in exchange for LP Units. In addition, the Company's existing stockholders will have no federal income tax consequences as a result of the exchange of LP Units for the Company's Common Stock.

ASSET TRANSFER REGISTRATION AGREEMENT AND LISTING OF COMMON STOCK

   The Combination Agreement provides for the Company to enter into a registration agreement (the "Asset Transfer Registration Agreement") with each of the Approving Winton Partnerships on behalf of the Distributees under which the Distributees will have certain registration rights with respect to the shares of Common Stock of the Company into which the LP Units issued in connection with the Asset Transfer will be convertible at any time following the first anniversary date of the Closing. Pursuant to the terms of the Registration Agreement, not later than nine months after the Closing, the Company must file a registration statement under the Securities Act and any state securities laws covering such shares of

Common Stock for resale. The Company must use its best efforts to cause such registration statement to become effective by the time that the LP Units may be converted into shares of the Company's Common Stock and to keep such registration statement available for a period of 10 years. The Registration Agreement also requires the Company to file a registration statement, upon the request of holders of at least $5.0 million of Common Stock subject to registration, to register such shares of Common Stock in a firm underwriting by underwriters of national reputation. The holders of such shares of Common Stock will be entitled to require the Company to effect one such registration. In addition, if at any time the Company proposes to file a registration under the Securities Act on Form S-1, S-2, or S-3 (or other appropriate form), on its behalf or on behalf of any of its security holders, the holders of shares of Common Stock distributed pursuant to the Asset Transfer will be entitled to include their shares of Common Stock in that registration statement. The right of the holders of shares of Common Stock received pursuant to the Asset Transfer to have their shares registered under the Registration Agreement will be subject to certain limitations, including the right of the Company to defer the filing of a registration statement if the Company's Board of Directors determines, in its good faith judgment, that such registration would be detrimental to the Company and its stockholders or would interfere with any pending material corporate transaction involving the Company.

   The Company intends to file an additional listing application with the Amex for shares of its Common Stock issued upon the conversion of LP Units.

                              THE ASSOCIATES MERGER

GENERAL

   The Associates Merger Agreement provides for Winton & Associates, the manager of the operations of each of the apartment properties and the office building held by the Winton Partnerships, to merge with and into Heritage Residential with Heritage Residential being the surviving corporation. The consummation of the Associates Merger depends upon the consummation of the Exchange Offer, the Asset Transfer, the Pima Mergers, and the other transactions contemplated by the Combination Agreement. Reference is made to the text of the Combination Agreement and the Associates Merger Agreement, which are attached as Appendix A and Appendix C, respectively.

EFFECT OF THE ASSOCIATES MERGER

   Upon the Associates Merger becoming effective under applicable state law, Winton & Associates will be merged with and into Heritage Residential and the separate existence of Winton & Associates will terminate. All of the business assets and rights of Winton & Associates will be transferred to Heritage Residential, and Heritage Residential will assume all of the obligations and liabilities of Winton & Associates at the Closing Date. The Associates Merger Agreement provides that the Articles of Incorporation and Bylaws of Heritage Residential as in effect immediately prior to the Closing Date will be the Articles of Incorporation and Bylaws of Heritage Residential after the Closing Date.

   At the Closing Date, all of the issued and outstanding shares of Associates Common Stock will be converted into a total of 70,284 shares of Common Stock. In addition, Mr. Winton will enter into an employment agreement with the Company for a term of five years in accordance with the Associates Merger Agreement.

REPRESENTATIONS AND WARRANTIES

   Each of Winton & Associates, Heritage Residential, and the Company has made certain representations and warranties with respect to its incorporation, good standing, and qualification to do business; corporate authority; capital stock, options, warrants, and rights; subsidiaries; financial statements and financial condition; title to assets and properties; accounts receivable; contracts;
insurance; delivery of complete and accurate corporate documents and records; and the accuracy and completeness of the information supplied by it in connection with the Associates Merger Agreement. In addition, each of Winton & Associates, Heritage Residential, and the Company has made certain representations and warranties with respect to the absence of any (i) material change in its financial condition, business, assets, or properties; (ii) pending or threatening litigation or legal proceedings;
(iii) disability or liability for failure to possess any right or license or to comply with any law or regulation; and (iv) the absence of any violation of laws or its corporate documents by its execution and delivery of the Associates Merger Agreement and consummation of the transactions contemplated thereby.

   In addition, Mr. Winton has made certain representations and warranties with respect to (a) certain claims by Mr. Winton for indemnification against the Company or Heritage Residential by reason of the fact that he was a director, officer, employee, or agent of Winton & Associates or a director, officer, employee, or agent of another entity, (b) the acquisition of the Company's Common Stock being for Mr. Winton's own account and not with a view to public distribution or resale; (c) his knowledge and experience in financial and business matters; (d) his access to available information to which a reasonable investor would attach significance in making investment decisions; and (e) his status as an accredited investor as such term is defined in Regulation D promulgated under the Securities Act. Winton & Associates also has made certain representations and warranties with respect to the assets of Winton & Associates constituting all of the assets necessary to conduct the business as it has been conducted by Winton & Associates. The Company has made certain representations and warranties with respect to (1) the accuracy of the reports filed by it with the Securities and Exchange Commission, and (2) the listing on the Amex of the shares of its Common Stock into which the shares of Associates Common Stock will be converted pursuant to the Associates Merger Agreement.

   The representations and warranties will survive the Closing.

CONDUCT PRIOR TO THE ASSOCIATES MERGER

  Winton & Associates

   Winton & Associates has agreed that, unless previously consented to in writing by the Company, it will (i) use its best efforts to preserve intact its present business organization, present goodwill, and advantageous relationships;
(ii) preserve and maintain in force all licenses, registrations, franchises, patents, trademarks, copyrights, bonds, and other similar rights; (iii) operate its business only in the usual, regular, and ordinary course and manner; (iv) maintain its books, accounts, and records in the usual, regular, and ordinary manner and on a basis consistent with prior years; (v) maintain insurance policies currently in effect; (vi) make all filings, applications, statements, and reports to all federal and state governmental agencies or entities, which are required to be made prior to the Closing Date by it or on its behalf, pursuant to any statute, rule, or regulation; and (vii) use its best efforts to obtain all necessary consents and approvals of other persons and governmental authorities necessary for the full and timely performance of its obligations under the Associates Merger Agreement.

   Winton & Associates also has agreed that, unless previously consented to in writing by the Company, it will not (a) amend its Articles of Incorporation or Bylaws; (b) make any change in its capital stock by reclassification, subdivision, reorganization, or otherwise; (c) merge or consolidate with any other corporation, trust, or entity or change the character of its business; (d) increase the compensation payable to any elected officer or to other management personnel from the amount payable as of June 30, 1996; (e) introduce or change any pension or profit sharing plan or any other employee benefit arrangement, with certain minor exceptions or as required by applicable laws; (f) enter into employment agreements with any of its officers or management personnel that may not be cancelled without penalty upon notice not exceeding 90 days; (g) declare any dividends or other distributions with respect to its capital stock, except for certain distributions to be made to Mr. Winton in connection with cash and securities held by Winton & Associates on the Closing Date, or acquire directly or indirectly any shares of its capital stock; (h) enter into material transactions or obligations otherwise than in the ordinary course of business; or (i) issue any shares of its capital stock or grant any option, warrant, or other right to purchase or to convert any obligation into shares of its capital stock.

  The Company

   The Company has agreed, for itself and its subsidiaries, that, unless previously consented to in writing by Winton & Associates, it will (i) use its best efforts to preserve intact its present business organization,
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
present goodwill, and advantageous relationships; (ii) preserve and maintain in force all licenses, registrations, franchises, patents, trademarks, copyrights, bonds, and other similar rights; (iii) operate its business only in the usual, regular, and ordinary course and manner; (iv) maintain its books, accounts, and records in the usual, regular, and ordinary manner and on a basis consistent with prior years; (v) maintain insurance policies currently in effect; (vi) make all filings, applications, statements, and reports to all federal and state governmental agencies or entities, which are required to be made prior to the Closing Date by it or on its behalf, pursuant to any statute, rule, or regulation; and (vii) use its best efforts to obtain all necessary consents and approvals of other persons and governmental authorities necessary for the full and timely performance of its obligations under the Associates Merger Agreement.

   The Company also has agreed that, unless previously consented to in writing by Winton & Associates, neither it nor its subsidiaries will (a) amend its Articles of Incorporation or Bylaws, except for those amendments described herein; (b) make any change in its capital stock by reclassification, subdivision, reorganization, or otherwise; (c) merge or consolidate with any other corporation, trust, or entity or change the character of its business; (d) increase the compensation payable to any elected officer or to other management personnel from the amount payable as of June 30, 1996, except for a cash bonus in the aggregate amount of the greater of 1% of the total acquisition price or $800,000 in cash, deferred compensation, or Common Stock that may be paid to officers of the Company in connection with their efforts relating to the Transactions; (e) introduce or change any pension or profit sharing plan or any other employee benefit arrangement, with certain minor exceptions or as required by applicable laws; (f) enter into employment agreements with any of its officers or management personnel that may not be cancelled without penalty upon notice not exceeding 90 days; (g) declare any dividends or other distributions with respect to its capital stock, other than regular quarterly cash dividends of $.50 per share, or acquire directly or indirectly any shares of its capital stock; (h) enter into material transactions or obligations otherwise than in the ordinary course of business; or (i) issue any shares of its capital stock or grant any option, warrant, or other right to purchase or to convert any obligation into shares of its capital stock other than the grant of options covering a maximum of 5,901 shares of Common Stock under the Company's Stock Option Plan.

CONDITIONS TO ASSOCIATES MERGER

   The obligations of Winton & Associates and Mr. Winton to consummate the Associates Merger are subject to, among other things, the satisfaction of the following conditions: (i) all representations and warranties made by the Company and Heritage Residential in the Associates Merger Agreement shall be true in all material respects on the Closing Date; (ii) the Company and Heritage Residential shall have performed in all material respects all of their respective obligations under the Associates Merger Agreement on or prior to the Closing Date; (iii) all necessary corporate action on the part of the directors and stockholders of the Company and Heritage Residential to approve the Combination Agreement shall have been taken by the Closing Date; (iv) counsel to the Company and Heritage Residential shall have rendered a legal opinion to Winton & Associates in form and substance satisfactory to Winton & Associates; (v) there shall have been no material adverse change in the financial condition, properties, or business of the Company and Heritage Residential since the execution of the Associates Merger Agreement; (vi) neither the Company nor Winton & Associates shall have been made (or have threatened to be made) a party to any litigation that, in the judgment of Winton & Associates or Mr. Winton, would make the Associates Merger inadvisable or impracticable to Winton & Associates or Mr. Winton; (vii) the Company shall have taken all necessary action to increase the number of directors on its Board of Directors to appoint Mr. Winton as a director of the Company to serve until the next annual meeting of stockholders; and (viii) all of the shares of the Company's Common Stock to be issued pursuant to the Associates Merger Agreement shall have been authorized for listing, subject to official notice of issuance, on the Amex.

   The obligations of the Company and Heritage Residential to consummate the Associates Merger are subject to, among other things, the satisfaction of the following conditions: (a) all representations and warranties made by Winton & Associates and Mr. Winton in the Associates Merger Agreement shall be true in all material respects on the Closing Date; (b) Winton & Associates and Mr. Winton shall have performed in all material respects all of their respective obligations under the Associates Merger Agreement on or prior to the Closing Date; (c) all necessary corporate action on the part of the directors and stockholders of Winton & Associates adopting the Associates Merger Agreement and approving the transactions contemplated thereby shall have been taken; (d) counsel to Mr. Winton and Winton & Associates shall have rendered a legal opinion to the Company in form and substance satisfactory to the Company; (e) there shall have been no material adverse change in the financial condition, properties, or business of Winton & Associates since the execution of the Associates Merger Agreement; (f) Winton & Associates shall not have been made (or have threatened to be made) a party to any litigation that, in the judgment of the Company or Heritage Residential, would make the Associates Merger inadvisable or impracticable to the Company and Heritage Residential; (g) all of the shares of the Common Stock to be issued pursuant to the Associates Merger Agreement shall have been authorized for listing, subject to official notice of issuance, on the Amex; (h) Mr. Winton shall have entered into an employment agreement with the Company; (i) the stockholders of the Company shall have approved the Combination Proposal; and (j) all parties to the Combination Agreement shall have executed the Combination Agreement and the transactions contemplated thereby shall be effected contemporaneously with the transactions contemplated in the Associates Merger Agreement.

WAIVERS, MODIFICATIONS, AND ABANDONMENT

   The failure of either Winton & Associates or Mr. Winton to comply with any of their respective obligations, agreements, or conditions as set forth in the Associates Merger Agreement may be waived in writing by the Company and Heritage Residential by action of their respective Boards of Directors. The failure of either the Company or Heritage Residential to comply with any of their respective obligations, agreements, or conditions as set forth in the Associates Merger Agreement may be waived in writing by the Board of Directors of Winton & Associates. The Associates Merger Agreement also may be modified in any respect by the mutual consent of the respective Boards of Directors of the Company, Heritage Residential, and Winton & Associates, and Mr. Winton. However, no such modification may be made that would increase the number of shares of the Company's Common Stock to be issued in exchange for the shares of Associates Common Stock without the consent of the Company's stockholders or that would decrease the number of shares of Common Stock to be issued in exchange for the shares of Associates Common Stock without the consent of Associates.

   Despite the approval of the Combination Proposal by the stockholders of the Company, Heritage Residential, and Winton & Associates, the Associates Merger Agreement may be abandoned on or before the Closing Date through appropriate action taken (i) by the mutual agreement of the Boards of Directors of the Company, Heritage Residential, and Winton & Associates; (ii) by the Boards of Directors of the Company, Heritage Residential, and Winton & Associates in the event that any condition precedent to its obligation to consummate the Closing under the Associates Merger Agreement has not been satisfied or waived; or (iii) at the option of the Company, Heritage Residential, and Winton & Associates if any legal proceeding is pending or threatened, which would prohibit the consummation of the transactions contemplated by the Associates Merger Agreement or which would cause damages with respect to the Associates Merger Agreement.

   If the transactions contemplated by the Associates Merger Agreement are abandoned, the Associates Merger Agreement will become wholly void and of no effect without liability to any party to the Associates Merger Agreement or any of their respective directors, officers, representatives, or agents other than the payment of certain expenses and other amounts in certain circumstances described below.

FEDERAL INCOME TAX CONSEQUENCES

   It is intended that the Associates Merger will be treated for federal income tax purposes as a tax-free reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code. The Company will not recognize any gain or loss upon the issuance of its Common Stock in connection with the Associates Merger.

DISSENTERS' RIGHTS

   The stockholders of the Company will not have statutory rights to dissent from and obtain payment of the fair value of their shares in connection with the Associates Merger.

REGISTRATION AND LISTING OF COMMON STOCK

   The Company will register the Common Stock to be issued in the Associates Merger for resale under the Securities Act pursuant to a Registration Statement on Form S-3 to be filed with the Securities and Exchange Commission following the Closing Date. The Company intends to file an additional listing application for such shares on the Amex.

ACCOUNTING TREATMENT

   The Associates Merger will be accounted for as a purchase for accounting and financial reporting purposes. The fair market value of the consideration given by the Company will be determined using the average closing price on the Amex of the Company's Common Stock for the 10-day period prior to public announcement of the Transactions on November 19, 1996.

                                THE PIMA MERGERS

GENERAL

   Subject to the terms of the Pima Realty/Pima Mortgage Merger Agreement, (i) Pima Realty will merge with and into Heritage Residential (the "Pima Realty Merger") with Heritage Residential being the surviving corporation, and (ii) immediately following the Pima Realty Merger, each of the Pima Mortgage Partners will merge with and into Heritage Residential (collectively, the Pima Mortgage Merger) with Heritage Residential being the surviving corporation. The consummation of the Pima Realty Merger and the Pima Mortgage Merger does not depend upon the consummation of the Exchange Offer, the Asset Transfer, the Associates Merger, or the other transactions contemplated by the Combination Agreement. Reference is made to the text of the Combination Agreement and the Pima Realty/Pima Mortgage Merger Agreement, which are attached as Appendix A and Appendix D, respectively.

   Pima Mortgage manages the day-to-day operations of the Company, subject to the supervision of the Company's Board of Directors, pursuant to the terms of a management agreement. The three corporate partners of Pima Mortgage are JG Mortgage, FP Mortgage, and JC Mortgage. Pima Realty, an affiliate of Pima Mortgage, manages each of the Company's apartment properties.

EFFECT OF THE PIMA MERGERS

   Upon the Pima Realty Merger becoming effective under applicable state law, Pima Realty will be merged with and into Heritage Residential and the separate existence of Pima Realty will terminate. All of Pima Realty's business assets and rights will be transferred to Heritage Residential, and Heritage Residential will assume all of Pima Realty's obligations and liabilities at the Closing Date. The Pima Realty/Pima Mortgage Merger Agreement provides that the Articles of Incorporation and Bylaws of Heritage Residential as in effect immediately prior to the Closing Date will be the Articles of Incorporation and Bylaws of Heritage Residential after the Closing Date.

   Upon the Pima Mortgage Merger becoming effective under applicable state law, each of the Pima Mortgage Partners will be merged with and into Heritage Residential and the separate existence of each of the Pima Mortgage Partners will terminate. All of the business assets and rights of each of the Pima Mortgage Partners will be transferred to Heritage Residential, and Heritage Residential will assume all of the obligations and liabilities of the Pima Mortgage Partners at the Closing Date. The Pima Realty/Pima Mortgage Merger Agreement provides that the Articles of Incorporation and Bylaws of Heritage Residential as in effect immediately prior to the Closing Date will be the Articles of Incorporation and Bylaws of Heritage Residential after the Closing Date.

   At the Closing Date, all of the issued and outstanding shares of Pima Realty Common Stock will be converted into 26,560 shares of the Company's Common Stock and all of the outstanding shares of JG Mortgage Common Stock, FP Mortgage Common Stock, and JC Mortgage Common Stock will be converted into an aggregate of 235,440 shares of the Company's Common Stock. In addition, each of
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Messrs. Grove, Parise, and Chan will enter into an employment agreement with the
Company for a term of five years in accordance with the Pima Realty/Pima Mortgage Merger Agreement.

REPRESENTATIONS AND WARRANTIES

   Each of Pima Realty, the Pima Mortgage Partners, Heritage Residential, and the Company has made certain representations and warranties with respect to its incorporation, good standing, and qualification to do business; corporate authority; capital stock, options, warrants, and rights; subsidiaries; financial statements and financial condition; title to assets and properties; accounts receivable; contracts; insurance; delivery of complete and accurate corporate documents and records; and the accuracy and completeness of the information supplied by it in connection with the Pima Realty/Pima Mortgage Merger Agreement. In addition, each of Pima Realty, the Pima Mortgage Partners, Heritage Residential, and the Company has made certain representations and warranties with respect to the absence of (i) material change in its respective financial condition, business, assets, or properties; (ii) pending or threatening litigation or legal proceedings; (iii) disability or liability for failure to possess any right or license or to comply with any law or regulation; and (iv) the absence of any violation of laws or its corporate documents by its execution and delivery of the Pima Realty/Pima Mortgage Merger Agreement and consummation of the transactions contemplated thereby. Each of Pima Realty, Pima Mortgage, and the Pima Mortgage Partners also has made certain representations and warranties with respect to its assets constituting all of the assets necessary to conduct the business as it has been conducted by it. The Company also has made certain representations and warranties with respect to (i) the accuracy of the reports filed by it with the Securities and Exchange Commission, and (ii) the listing on the Amex of the shares of its Common Stock into which the shares of common stock of Pima Realty and each of the Pima Mortgage Partners will be converted pursuant to the Pima Realty/Pima Mortgage Merger Agreement.

   Each of Messrs. Grove, Parise, and Chan has made certain representations and warranties with respect to certain claims by Messrs. Grove, Parise, or Chan, respectively, for indemnification against the Company or Heritage Residential by reason of the fact that he was a director, officer, employee, or agent of Pima Realty or any of the Pima Mortgage Partners, or a director, officer, employee, or agent of another entity. Each of Messrs. Grove, Parise, and Chan also has made certain representations and warranties with respect to (a) the acquisition of Common Stock being for his own account; (b) his knowledge and experience in financial and business matters; (c) his access to available information to which a reasonable investor would attach significance in making investment decisions; and (d) his status as an accredited investor as such term is defined in Regulation D promulgated under the Securities Act.

   The representations and warranties will survive the Closing.

CONDUCT PRIOR TO THE PIMA MERGERS

  Pima Realty, Pima Mortgage, JG Mortgage, FP Mortgage, and JC Mortgage

   Each of Pima Realty, Pima Mortgage, JG Mortgage, FP Mortgage, and JC Mortgage has agreed that, unless previously consented to in writing by the Company, it will (i) use its best efforts to preserve intact its present business organization, present goodwill, and advantageous relationships; (ii) preserve and maintain in force all licenses, registrations, franchises, patents, trademarks, copyrights, bonds, and other similar rights; (iii) operate its business only in the usual, regular, and ordinary course and manner; (iv) maintain its books, accounts, and records in the usual, regular, and ordinary manner and on a basis consistent with prior years; (v) maintain insurance policies currently in effect; (vi) make all filings, applications, statements, and reports to all federal and state governmental agencies or entities, which are required to be made prior to the Closing Date by it or on its behalf, pursuant to any statute, rule, or regulation; and (vii) use its best efforts to obtain all necessary consents and approvals of other persons and governmental authorities necessary for the full and timely performance of its obligations under the Pima Realty/Pima Mortgage Merger Agreement.

   Each of Pima Realty, Pima Mortgage, JG Mortgage, FP Mortgage, and JC Mortgage also has agreed that, unless previously consented to in writing by the Company, it will not (a) amend its Articles of Incorporation or Bylaws; (b) make any change in its capital stock by reclassification, subdivision, reorganization, or otherwise; (c) merge or consolidate with any other corporation, trust, or entity or change the character of its business; (d) increase the compensation payable to any elected officer or to other management personnel from the amount payable as of June 30, 1996; (e) introduce or change any pension or profit sharing plan or any other employee benefit arrangement, with certain minor exceptions or as required by applicable laws; (f) enter into employment agreements with any of its officers or management personnel that may not be cancelled without penalty upon notice not exceeding 90 days; (g) declare any dividend or other distribution with respect to its capital stock, except for certain distributions to be made to Messrs. Grove, Parise, and Chan in connection with cash and securities held by JG Mortgage, FP Mortgage, and JC Mortgage, respectively, on the Closing Date, or acquire directly or indirectly any shares of its capital stock; (h) enter into material transactions or obligations otherwise than in the ordinary course of business; or (i) issue any shares of its capital stock or, in the case of Pima Mortgage, issue any general partnership interests or limited partnership interests, or grant any option, warrant, or other right to purchase or to convert any obligation into shares of its capital stock.

THE COMPANY

   The Company has agreed, for itself and its subsidiaries, that, unless previously consented to in writing by Pima Realty, Pima Mortgage, JG Mortgage, FP Mortgage, and JC Mortgage, it will (i) use its best efforts to preserve intact its present business organization, present goodwill, and advantageous relationships; (ii) preserve and maintain in force all licenses, registrations, franchises, patents, trademarks, copyrights, bonds, and other similar rights;
(iii) operate its business only in the usual, regular, and ordinary course and manner; (iv) maintain its books, accounts, and records in the usual, regular, and ordinary manner and on a basis consistent with prior years; (v) maintain insurance policies currently in effect; (vi) make all filings, applications, statements, and reports to all federal and state governmental agencies or entities, which are required to be made prior to the Closing Date by it or on its behalf, pursuant to any statute, rule, or regulation; and (vii) use its best efforts to obtain all necessary consents and approvals of other persons and governmental authorities necessary for the full and timely performance of its obligations under the Pima Realty/Pima Mortgage Realty Agreement.

   The Company also has agreed that, unless previously consented to in writing by Pima Realty, Pima Mortgage, JG Mortgage, FP Mortgage, and JC Mortgage, neither it nor its subsidiaries will (a) amend its Articles of Incorporation or Bylaws, except for those amendments described herein; (b) make any change in its capital stock by reclassification, subdivision, reorganization, or otherwise;
(c) merge or consolidate with any other corporation, trust, or entity or change the character of its business; (d) increase the compensation payable to any elected officer or to other management personnel from the amount payable as of September 30, 1996, except for a cash bonus in the aggregate amount of the greater of 1% of the total acquisition price or $800,000 in cash, deferred compensation, or Common Stock that may be paid to officers of the Company in connection with their efforts relating to the Transactions; (e) introduce or change any pension or profit sharing plan or any other employee benefit arrangement, with certain minor exceptions or as required by applicable laws;
(f) enter into employment agreements with any of its officers or management personnel that may not be cancelled without penalty upon notice not exceeding 90 days; (g) declare any dividends or other distributions with respect to its capital stock, other than the Company's regular quarterly cash dividends of $.50 per share, or acquire directly or indirectly any shares of its capital stock;
(h) enter into material transactions or obligations otherwise than in the ordinary course of business; or (i) issue any shares of its capital stock or grant any option, warrant, or other right to purchase or to convert any obligation into shares of its capital stock other than the grant of options covering a maximum of 5,901 shares of Common Stock under the Company's Stock Option Plan.

CONDITIONS TO THE PIMA MERGERS

   The obligations of Pima Realty, Pima Mortgage, each of the Pima Mortgage Partners, and each of Messrs. Grove, Parise, and Chan to consummate the Pima Realty Merger and the Pima Mortgage Merger are subject to, among other things, the satisfaction of the following conditions: (i) all representations and warranties made by the Company and Heritage Residential in the Pima Realty/Pima Mortgage Merger Agreement shall be true in all material respects on the Closing Date; (ii) the Company and Heritage Residential shall have performed in all material respects all of their respective obligations under the Pima
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Realty/Pima Mortgage Merger Agreement on or prior to the Closing Date; (iii) all necessary corporate action on the part of the directors and stockholders of the Company and Heritage Residential to approve the Pima Realty/Pima Mortgage Merger Agreement shall have been taken; (iv) Pima Realty and each of the Pima Mortgage Partners shall have received a legal opinion regarding the Company and Heritage Residential in form and substance satisfactory to each of them; (v) there shall have been no material adverse change in the financial condition, properties, or business of the Company and Heritage Residential since the execution of the Pima Realty/Pima Mortgage Merger Agreement; (vi) neither the Company nor Heritage Residential shall have been made (or shall have been threatened to be made) a party to any litigation that, in the judgment of Pima Realty, any of the Pima Mortgage Partners, or Messrs. Grove, Parise, or Chan, would make the Pima Realty Merger or the Pima Mortgage Merger inadvisable or impracticable to Pima Realty, any of the Pima Mortgage Partners, or Messrs. Grove, Parise, or Chan; and (vii) all of the shares of the Company's Common Stock to be issued pursuant to the Pima Realty/Pima Mortgage Merger Agreement shall have been authorized for listing, subject to official notice of issuance, on the Amex.

   The obligations of the Company and Heritage Residential to consummate the Pima Realty Merger and the Pima Mortgage Merger are subject to, among other things, the satisfaction of the following conditions: (a) all representations and warranties made by Pima Realty, Pima Mortgage, each of the Pima Mortgage Partners, and each of Messrs. Grove, Parise, and Chan in the Pima Realty/Pima Mortgage Merger Agreement shall be true in all material respects on the Closing Date; (b) Pima Realty, Pima Mortgage, each of the Pima Mortgage Partners, and each of Messrs. Grove, Parise, and Chan shall have performed in all material respects all of their respective obligations under the Pima Realty/Pima Mortgage Merger Agreement on or prior to the Closing Date; (c) all necessary corporate action on the part of the directors and stockholders of Pima Realty and each of JG Mortgage, FP Mortgage, and JC Mortgage adopting the Pima Realty/Pima Mortgage Merger Agreement and approving the transactions contemplated thereby shall have been taken; (d) the Company and the Special Committee of the Company's Board of Directors shall have received a legal opinion regarding Pima Realty and each of the Pima Mortgage Partners in form and substance satisfactory to the Company, the Special Committee of the Company's Board of Directors, and their respective counsel; (e) there shall have been no material adverse change in the financial condition, properties, or business of Pima Realty, Pima Mortgage, or the Pima Mortgage Partners since the execution of the Pima Realty/Pima Mortgage Merger Agreement; (f) none of Pima Realty, Pima Mortgage, or any of the Pima Mortgage Partners shall have been made (or have been threatened to be made) a party to any litigation that, in the judgment of the Company or Heritage Residential, would make the Pima Realty Merger or the Pima Mortgage Merger inadvisable or impracticable to the Company and Heritage Residential; (g) all of the shares of the Company's Common Stock to be issued pursuant to the Pima Realty/Pima Mortgage Merger Agreement shall have been authorized for listing, subject to official notice of issuance, on the Amex; (h) each of Messrs. Grove, Parise, and Chan shall have entered into an employment agreement with the Company; (i) the Special Committee of the Company's Board of Directors shall have received a favorable fairness opinion from Oppenheimer with respect to the Pima Realty Merger and the Pima Mortgage Merger; and (j) the Special Committee shall have approved the Pima Realty Merger and the Pima Mortgage Merger and the stockholders of the Company shall have approved the Combination Proposal.

WAIVERS, MODIFICATIONS, AND ABANDONMENT

   The failure of any of Pima Realty, Pima Mortgage, the Pima Mortgage Partners, or Messrs. Grove, Parise, or Chan to comply with any of their respective obligations, agreements, or conditions as set forth in the Pima Realty/Pima Mortgage Merger Agreement may be waived in writing by the Company and Heritage Residential by action of their respective Boards of Directors and the Special Committee. The failure of either the Company or Heritage Residential to comply with any of their respective obligations, agreements, or conditions as set forth in the Pima Realty/Pima Mortgage Merger Agreement may be waived in writing by Pima Realty and each of the Pima Mortgage Partners by action of their respective Boards of Directors. The Pima Realty/Pima Mortgage Merger Agreement also may be modified in any respect by the mutual consent of all parties. However, no such modification may be made that would increase the number of shares of Common Stock to be issued in exchange for the shares of common stock of Pima Realty or any of the Pima Mortgage Partners without the consent of the Company's stockholders or that would decrease the number of shares of the Company's Common Stock to be issued in exchange for the shares of common stock of Pima Realty, without the consent of Messrs Grove, Parise, and Chan.

   Despite the approval of the entire Combination Proposal or the Pima Components by the stockholders of the Company or the Pima Realty/Pima Mortgage Merger Agreement by the Company, Heritage Residential, Pima Realty, and each of the Pima Mortgage Partners, the Pima Realty/Pima Mortgage Merger Agreement may be abandoned on or before the Closing Date through appropriate action taken (i) by the mutual agreement of the Boards of Directors of the Company, Heritage Residential, Pima Realty, and each of the Pima Mortgage Partners; (ii) by the Boards of Directors of the Company, Heritage Residential, Pima Realty, and the Pima Mortgage Partners, in the event that any condition precedent to its obligation to consummate the Closing under the Pima Realty/Pima Mortgage Merger Agreement has not been satisfied or waived; or (iii) at the option of the Company, Heritage Residential, Pima Realty, and the Pima Mortgage Partners if any legal proceeding is pending or threatened, which would prohibit the consummation of the transactions contemplated by the Pima Realty/Pima Mortgage Merger Agreement or which would cause damages with respect to the Pima Realty/Pima Mortgage Merger Agreement.

   If the transactions contemplated by the Pima Realty/Pima Mortgage Merger Agreement are abandoned, the Pima Realty/Pima Mortgage Merger Agreement will become wholly void and of no effect without liability to any party to the Pima Realty/Pima Mortgage Merger Agreement or any of their respective directors, officers, representatives, or agents other than the payment of certain expenses and other amounts in certain circumstances described below.

INTERESTS OF CERTAIN PERSONS

   In considering the recommendation of the Special Committee of the Company's Board of Directors with respect to the transactions contemplated by the Pima Realty/Pima Mortgage Merger Agreement, stockholders should be aware that certain members of the management and the Board of Directors of the Company have certain interests in the Pima Realty Merger and the Pima Mortgage Merger that are in addition to the interests of stockholders of the Company in general.

   Messrs. Grove, Parise, and Chan are the sole shareholders of JG Mortgage, FP Mortgage, and JC Mortgage, respectively. In addition, Messrs. Grove, Parise, and Chan own all of the outstanding shares of common stock of Pima Realty, constituting all of the outstanding capital stock of Pima Realty. Pursuant to the terms of Pima Realty/Pima Mortgage Merger Agreement, Messrs. Grove, Parise, and Chan will collectively receive an aggregate of 262,000 shares of the Company's Common Stock in the Pima Mergers.

   Each of Messrs. Grove, Parise, and Chan also will enter into an employment agreement with the Company, a form of which is attached as Appendix E, in accordance with the Pima Realty/Pima Mortgage Merger Agreement. Under the
Employment Agreements, each of Messrs. Grove, Parise, and Chan will receive compensation of $100,000 per annum and be eligible to receive an annual bonus in such amount, if any, as may be determined by the non-management directors of the Company and fringe benefits generally made available from time to time to employees of the Company. Each of Messrs. Grove, Parise, and Chan will be employed under the Employment Agreements for a term of five years commencing from the date of the Employment Agreements and from year-to-year thereafter until terminated by either party. In the event of the termination of employment of Messrs. Grove, Chan, or Parise by the Company prior to the expiration of the Employment Agreement for a reason other than death, disability, or cause, such person will be entitled to receive his fixed compensation for the remainder of the term of the Employment Agreement. See "The Transactions -- Employment Agreements."

SPECIAL COMMITTEE OF THE COMPANY'S BOARD OF DIRECTORS

   Pursuant to the Bylaws of the Company, the Special Committee, consisting entirely of independent directors who are not members of management or employees of Pima Realty or Pima Mortgage, negotiated the terms of the Pima Mergers and the Pima Realty/Pima Mortgage Merger Agreement. In connection therewith, the Special Committee retained independent legal counsel and engaged Oppenheimer to act as its financial advisor, to assist in the negotiation of the terms of the Pima Mergers

(including the related employment agreements), and to deliver a written opinion as to the fairness of the consideration to be paid by the Company in the Pima Mergers, from a financial point of view. The Special Committee has determined that the Pima Mergers are (i) fair and reasonable to the Company and the stockholders of the Company, (ii) the total consideration paid for Pima Realty and the Pima Mortgage Partners is not in excess of the value of the property of Pima Realty and Pima Mortgage, and (iii) the compensation to Messrs. Grove, Parise, and Chan for services rendered in a capacity other than that contemplated by the management arrangements for Pima Realty or Pima Mortgage is not greater than the customary charges for comparable services generally available from other competent unaffiliated persons.

   In reaching its conclusion to recommend that the Board of Directors approve the Pima Mergers and the issuance of 262,000 shares of Common Stock related thereto, the Special Committee considered a number of factors, including the following: (a) the proven expertise and substantial experience of the employees of Pima Mortgage and Pima Realty, who will become employees of the Company through the Pima Mergers, in the development, acquisition, and management of apartment communities, including the Company's existing portfolio of properties;
(b) the potential for the Company to realize certain efficiencies arising from a self-managed structure by paying for management and advisory services directly rather than paying a third party for such services; (c) the interests of the management of Pima Mortgage and Pima Realty, which will be aligned with those of the Company upon the consummation of the Pima Mergers; (d) the potential for the Company to become more attractive to investors and, as a result, increase the size and revenue of the Company and increase the liquidity of the Company's Common Stock, through the conversion of the Company from an externally managed real estate investment trust to a self-managed and self-administered real estate investment trust; (e) the structure of the Pima Mergers, which will not result in recognition of income or gain for federal income tax purposes by the Company;
(f) the alternatives to the Pima Mergers, including the direct and indirect relative costs and benefits of (A) terminating the agreements with Pima Mortgage and Pima Realty and hiring a new management team or (B) continuing to be advised by Pima Mortgage and Pima Realty; and (g) the written opinion of Oppenheimer delivered to the Special Committee on November 11, 1996 to the effect that, as of the date of such opinion and based on the assumptions and subject to the qualifications and limitations set forth therein, the consideration to be paid by the Company in the Pima Mergers is fair to the stockholders of the Company from a financial point of view.

OPINION OF FINANCIAL ADVISOR TO THE SPECIAL COMMITTEE

   The Special Committee retained Oppenheimer to assist in the negotiation of the Pima Mergers and to render its opinion (the "Fairness Opinion") as to the fairness, from a financial point of view, of the consideration to be paid by the Company in the Pima Mergers. Oppenheimer was not requested to and does not make any recommendation to the stockholders of the Company regarding the Pima Mergers. The consideration paid by the Company in the Pima Mergers was determined by the Special Committee and Pima Mortgage and Pima Realty in arms-length negotiations. Oppenheimer was not requested to and did not render any financial advice or provide any fairness opinion or other analysis with regard to the Exchange Offer, the Asset Transfer, or the Associates Merger or any other transaction described herein except for the Pima Mergers.

   Oppenheimer, as part of its investment banking business, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate, estate and other purposes. The Special Committee's selection of Oppenheimer was based upon several factors, including experience, reputation and price.

   In rendering its written Fairness Opinion, which was dated November 11, 1996, and as the basis therefore, Oppenheimer, among other things, reviewed the following: the Pima Mortgage/Pima Realty Merger Agreement; a draft of this Proxy Statement; the Company's Form 10-K for the year ended December 31, 1995 and Form 10-Q for the quarter ended June 30, 1996; the advisory agreement between the Company and Pima Mortgage, the property management agreements between the Company and Pima Realty and between Pima Realty and affiliates of Citibank, NA and a non-affiliated third-party; and certain financial and other information relating to the Company, Pima Mortgage, and Pima Realty,
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
including certain internal financial analysis, financial and operating forecasts, reports, and other information prepared by their respective managements or representatives. Oppenheimer also held discussions with various members of management and representatives of the Company, Pima Mortgage, and Pima Realty concerning each company's historical and current operations, financial condition and prospects. In addition, Oppenheimer (i) reviewed certain publicly available information of selected companies whose securities are publicly traded that Oppenheimer considered generally comparable to Pima Mortgage and/or Pima Realty; (ii) considered the terms, to the extent publicly available, of selected transactions Oppenheimer deemed generally comparable with the Pima Mergers; (iii) reviewed the most recent market price data and trading activity for the Company's Common Stock; (iv) reviewed the projected financial results of the Pima Mergers on the Company; and (v) conducted such other investigation, financial analysis, and studies and reviewed such other information and factors as it deemed appropriate for the purposes of its opinion. Oppenheimer did not review the Company's quarterly report on Form 10-Q for the quarter ended September 30, 1996 because such report was not complete prior to Oppenheimer's rendering of the Fairness Opinion. Since November 11, 1996, the Company has not experienced any change in its operations that would materially affect the Fairness Opinion.

   In rendering the Fairness Opinion, Oppenheimer relied, without assuming responsibility for independent verification, on the accuracy and completeness of all financial and operating data, financial analysis, financial and operating forecasts,  reports,  and other  information  that were  publicly  available  or furnished or otherwise communicated to Oppenheimer by or on behalf of the Company, Pima Mortgage and Pima Realty. With respect to financial and operating forecasts, Oppenheimer assumed, with the Special Committee's approval, that they reflected the best current judgment of the managements of the Company, Pima Mortgage, and Pima Realty as to future financial performance, and that there was a reasonable probability that the projections made would prove to be substantially correct. Oppenheimer did not make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, Pima Mortgage, or Pima Realty nor was Oppenheimer furnished with any such evaluation or appraisal.

   The following paragraphs summarize the significant quantitative and qualitative analyses performed by Oppenheimer in arriving at its opinion. Oppenheimer considered all such quantitative and qualitative analysis in connection with its analysis, and no one method of analysis was given particular emphasis.

   1. Comparable Acquisition Analysis. Oppenheimer reviewed publicly available financial information on selected transactions in which real estate investment trusts ("REITs") acquired their external advisor and manager. These transactions included Berkshire Realty Company, Inc.'s acquistion of the Berkshire Companies Limited Partnership; Boddie-Noell Restaurant Properties, Inc.'s acquistion of BT Venture Corporation; Bradley Real Estate Trust, Inc.'s acquistion of R.M.
Bradley & Co. Inc.; CRIIMI MAE Inc.'s acquisition of the mortgage advisory, servicing, and related businesses of C.R.I., Inc.; Franchise Finance Corporation of America's acquisition of Franchise Finance Corporation of America I; Health Care REIT's acquisition of First Toledo Advisory Co.; Realty Income
Corporation's acquisition of R.I.C. Advisor, Inc.; and Shurguard Storage Centers, Inc.'s acquisition of Shurguard Inc. (together, the "Comparable REIT Advisor Transactions"). Oppenheimer compared the purchase price, excluding any contingent payments, paid by each REIT in the Comparable REIT Advisor Transactions with the latest twelve months, or reported period on an annualized basis, earnings before interest, taxes, depreciation and amortization ("EBITDA") of the Comparable REIT Advisors and calculated the following range of multiples of purchase price to advisor EBITDA of 1.9x to 15.4x. Oppenheimer then applied the range of acquisition multiples or percentages to Pima Mortgage's and Pima Realty's combined EBITDA for the 12-month period ended June 30, 1996, as adjusted to reflect management's pro-forma adjustments and certain additional adjustments that Oppenheimer deemed appropriate, to determine a combined implied range of values for Pima Mortgage and Pima Realty of from $1.3 to $10.7 million. Oppenheimer supplemented this analysis by including in the group of transactions reviewed in the Comparable Acquisition Analysis selected transactions in which companies which act as managers of real estate acquired companies in the same line of business or in which REITs acquired non-affiliated companies in the real estate management business. These transactions included Carr Realty Corporation's acquisition of the Evans Co.; Highwoods Properties, Inc.'s acquisition of the property management business of Forsyth Properties,

Inc.; and Insignia Financial Group, Inc.'s acquisition of Angeles Corporation, Edward S. Gordon Company, Paragon Group, Inc., and Security Management, Inc.
(the "Comparable Manager Transactions", and together with the Comparable REIT Advisor Transactions, the "Comparable Acquisition Transactions"). Oppenheimer compared the purchase price, excluding any contingent payments, paid in each of the Comparable Manager Transactions with the EBITDA and net earnings of the acquired company for the latest twelve months, or reported period on an annualized basis, immediately prior to the date of the acquisition and calculated the following range of multiples or purchase price to each company's EBITDA of 4.9x to 7.9x. Oppenheimer then applied the range of acquisition multiples to Pima Mortgage's and Pima Realty's combined EBITDA and net earnings for the 12-month period ended June 30, 1996, as adjusted to reflect management's pro-forma adjustments and certain additional adjustments that Oppenheimer deemed appropriate, to determine the implied range of value of Pima Mortgage and Pima Realty of from $3.4 to $5.5 million. Oppenheimer believes the comparable acquisition analysis supports its fairness determination because the value of the consideration to be paid in the Pima Mergers is within the range of the combined implied range of equity value of Pima Mortgage and Pima Realty under the comparable acquisition analysis.

   2. Discounted Cash Flow Analysis. Oppenheimer performed a discounted cash flow analysis of the (i) present value of the forecasted combined EBITDA of Pima Mortgage and Pima Realty from future operations and (ii) the present value of the terminal value of Pima Mortgage and Pima Realty at the conclusion of the forecast period. In completing its analysis, Oppenheimer utilized financial and operating forecasts of Pima Mortgage's and Pima Realty's EBITDA for the period January 1, 1997 to December 31, 2001 and applied discount rates of 12.5% to 20.0% to forecasted EBITDA and to forecasted terminal value which was determined by applying a range of EBITDA multiples of 6.67x to 8.0x to forecasted EBITDA for the period January 1, 2002 to December 31, 2002. This analysis resulted in a range of combined discounted cash flow values of Pima Mortgage and Pima Realty of $4.2 to $6.0 million. Oppenheimer believes the discounted cash flow analysis supports its fairness determination because the value of the consideration to be paid in the Pima Mergers is within the range of the combined implied range of equity values of Pima Mortgage and Pima Realty under the discounted cash flow analysis.

   3. Comparable Company Analysis. Oppenheimer reviewed publicly available financial information on selected publicly held companies which act as managers of real estate. These companies included CB Commercial Real Estate Services Group Inc., Christina Companies, Inc., Grubb & Ellis Company, Insignia Financial Group, Inc., and NHP Incorporated (the "Comparable Real Estate Managers"). Oppenheimer compared the adjusted market value (market value plus net debt) or market value of each of the Comparable Real Estate Managers (except CB
Commercial Real Estate Services Group Inc.) with its latest twelve months, or reported period on an annualized basis, EBITDA and net earnings. For CB Commercial Real Estate Services Group, Inc., Oppenheimer utilized pro-forma financial results, on an annualized basis, contained in the company's registration statement dated November 4, 1996. Based upon the closing market trading prices as of November 8, 1996, and the mid-point of CB Commercial Real Estate Services Group Inc.'s range of anticipated initial public offering price, Oppenheimer calculated that the Comparable Real Estate Managers traded in the following ranges: a range of adjusted market value to the latest 12 months EBITDA of 6.3x to 20.7x; a range of market value to latest 12 months net earnings of 4.8x to 122.4x; and a range of market value to projected 1997 net earnings of 10.7x to 63.2x. Oppenheimer then applied the range of trading multiples to Pima Mortgage's and Pima Realty's combined EBITDA and net earnings for the 12-month period ended June 30, 1996, as adjusted to reflect management's pro-forma adjustments and certain additional adjustments that Oppenheimer deemed appropriate, to determine the implied combined range of value of Pima Mortgage and Pima Realty of from $4.5 to $26.3. All projected estimates for the Comparable Real Estate Managers were based upon independently published estimates, except CB Commercial Real Estate Services Group Inc. for whom no projected estimates were available. Oppenheimer believes the comparable company analysis supports its fairness determination because the value of the consideration to be paid in the Pima Mergers is within the range of the implied range of equity values of Pima Mortgage and Pima Realty under the comparable company analysis.

   4. Pro-Forma Merger Analysis. Oppenheimer analyzed the financial impact resulting exclusively from the Pima Mergers on the Company's pro-forma projected funds from operations ("FFO") for calendar year 1997 based on internal estimates provided by respective managements of the Company, Pima Mortgage and Pima Realty. Oppenheimer considered the pro-forma merger analysis to be relevant to its fairness determination because, among other things, such analysis estimated the extent to which the Pima Mergers would be accretive or dilutive to the FFO per share of the Company. Oppenheimer's analysis indicated the projected FFO per share for the pro-forma combined Company in 1997 would be accretive (i.e., result in an incremental increase) to the projected FFO per share for the Company if the Pima Mergers were to have occurred as of January 1, 1997. Oppenheimer viewed the pro-forma merger analysis as positive to its fairness determination, primarily because of the projected accretion to FFO per share from the Pima Mergers. The results of the pro-forma merger analysis are not necessarily indicative of future operating results or financial position.

   5. Pro-Forma Contribution Analysis. Oppenheimer reviewed historical and projected FFO estimates for the Company provided by management of the Company and the Company's forecasted pro- forma calendar year 1997 FFO assuming the Pima Mergers occurred as of January 1, 1997. Oppenheimer then calculated the combined contribution of Pima Mortgage and Pima Realty to the Company's forecasted pro-forma calendar year 1997 FFO to determine the combined percentage contribution of Pima Mortgage and Pima Realty. Oppenheimer's analysis indicated that the forecasted combined contribution of Pima Mortgage and Pima Realty equaled 10.14% of the Company's forecasted pro-forma calendar year 1997 FFO which amount Oppenheimer observed was greater than the 7.67% pro-forma percentage of the Company's outstanding shares proposed to be issued in the Pima Mergers. Oppenheimer observed that the combined contribution of Pima Mortgage and Pima Realty to the Company's combined forecasted pro-forma FFO for calendar year 1997 was greater than the proportion of the Company's Common Stock to be received by Pima Mortgage and Pima Realty in the Pima Mergers. Oppenheimer viewed the pro-forma contribution analysis as positive to its fairness determination.

   The preparation of a fairness opinion involves determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Accordingly, Oppenheimer believes that its analysis must be considered as a whole and that considering any portion of such analysis and of the factors considered, without considering all analysis and factors, could create a misleading or incomplete view of the process underlying its Fairness Opinion. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth herein. In addition, analysis relating to the value of the business of the Company do not purport to be appraisals or to reflect the prices at which the Company's assets may actually be sold. Oppenheimer expressed no opinion as to the price or trading range at which the Company's Common Stock would trade following completion of the Pima Mergers. Oppenheimer's Fairness Opinion dated November 11, 1996, was based solely upon information available to Oppenheimer and the economic market and other circumstances that existed as of the date of the Fairness Opinion. In general, Oppenheimer used historical financial information through June 30, 1996. Although events occurring after such date could affect the assumptions and conclusions contained in the Fairness Opinion, the Company has not experienced any changes since November 11, 1996 that would materially alter Oppenheimer's assumptions and conclusions in the Fairness Opinion. Oppenheimer was not requested to and will not undertake to reaffirm or revise the Fairness Opinion or otherwise comment upon any events occurring after the date thereof.

   As compensation for its written opinion as to the fairness of the Pima Mergers, Oppenheimer received a fee of $200,000, consisting of a $25,000 retainer paid at the time of Oppenheimer's engagement, and $175,000 paid upon delivery of the written Fairness Opinion. Oppenheimer did not provide any services to the Company prior to its services in rendering the Fairness Opinion.


AMENDMENT TO BYLAWS

   In the Pima Realty/Pima Mortgage Merger Agreement dated as of November 8, 1996, the Company agreed, among other things, that the mergers of Pima Realty and Pima Mortgage would be subject, among other things, to compliance with the Bylaws of the Company. Section 3.08 of the Bylaws of the Company prohibits the Company's purchase of property in which any advisor, director, or officer of the Company, or any affiliate of such persons, has an interest unless, among other things, after disclosure to the Board of Directors, a majority of the members of the Board of Directors who are not affiliates of such interested party approve the transaction. In approving the transaction, the independent directors must determine, among other things, that if the acquisition is of property other than mortgage loans, the total consideration is not in excess of the appraised value of such property. No appraisal of the property of Pima Realty or Pima Mortgage has been made in connection with the Pima Realty/Pima Mortgage Merger Agreement, which was negotiated on an arm's-length basis between the Special Committee and representatives of Pima Mortgage and Pima Realty. In view of the role of the Special Committee, which retained legal counsel and engaged Oppenheimer in negotiating the terms of the Pima Mergers on behalf of the Company and received a fairness opinion from Oppenheimer, the Board of Directors believes it unnecessary for purposes of protecting the interests of stockholders of the Company to appraise the assets and properties of Pima Mortgage or Pima Realty. There can be no assurance that an appraisal of the assets and properties of Pima Realty and Pima Mortgage would not have revealed values for such assets and properties that are significantly less than the value of shares of the Company's Common Stock being issued in exchange therefor. The Special Committee, however, believes that the procedures and due diligence undertaken by the Special Committee with respect to the assessment of the valuation of Pima Realty and Pima Mortgage provided it with a reasonable basis in determining whether the values of Pima Realty and Pima Mortgage approximated the value of the Common Stock exchanged therefor. The approval of the Combination Proposal will serve to amend the Company's Bylaws to exclude the Pima Mergers from the applicable provisions of the Bylaws.

   The foregoing discussion of the amendment to the Bylaws constitutes a summary of the proposed amendment to the Company's Bylaws. Reference is made to the complete text of such amendment, which is set forth in the form of the Amendment to the Bylaws, a copy of which is attached as Appendix I.

FEDERAL INCOME TAX CONSEQUENCES

   It is intended that the Pima Realty Merger and the Pima Mortgage Merger will be treated for federal income tax purposes as tax-free reorganizations within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code. The Company will not recognize gain or loss upon the issuance of its Common Stock in connection with the Pima Mergers.

DISSENTERS' RIGHTS

   The stockholders of the Company will not have statutory rights to dissent from and obtain payment of the fair value of their shares in connection with the Pima Mergers.

REGISTRATION AND LISTING OF COMMON STOCK

   The Company will register the Common Stock to be issued in the Pima Mergers for resale under the Securities Act pursuant to a Registration Statement on Form S-3 to be filed with the Securities and Exchange Commission following the Closing Date. The Company intends to file an additional listing application for such shares of Common Stock on the Amex.

ACCOUNTING TREATMENT

   The Pima Mergers will be accounted for by the Company as the termination of the contracts between the Company and Pima Mortgage for financial reporting purposes. The cost of the acquisitions will be charged to contract termination expenses as of the Closing Date. The fair value of the consideration given by the Company was determined using the average closing price on the Amex of the Company's Common Stock for the 10-day period prior to public announcement of the Transactions on November 19, 1996.

                        INFORMATION REGARDING THE COMPANY

                                  INTRODUCTION

   The Company is a real estate investment trust engaged in the acquisition and operation of apartment communities in the southwestern United States. At September 30, 1996, the Company owned 19 apartment communities, containing 3,093 units, located in Phoenix and Tucson, Arizona, Houston, Texas and Albuquerque, New Mexico. As of such date, the total book value of the apartments was $71.3 million, and the apartments were subject to first mortgage loans totaling $49.6 million. Each of the properties is owned by a wholly owned subsidiary of the Company, and the first mortgage loans are generally non-recourse and non-cross collateralized. The Company also owned through joint ventures six apartment communities, containing 1,441 units, located in Phoenix and Tucson, Arizona. The Company's investments in the joint ventures totalled $3.0 million at September 30, 1996.

   Prior to 1993, the Company invested in mortgage assets ("Mortgage Assets") that entitled it to receive the excess cash flows from a pool of mortgage instruments over the required payments on the related structured financing. In early 1993, the Company determined to shift its focus to the acquisition, development and operation of apartment communities. The Company plans to hold the existing Mortgage Assets and use the cash flows for apartment acquisitions, operations, payment of dividends and other corporate purposes. At September 30, 1996, the Mortgage Assets had a carrying value of $5.5 million, of which $3.3 million were pledged as collateral for short-term borrowing of $2.0 millon.

   Pima Mortgage has managed the day-to-day operations of the Company, subject to the supervision of the Company's Board of Directors, pursuant to the terms of a management agreement. The Company also has entered into property management agreements with Pima Realty, an affiliate of Pima Mortgage, for each of its current apartment properties.

   The Company has elected to be taxed as a REIT pursuant to sections 856 through 860 of the Code. The Company generally will not be subject to tax on its income to the extent that it distributes its taxable income to its stockholders and maintains its qualification as a REIT. See "Information Regarding the Company -- Federal Income Tax Considerations."

   The Company was incorporated in the state of Maryland on June 18, 1987 and commenced its operations on August 26, 1987. The Company's Common Stock is listed on the Amex under the symbol "ASR." The Company effected a reserve stock split on July 7, 1995 under which one new share of common stock was issued in exchange for five shares of outstanding common stock. Accordingly, all data relating to the number of shares and per share amounts for prior periods have been adjusted to reflect the reverse stock split.

   The principal executive offices of the Company and Pima Mortgage are located at 335 North Wilmot, Suite 250, Tucson, Arizona 85711, telephone number (520) 748-2111. Unless the context otherwise requires, the terms "Company" and "ASR" mean ASR Investments Corporation and its subsidiaries.

                     SELECTED CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS EXCEPT PER SHARE DATA)

   The selected consolidated financial data presented below for the five years ended December 31, 1995 and as of December 31, 1995, 1994, 1993, 1992, and 1991
were derived from the audited Consolidated Financial Statements of the Company. The selected consolidated financial data as of September 30, 1996 and for the nine months ended September 30, 1996 and 1995 have been derived from the unaudited consolidated financial statements of the Company included elsewhere herein. The unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the results of operations for the periods presented.

   The data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements, including the Notes thereto, appearing elsewhere herein.

                                                                                                                 NINE MONTHS ENDED
                                                                     YEARS ENDED DECEMBER 31,                      SEPTEMBER 30,
                                                   --------------------------------------------------------    --------------------
                                                     1995        1994        1993        1992        1991        1996        1995
                                                   --------    --------    --------    --------    --------    --------    --------
CONSOLIDATED STATEMENTS OF OPERATIONS DATA

 Income from real estate
   Rental and other income ......................  $ 14,034    $ 12,528                                        $ 10,941    $ 10,493
   Operating and maintenance expenses, real
     estate taxes and insurance .................    (6,719)     (5,497)                                         (5,076)     (4,943)
   Interest expense .............................    (4,387)     (3,941)                                         (3,269)     (3,373)
   Depreciation and amortization ................    (2,692)     (1,995)                                         (2,074)     (1,959)
                                                   --------    --------                                        --------    --------
     Income from real estate ....................       236       1,095                                             522         218
                                                   --------    --------                                        --------    --------
 Income from mortgage assets
   Prospective yield income .....................     3,884       6,433    $  7,264    $    919    $ 34,512       2,174       3,063
   Income from redemptions and sales ............     5,302       4,263       2,596       7,725       4,927
   Interest expense .............................      (347)     (2,596)     (4,794)     (5,841)     (6,594)       (152)       (170)
   Provision for reserves .......................                           (20,286)    (57,588)     (2,737)
                                                   --------    --------    --------    --------    --------    --------    --------
     Income from mortgage assets ................     8,839       8,100     (17,816)    (62,510)     25,181       9,747       7,820
                                                   --------    --------    --------    --------    --------    --------    --------
 Income (loss) before administrative
   expenses and other income ....................     9,075       9,195     (17,816)    (82,510)     25,181      10,269       8,038
 Administrative expenses ........................    (2,983)     (2,216)     (1,949)     (3,104)     (6,355)     (2,759)     (2,802)
 Other income, net ..............................       462         723         286         739         248         708
                                                   --------    --------    --------    --------    --------    --------    --------
 Income (loss) before cumulative effect
   of accounting change .........................     6,554       7,702     (19,479)    (64,875)     18,826       7,758       5,944
 Cumulative effect of accounting change .........                           (21,091)
                                                   --------    --------    --------    --------    --------    --------    --------
 Net Income .....................................  $  6,554    $  7,702    $(40,570)   ($64,875)   $ 18,826    $  7,758    $  5,944
                                                   ========    ========    ========    ========    ========    ========    ========
 Per average outstanding share
   Net income (loss) before cumulative
     effect of accounting change ................  $   2.09    $   2.48    $  (6.27)   $ (20.20)   $   6.25    $   2.46    $   1.90
   Cumulative effect of accounting change* ......                             (6.79)
                                                   --------    --------    --------    --------    --------    --------    --------
   Net income (loss) per share ..................  $   2.09    $   2.48    $ (13.07)   $ (20.20)   $   6.25    $   2.46    $   1.90
                                                   ========    ========    ========    ========    ========    ========    ========
 Dividends per share ............................  $   2.00    $   0.50    $   1.15    $   2.25    $   7.20    $   1.50    $   1.50
                                                   ========    ========    ========    ========    ========    ========    ========
 Weighted average shares outstanding ............     3,141       3,100       3,104       3,209       3,007       3,155       3,137
                                                   ========    ========    ========    ========    ========    ========    ========
                                                                      DECEMBER 31,                                   SEPTEMBER 30,
                                                 ---------------------------------------------------                 ------------
                                                    1995          1994          1993         1992         1991           1996
                                                 ---------     ---------     ---------    ----------    --------       -------
CONSOLIDATED BALANCE SHEET DATA
  Apartment and other real estate
     assets .................................... $ 79,510      $ 73,056      $  3,855                                  $ 85,657
  Mortgage assets ..............................   11,877        18,965        37,881      $108,623      $215,747         5,527
  Total assets .................................   94,169        96,745        54,068       116,589       219,582        97,644
  Real estate notes payable ....................   49,633        50,693                                                   49,564
  Mortgage assets borrowing, net ...............    4,495         6,422        22,062        39,517        61,527         1,954
  Stockholders' Equity .........................   37,395        37,100        30,948        75,284       149,585        40,531

------------
* Prior to December 1993, the Company followed the practice of writing down the carrying value of a mortgage asset (including an allocated portion of the deferred hedging cost) to its estimated future cash flows. In December 1993, the Company adopted SFAS No. 115, which requires that the carrying value of a mortgage asset be written down to its estimated fair value when its estimated yield is less than a "risk-free yield." As a result, the Company wrote down substantially all its mortgage assets in 1993 to their estimated fair value and recorded a charge of $21,091,000, which was reported as a cumulative effect of accounting change.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

GENERAL

   In 1993, the Company determined to become an apartment real estate investment trust. The Company continues to hold its mortgage assets and use the cash flows for apartment acquisitions and development, operations, payment of dividends, and other corporate purposes.

   In January 1994, the Company acquired its initial portfolio of seventeen apartment communities (2,461 units) located in Tucson, Arizona, Houston, Texas, and Albuquerque, New Mexico. The total cost was approximately $61,600,000, which was financed by non-recourse first mortgage loans of $45,700,000, seller carryback financing of $6,500,000, and cash of $9,400,000. In February 1995, the Company acquired a 222-unit apartment community in Mesa, Arizona for $6,356,000, which was financed with a $3,770,000 non-recourse first mortgage loan.

   In March 1996, the Company began construction of a 356-unit luxury apartment community in Tempe, Arizona. Leasing of the project commenced in December 1996. Total project costs are estimated to be approximately $21 million and the Company has obtained a construction loan of $15.4 million.

   In addition to wholly owned apartment communities, the Company has acquired six apartment communities (1,441 units) in Phoenix and Tucson, Arizona through joint ventures with a pension plan affiliate of Citicorp. The Company is a 15% equity partner and managing member of the joint ventures. The Company receives between 15% and 51% of the net profits and cash flow depending on the performance of the joint ventures.

   The operating income from apartments is affected primarily by rental rates, occupancy rates and operating expenses. Rental rates and occupancy rates are affected by the strength of the local economy, the local housing market, and the supply of and demand for apartment communities.

   The Company continues to own mortgage assets acquired prior to 1993 to generate cash flows for apartment acquisitions and development and other corporate purposes. These mortgage assets entitle the Company to receive the excess of the cash flow on pools of mortgage instruments over the required payments on a series of structured financings which they secure. Income and cash flows from mortgage assets are affected primarily by mortgage prepayment rates and short-term interest rates. Higher mortgage prepayment rates or higher short-term rates reduce the income and total cash flows over the life of the mortgage assets. Prepayment rates are affected primarily by mortgage interest rates. Mortgage assets are amortizing assets and the cash flows decline over time.

   In 1993, mortgage interest rates dropped to their lowest level in twenty years and prepayment rates reached record levels. In 1994, mortgage interest rates increased and actual and anticipated prepayment rates decreased. In 1995, although prepayment rates increased because mortgage rates declined to near the 1993 lows by year end, they were well below the 1993 record levels. In 1996, prepayment rates remained well below the 1993 record levels, as mortgage rates did not change substantially from the 1995 levels.

   The Company also has the option to cause the early redemption of the structured financings at par after specified conditions are met (generally when the structured financing is below a specified balance or after a specified date). In such event, the mortgage instruments are sold and the net proceeds after the redemption of the structured financing are remitted to the Company. Mortgage asset redemptions have the effect of accelerating the cash flows and increasing the value. Redemption transactions occur from time to time as specified conditions are met rather than on a monthly or quarterly basis, and the net proceeds are affected by the market price of the mortgage instruments. Thus, the cash flows and income from redemption transactions fluctuate significantly between periods. Mortgage asset redemptions reduce the cash flows and income in future periods.

RESULTS OF OPERATIONS

COMPARISON OF NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995

   Real Estate Operations -- Rental and other income for the 1996 period increased by $448,000, or 4.39%, due primarily to improved rental income from the Company's wholly owned properties. Rental rate increases provided $335,000 of the additional rental income due primarily to the Houston communities which had a 4% rental rate increase over the 1995 period. Improved occupancy contributed $96,000 of the additional rental income, due primarily to an increase in the Tucson communities' occupancy rate, which increased from 89.8% in the 1995 period to 93.1% in the 1996 period. The Company believes the improved occupancy rate is due to improved economic conditions in the Tucson market as well as aggressive marketing strategies used by the property management company. Rental revenue also increased due to approximately $200,000 from prior rate increases becoming effective as leases are renewed or the apartment is re-leased. These prior rent increases were experienced primarily in the Tucson communities. The increases in rental income were mitigated by an increase in rental concession expense of $183,000 primarily attributable to the Albuquerque communities. The increased rental concessions result from competition from new apartment communities in their rent up phase. Operating and maintenance expenses increased by 4.7% due to the 1995 apartment acquired in February 1995 and increases in payroll expenses and marketing expenses. Real estate taxes and insurance expenses decreased 4.2% due to an adjustment made in 1995 based on the actual property tax assessment. Depreciation expense in 1996 increased 5.9% due to capital improvements on the apartment communities. Interest expense on real estate mortgages decreased due to lower principal balances resulting from monthly payments.

   Mortgage Assets -- Prospective yield income decreased in 1996 due to the decrease in the mortgage asset balance as a result of amortization and redemptions. The average mortgage asset balance was $9,284,000 for the 1996 period compared with $15,559,000 for the 1995 period. The decrease was mitigated by an increase in the average prospective yield from 29% in the 1995 period to 34% in the 1996 period. Income from redemptions and sales increased by $2,798,000 as a result of the sale and redemption of seven mortgage assets in 1996 for income of $7,725,000 compared to the sales of four mortgage assets in 1995 for income of $4,927,000. Included in the 1995 income was $2,420,000 from the reversal of an excess yield maintenance payment accrued in 1993 on borrowing secured by mortgage assets.

   Operating Expenses and Other Income -- Operating expenses were $43,000 lower in 1996 than the comparable period in 1995. The 1996 amount included an accrual of stock appreciation rights expense of $507,000 and an accrual of $400,000 of expenses related to the acquisition costs of the Transactions. The 1995 amount included an accrual of stock appreciation expense of $705,000 and also included approximately $100,000 of costs related to the reverse stock split in July 1995. Administrative expenses for 1996 were also lower by approximately $145,000 primarily due to lower costs for officer and director's insurance. Interest and other income decreased as the 1995 amount included a gain of $311,000 from the early payoff of a note payable and a gain of $180,000 from the sale of an asset. Other interest expense decreased as the Company paid off the unsecured real estate note payable in April 1995.

   On July 7, 1995, the Company completed a reverse stock split under which one new share of common stock was issued in exchange for five shares of outstanding stock. Accordingly, the number of common stock issued and all per share amounts for all years have been adjusted for the reverse stock split.

1995 COMPARED TO 1994

   Income and expenses from real estate operations increased in 1995 due to the acquisition of an apartment community in February 1995 as well as new investments in joint ventures. Rental and other income increased by $1,506,000 as a result of $931,000 in revenues from the acquired community, a $569,000 increase in revenues from communities owned by the Company, and a $60,000 increase in joint venture income. Operating expenses increased as a result of $403,000 in expenses incurred by the Company in connection with the acquired community as well as higher operating expenses in the other communities owned by the Company, which resulted from a decrease in occupancy rates from 94% in 1994 to 91% in 1995 (mostly in Tucson) and the corresponding turnover, marketing, and payroll expenses incurred by the Company as a result of such decrease in occupancy rates. Depreciation expenses increased due to the Company's acquisition of an apartment community in February 1995 and capital expenditures incurred in 1994 and 1995. Interest expense on real estate mortgages also increased in 1995 due to the Company's borrowing of additional funds for the acquisition in February 1995.

   As a result of amortization of the investment in and redemption of mortgage assets during 1994 and 1995, the average balance of mortgage assets decreased from $26,691,000 for 1994 to $14,827,000 for 1995.

While the average prospective yield was 28% for 1995 compared with 24% for 1994, the prospective yield income decreased by $2,549,000. Income from redemptions in 1995 totaled $5,302,000 consisting of $2,882,000 from redemption of five mortgage assets and $2,420,000 from the reversal of the excess yield maintenance payment accrued in 1993 on notes payable. Income from redemptions of $4,263,000 in 1994 resulted from the redemption of four mortgage assets.

   Operating and administrative expenses increased in 1995 primarily due to an increase in expense accruals for stock appreciation rights of $381,000 (caused by higher stock price) and dividend equivalent payments on stock options of $600,000. The higher stock appreciation rights and dividend equivalent expenses were mitigated by a decrease in management fees of $170,000 in 1995 compared to 1994.

   Interest and other income decreased in 1995 due to the use of the cash held by trustee to prepay the notes payable secured by mortgage assets in February 1995. Interest expense on real estate mortgages increased due to the borrowing for the February 1995 purchase of an apartment community. Other interest expense decreased due to the prepayment of the notes payable secured by mortgage assets in February 1995 and the prepayment of the real estate notes in April 1995.

1994 COMPARED TO 1993

   The Company had net income of $7,702,000 in 1994 compared with a net loss of $40.6 million in 1993. The income in 1994 resulted from operating income generated by the apartments and the existing mortgage assets.

   In 1994, the first year that the Company had earnings from real estate, rental and other income totaled $12,528,000 and, after the related operating, interest and depreciation expenses, income from real estate totaled $1,095,000 (including the Company's share of results of the joint ventures). As a result of high demand, rental rates in the Company's apartment communities increased during 1994 by 10% in Tucson, 5% in Albuquerque, and 2% in Houston while maintaining each apartment community's occupancy rate.

   Prospective yield income from mortgage assets decreased due to a reduction of $18,916,000 in the net carrying value, mitigated by a higher yield in 1994 due to significantly lower mortgage prepayment rates. The average yield on the mortgage assets for 1994 was approximately 24%. The Company realized income in 1994 of $4,263,000 from the redemption of four mortgage assets and the sale of the underlying mortgage instruments. The provision for reserve for 1993 was due to the decrease in the estimated future cash flows of certain mortgage assets. The charge from the cumulative effect of accounting change in 1993 was due to adoption of SFAS No. 115 which resulted in the reduction of the net carrying values of substantially all of the mortgage assets to their estimated fair market values. Both the provision for reserve and the cumulative effect of accounting change were caused by very low mortgage interest rates which resulted in historically high levels of mortgage prepayment rates.

   Interest and other interest income increased due to higher interest rates on investments and a write down of a short-term investment ($254,000) in 1993.

   Operating expenses increased in 1994 due to the accrual in 1994 of expenses relating to the stock appreciation rights ($324,000) and dividend equivalent payments on the options and stock appreciation rights ($200,000), offset by a reduction in the 1994 management fees of $81,000, the Company's efforts to reduce operating expenses and a reduction in the 1993 expenses of $470,000 relating to the legal fees reimbursement from insurance carriers relating to legal fees relating to the class action suit settled in 1992.

   Interest expense on real estate mortgages increased because of the borrowing incurred in connection with acquisition of the apartments in January 1994. Other interest expense decreased due to a decrease in the notes payable secured by mortgage assets.

INCOME FROM REDEMPTION AND SALES OF MORTGAGE ASSETS

   The Company's income includes income from redemption and sales of mortgage assets of $7,725,000 for the nine months ended September 30, 1996 and $5,302,000, $263,000, and $2,596,000 for the years ended December 31, 1995,
1994, and 1993, respectively. Such income is not necessarily indicative of future operating results or of the Company's future financial condition because income from redemptions and sales of mortgages (i) results from the sale or redemption of a finite number of assets that are no longer being purchased by the Company and (ii) is highly dependent on future levels of mortgage prepayment and interest rates.

LIQUIDITY, CAPITAL RESOURCES, AND COMMITMENTS

   Cash provided by operations for the nine months ended September 30, 1996 was $10,680,000 compared with $6,277,000 for the same period in 1995. The increase was primarily due to a $5,218,000 increase in cash from redemptions and sales of mortgage assets ($7,725,000 for the 1996 period compared to $4,927,000 for the 1995 period, which included a non-cash credit of $2,420,000 for the reversal of accrued excess yield maintenance payment on notes payable) offset by an $871,000 decrease in prospective yield income on the mortgage assets.

   Cash used in investing activities for the nine months ended September 30, 1996 was $2,394,000 compared with $3,592,000 for the same period in 1995. The decrease was due to (i) a decrease of $6,142,000 in investments in apartments as the Company purchased an apartment community in February 1995 and did not make any purchases in 1996, (ii) a decrease of $1,723,000 in investment in joint ventures as the Company made investments in new joint ventures in 1995 to acquire two apartment communities and made no investment in new joint ventures in 1996 and (iii) an increase of $189,000 in the amortization in the carrying value of mortgage assets. The decrease was mitigated by (i) an increase of $3,208,000 in expenditures for construction of Finisterra Apartments and other land development, (ii) a decrease of $3,326,000 in proceeds from dispositions of other real estate assets and (iii) an increase in other assets of $322,000.

   Cash used in financing activities for the nine months ended September 30, 1996 was $4,790,000 compared with $4,524,000 for the same period in 1995. The increase was primarily due to (i) a decrease in the issuance of real estate notes payable of $6,895,000 as the Company did not make any purchases in 1996,
(ii) a decrease of $3,034,000 in notes payable secured by mortgage assets and short-term borrowing, and (iii) a decrease of $22,000 in the exercise of stock options. The increase in cash used in financing activities was mitigated by (a) an increase of $247,000 from proceeds from the Finisterra Apartments construction loan, (b) a decrease of $7,508,000 in the repayment of real estate notes payable as the Company prepaid the unsecured real estate notes in 1995,
(c) accrued construction cost payable of $1,384,000 for the Finisterra Apartment community for September that was paid in October, and (d) an increase in other liabilities of $546,000 primarily due to accrued 1996 legal and consulting fees related to future acquisitions.

   The Company continues to realize substantial cash flows from its mortgage assets. A majority of the cash flows is generated from redemptions of the mortgage assets. The Company may also sell a mortgage asset that is redeemable in the foreseeable future. The redemptions or sales accelerate the mortgage asset cash flows and increase the present value. During the first nine months of 1996, the mortgage assets generated total cash flow of $16,229,000, including $11,750,000 from the redemption of seven mortgage assets. The Company used a portion of the proceeds to reduce short-term borrowing by $2,541,000. In addition, the Company sold or redeemed two mortgage assets in October 1996 for total proceeds of $1,825,000.

   The Company has prepared the following estimates of future cash flows from the mortgage assets. Cases 1, 2 and 3 assume that except for the early redemptions or sales of the mortgage assets in October 1996 as described in the preceding paragraph, there would be no further early redemptions or sales of mortgage assets. The assumed interest rate and mortgage prepayment rates in Case 2 are the approximate interest rate and forecasts of prepayment rates made by market participants as of September 30, 1996. Mortgage prepayment rates represent the average annual prepayment rate assumed for the underlying mortgage instruments. The estimates in Case 4 have been prepared using the same interest rate and mortgage prepayment rates as Case 2 except that each mortgage asset is assumed to be redeemed at the first available date and the underlying mortgages are sold at the September 30, 1996 prices.

                                                                             CASE 1          CASE 2          CASE 3          CASE 4
                                                                            -------         -------         -------         -------
                                                                                             (DOLLARS IN THOUSANDS)
Assumed one month LIBOR ............................................            3.5%            5.5%            7.5%            5.5%
Assumed annual mortgage prepayments ................................          19.63%          12.45%           8.45%          12.45%
Average sale price of mortgages (% of par) .........................                                                         106.92%
Estimated cash flows
  1996 (fourth quarter) ............................................        $ 2,729         $ 2,660         $ 2,590         $ 2,660
  1997 .............................................................          3,389           2,874           2,354           8,815
  1998 .............................................................          2,440           2,240           1,914             868
  1999 .............................................................          1,732           1,740           1,612           3,995
  2000 .............................................................          1,232           1,386           1,388          17,847
  2001-2020 ........................................................          5,378          10,865          18,353             967
                                                                            -------         -------         -------         -------
     Total .........................................................        $16,900         $21,765         $28,211         $35,152
                                                                            =======         =======         =======         =======

   There can be no assurance that the actual interest and prepayment rates will be as assumed or that the prices of the mortgage instruments will remain at the assumed levels. Proceeds from redemptions are highly dependent on prices available upon sale of the mortgages as well as the timing of meeting the conditions for redemption (generally reduction of the structured financing to a specified balance or a specified date). As an example, if the assumed average price above par for mortgage sales in Case 4 above were to decrease by half (the average mortgage prices decreases to 103.46%), the estimated total cash flow in Case 4 would decline by $12,227,000 of which $2,806,000 would relate to 1997.

   At September 30, 1996, the Company had cash of $5,917,000. In October, the Company received cash proceeds of $1,825,000 from the sale or redemption of two mortgage assets. In addition, the Company will receive funding from the Finisterra apartments construction loan for the costs paid by the Company, which amount to approximately $2,500,000. The Company intends to use such funds to pay for capital improvements on existing apartment communities, to acquire apartment communities, and to pay dividends and operating expenses.

   In November 1996, the Company entered into the Combination Agreement, which provides for the Transactions, including the acquisitions of the Winton Properties, Winton & Associates, and the Pima Entities. The Transactions will be financed by the Company (i) assuming or refinancing approximately $49,311,000 in mortgage debt attributable to the Winton Properties, (ii) paying an aggregate of $1,600,000 in cash to the Approving Winton Partnerships for closing costs, and
(iii) exchanging a combination of shares of the Company's Common Stock and LP Units in an amount equal to $29,359,000. The Company's cash obligations in connection with the Transactions include (a) approximately $1,500,000 in transaction costs, (b) $1,600,000 to be paid to the Approving Winton Partnerships for closing costs, (c) $988,000 for required escrow deposits and loan and assumption fees relating to the mortgage debt to be assumed or refinanced, and (d) up to $1,500,000 to be paid to the Approving Winton Partnerships and thereafter distributed to Winton Partners that are not accredited investors upon the dissolution and liquidation of the Winton Partnerships.

   The Company anticipates that the Transactions will result in (1) significant increases in the Company's real estate income, operating, real estate, and insurance expenses, and depreciation and amortization of real estate, (2) an increase in interest expense related to real estate, (3) an increase in income from real estate, (4) a decrease in administrative expenses resulting from the replacement of management fees previously paid to the Pima Entities for the management of the Company's properties and operations with salaries to be paid by the Company to the officers of the Pima Entities who will become employees of the Company, all based on pro forma combined statements for the nine months ended September 30, 1996 assuming that the Transactions had occurred on January 1, 1995.

OTHER INFORMATION

   Apartment leases generally are for terms of six to 12 months. Management believes that such short-term leases lessen the impact of inflation as a result of the ability to adjust rental rates to market levels as leases expire. To the extent that the inflation rate influences federal monetary policy and results in rising short-term interest rates or declines in mortgage interest rates, the income and cash flows from the mortgage assets would be affected.

                        OPERATING POLICIES AND STRATEGIES

REAL ESTATE ACTIVITIES

  Introduction

   The Company has developed various business objectives and operating, acquisition, financing and investment strategies and policies relative to its real estate activities. These policies and strategies have been determined by the directors of the Company and may be amended or revised from time to time at the discretion of the directors without a vote of the stockholders of the Company.

  Business Objectives

   The Company's current business objectives are to increase the cash flow and value of its existing portfolio of apartment communities and to seek continued growth through the acquisition or development of additional apartment communities.

  Investment Policies

   The Company's current portfolio consists of apartment communities in the southwestern region of the United States and investments in joint ventures that own apartment communities. The Company intends to continue to focus on apartment communities in this region. However, future investments, including the activities described below, are not limited (as to percentage of assets or otherwise) to any geographic area or any specific type of property. In this regard, the Company may expand its current geographic focus and may acquire other types of income-producing properties, including hotels, motels, shopping centers, and office buildings.

   The Company believes that attractive opportunities continue to be available to acquire apartment communities. The Company may enter into agreements to acquire newly developed properties upon completion or upon achievement of certain specified occupancy rates. The Company also intends to develop new apartment communities for its own account directly or through joint ventures with others.

   The Company may purchase or lease income-producing properties for long-term investment and to improve its properties, or sell such properties, in whole or in part, when circumstances warrant. The Company also may participate with other entities in property ownership through joint ventures or other types of co-ownership. Equity investments may be subject to existing mortgage financing and other indebtedness or such financing or indebtedness may be incurred in connection with acquiring investments. Any such financing or indebtedness will have a priority over the equity interest of the Company.

   While the Company will emphasize equity investments in real estate properties, it may, in its discretion, invest in mortgages and other real estate interests or make loans secured by mortgages on or interests in real estate properties. Its investments in mortgages may include participating or convertible mortgages if the Company concludes that it may benefit from the cash flow and/or any appreciation potential in the value of the property. Such mortgages may be similar to equity participations.

   Subject to the percentage of ownership limitations and gross income tests necessary for REIT qualification (see "Information Regarding the Company -- Federal Income Tax Considerations"), the Company also may invest in securities of concerns engaged in real estate activities or securities of other issuers. The Company in the future may acquire all or substantially all of the securities or assets of other REITs or similar entities when it believes such investments would be consistent with the Company's investment policies. In any event, the Company does not intend that its investments in securities will require the Company to register as an "investment company" under the Investment Company Act of 1940, and the Company intends to divest securities before any such registration would be required.

  Acquisitions

   In evaluating acquisitions, the Company considers such factors as (i) the geographic location and type of property; (ii) the age, construction quality, condition and design of the property; (iii) the current and projected cash flow of the property and the potential to increase cash flow through lower debt service requirements, enhanced management and other factors; (iv) the potential for capital appreciation of the property; (v) the terms of tenant leases, including the potential for rent increases; (vi) the potential for economic growth and the tax and regulatory environment of the community in which the property is located; (vii) the occupancy and demand by tenants for properties of similar type in the vicinity; and (viii) the prospects for liquidity through sale, financing, or refinancing of the property.

   In acquiring apartment properties, the Company generally seeks properties that (a) are available at prices below estimated replacement cost after initial renovations and improvements, or can be developed at a cost that is below the estimated value upon completion, (b) are well-located in their markets, and (c) are capable of enhanced performance through intensive asset management and cosmetic improvements. Operating Strategies

   The Company's operating strategies are to (i) achieve and maintain high occupancy and increase rental rates through effective leasing, reducing turnover rates and providing quality maintenance and services to maximize tenant satisfaction; (ii) manage operating expenses and achieve cost reductions through operating efficiencies and economies of scale generally inherent in the management of a large property portfolio in a specific region; and (iii) emphasize regular programs of repairs and capital improvements to enhance the properties' competitive advantages in their respective markets.

  Financing Policies

   The Company intends to finance acquisitions with the most appropriate sources of capital, which may include undistributed funds from operations, the issuance of equity securities, the sale of assets, bank and other institutional borrowings, and the issuance of debt securities. Future borrowings by the Company for acquisitions may be either on a secured or unsecured basis.

   The Company also may incur indebtedness for purposes other than the acquisition of properties when the Company believes it is advisable to do so. For short-term purposes, the Company, from time to time, may arrange for short-term borrowings from banks or in the commercial paper market or otherwise. The Company also may arrange for long-term borrowings from institutional lenders or through public or private offerings or other means. The Company has no commitments from anyone with respect to any such borrowings, and there is no assurance that any such borrowings will be available.

   In addition, the Company may incur debt secured by equity investments held in its portfolio. The Company may invest in properties subject to existing loans secured by mortgages, deeds of trust or similar liens on the properties, or such financing and other indebtedness may be incurred in connection with acquiring investments. The Company also may obtain other mortgage financing for unleveraged or underleveraged properties or may refinance properties acquired on a leveraged basis. The mortgage financings may be recourse, non-recourse, or cross-collateralized. The Company does not have a policy limiting the number or amount of mortgages that may be placed on any particular property, but mortgage financing instruments usually limit additional indebtedness on such properties. The Company also may determine to finance acquisitions through the exchange of properties or issuance of stock or other securities.

  Policies with Respect to Other Activities

   The Company may make investments other than as previously described. The Company has authority to offer its Common Shares or other equity or debt securities in exchange for property and to repurchase or otherwise reacquire its Common Shares or any other securities and may engage in such activities in the future. The Company also may in the future make loans to joint ventures in which it participates. The Company will not engage in trading, underwriting or the agency distribution or sale of securities of other issuers. At all times, the Company intends to make investments in such a manner as to be consistent with the requirements of the Code to qualify as a REIT unless, because of circumstances applicable to the Company, changes in the Code (or changes in the regulations promulgated under the Code), the Company determines that it is no longer in the best interests of the Company to qualify as a REIT. The Company's policies with respect to such activities may be reviewed and modified from time to time by the Company without the vote of the stockholders.

  Property Management

   The Company has entered into property management agreements with Pima Realty Advisors, Inc. (the "Property Manager") for each of its current apartment communities. The Property Manager is an affiliate of the Manager. Each property management agreement, which has a current term through December 31, 1997, was approved by the Unaffiliated Directors. Under each agreement, the Property Manager provides the customary property management services at its cost without profit or distributions to its owners, subject to the maximum limitation of the prevailing management fee rates for similar properties in the market. The Property Manager currently manages over 4,400 apartment units, including those owned by the Company.

   The Property Manager has developed computer, accounting, management, reporting, and control systems to monitor property operations. Detailed annual budgets are prepared for each property. Monthly, quarterly, and annual reports are prepared addressing occupancy rates, turnover ratios, budget variances, delinquencies, and other operating information. Weekly reports are provided for each property detailing leasing and occupancy activities. The Property Manager also maintains and analyzes demographic resident data. Prior to entering into a lease, the Property Manager generally reviews the credit of the prospective tenant to attempt to minimize bad credit risks and identify tenants having a poor rental history. This information is intended to enable the Property Manager to identify and act quickly on specific conditions affecting individual properties.

   Each of the current properties is operated by a staff, including a resident manager and a maintenance and apartment preparation staff. Policies and procedures utilized at the property sites follow established federal and state laws and regulations, including lease contracts, on-site marketing procedures, credit collection, and eviction standards. As a result of active on-site management and strict prospective tenant qualification standards, the Company expects to experience low rent loss to delinquencies or early lease terminations.

   Individual property lease programs are structured to respond to local market conditions. The Company attempts to balance rent increases with high occupancy and stabilized turnover costs. None of the current properties is currently subject to rent control or rent stabilization regulations. Standard lease terms stipulate due dates for rent payments, late charges, no offset or withholding provisions, security deposits and damage reimbursement clauses and other provisions considered favorable to the Company.

  Development of Properties

   In March 1996, the Company commenced the development of a luxury apartment community located in Tempe, Arizona. The community is being built on 20 acres and is planned for 356 units with an average size of 919 square feet. The total estimated cost of the community is approximately $21.0 million, and the Company has obtained a construction loan for $15,350,000. The Company expects to have the first group of units available for rent in early 1997 and the community completed in the third quarter of 1997. As of September 30, 1996, the Company had invested $10.0 million.

   The Company has acquired three other parcels of land for future development of apartment communities. The Company may develop or sell one or more of these parcels. As of September 30, 1996, the Company had invested $1.0 million.

  Current Properties

   As of September 30, 1996, the Company owned 25 apartment communities consisting of 4,480 units located in Arizona, New Mexico, and Texas. All of the apartment communities are owned directly by the Company with the exception of six which are owned through joint ventures with affiliates of Citicorp.

   The apartment communities are "garden apartments" (two to three story apartments with ground level parking) with recreational facilities such as pools and clubhouses. They are well maintained and landscaped and are targeted at providing an attractive lifestyle at low to moderate rents. Average monthly rent at September 30, 1996 was $500 per month, with community averages ranging from $375 to $833.

   The following table sets forth certain information regarding the Company's existing wholly owned apartment communities.

                                                                                                        Weighted Average
                                                                                          ------------------------------------------
                                                                                                              Average Occupancy
                                                                                           Monthly Rent    -------------------------
                                                                    Asset Carrying        --------------    9 Months     12 Months
                                                                       Value Per          9/30     12/31     Ending       Ending
                               Year  No. of   Avg.                -----------------       ----     -----   ----------   ----------
                              built   units   size     Amount     Unit       Sq. ft.      1996      1995   30 Sep. 96   31 Dec. 95
                              -----   -----   ----     ------     ----       ------       ----      ----   ----------   ----------
                                            (Sq. Ft.)  (000s)    (000s)
Wholly Owned Apartments
 Tucson, Arizona
   Acacia Hills ..........    1986     64      540    $ 1,278    $ 20.0      $36.99       $437      $429       94%          95%
   Casa del Norte ........    1984     84      525      1,770      21.1       40.12        433       429       93%          93%
   Desert Springs ........    1985    248      590      5,561      22.4       38.03        435       424       92%          85%
   Landmark ..............    1986    176      641      4,460      25.3       39.59        426       417       92%          85%
   Park Terrace ..........    1986    176      579      3,330      18.9       32.66        433       433       92%          89%
   Park Village ..........    1985     60      540        747      12.5       23.06        393       408       95%          93%
   Posada del Rio ........    1980    160      621      3,293      20.6       33.17        449       440       96%          91%
   South Point ...........    1984    144      626      2,292      15.9       30.24        375       385       92%          90%
                                    -----    -----    -------    ------      ------       ----      ----       --           --
      Total Tucson .......          1,112      582     22,731      20.4       35.13        425       421       93%          89%
                                    =====    =====    =======    ======      ======       ====      ====       ==           ==
 Phoenix, Arizona
   Contempo Heights* .....    1978    222      595      6,178      27.8       46.77        456       451       93%          93%
   Finisterra** ..........    1995    356      919
                                    -----    -----    -------    ------      ------       ----      ----       --           --
      Total Phoenix ......            578      795      6,178      27.8       46.77        456       451       93%          93%
                                    -----    -----    -------    ------      ------       ----      ----       --           --
 Houston, Texas
   Clear Lake Falls ......    1980     90    1,169      3,989      44.3       37.92        833       810       95%          95%
   The Gallery ...........    1968    101      763      2,488      24.6       32.30        546       535       93%          90%
   Memorial Bend .........    1967    124      939      2,636      21.3       22.63        584       584       88%          89%
   Nantucket Square ......    1983    106    1,428      3,531      33.3       23.32        780       752       89%          90%
   Prestonwood ...........    1978    156      957      3,447      22.1       23.09        509       509       91%          91%
   Riviera Pines .........    1979    224      717      4,509      20.1       28.07        491       487       94%          92%
                                    -----    -----    -------    ------      ------       ----      ----       --           --
      Total Houston ......            801      949     20,600      25.7       27.10        590       584       92%          91%
                                    -----    -----    -------    ------      ------       ----      ----       --           --
 Albuquerque, N.M.
   Dorado Terrace ........    1986    216      608      6,824      31.6       51.93        519       519       91%          91%
   Villa Serena ..........    1986    104      681      3,322      31.9       46.94        561       561       93%          93%
   Whispering Sands ......    1986    228      808      7,164      31.4       38.89        530       521       90%          94%
                                    -----    -----    -------    ------      ------       ----      ----       --           --
      Total Albuquerque ..            548      705     17,310      31.6       44.80        635       531       91%          94%
                                    -----    -----    -------    ------      ------       ----      ----       --           --
Restricted cash & deferred
  loan fees ..............                              4,036
                                    -----    -----    -------    ------      ------       ----      ----       --           --
Total wholly owned
  apartments***...........          3,039      741    $70,855    $ 26.4      $36.80       $500      $495       92%          91%
                                    =====    =====    =======    ======      ======       ====      ====       ==           ==

-----------
  *  Acquired in 1995
 **  Under  construction,  open  for  initial  occupancy  in  December  1996
*** Finisterra included in total of units and average unit size, excluded in all other totals

MORTGAGE ASSETS

  General

   Each of the Company's Mortgage Assets entitle the Company to receive the excess of the cash flows (the "Net Cash Flows") on pools of residential mortgage loans and mortgage-backed certificates (collectively the "Mortgage Instruments") over the required payments on the related series of structured financing (the "Structured Financing") secured by such Mortgage Instruments. All of the Mortgage Instruments bear fixed interest rates and a portion of the Structured Financing bears variable interest rates that are adjusted monthly or quarterly. The Net Cash Flows result primarily from (i) the favorable spread between the interest rates on the Mortgage Instruments over those on the Structured Financing, (ii) reinvestment income on the funds collected on the Mortgage Instruments before payment on the Structured Financing, (iii) any prepayments of the Mortgage Instruments that are not necessary for payments on the Structured Financing, and (iv) net proceeds from early redemption of Structured Financing. For most of the Mortgage Assets, the Company has the option to redeem the Structured Financing (generally at par) after the specified conditions are met, generally when the outstanding balance of the Structured Financing declines below a specified amount or after a specified date. In such event, the Mortgage Instruments are sold and the net proceeds after redemption of the Structured Financing are remitted to the Company.

   At September 30, 1996, the carrying value of the Company's Mortgage Assets was $5.5 million. The Company does not intend to acquire any additional Mortgage Assets, but plans to hold the existing Mortgage Assets and use the cash flows for apartment acquisitions, operations, payment of dividends and other corporate purposes.

   Each Structured Financing is issued in series consisting of several classes. Each series of Structured Financing generally constitutes a nonrecourse obligation of the Company, which is payable solely from the pledged Mortgage Instruments. Each series is structured so that the monthly payments on the pledged Mortgage Instruments, together with the reinvestment income at assumed rates, are sufficient to make the required interest and principal payments on the series on a timely basis. Principal and interest payments (including prepayments) on the Mortgage Instruments are first applied to principal and interest payments on one or more classes of the Structured Financing according to the terms of the related indenture, and any excess cash flow is remitted to the Company.

  Factors Affecting Net Cash Flows

   The Net Cash Flows represent both the return of and the return on the investment in the Mortgage Assets. Thus, Mortgage Assets are amortizing assets. The principal factors which influence the Net Cash Flows of a Mortgage Asset are as follows:

      (1) Other factors being equal, Net Cash Flows in each payment period tend to decline over the life a Structured Financing, because (a) as normal amortization of principal and principal prepayments occur on the Mortgage Instruments, the principal balances of the Mortgage Instruments are reduced;
   (b) the principal payments on the Mortgage Instruments generally are first used to pay the principal on the earlier, lower-yielding classes of such Structured Financing, thereby resulting in a reduction of the favorable spread between the interest rate on the Mortgage Instruments and the interest rates on the outstanding classes, and (c) the higher coupon Mortgage Instruments are likely to be prepaid faster, reinforcing the same effect.

      (2) The rate of prepayments on the Mortgage Instruments significantly affects the Net Cash Flows. Because prepayments shorten the life of the Mortgage Instruments, a higher rate of prepayments normally reduces overall Net Cash Flows. The rate of prepayments is affected by mortgage interest rates and other factors. Generally, increases in mortgage interest rates reduce prepayment rates, while decreases in mortgage interest rates increase prepayment rates. In addition, prepayments occurring during the early life of a Structured Financing have a more negative effect on Net Cash Flows than the same volume of prepayments have at a later date.

      (3) With respect to variable rate classes of the Structured Financing, increases in the interest rate index increase the interest payments and thus reduce or, in some instances, eliminate the Net Cash Flows, while decreases in the index decrease the interest payments and thus increase the Net Cash Flows.

      (4) The interest rate at which the monthly cash flow from the Mortgage Instruments may be reinvested until payment dates for the Structured Financing influences the amount of the Net Cash Flows unless such reinvestment income is not paid to the owner of the Mortgage Asset.

      (5) The administrative expenses, if any, of a series of Structured Financing may increase as a percentage of Net Cash Flows where some of such administrative expenses are fixed. In later years, it can be expected that fixed expenses will exceed the available cash flow. Although reserve funds generally are established to cover such shortfalls, there can be no assurance that such reserves will be sufficient to cover such shortfalls. The Company may be liable for administrative expenses relating to a series of Structured Financing if reserves prove to be insufficient. Moreover, any unanticipated liability or expenses with respect to the Structured Financing could adversely affect Net Cash Flows.

      (6) The Net Cash Flows from the early redemptions of a Mortgage Asset are determined by the principal balance and market value of the Mortgage Instruments. Generally, lower mortgage interest rates result in higher market value for the Mortgage Instruments. Furthermore, when a Mortgage Asset is redeemed, there will not be any future Net Cash Flows from that Mortgage Asset

                        FEDERAL INCOME TAX CONSIDERATIONS

QUALIFICATION OF THE COMPANY AS A REIT

  General

   The Company has made an election to be treated as a REIT under the Code. Thus, if the Company satisfies certain tests in each taxable year with respect to the nature of its income, assets, share ownership and the amount of its distributions, among other things, it generally should not be subject to tax at the corporate level on its income to the extent that it distributes cash in the amount of such income to its stockholders.

   Generally, the unremedied failure of the Company to qualify as a REIT for any taxable year could materially and adversely affect the stockholders as net income of the Company would be taxed at ordinary corporate rates, and the Company would not receive a deduction for any dividends to the stockholders and thus cause a material reduction of the cash available for distribution to the stockholders as dividends.

   In order to maintain its qualification as a REIT for federal income tax purposes, the Company must continually satisfy certain tests with respect to the sources of its income, the nature and diversification of its assets, the amount of its distributions, and the ownership of the Company. The following is a summary discussion of those various tests.

  Sources of Income

   The Company must satisfy three separate income tests for each taxable year with respect to which it intends to qualify as a REIT: (i) the 75% income test;
(ii) the 95% income test; and (iii) the 30% income limitation.

   Under the first test, at least 75% of the Company's gross income for the taxable year must be derived from certain qualifying real estate related sources. The 95% income test requires that at least 95% of the Company's gross income for the taxable year must be derived from the items of income that either qualify under the 75% test or are from certain other types of passive investments, such as dividend or interest income or capital gain on the sale of stocks or securities. Thus, only 5% of a REIT's income each year is unrestricted. Such non-qualifying income may include third-party management fees, income from certain services provided to tenants, or rents from personal property. Finally, the 30% income limitation requires the Company to derive less than 30% of its gross income for the taxable year from the sale or other disposition of (1) real property, including interests in real property and interests in mortgages on real property, held for less than four years, other than foreclosure property or property involuntarily converted through destruction, condemnation or similar events, (2) stock or securities or swap agreements held for less than one year, and (3) property in "prohibited transactions." A prohibited transaction is a sale or disposition of dealer property that is not foreclosure property or, under certain circumstances, a real estate asset held for at least four years.

   If the Company inadvertently fails to satisfy either the 75% income test or the 95% income test, or both, and if the Company's failure to satisfy either or both tests is due to reasonable cause and not willful neglect, the Company may avoid loss of REIT status by satisfying certain reporting requirements and paying a tax equal to 100% of any excess nonqualifying income. See "Information Regarding the Company -- Federal Income Tax Considerations -- Taxation of the Company." There is no comparable safeguard that could protect against REIT disqualification as a result of the Company's failure to satisfy the 30% income limitation.

   The Company anticipates that its gross income will continue to consist principally of income that satisfies the 75% income test. The composition and sources of the Company income should allow the Company to satisfy the income tests during each year of its existence. Certain short-term reinvestments, however, may generate qualifying income for purposes of the 95% income test but nonqualifying income for purposes of the 75% income test, and certain hedging transactions could give rise to income that, if excessive, could result in the Company's disqualification as a REIT for failing to satisfy the 30% income limitation, the 75% income test, and/or the 95% income test. The Company intends to monitor its reinvestments and hedging transactions closely to attempt to avoid disqualification as a REIT.

  Nature and Diversification of Assets

   At the end of each quarter of the Company's taxable year, at least 75% of the value of the Company's assets must be cash and cash items (including receivables), federal government securities and qualifying real estate assets. This requirement is intended to assure that the bulk of REIT investments are either equity or mortgage interests in real property. Qualifying real estate assets include interests in real property, and mortgages, equity interests in other REITs, any stock or debt instrument for so long as the income therefrom is qualified temporary investment income and, subject to certain limitations, interests in Real Estate Mortgage Investment Conduits ("REMICs"). The balance of the Company's assets may be invested without restriction, except that holdings of the securities of any one non-governmental issuer may not exceed 5% of the value of the Company's assets or 10% of the outstanding voting securities of that issuer.

   If the Company fails to satisfy the 75% asset test at the end of any quarter of its taxable year as a result of its acquisition of securities or other property during that quarter, the failure can be cured by a disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. The Company will take such action as may be required to cure any failure to satisfy the 75% asset test within 30 days after the close of any quarter. The Company may not be able to cure any failure to satisfy the 75% asset test, however, if assets that the Company believes are qualifying assets for purposes of the 75% asset test are later determined to be nonqualifying assets.

  Distributions

   Each taxable year the Company must distribute as dividends to its stockholders an amount at least equal to (i) 95% of its REIT taxable income (determined before the deduction of dividends paid and excluding any net capital gain), plus (ii) 95% of the excess of its net income from foreclosure property over the tax imposed on such income by the Code, less (iii) any excess noncash income (as determined under the Code). The distribution requirement does not compel the Company to distribute that portion, if any, of its cash flow that exceeds the REIT taxable income.

   Generally, a distribution must be made in the taxable year to which it relates. A portion of the required distribution, however, may be made in the following year if certain guidelines are followed. Further, if the Company fails to meet the 95% distribution requirement as a result of an adjustment to the Company's tax returns by the Internal Revenue Service ("IRS"), the Company may, if the deficiency is not due to fraud with intent to evade tax or a willful failure to file a timely tax return, retroactively cure the failure by paying a deficiency dividend to stockholders and certain interest and penalties to the IRS. The Company intends to make distributions to its stockholders on a basis that will allow the Company to satisfy the distribution requirement. In certain instances, however, the Company's predistribution taxable income may exceed its cash flow and the Company may have difficulty satisfying the distribution requirement. The Company intends to monitor closely the relationship between its predistribution taxable income and its cash flow. It is possible, although unlikely, that the Company may decide to terminate its REIT status as a result of any such cash shortfall. Such a termination would have adverse consequences to the stockholders. See "Information Regarding the Company -- Federal Income Tax Considerations -- Status of the Company as a REIT."

   The Company had a net operating loss carryforward for income taxes (the "NOL") at December 31, 1995 of approximately $75 million. Under REIT tax rules, the Company is allowed to offset taxable income (except for Excess Inclusion Income) by the available NOL and thus, under most circumstances, is not currently required to make distributions to stockholders except for Excess Inclusion Income. The NOL expires in 2009 (1999 for state tax purposes).

  Ownership of the Company

   Shares of the Company's Common Stock must be held by a minimum of 100 persons for at least 335 days in each taxable year after the Company's first taxable year. Further, at no time during the second half of any taxable year after the Company's first taxable year may more than 50% of the Company's shares be owned, actually or constructively, by five or fewer individuals (including pension funds and certain other types of tax-exempt entities). To evidence compliance with these requirements, the Company is required to maintain records that disclose the actual ownership of its outstanding shares. Each year, in order to satisfy that requirement, the Company will demand written statements from record holders owning designated percentages of Common Stock disclosing, among other things, the identities of the actual owners of such shares. The Company's Articles of Incorporation contain repurchase provisions and transfer restrictions designed to prevent violation of the latter requirement. Therefore, the Company believes that its shares of Common Stock currently are owned by a sufficient number of unrelated persons to allow the Company to satisfy the ownership requirements for REIT qualification.

TAXATION OF THE COMPANY

   For any taxable year in which the Company qualifies and elects to be treated as a REIT under the Code, it generally will not be subject to federal income tax on that portion of its taxable income that is distributed to its stockholders in or with respect to that year. Regardless of distributions to stockholders, however, the Company may become subject to a tax on certain types of income.

   The Company uses the calendar year both for tax purposes and for financial reporting purposes. Due to the differences between tax accounting rules and generally accepted accounting principles, the Company's REIT Taxable Income will vary from its net income for financial reporting purposes.

TAX CONSEQUENCES OF COMMON STOCK OWNERSHIP

   The federal income tax consequences of ownership in the Company's Common Stock is a complex matter and may vary depending on the income tax status of the stockholder. Accordingly, the following discussion is intended to be general in nature. Stockholders should consult their own tax advisors regarding the income tax considerations with respect to their investments in the Company.

  Dividend Income

   Distributions to stockholders out of the Company's current or accumulated earnings and profits will be taxable as "portfolio income" in the year received and not as income from a passive activity. Therefore, REIT dividends may not be used to offset a stockholder's passive losses. With respect to any dividend payable to stockholders of record as of a specified date prior to the end of the year, that dividend is deemed to have been received by the stockholder on December 31 if the dividend is paid in January of the following calendar year.

   The Company's dividends are not eligible for the dividends-received deduction for corporations. If the Company's total distributions for a taxable year exceed its current and accumulated earnings and profits, a portion of each distribution will be treated first as a return of capital, reducing a stockholder's basis in his shares (but not below zero), and then as capital gain in the event such distributions are in excess of a stockholder's adjusted basis in his shares.

   Distributions properly designated by the Company as "capital gain dividends" will be taxable to the stockholders as long-term capital gain, to the extent those dividends do not exceed the Company's actual net capital gain for the taxable year, without regard to the stockholder's holding period for his shares. The Company will notify stockholders after the close of its taxable year regarding the portions of the distributions that constitute ordinary income, return of capital and capital gain. The Company also will notify shareholders regarding their reported share of excess inclusion income attributable to the Company's ownership of residual interests in a REMIC. See "Excess Inclusion Rule" below.

   The total dividends of $2.00 per share for 1995 consisted of ordinary income of $0.29 and return of capital of $1.71 per share.

  Excess Inclusion Rule

   Ownership by the Company of residual interests in REMICs may adversely affect the federal income taxation of the Company and of certain stockholders to the extent those residual interests generate "excess inclusion income." The Company's excess inclusion income during a calendar quarter generally will equal the excess of its taxable income from residual interests in REMICs over its "daily accruals" with respect to those residual interests for the calendar quarter. The daily accruals are calculated by multiplying the adjusted issue price of the residual interest by 120 percent of the long-term federal interest rate in effect on the REMIC's startup date. It is possible that the Company will have excess inclusion income without associated cash. In taxable years in which the Company has both a net operating loss and excess inclusion income it will still have to report a minimum amount of taxable income equal to its excess inclusion income. In order to maintain its REIT status, the Company will be required to distribute at least 95 percent of its taxable income, even if its taxable income is comprised exclusively of excess inclusion income and the Company otherwise has a net operating loss.

   In general, each stockholder is required to treat the stockholder's allocable share of the portion of the Company's "excess inclusions" that is not taxable to the Company as an "excess inclusion" received by such stockholder. The portion of the Company's dividends that constitute excess inclusions typically will rise as the degree of leveraging of the Company's activities increase. Therefore, all or a portion of the dividends received by the stockholders may be excess inclusion income. Excess inclusion income will constitute unrelated business taxable income for tax-exempt entities and may not be used to offset deductions or net operating losses from other sources for most other taxpayers. For 1995, the entire ordinary income portion ($0.29 per share) of the dividend was excess inclusion income.

TAX-EXEMPT ORGANIZATIONS AS STOCKHOLDERS

   The Code requires a tax-exempt stockholder of the Company to treat as unrelated business taxable income its allocable share of the Company's excess inclusions. The Company is likely to receive excess inclusion income. See "Excess Inclusion Rule," above. The Company's Common Stock may not be held by tax-exempt entities which are not subject to tax on unrelated business taxable income.

TAXATION OF FOREIGN STOCKHOLDERS

   Distributions of cash generated by the Company in its operations that are paid to foreign persons generally will be subject to United States withholding tax rate at a rate of 30 percent or at a lower rate if a foreign person can claim the benefit of a tax treaty. Notwithstanding the foregoing, distributions made to foreign stockholders will not be subject to treaty withholding reductions to the extent of their allocable shares of the portion of the Company's excess inclusions that are not taxable to the Company for the period under review. It is expected that the Company will continue to have excess inclusions. Distributions to foreign persons of cash attributable to gain on the Company's sale or exchange of real properties, if any, generally will be subject to full United States taxation and withholding. If the REIT is domestically controlled, its stock is excluded from the definition of United States real property interests, and sales of its stock by foreign investors generally escape United States taxation.

   The federal income taxation of foreign persons is a highly complex matter that may be affected by many considerations. Accordingly, foreign investors in the Company should consult their own tax advisors regarding the income and withholding tax considerations with respect to their investments in the Company. Foreign governments and organizations, and their instrumentalities, may not invest in the Company.

BACKUP WITHHOLDING

   The Company is required by the Code to withhold from dividends 20% of the amount paid to stockholders, unless the stockholder (i) files a correct taxpayer identification number with the Company, (ii) certifies as to no loss of exemption from backup withholding, and (iii) otherwise complies with the applicable requirements of the backup withholding rules. The Company will report to its stockholders and the IRS the amount of dividends paid during each calendar year and the amount of tax withheld, if any. Stockholders should consult their tax advisors as to the procedure for insuring that the Company dividends to them will not be subject to backup withholding.

STATE AND LOCAL TAXES

   The discussion herein concerns only the federal income tax treatment likely to be accorded the Company and its stockholders. No discussion has been provided regarding the state or local tax treatment of the Company and its stockholders. The state and local tax treatment may not conform to the federal income tax treatment described above and each investor should discuss such issues with his state and local tax advisor.

                                CAPITAL RESOURCES

   Subject to the terms of the Company's Bylaws, the availability and cost of borrowings, various market conditions and restrictions that may be contained in the Company's financing arrangements from time to time and other factors as described herein, the Company increases the amount of funds available for its activities with the proceeds of borrowings including mortgage loans, short-term borrowing, and other credit arrangements. It can be anticipated that a substantial portion of the assets of the Company will be pledged to secure indebtedness incurred by the Company. Accordingly, such assets will not be available for distribution to the stockholders of the Company in the event of the Company's liquidation except to the extent that the value of such assets exceeds the amount of such indebtedness.

   The Company has obtained a first mortgage loan for each of its 19 apartment communities. At September 30, 1996, the mortgage loans totalled $49.6 million, of which $46.0 million bears fixed interest rates that averaged 8.6% and $3.6 million bears a variable interest rate at the LIBOR rate plus 2.25%. In addition, each of the Company's joint ventures has obtained a first mortgage loan. The mortgage loans generally are non-recourse to the Company and are not cross-collateralized.

   The Company also had outstanding short-term borrowings of $2.0 million at September 30, 1996 that were secured by Mortgage Assets with a total carrying value of $3.3 million. Under the short-term borrowings, if the value of the collateral (as estimated by the lender) declines, the Company is required to provide additional collateral or reduce the borrowed amount.

   The Company's Bylaws provide that it may not incur indebtedness if, after giving effect to the incurrence thereof, aggregate indebtedness, secured and unsecured, would exceed 300% of the Company's net assets, on a consolidated basis, unless approved by a majority of the Unaffiliated Directors. For this purpose, the term "net assets" means the total assets (less intangibles) of the Company at cost, before deducting depreciation or other non-cash reserves, less total liabilities, as calculated at the end of each quarter in accordance with generally accepted accounting principles.

   The Company may increase its capital resources by making additional offerings of its Common Stock or securities convertible into the Company's Common Stock. The actual or perceived effect of such offerings may be the dilution of the book value or earnings per share which may result in the reduction of the market price of shares of the Company's Common Stock. The Company is unable to estimate the amount, timing or nature of future sales of its Common Stock as such sales will depend upon market conditions and other factors. See "Risk Factors -- Future Offerings of Common Stock."

                             OPERATING RESTRICTIONS

   The Company presently may not purchase commodities or commodity futures contracts (other than interest rate futures when used solely for hedging). The Company may not invest in unimproved real property or underwrite securities of other issuers. The foregoing restrictions may not be changed without the approval of the holders of a majority of the outstanding shares of the Company's Common Stock.

   Except as otherwise restricted, the operating policy of the Company is controlled by its Board of Directors, which has the power to modify or alter such policy without the consent of the stockholders. Although the Company has no present intention of modifying its operating policies described herein, the Board of Directors in the future may conclude that it would be advantageous for the Company to do so.

                                   COMPETITION


   There are numerous real estate companies, insurance companies, financial institutions, pension funds, and other property owners that compete with the Company in seeking properties for acquisition and in attracting and retaining tenants.


                                    EMPLOYEES

   The Company currently has five full-time salaried employees.

                                   PROPERTIES

   The principal executive offices of the Company and the Manager are located at 335 North Wilmot, Suite 250, Tucson, Arizona 85711, telephone (520) 748-2111.

   See "Information Regarding the Company -- Operating Policies and Strategies -- Real Estate Activities -- Current Properties."

                                LEGAL PROCEEDINGS

   There are no legal proceedings to which the Company is a party or to which any of its properties are subject other than routine litigation incident to the Company's business, none of which is expected to have a material adverse effect on the Company's operations.

                                   MANAGEMENT


DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

   The following table sets forth certain information regarding the Company's directors and executive officers.

         NAME              AGE                            POSITION(S) WITH THE COMPANY
         ----              ---                            ----------------------------
Jon A. Grove               52         Chairman of the Board, President, Chief Executive Officer and Director
Frank S. Parise, Jr.       45         Vice Chairman, Executive Vice President, Chief Administrative Officer,
                                        and Director
Joseph C. Chan             45         Executive Vice President, Chief Operating Officer, Secretary,
                                        Treasurer and Director
Dale A. Webber             36         Vice President
Roger A. Karber            42         Vice President, Property Development
Thomas A. Heeringa         43         Vice President
Mary C. Clements           30         Controller
Earl M. Baldwin            53         Director
John J. Gisi               51         Director
Raymond L. Horn            67         Director
Frederick C. Moor          65         Director

   Jon A. Grove has been Chairman of the Board of Directors, President, Chief Executive Officer, and a director of the Company since its organization in June 1987. Mr. Grove also has served as the President of one of the general partners of the Manager since its organization and has been a director and principal stockholder of Pima Realty Advisors, Inc. (the "Property Manager") since its organization in November 1993. From 1974 to 1989, Mr. Grove was employed with The Estes Co. (now called GWS), a company which founded the Company and which develops, constructs and sells residential, multi-family, commercial, and industrial real estate, most recently as executive vice president and chief operating officer. Mr. Grove also has been Chairman of the Board and a Director of American Southwest Holdings, Inc. and its affiliates since their organization; these companies are Arizona-based corporations involved in the issuance and administration of mortgage-collateralized bonds.

   Frank S. Parise, Jr. has been Vice Chairman of the Board of Directors, Executive Vice President and Chief Administrative Officer of the Company since December 1988 and a director of the Company since its organization. Mr. Parise also has served as the President of one of the general partners of the Manager since its organization and has been the President, a director and principal stockholder of the Property Manager since its organization in November 1993. From 1985 to 1989, Mr. Parise was employed by The Estes Co., most recently as President of its Financial Services Division and Multifamily Development Division. From 1982 to 1985, Mr. Parise was the President of E. Allen Development Corporation, a company that acquired and managed apartments.

   Joseph C. Chan has been a director of the Company since February 1989, Executive Vice President and Chief Operating Officer since December 1988, Treasurer since April 1994, and Secretary since March 1996. Mr. Chan served as the Vice President and Treasurer of the Company from its organization until December 1988. Mr. Chan also has served as the President of one of the general partners of the Manager since its organization and a director and principal stockholder of the Property Manager since its organization in November 1993. From 1986 to 1987, Mr. Chan served as an officer of The Estes Co.

   Dale A. Webber has been a Vice President of the Company since September 1987.

   Roger A. Karber has been Vice President, Property Development of the Company since January 1995. From 1989 to 1994, Mr. Karber was president of Festival Markets, Inc., a company that developed specialty retail centers. From 1979 to 1989, Mr. Karber was employed by The Estes Co., where he was instrumental in establishing its apartment operations, which included developing over 1,500 apartment units.

   Thomas A. Heeringa has been a Vice President of the Company since March 1996. He has been employed with the company since December 1988.

   Mary C. Clements has been Controller of the Company since May 1994. Ms. Clements was employed by Deloitte & Touche LLP, an international accounting firm, from her graduation in May 1990 until she joined the Company in May 1994.

   Earl M.  Baldwin has been a director of the Company  since its  organization.
Since 1985, Mr. Baldwin has been president of Baldwin Financial Corp., a risk management consulting service company for mortgage lenders specializing in hedging and secondary market strategy. From 1973 to 1985, Mr. Baldwin was employed by Security Pacific Mortgage Corporation ("SPMC"), a mortgage banking company, serving most recently as its executive vice president.

   John J. Gisi has been a director for the Company since February 1989. Mr. Gisi has served as the President and Chief Executive Officer of National Bancorp of Arizona, Inc., a wholly owned subsidiary of Zions Bancorporation, and as the Chairman of the Board, President and Chief Executive Officer of National Bank of Arizona since September 1984. Mr. Gisi also serves as a director of several subsidiaries of Zions Bancorporation.

   Raymond L. Horn has been a director of the Company since its organization. Mr. Horn serves as tax advisor to several Phoenix-based real estate companies. Mr. Horn, a certified public accountant and lawyer, presently is in private practice after retiring from Deloitte Haskins & Sells (now Deloitte & Touche
LLP) as the partner-in-charge of that firm's Arizona tax practice. Mr. Horn is a member of numerous professional and business associations including the American Institute of Certified Public Accountants and the American Bar Association.

   Frederick C. Moor has been a director of the Company since February 1989. Mr. Moor presently is retired after 33 years of employment with The Valley National Bank of Arizona (now Bank One, Arizona), most recently as Vice President and Banking Services Manager for the Eastern Division.

   All directors are elected at each annual meeting of the Company's stockholders and hold office until their successors are elected and qualified. All officers serve at the discretion of the Board of Directors. The Company currently has five salaried employees.

   Directors and executive officers of the Company who are not salaried employees of the Company are required to devote only so much of their time to the Company's affairs as is necessary or required for the effective conduct and operation of the Company's business. Because the Management Agreement between the Company and the Manager provides that the Manager will assume principal responsibility for managing the day-to-day affairs of the Company, the non-salaried officers of the Company, in their capacities as such, are not expected to devote substantial portions of their time to the affairs of the Company. However, in their capacities as officers or employees of general partners of the Manager, they will devote such portion of their time to the affairs of the Manager as is required for the performance of the duties of the Manager under the Management Agreement.

MEETINGS AND COMMITTEES

   During the year ended December 31, 1995, the Board of Directors of the Company held a total of six meetings. No director attended fewer than 75% of the meetings of the Board of Directors.

   The Company's Bylaws authorize the Board of Directors to appoint among its members an executive committee, an audit committee and other committees. A majority of the members of any committee so appointed must be Unaffiliated Directors. The Board of Directors has appointed an Audit Committee and a Compensation Committee. Messrs. Gisi and Horn serve as the members of the Company's Audit Committee and Compensation Committee. The Audit Committee reviews the annual financial statements, any significant accounting issues and the scope of the audit with the Company's independent auditors and is available to discuss with the auditors any other accounting and audit related matters which may arise during the year. The Audit Committee met separately at one formal meeting during 1995 which was attended by all of the members of the Committee. The Compensation Committee reviews all transactions with the Manager and the Property Manager and their affiliates, including the renewal of the Management Agreement and the Property Management Agreements. As there were no changes to the Management Agreement or the Property Management Agreements for 1996, the Compensation Committee did not meet separately during 1995. The Board of Directors has not appointed any other committees.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   The Company's Bylaws provide that the Board of Directors has the full power to conduct, manage and direct the business and affairs of the Company. The Company is a party to a management agreement (the "Management Agreement") with Pima Mortgage (the "Manager") to manage the day-to-day operations of the Company, subject to the supervision of the Company's Board of Directors. Jon A. Grove, Frank S. Parise, Jr., and Joseph C. Chan have been directors or officers of general partners of the Manager since its organization. For further information respecting these individuals, see "Information Concerning Directors and Executive Officers of the Company."

   The duties of the Manager under the Management Agreement include formulating operating strategies; arranging for the acquisition of assets for the Company; monitoring the performance of the Company's assets; and providing certain administrative and overall managerial services necessary for the operation of the Company. For performing these services, the Manager receives an annual base management fee in an amount equal to 3/8 of 1% per annum of the Average Invested Assets of the Company (as defined in the Management Agreement), which is paid monthly with adjustments made quarterly. The Manager also performs certain analysis and other services in connection with the administration of mortgage securities with respect to which the Company acquires mortgage interests. For such services, the Company reimburses the Manager for the fees paid under the Subcontract Agreement described below and pays the Manager an annual administration fee of $10,000 for each series of mortgage interests acquired prior to 1991, $20,000 for the aggregate mortgage interests acquired in 1991 and $20,000 for the aggregate mortgage interests acquired in 1992. In 1995, the Company paid the Manager management fees of approximately $374,000 and administration fees of approximately $216,000. The payment of such fees was unanimously approved by the Unaffiliated Directors.

   In connection with the renewal of the Management Agreement beginning with 1994, the Manager and the Company agreed to eliminate the incentive management fee provision. On December 16, 1993, the Company granted to Messrs. Grove, Parise, and Chan options to purchase 309,800 shares of the Company's Common Stock and stock appreciation rights ("SARs") covering 90,200 shares of the Company's Common Stock. The exercise price is $8.60 per share, which was 110% of the market price of the Common Stock on the grant date. If dividends are declared during the period the stock options or SARs are outstanding, the holder of the options and SARs can elect to receive currently or upon exercise cash in an amount equal to the product of the per share dividend amount times the number of options or SARs outstanding. In 1995, the Company paid Messrs. Grove, Parise and Chan $266,667 each based on the total dividends of $2.00 per share paid in 1995. All of the options and SARs are currently exercisable. The options will expire on December 16, 1998, if not terminated earlier pursuant to the terms of the agreements.

   In the event that the Management Agreement is terminated by the Company or is not renewed by the Company on terms at least as favorable to the Manager as the current Management Agreement other than as a result of a termination by the Company for cause (as specified in the Management Agreement), the Manager will be entitled to receive from the Company the management fee that would have been payable by the Company to the Manager pursuant to such Management Agreement based on the investments made by the Company prior to the date of such termination (or failure to renew) for the 12 full fiscal quarters beginning on the date of such termination (or failure to renew) as more fully described in the Management Agreement.

   The Manager has granted the Company a right of first refusal, for as long as the Manager or an affiliate of the Manager acts as the Company's manager pursuant to the Management Agreement or any extension thereof, to purchase any assets held by the Manager or its affiliates prior to any sale, conveyance or other transfer, voluntarily or involuntarily, of such assets by the Manager or its affiliates.

   The Company has entered into a property management agreement (collectively the "Property Management Agreements") with the Property Manager for each of the apartments acquired by the Company. The Property Manager is an affiliate of the Manager. Each Property Management Agreement, which has a current term through December 31, 1997, was approved by the Unaffiliated Directors. Under the agreement, the Property Manager provides the customary property management services at its cost without profit or distribution to its owners, subject to the limitation of the prevailing management fee rates for similar properties in the market. The Property Manager currently manages approximately 5,000 apartment units. In 1995, the Company paid the Property Manager $417,000 which amounted to 3% of the total revenues of the apartments.

   The Company owns certain mortgage interests with respect to structured financing issued by American Southwest Holdings, Inc. ("ASH"). An affiliate of ASH performs the customary administration services and receives fees for such services of $12,500 per year for each series of structured financing. The Company believes that the fees charged by ASH are comparable to those charged by other companies performing similar services. Jon A. Grove, Chairman of the Board, President and Chief Executive Officer of the Company, is Chairman of the Board of Directors of ASH and its affiliates and owns 12.5% of the voting stock of ASH. The Company has agreed to indemnify and hold harmless ASH and certain affiliates from any action or claim brought or asserted by any party by reason of any allegation that ASH or such affiliates is an affiliate or is otherwise accountable or liable for the debts or obligations of the Company or its affiliates.

   In 1995, Messrs. Grove, Chan, Gisi, and Webber exercised options to purchase a total of 50,496 shares of the Company's Common Stock by executing full recourse promissory notes totaling $653,000 to the Company. The notes are secured by the shares of Common Stock issued and bear interest, payable monthly, at the prime rate plus 1%. The notes are due on December 31, 1996 and can be repaid by delivering to the Company shares of Common Stock owned by the individuals based on the then market price of the Common Stock.

EXECUTIVE COMPENSATION

   The following table sets forth the cash compensation paid to the Company's executive officers whose total cash and cash equivalent remuneration exceed $100,000 for the year ended December 31, 1995.

                           SUMMARY COMPENSATION TABLE

                                                                          LONG TERM COMPENSATION
                                                                   -----------------------------------
                                                                           AWARDS            PAYOUTS
                                         ANNUAL COMPENSATION       ---------------------     -------
NAME AND PRINCIPAL                  ----------------------------    RESTRICTED    OPTIONS/     LTIP      ALL OTHER
POSITION                  YEAR      SALARY      BONUS      OTHER      STOCK        SARS       PAYOUT    COMPENSATION
--------                  ----      ------      -----      -----      -----        ----       ------    ------------
Jon A. Grove (1)          1995                           $180,431                   --                        --
  Chairman, President,    1994                            251,747                   --                        --
  and Chief Executive     1993                            284,520                133,333(2)                   --
  Officer

Frank S. Parise, Jr.(1)   1995                           $180,431                   --                        --
  Vice Chairman,          1994                            251,747                   --                        --
  Executive Vice          1993                            285,393                134,628(2)                   --
  President,
  and Chief
  Administrative
  Officer

Joseph C. Chan(1)         1995                           $180,431                   --                        --
  Director, Executive     1994                            251,747                   --                        --
  Vice President,         1993                            284,520                133,333(2)                   --
  Secretary, and
  Chief Operating
  Officer

Dale A. Webber            1995    $108,447        --                                --
  Vice President          1994     108,447        --                               8,000
                          1993     108,150        --                                --
Roger A. Karber           1995    $100,000    $ 15,000
 Vice President

-----------
(1) Messrs. Grove, Parise, and Chan are not salaried employees of the Company and do not receive any cash or cash equivalent compensation directly from the Company. They receive their compensation from the Manager, the partners of which are corporations owned by these individuals. See "Certain Relationships and Related Transactions." The amounts listed under Other Compensation represent the total cash payments received or receivable from the Manager by these individuals and the corporations owned by them.
(2) Includes the stock options and SARs granted on December 16, 1993 in connection with the renewal of the Management Agreement for 1994.

   The following tables set forth certain stock option information concerning the officers included in the above table.

                    OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                % OF TOTAL
                              OPTIONS/         OPTIONS/SARS
                                SARS            GRANTED TO         EXERCISE                         POTENTIAL
                              GRANTED          EMPLOYEES IN        OR BASE        EXPIRATION        REALIZABLE
                                (#)            FISCAL YEAR          PRICE            DATE             VALUE
                               -----          ------------          -----            ----             -----
Jon A. Grove                   None               N/A               N/A              N/A               N/A
Frank S. Parise, Jr.           None               N/A               N/A              N/A               N/A
Joseph C. Chan                 None               N/A               N/A              N/A               N/A
Dale A. Webber                 None               N/A               N/A              N/A               N/A
Roger A. Karber                None               N/A               N/A              N/A               N/A

             AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                    AND FISCAL YEAR-END OPTION/SAR VALUES


                                                                     VALUE OF
                                                     NUMBER OF      UNEXERCISED
                                                    UNEXERCISED    IN-THE-MONEY
                                                   OPTIONS/SARS    OPTIONS/SARS
                          SHARES                   AT FY-END (#)   AT FY-END ($)
                         ACQUIRED       VALUE      EXERCISABLE/    EXERCISABLE/
         NAME           ON EXERCISE    REALIZED    UNEXERCISABLE   UNEXERCISABLE
        ------         ------------    --------    -------------   -------------
Jon A. Grove             18,065        $79,033        138,581         $970,000
                                                        --                --
Frank S. Parise, Jr.       --              --         140,287          986,500
                                                        --                --
Joseph C. Chan           18,065         79,033        138,581          970,000
                                                        --                --
Dale A. Webber            5,334         36,003          1,306            4,521
                                                        2,624           12,331
Roger A. Karber            None            N/A            N/A              N/A


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   The Compensation Committee of the Board of Directors performs the functions of making recommendations to the Board concerning the Company's compensation policies applicable to its executive officers. Messrs. Grove, Parise, and Chan serve as both directors and the principal executive officers of the Company. All compensation matters relating to the Company's principal executive officers, however, are decided by the Unaffiliated Directors, consisting of Messrs. Baldwin, Gisi, Horn, and Moor. The principal executive officers make recommendation to the Board concerning the compensation of other executive officers of the Company. None of the Unaffiliated Directors are, or have ever been, officers or employees of the Company or any of its subsidiaries. Messrs. Grove, Parise, and Chan abstain from participating in the deliberations of the Board of Directors concerning the approval of the Management Agreement, the Property Management Agreements, or any other matters relating to their compensation. In addition, during 1995, none of the executive officers, including Messrs. Grove, Parise, and Chan, served on the board of directors or the compensation committee of the entities that employed any of the Unaffiliated Directors.

COMPENSATION OF DIRECTORS

   During the fiscal year ended December 31, 1995, the Company paid an annual director's fee to each Unaffiliated Director equal to $24,000, a fee of $500 for each meeting of the Board of Directors attended by each Unaffiliated Director and reimbursement of costs and expenses of all directors for attending such meetings. Additionally, each member of the Audit Committee and the Compensation Committee received a fee of $300 for each meeting attended by the member. Affiliated Directors do not receive any fees for serving on the Board of Directors.

STOCK OPTION PLANS

   The Company has a nonstatutory stock option plan (the "Nonstatutory Stock Option Plan") and an incentive stock option plan (the "Incentive Stock Option Plan") (together the "Stock Option Plans"). The purpose of the Stock Option Plans is to provide a means of performance-based compensation in order to attract and retain qualified personnel and to provide incentive to others whose job performance affects the Company. The Incentive Stock Option Plan provides for incentive stock options which are intended to meet the requirements of
Section 422A of the Code ("ISOs") and which may be granted to the officers and key personnel of the Company. The Nonstatutory Stock Option Plan provides for non-qualified stock options which may be granted to the Company's directors and key personnel of the Manager.

   The Stock Option Plans are administered by the Board of Directors, which determines whether such options will be granted, whether such options will be ISOs or non-qualified options, which directors, officers and key personnel will be granted options and the number of options to be granted, subject to the maximum amount of shares issuable under the Stock Option Plans set forth below. In making such determinations, the Board of Directors takes into account the duties and responsibilities of the participants, their present and potential contribution to the success of the Company and such other factors as the Board deems relevant in connection with accomplishing the purpose of the Plan. Under current law, ISOs cannot be granted to directors who are not also employees or to directors or employees of entities unrelated to the Company.

   Under the Stock Option Plans, options to purchase a maximum of 140,000 shares of the Company's Common Stock may be granted to the Company's directors, officers, and key personnel as well as to the directors, officers, and key personnel of the Manager. The exercise price for any option granted may not be less than 100% of the fair market value of shares of Common Stock at the time the option is granted. The optionholder may pay the exercise price in cash or by delivery of previously acquired shares of Common Stock of the Company. Generally, one-third of the options granted at any one time are immediately exercisable, one-third are exercisable one year after the date of grant, and the remaining one-third become exercisable two years after the date of grant. The options expire 10 years after the date of grant. No option may be granted under the Stock Option Plans to any person who, assuming exercise of all options held by such person, would own or be deemed to own more than 9.8% of the total outstanding shares of Common Stock of the Company.

   Under each of the Stock Option Plans, an exercising optionholder has the right to require the Company to purchase some or all of the optionholder's shares of the Company's Common Stock. That redemption right is exercisable by the optionholder only with respect to shares that he has acquired by exercise of an option granted under the Stock Option Plans which are restricted from transfer by federal securities law as a result of grants or exercise of options under the Stock Option Plans and such right must be exercised during the six months immediately following the expiration of any such restriction.

   No option granted under the Stock Option Plans is exercisable for a period in excess of the term of the option as provided in the Stock Option Plans, subject to earlier termination in the event of termination of employment, retirement or death of the optionholder. An option may be exercised in full or in part at any time or from time to time during the term of the option or provide for its exercise in stated installments at stated times during the option term.

   The Board of Directors may amend the Stock Option Plans at any time, except that approval by the Company's stockholders is required for any amendment that increases the aggregate number of shares that may be issued pursuant to the Stock Option Plans, changes the class of persons eligible to receive such options, modifies the period within which the options may be exercised or the terms upon which options may be exercised, or increases the material benefits accruing to the participants under the Stock Option Plans. Unless previously terminated by the Board of Directors, the Stock Option Plans will terminate in August 1997.

   As of December 31, 1995, options to purchase 47,944 shares of Common Stock were outstanding and options to purchase 5,901 shares were available for grant under the Plans.

                             PRINCIPAL STOCKHOLDERS

   As of December 31, 1996, there were outstanding 3,142,484 shares of Common Stock. The following table sets forth the beneficial ownership of Common Stock of the Company as of December 31, 1996, by each person known by the Company to own more than 5% of the outstanding shares of Common Stock of the Company, by each director of the Company, and by all directors and executive officers of the Company as a group, which information as to beneficial ownership is based upon statements furnished to the Company by such persons. The number of shares also includes (1) any shares of Common Stock owned of record by such person's minor children and spouse and by other related individuals and entities over whose shares of Common Stock such person has custody, voting control or the power of disposition and (2) shares of Common Stock that such persons had the right to acquire within 60 days of December 31, 1996 by the exercise of stock options (excluding the SARs) (see "Stock Option Plans"). Each director and executive officer of the Company may be reached through the Company at 335 North Wilmot, Suite 250, Tucson, Arizona 85711.

NAME AND                                                   NUMBER OF  PERCENT OF
BENEFICIAL OWNER                                            SHARES     TOTAL(1)
----------------                                           --------   --------
Jon A. Grove ............................................  146,191      4.5%
Joseph C. Chan ..........................................  146,472      4.5
Frank S. Parise, Jr. ....................................  119,295      3.7
Earl M. Baldwin .........................................    3,477       (2)
John J. Gisi ............................................   11,658       (2)
Raymond L. Horn .........................................    5,988       (2)
Frederick C. Moor .......................................    3,378       (2)
All directors and executive officers as a
    group (10 persons) ..................................  452,411     13.0%
-----------
(1) In calculating the percentage of ownership, the number of shares of Common Stock that the identified person or group had the right to acquire within 60 days of December 31, 1996 upon the exercise of stock options is deemed to be outstanding for the purpose of computing the percentage of the shares of Common Stock owned by such person, but such shares are not deemed to be outstanding for the purpose of computing the percentage of the shares of Common Stock owned by any other person.
(2)  Less than 1% of the outstanding shares of Common Stock.

                      MARKET PRICE AND DIVIDEND INFORMATION

   The Company's Common Stock is listed and principally traded on the Amex under the symbol the "ASR." The following table sets forth for the periods indicated the high and low sales prices of the Company's Common Stock as reported by the Amex and the cash dividends paid per share of the Company's Common Stock for the periods indicated.

                                                                        DIVIDEND
                                            HIGH         LOW           PER SHARE
                                            ----         ---           ---------
1994
  First quarter ....................      10-15/16      7-1/2             --
  Second quarter ...................      15            5-15/16           --
  Third quarter ....................      13-3/4        6-1/4             --
  Fourth quarter ...................      14-1/16       9-3/8           $0.50

1995
  First quarter ....................      20            10-15/16         0.50
  Second quarter ...................      19-3/8        16-1/4           0.50
  Third quarter ....................      20-1/2        17-3/4           0.50
  Fourth quarter ...................      18-3/8        15               0.50

1996
  First quarter ....................      17-3/4        15-3/8           0.50
  Second quarter ...................      18-3/8        16-7/8           0.50
  Third quarter ....................      19-3/4        17-1/2           0.50
  Fourth quarter ...................      22-1/2        18-7/8           0.50

1997
  First quarter
    (Through March 24, 1997) .......      23-5/8        20-1/4             --

   On March 24, 1997, the closing sales price for shares of the Company's Common Stock on the Amex Composite Tape was $21-7/8 and the approximate number of holders of Common Stock was 2,000.

                         DESCRIPTION OF CAPITAL STOCK

   The authorized capital stock of the Company currently consists of 40,000,000 shares of Common Stock, par value $.01 per share, of which 3,147,150 shares of Common Stock were issued and outstanding as of January 31, 1997. Upon consummation of the Transactions, an aggregate of 1,980,000 shares of the Company's Common Stock or LP Units convertible into Common Stock will be issued, representing approximately 39% of the voting power of the Company. See "The Transactions."

   Holders of the Company's Common Stock are entitled to one vote per share on all matters on which stockholders are entitled to vote, including the election of directors. The shares do not have cumulative voting rights. Consequently, the holders of more than 50% of the outstanding shares of Common Stock elect all of the directors. All shares of Common Stock are entitled to share equally in such dividends as the Board of Directors may declare, in its discretion, from sources legally available for such dividends. In the event of liquidation of the Company, holders of Common Stock are entitled to share equally in the assets available for distribution. Holders of Common Stock do not have preemptive rights to subscribe for additional shares on a pro rata basis if and when additional shares are offered for sale. No redemption rights or sinking funds are available to holders of Common Stock.

   The shares of Common Stock to be issued pursuant to the Exchange Offer, the Asset Transfer, the Associates Merger, and the Pima Mergers will not be registered under the Securities Act. In connection with the Exchange Offer and the Asset Transfer, the Company will enter into registration agreements, requiring the Company to file a registration statement covering the resale of shares of Common Stock issued in the Exchange Offer and a registration statement covering the resale of shares of Common Stock to be issued upon the conversion of LP Units distributed in the Asset Transfer into shares of Common

Stock. See "The Transactions -- The Exchange Offer -- Exchange Offer Registration Agreement and Listing of Common Stock" and "The Transactions -- The Asset Transfer -- Asset Transfer Registration Agreement and Listing of Common Stock." The shares of Common Stock to be issued pursuant to the Transactions will have the same rights as described above. All of the outstanding shares of the Common Stock are, and the shares of Common Stock to be issued pursuant to the Transactions, when issued in accordance with the terms of the Exchange Offer, the Asset Transfer, the Associates Merger, and the Pima Mergers will be, fully paid and non-assessable.

   The Board of Directors is authorized, without action by the Company's stockholders, to classify and reclassify any unissued shares of the Company's authorized capital stock in a class or classes of preferred stock, preference stock, special stock, or other stock and to divide and classify any class into one or more series of such class, by determining, fixing, or altering, among other things, the designations, powers, preferences, and rights of the shares of each such class or series (including matters relating to voting, dividends, conversion, and redemptions) and the qualifications, limitations, or restrictions thereof. As a result, the Board may authorize and issue classes or series of capital stock with voting, conversion, dividend, or other rights that could adversely affect the powers and rights of the holders of Common Stock. The issuance of any such classes or series of capital stock may have the effect of delaying, deferring, or preventing a change in control of the Company. The Company has no current plan to issue any additional classes or series of capital stock.

                       INFORMATION REGARDING PIMA MORTGAGE

GENERAL

   Pima Mortgage is an Arizona limited partnership whose three corporate partners are JG Mortgage, FP Mortgage, and JC Mortgage. Pima Mortgage engages in the business of advising the Company with respect to various aspects of the Company's business and operations, managing the overall business and operations of the Company and representing the Company in its dealings with third parties. Jon A. Grove, Frank S. Parise, Jr., and Joseph C. Chan have been directors or officers of general partners of Pima Mortgage since its organization.

TERMS OF THE MANAGEMENT AGREEMENT

   The Company and Pima Mortgage are parties to a management agreement (the "Management Agreement") with a term expiring on December 31, 1997, subject to annual extensions between the Company and Pima Mortgage. The Management Agreement may be terminated by the Company without cause at any time upon 60 days written notice by a majority vote of its Unaffiliated Directors or by a vote of the holders of a majority of the outstanding shares of Common Stock. In addition, the Company has the right to terminate the Management Agreement for cause in the event of (i) a breach by Pima Mortgage of any provision contained in the Management Agreement occurs; (ii) an order for relief is entered with respect to Pima Mortgage in an involuntary case under federal or state bankruptcy, insolvency or other similar laws; (iii) Pima Mortgage (a) ceases or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of or enters into an arrangement with creditors, (b) applies for or consents to the appointment of a receiver, trustee, assignee, custodian, liquidator or sequestrator, or proceedings seeking such appointment are commenced, (c) authorizes or files a voluntary petition in bankruptcy, or applies for or consents to the application of any bankruptcy, reorganization, arrangement, readjustment of debt, insolvency, dissolution, liquidation or other similar law, or proceedings to such end are instituted against Pima Mortgage, or (d) permits or suffers all or any substantial part of its properties or assets to be sequestered or attached by court order; or (iv) if any two of Messrs. Grove, Parise, or Chan shall cease to be a director, officer, or shareholder of at least one partner of Pima Mortgage or if they collectively cease to control the majority of the voting decisions of Pima Mortgage.

   Pima Mortgage at all times is subject to the supervision of the Company's Board of Directors and has only such functions and authority as the Company may delegate to it. Pima Mortgage is responsible for the day-to-day operations of the Company and performs such services and activities relating to the assets and operations of the Company as may be appropriate, including:

         (a) serving as the Company's consultant with respect to formulation of investment criteria by the Board of Directors;

         (b) representing the Company in connection with the purchase of assets;

         (c) structuring financings of the Company;

         (d) furnishing reports and statistical and economic research to the Company regarding the Company's activities and the services performed for the Company by Pima Mortgage;

         (e) providing the executive and administrative personnel, office space and services required in rendering services to the Company;

         (f) administering the day-to-day operations of the Company and performing and supervising the performance of such other administrative functions necessary in the management of the Company as may be agreed upon by Pima Mortgage and the Board of Directors, including the collection of revenues, the payment of the Company's debts and obligations and maintenance of appropriate computer services to perform such administrative functions;

         (g) communicating on behalf of the Company with the holders of the equity and debt securities of the Company as required to satisfy the reporting and other requirements of any governmental bodies or agencies and to maintain effective relations with such holders;

         (h) counseling the Company in connection with policy decisions to be made by the Board of Directors; and

         (i) upon request by and in accordance with the direction of the Board of Directors, investing or reinvesting any money of the Company.

MANAGEMENT FEE

   Pima Mortgage receives an annual management fee equal to 3/8 of 1% of the "Average Invested Assets" of the Company and its subsidiaries for each year. The Management Agreement provides for a quarterly management fee, although the Board of Directors has approved payment of the management fee monthly, with adjustments made quarterly. The term "Average Invested Assets" for any period means the average of the aggregate book value of the consolidated assets of the Company and its subsidiaries before reserves for depreciation or bad debts or other similar non-cash reserves. In the event that the Management Agreement is terminated by the Company or is not renewed by the Company on terms at least as favorable to Pima Mortgage as the current Management Agreement, other than as a result of a termination by the Company for cause (as specified above and defined in the Management Agreement), Pima Mortgage will be entitled to receive from the Company the management fee that would have been payable by the Company to Pima Mortgage pursuant to such Management Agreement based on the investments made by the Company prior to the date on which the Management Agreement is so terminated (or not renewed) for the 12 full fiscal quarters beginning on the date of such termination (or failure to renew) as more fully described in the Management Agreement.

   The management fee must be calculated by Pima Mortgage within 45 days after the end of each quarter, and such calculation must be promptly delivered to the Company for payment within 60 days of the end of each fiscal quarter, subject to adjustment at the end of the year.

   For information relating to management fees, see Note 7 to the Company's consolidated financial statements.

ADMINISTRATION FEES

   Pima Mortgage also performs certain analysis and other services in connection with the administration of the Structured Financing relating to the Company's Mortgage Assets, including working with the Master Servicer, if any, and the Company or the other Issuer to ensure proper servicing and administration. For such activities, the Company currently pays Pima Mortgage an annual administration fee of $10,000 for each Mortgage Asset acquired before 1991, $20,000 for the total Mortgage Assets acquired in 1991, and $20,000 for the total Mortgage Assets acquired in 1992.

EXPENSES

   Pima Mortgage is required to pay employment expenses of its personnel, rent, telephone, utilities and other office expenses (except those relating to a separate office or office facilities, if any, maintained by the Company or its subsidiaries, if any), and certain travel and miscellaneous administrative expenses of Pima Mortgage. The Company is required to pay all other expenses of operation (as set forth in the Management Agreement) up to an amount per year with respect to certain of such expenses equal to the greater of 2% of the Company's Average Invested Assets or 25% of the Company's Net Income for that year. Expenses in excess of such amount will be paid by Pima Mortgage, unless the Unaffiliated Directors determine that, based upon unusual or non-recurring factors, a higher level of expenses is justified for such fiscal year. In the event that the Company's operating expenses for any fiscal year total less than the greater of 2% of the Company's Average Invested Assets or 25% of its Net Income for that fiscal year, then, within 120 days after the end of such fiscal year, with the consent of the Unaffiliated Directors, Pima Mortgage will be repaid all compensation previously reimbursed by Pima Mortgage to the Company on account of operating expenses having exceeded the greater of 2% of its Average Invested Assets or 25% of its Net Income during one or more prior fiscal years, except that the amount of any repayment of compensation to Pima Mortgage may not, when added to all other operating expenses of the Company for such fiscal year, exceed the greater of 2% of the Company's Average Invested Assets or 25% of its Net Income for that fiscal year. Pima Mortgage's right to repayment of previously reimbursed compensation will be cumulative, and the amount of previously reimbursed compensation which has not been repaid to Pima Mortgage will be carried forward to and be repaid to Pima Mortgage in subsequent fiscal years. Prior to any such repayment, the Unaffiliated Directors must determine that the Company's operating expenses which were in excess of the limitation set forth above in one or more prior fiscal years were reasonable when incurred in connection with the operations of the Company.

RIGHT OF FIRST REFUSAL

   Pima Mortgage has granted the Company a right of first refusal, for as long as Pima Mortgage or an affiliate of Pima Mortgage acts as the Company's manager pursuant to the Management Agreement or any extension thereof, to purchase any assets held by Pima Mortgage or its affiliates prior to any sale, conveyance or other transfer, voluntarily or involuntarily, of such assets by Pima Mortgage or its affiliates.

LIMITS OF RESPONSIBILITY

   Pursuant to the Management Agreement, Pima Mortgage will not assume any responsibility other than to render the services called for thereunder and will not be responsible for any action of the Company's Board of Directors in following or declining to follow its advice or recommendations. Pima Mortgage, the partners of Pima Mortgage and any of their partners, directors, officers, stockholders, and employees will not be liable to the Company, any other Issuer, any subsidiary of the Company, the Unaffiliated Directors, the Company's stockholders or any subsidiary's stockholders for acts performed in accordance with and pursuant to the Management Agreement, except by reason of acts constituting bad faith, willful misconduct, gross negligence, or reckless disregard of their duties under the Management Agreement. The Company has agreed to indemnify Pima Mortgage, the partners of Pima Mortgage and any of their partners, directors, officers, stockholders, and employees, with respect to all expenses, losses, damages, liabilities, demands, charges, and claims arising from any of their acts or omissions not constituting bad faith, willful misconduct, gross negligence, or reckless disregard of duties, performed in good faith in accordance with and pursuant to the Management Agreement. The Management Agreement does not limit or restrict the right of Pima Mortgage, the partners of Pima Mortgage or any of their partners, directors, officers, stockholders, employees, or affiliates from engaging in any business or rendering services of any kind to any other person, including the purchase of, or rendering advice to others purchasing, assets which meet the Company's policies and criteria, except that Pima Mortgage (but not its partners or any of their partners, directors, officers, stockholders, employees or agents) is not permitted to provide any such services to any residential mortgage REIT other than the Company and its subsidiaries. Pima Mortgage has the right to subcontract with third parties, including affiliates of Pima Mortgage, to provide services to Pima Mortgage and the Company. Any payment of fees to such third parties will be the sole responsibility of Pima Mortgage.

THE SUBCONTRACT AGREEMENT

   Pima Mortgage and American Southwest Financial Services ("ASFS"), Inc. are parties to a Subcontract Agreement pursuant to which ASFS performs certain services for Pima Mortgage in connection with the administration of the Structured Financing issued by any Issuer affiliated with ASFS with respect to which the Company owns the Mortgage Asset. Under the Subcontract Agreement, ASFS charges an administration fee for each series of Structured Financing of $12,500 per year. ASFS is a wholly owned subsidiary of American Southwest Holdings, Inc., a privately held Arizona corporation engaged in the business of issuing and administering the Structured Financing. Jon A. Grove, Chairman and President of the Company, owns 12.5% of American Southwest Holdings, Inc.

   The Subcontract Agreement extends through December 31, 1997. Thereafter, successive extensions, each for a period not to exceed one year, may be made by agreement between Pima Mortgage and ASFS.

   The Subcontract Agreement may be terminated by either party upon six months prior written notice, except that Pima Mortgage may terminate the Subcontract Agreement at any time upon 60 days written notice in the event the Company no longer retains Pima Mortgage. In addition, Pima Mortgage has the right to terminate the Subcontract Agreement upon the happening of certain specified events, including a breach by ASFS of any provision contained,in the Subcontract Agreement.

   The Company has agreed to indemnify and hold harmless ASFS, its affiliates and their officers and directors from any action or claim brought or asserted by any party by reason of any allegation that ASFS or its affiliates is an affiliate or is otherwise accountable or liable for the debts or obligations of the Company or its affiliates. The Company has no affiliations, agreements or relationships with ASFS or its affiliates, except for (i) the Subcontract Agreement with ASFS, (ii) the indemnification granted by the Company to ASFS, its affiliates and their officers and directors against certain liabilities,
(iii) one common director and officer, and (iv) the indirect ownership by a general partner of Pima Mortgage of 12.5% of the voting stock of American Southwest Holdings, Inc.

                        INFORMATION REGARDING PIMA REALTY

   The Company has entered into property management agreements with Pima Realty for each of its current properties. Pima Realty is an affiliate of Pima Mortgage. Each property management agreement, which has a current term through December 31, 1997, was approved by the unaffiliated directors of the Company's Board of Directors. Under the agreements, Pima Realty provides the customary property management services at its cost without profit or distributions to its owners, subject to the limitation of the prevailing management fee rates for similar properties in the market. Pima Realty currently manages over 4,400 apartment units, including those owned by the Company.

   Pima Realty has developed computer, accounting, management, reporting, and control systems to monitor property operations. Detailed annual budgets are prepared for each property. Monthly, quarterly, and annual reports are prepared addressing occupancy rates, turnover ratios, budget variances, delinquencies, and other operating information. Weekly reports are provided for each property detailing leasing and occupancy activities. Pima Realty also maintains and analyzes demographic resident data. Prior to entering into a lease, Pima Realty generally reviews the credit of the prospective tenant to attempt to minimize bad credit risks and identify tenants having a poor rental history. This information is intended to enable Pima Realty to identify and act quickly on specific conditions affecting individual properties.

   Each of the current properties is operated by a staff including a resident manager and a maintenance and apartment preparation staff. Policies and procedures utilized at the property sites follow established federal and state laws and regulations, including lease contracts, on-site marketing procedures, credit collection and eviction standards. As a result of active on-site management and strict prospective tenant qualification standards, the Company expects to experience low rent loss to delinquencies or early lease terminations.

                  INFORMATION REGARDING THE WINTON PARTNERSHIPS

GENERAL

   The Winton Partnerships consist of 14 limited partnerships organized under the laws of Washington or Texas that own and operate 13 apartment communities and one office property in Washington or Texas. Don W. Winton is the general partner of each of the Winton Partnerships, which are as follows: First Aspen
Court Associates, L.P., a Texas limited partnership; First Briar Park Associates, a Washington limited partnership; First Chelsea Park Associates, L.P., a Texas limited partnership; First Appian Way Associates, L.P., a Washington limited partnership; First Greenwood Creek Associates, L.P., a Texas limited partnership; First Highlands Associates, L.P., a Texas limited partnership; First Marymont Associates, L.P., a Texas limited partnership; First Montfort Associates, L.P., a Texas limited partnership; First Riverway Associates, L.P., a Washington limited partnership; First Springfield Associates, L.P., a Texas limited partnership; First Timbercreek Landing Associates, L.P., a Washington limited partnership; Campus Development Associates Limited Partnership, a Washington limited partnership; Campus Commons Associates -- Limited Partnership, a Washington limited partnership; and First Pacific South Center Associates, L.P., a Washington limited partnership.

   Each of the Winton Partnerships individually owns and operates an apartment community or, in the case of First Pacific South Center Associates, L.P., owns and operates an office building. For purposes of the acquisition of the Winton Properties, each of the Winton Properties has been assigned a deemed value that, subject to certain adjustments, represents the acquisition price of each Winton Property to the Company.

EXCHANGE VALUES

   Each of the Winton Partnerships has been assigned a deemed value that, subject to certain adjustments and reduction for debts assumed (after such adjustments, the "Exchange Value"), will determine the number of LP Units, shares of Common Stock, or the amount of cash to be received by the Winton Partners of such Winton Partnership in the Asset Transfer or the Exchange Offer. The Exchange Values for each Winton Partnership will be equal to the Deemed Value allocated to such Winton Partnership (a) minus, as of the Closing Date,
(i) the Mortgage Debt applicable to such Winton Partnership, (ii) the monetary liens applicable to such Winton Partnership, and (iii) closing costs applicable to such Winton Partnership and (b) plus or minus, as appropriate, the Prorations applicable to such Winton Partnership. See "The Transactions -- The Asset Transfer -- Mortgage Debt" and "The Transactions -- The Asset Transfer -- Prorations."

   The total Exchange Values assigned to the Winton Partnerships were determined by arms-length negotiations between Mr. Winton and ASR based on the agreed fair market values of the properties owned by the Winton Partnerships and the debt thereon to be assumed or repaid by Heritage LP, and the Exchange Values allocated to each Winton Partnership were determined by such negotiations, subject to the input of Mr. Winton, which was agreed to by ASR. Throughout the course of such negotiations, the Company reviewed and considered various factors relating to each Winton Property including (1) historical, current, and future income potential of each Winton Property, (2) each Winton Property's demonstrated ability to achieve current rental rates in its marketplace, (3) reports from unaffiliated parties relating to the potential capital improvement needs of the Winton Properties, (4) discussions with brokers and others involved in marketplaces of the Winton Properties relating to capitalization rates for similar properties in each marketplace, and (5) the consistency of each Winton Property's operating expenses and the relationship of such operating expenses to the operating expenses for properties owned by the Company.

   Mr. Winton was subject to conflicts of interests with respect to the allocation of Exchange Values to each Winton Partnership. No person was retained to negotiate on behalf of the limited partners of the Winton Partnerships, and no fairness opinion, appraisal, or other third-party evaluation of the terms of the Transactions to the limited partners of the Winton Partnerships was acquired. In connection with his approval of the Transactions, Mr. Winton reviewed the terms of four other offers to acquire the assets of
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
the Winton Partnerships. There can be no assurance that the Deemed Values and the Exchange Values of the assets of the Winton Partnerships reflect the value of the Winton Properties. See "Risk Factors -- Exchange Values May Not Reflect Value of Assets."

   An estimate of the Exchange Values for each Winton Partnership is set forth below.

                                                                                                           ESTIMATED
                                                                                                           CLOSING &       ESTIMATED
                                                                              DEEMED       MORTGAGE          OTHER         EXCHANGE
         PROPERTY                         WINTON PARTNERSHIP                   VALUE        DEBT(1)          COSTS         VALUE(2)
         --------                         ------------------                  ------        -------          -----         --------
Initial Closing

Aspen Court Apartments .......    First Aspen Court Associates, L.P.        $ 4,400,000    $ 2,051,401    $   110,000    $ 2,238,599

Briar Park                        First Briar Park Associates, a
  Apartments .................      Washington Limited Partnership            2,200,000      1,400,000         30,000        770,000

Campus Commons North              Campus Development Associates
  Apartments .................      Limited Partnership                      10,900,000      6,719,802        220,000      3,960,198

Campus Commons South              Campus Commons Associates --
  Apartments .................      Limited Partnership                       4,100,000      2,750,000        150,000      1,200,000

Chelsea Park Apartments ......    First Chelsea Park Associates, L.P.         5,600,000      2,887,967        110,000      2,602,033

Highlands of Preston
  Apartments .................    First Highlands Associates, L.P.            8,800,000      4,889,390        130,000      3,780,610

14400 Montfort
  Townhouses .................    First Montfort Associates, L.P.             5,650,000      4,120,010         60,000      1,469,990

Marymont Apartments ..........    First Marymont Associates, L.P.             4,350,000      2,546,076         70,000      1,733,924

Riverway Apartments ..........    First Riverway Associates, L.P.             1,900,000      1,186,061         40,000        673,939

Timbercreek Landings              First Timbercreek Landing
  Apartments .................      Associates, L.P.                          5,500,000      3,390,933         90,000      2,019,067

Pacific South Center              First Pacific South Center
 Office Building .............      Associates, L.P.                          5,400,000      3,225,000        330,000      1,845,000
                                                                            -----------    -----------    -----------    -----------
                                                                             58,800,000     35,166,640      1,340,000     22,293,360
                                                                            -----------    -----------    -----------    -----------
Subsequent Closing

Country Club Place
  Apartments .................    First Appian Way Associates, L.P.         $ 5,350,000    $ 3,580,819    $    50,000    $ 1,719,181

Greenwood Creek
  Apartments .................    First Greenwood Creek Associates, L.P.      7,700,000      5,052,311         80,000      2,567,689

Springfield Apartments .......    First Springfield Associates, L.P.          8,420,000      5,510,673        130,000      2,779,327
                                                                            -----------    -----------    -----------    -----------
                                                                             21,470,000     14,143,803        260,000      7,066,197
                                                                            -----------    -----------    -----------    -----------
                                                                            $80,270,000    $49,310,443    $ 1,600,000    $29,359,557
                                                                            ===========    ===========    ===========    ===========

-------------
(1)  As of September 30, 1996.
(2) The Exchange Values for each Winton Partnership will be equal to the Deemed Value allocated to such partnership (a) minus, as of the Closing Date, (i) the Mortgage Debt applicable to such partnership, (ii) the monetary liens applicable to such partnership, and (iii) closing costs applicable to such partnership and (b) plus or minus, as appropriate, the Prorations applicable to such partnership. See "Risk Factors -- Risks Relating to the Transactions -- Exchange Values May Not Reflect Value of Assets," "The Transactions -- Asset Transfer -- Mortgage Debt," and "The Transactions -- Asset Transfer -- Prorations."

DESCRIPTION OF WINTON PROPERTIES

  Properties Subject to the Initial Closing

   Aspen Court Apartments. The Aspen Court Apartments are located in Arlington, Texas, a suburb of Dallas, Texas and consist of 140 units built in 1985. The Aspen Court Apartments were completely repainted in December 1996. As of September 30, 1996, the Aspen Court Apartments had an average monthly rent of $543, or $.73 per square foot per month, and an average occupancy rate of 93%. The deemed value of the property under the Combination Agreement is $4,400,000. The Company expects to
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
assume the existing first mortgage debt of approximately $2.0 million secured by the property and bearing interest at 7.5% per annum and maturing in 2008. The property's main competition for tenants comes primarily from existing multifamily apartment projects in the surrounding North Arlington area of East Forth Worth. Although several new apartment communities have been developed in the area surrounding the Aspen Court Apartments in the last few years, such apartment communities generally contain larger, more costly, units with additional amenities, and as a result, are not in direct competition with the Aspen Court Apartments. There are 114 competing apartment projects in the area consisting of over 19,000 apartment units. The average occupancy for the area at September 30, 1996 was approximately 94% and the average monthly rental rate was $528, or $.66 per square foot per month. The Company plans no immediate major capital expenditures for the Aspen Court Apartments as a result of the consistent upkeep of the property and the recently completed repaint of the entire property.

   Highlands of Preston Apartments. The Highlands of Preston Apartments are located in Plano, Texas, a suburb of Dallas, Texas and consist of 220 units built in 1985. As of September 30, 1996, the Highlands of Preston Apartments had an average monthly rent of $610, or $.78 per square foot per month, and an average occupancy rate of 96%. The deemed value of the property under the Combination Agreement is $8,800,000. The Company expects to assume the existing first mortgage debt of approximately $4.9 million secured by the property and bearing interest at 8.00% per annum and maturing in 2000. The property's primary competition for tenants comes from existing multifamily apartment projects in the surrounding West Plano area of North Dallas. Numerous new apartment projects have been developed in the greater West Plano area in recent years, which may attract tenants temporarily to these new projects as these projects offer concessions to maximize occupancy rates. However, due to the typically larger size and more expensive stabilized leasing rates, these new projects will not act as direct, long-term competition for the Highlands of Preston Apartments. Additional competition comes from the abundant, but more expensive, single family home market in this upscale area. There are 58 competing apartment projects in the area consisting of over 13,000 apartment units. The average occupancy for the area at September 30, 1996 was approximately 95% and the average monthly rental rate was $700, or $.80 per square foot per month. The Company plans no immediate major capital expenditures for the Highlands of Preston Apartments as a result of the consistent upkeep of the property.

   14400 Montfort Townhomes. The Montfort Townhomes are located in Dallas, Texas and consist of 83 units built in 1986. As of September 30, 1996, the Montfort Townhomes had an average monthly rent of $982, or $.88 per square foot per month, and an average occupancy rate of 92%. The deemed value of the property under the Combination Agreement is $5,650,000. The Company expects to assume the existing first mortgage debt of approximately $4.1 million secured by the property and bearing interest at a floating rate of 2.25% above the 11th district cost of funds index, which was approximately 4.8% at September 30, 1996, subject to an interest rate floor and cap of 1.31% and 11.31%, respectively, per annum and maturing in 2006. The property's primary competition for tenants comes from new and existing luxury multifamily apartment projects in the surrounding North Dallas area. There are 111 apartment projects in the area consisting of over 21,000 apartment units. The average occupancy for the area at September 30, 1996 was approximately 93% and the average monthly rental rate was $625, or $.76 per square foot per month. These occupancy and rental statistics reflect all of the 111 apartment projects in the area, whereas the property competes only with the newest and highest quality properties, which generally have higher rental rates and square footage per unit than the averages for all of the apartment properties in the area reflect. The Company plans no immediate major capital expenditures, for the Montfort Townhomes as a result of the consistent upkeep of the property and the recently completed repaint of the entire property.

   Briar Park Apartments. The Briar Park Apartments are located in Houston, Texas and consist of 80 units built in 1983. A total replacement of the roofs of the Briar Park Apartments was completed in October 1996. As of September 30, 1996, the Briar Park Apartments had an average monthly rent of $515, or $.56 per square foot per month, and an average occupancy rate of 89%. The deemed value of the property under the Combination Agreement is $2,200,000. The Company expects to assume the existing first mortgage debt of approximately $1.4 million secured by the property and bearing interest at 8.42% per annum and maturing in 2006, with the remainder of the equity paid in shares of the Company's

Common Stock, LP Units, or cash. The property's primary competition for tenants comes from existing multifamily apartment projects in the surrounding Inwood area of Northwest Houston. There are 27 competing apartment projects in the area with the majority of projects completed in the early 1980s. There have been no new projects built since 1984 in the area surrounding the property, although a number of older projects have been renovated in recent years. The average occupancy for the area at September 30, 1996 was approximately 92% and the average montly rental rate was $404, or $.50 per square foot per month. The
Company plans no immediate major capital expenditures for the Briar Park Apartments as a result of the consistent upkeep of the property and the aforementioned roof replacement.

   Chelsea Park Apartments. The Chelsea Park Apartments are located in Houston, Texas and consist of 204 units built in 1983. The Chelsea Park Apartments were completely repainted in November 1996. As of September 30, 1996, the Chelsea Park Apartments had an average monthly rent of $518, or $.62 per square foot per month, and an average occupancy rate of 95%. The deemed value of the property under the Combination Agreement is $5,600,000. The Company may secure new financing or may assume the existing first mortgage debt of approximately $2.9 million secured by the property and bearing interest at 8.50% per annum and maturing in 1999. The property's primary competition for tenants comes from existing multifamily apartment projects in the surrounding Steeplechase area of Northwest Houston. There are 30 competing apartment projects in the area with the majority of projects completed in the early 1980s, and several additional projects built in the last several years. Apartment units built in the area in the 1990s are generally larger, more expensive and have more amenities than older units, and as a result, are not in direct competition with Chelsea Park. The average occupancy for the area at September 30, 1996 was approximately 90% and the average rental rate was $558, or $.65 per square foot per month. The Company plans no immediate major capital expenditures for the Chelsea Park Apartments as a result of the consistent upkeep of the property and the recently completed repainting of the property.

   Marymont Apartments. The Marymont Apartments are located in Tomball, Texas, a suburb of Houston, Texas and consist of 128 units built in 1983. As of September 30, 1996, the Marymont Apartments had an average monthly rent of $567, or $.65 per square foot per month, and an average occupancy rate of 98%. The deemed value of the property under the Combination Agreement is $4,350,000. The Company expects to assume the existing first mortgage debt of approximately $2.5 million secured by the property and bearing interest at 8.50% per annum and maturing in 2015. The property's primary competition for tenants comes from existing multifamily apartment projects in the surrounding Tomball area of Northwest Houston. There are 12 competing apartment projects in the area with the majority of projects completed in the mid-1980s. No new construction has occurred in the area since 1986. The average occupancy for the area at September 30, 1996 was approximately 93% and the average monthly rental rate was $505, or $.60 per square foot per month. The Company plans no immediate major capital expenditures for the Marymont Apartments as a result of the consistent upkeep of the property.

   Riverway Apartments. The Riverway Apartments are located in Bay City, Texas, approximately 60 miles southwest of Houston and consist of 152 units built in 1985. As of September 30, 1996, the Riverway Apartments had an average monthly rent of $359, or $.48 per square foot per month, and an average occupancy rate of 73%. The deemed value of the property under the Combination Agreement is $1,900,000. The Company expects to assume the existing first mortgage debt of approximately $1.2 million secured by the property and bearing interest at 8.75% per annum and maturing in 2005. The property's main competition for tenants comes from several existing multifamily apartment projects in the surrounding, primarily rural, area. A substantial portion of the tenant population consists of temporary workers in the nuclear power industry, the surrounding chemical manufacturing plants and construction jobs. The Company believes that the project competes for tenants with two other projects of similar quality in the area. No third-party statistical research relating to the apartment communities in the area is available, and, as a result, the Company is relying upon its review of rental rate structures of competing apartment properties and historical financial and leasing data available for the Riverway Apartments to evaluate the performance of the property. The Company's own surveys suggest that the rental rates compete favorably with the few other projects in which it competes directly, with rental rates of between $275 and $425, and average occupancy of approximately 85%. The Company plans no immediate major capital expenditures for the Riverway Apartments as a result of the consistent upkeep of the property.
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
   Timbercreek Landing Apartments. The Timbercreek Landing Apartments are located in Houston, Texas and consist of 204 units built in 1984. As of September 30, 1996, the Timbercreek Landing Apartments had an average monthly rent of $482, or $.62 per square foot per month, and an average occupancy rate of 94%. The deemed value of the property under the Combination Agreement is $5,500,000. The Company expects to assume the existing first mortgage debt of approximately $3.4 million secured by the property and bearing interest at 9.00% per annum and maturing in 2015. The property's primary competition for tenants comes from existing multifamily apartment communities in the surrounding Bear Creek area of Northwest Houston. There are 32 competing apartment communities in the area with the majority of projects completed in the early 1980s. Only one new project has been constructed in the area since 1984. The average occupancy for the area at September 30, 1996 was approximately 92% and the average monthly rental rate was $494, or $.62 per square foot per month. The Company plans no immediate major capital expenditures for Timberweek Landing Apartments as a result of the consistent upkeep of the property.

   Campus Commons North Apartments. The Campus Commons North Apartments are located in Pullman, Washington and consist of 234 units built in 1985. As of September 30, 1996, the Campus Commons North Apartments had an average monthly rent per unit of $754, or $.83 per square foot per month, and an average occupancy rate of 96%. The units on the property are primarily leased to students attending Washington State University. The Campus Commons North
Apartments experiences high occupancy for 10 months out of the year and substantial vacancy during June and July of each year. Average rental rates for June and July averages approximately $150. The deemed value of the property under the Combination Agreement is $10,900,000. The Company expects to assume the existing first mortgage debt of approximately $6.7 million secured by the property and bearing interest at 7.90% per annum and maturing in 2017. The property's primary competition for tenants comes from existing multifamily apartment communities in the surrounding area. The project relies on the consistent or growing enrollment at Washington State University to maintain its desired occupancy. The property's four- bedroom units compete primarily with two and three- bedroom units in other apartment communities in the area. No third-party statistical research relating to the apartment communities in the area is available, and, as a result, the Company is relying upon its review of rental rate structures of competing apartment properties and historical financial and leasing data available for the Campus Commons North Apartments to evaluate the performance of the property. The Company's own surveys suggest that the average monthly rental rates compete favorably with other project rates of between $.60 to $.80 per square foot, and average occupancy of approximately 93%. The Company plans no immediate major capital expenditures for the Campus Commons North Apartments as a result of the consistent upkeep of the property.

   Campus Commons South Apartments. The Campus Commons South Apartments are located in Pullman, Washington and consist of 100 units built in 1971. As of September 30, 1996, the Campus Commons South Apartments had an average monthly rent per unit of $723, or $.68 per square foot per month, and an average occupancy rate of 94%. The property is located in close proximity to Campus Commons North and experiences the same rental trends. The deemed value of the property under the Combination Agreement is $4,100,000. The Company expects to assume the existing first mortgage debt of approximately $2.7 million secured by the property and bearing interest at 8.75% per annum and maturing in 2006. The property's primary competition for tenants comes from existing multifamily apartment communities in the surrounding area. The project relies on the consistent or growing enrollment at Washington State University to maintain its desired occupancy. The property's two-bedroom, two-bath units compete with similar large units at comparatively aged projects, and smaller units at newer projects. No third-party statistical research relating to the apartment communities in the area is available, and, as a result, the Company is relying upon its review of rental rate structures of competing apartment properties and historical financial and leasing data available for the Campus Commons South Apartments to evaluate the performance of the property. The Company's own surveys suggest that the average monthly rental rates compete favorably with other project rates of between $.56 to $.83 per square foot, and average occupancy of approximately 93%. The Company plans no immediate major capital expenditures for the Campus Commons South Apartments as a result of the consistent upkeep of the property.

   Pacific South Center Office Building. The Pacific South Center Office Building is located in Seattle, Washington and consists of 73,232 square feet of mixed-use office space built in 1975. As of September 30, 1996, the Pacific South Center Office Building was 100% leased to various tenants. The current leases under which the property is leased are scheduled to expire during the period of 1997-2004 with an average lease maturity date of approximately 2002, and average rental rates per square foot of approximately $10 per annum. Major tenants include TCI Cable, a sports bar (whose owners have maintained occupancy in this building site for the past 15 years), and a health club. The deemed value of the property under the Combination Agreement is $5,400,000. The Company expects to assume the existing first mortgage debt of approximately $3.2 million secured by the property and bearing interest at 9.125% per annum and maturing in 2006. The office complex competes for tenants with other similarly sized, mixed-use office complexes in the Seattle-Tacoma ("Sea-Tac") airport area. The Sea-Tac office market is comprised of numerous high-class office buildings, but few mixed-use office complexes of similar size, with easy access to major freeways. The Company plans no immediate major capital expenditures for the Pacific South Center Office Building as a result of the consistent upkeep of the property.

  Properties Subject to the Subsequent Closing

   The Company has the right to purchase Greenwood Creek Apartments, Springfield Apartments, and Country Club Place Apartments at any time after March 1, 1997 and prior to May 1, 1997 and the obligation to acquire the subsequent closing properties individually after the property achieves certain income targets for three successive months. Each of the properties subject to the Subsequent Closing have undergone substantial capital improvements in the past year as described more fully below. The Company believes that the prior historical performance of the properties understates the potential performance of the properties following these substantial improvements.


   Greenwood Creek Apartments. The Greenwood Creek Apartments are located in Fort Worth, Texas and consist of 328 units built in 1984. Substantial capital improvements were completed on the property in 1996, including remodeling of the leasing office, installation of access gates and perimeter fencing, and repainting of the entire property. As of September 30, 1996, the Greenwood Creek Apartments had an average monthly rent of $429, or $.60 per square foot per month, and an average occupancy rate of 92%. The deemed value of the property under the Combination Agreement is $7,700,000. The Company expects to assume the existing first mortgage debt of approximately $5.0 million secured by the property and bearing interest at 7.48% per annum and maturing the 2006. The property's primary competition for tenants comes from existing multifamily apartment communities in the surrounding area of Southwest Fort Worth. There are 64 competing apartment communities in the area consisting of over 11,000 apartment units. The average occupancy for the area at September 30, 1996 was approximately 95% and the average monthly rental rate was $460, or $.62 per square foot. The Company plans no immediate major capital expenditures for the Greenwood Creek Apartments as a result of the substantial capital improvements recently completed.

   Springfield Apartments. The Springfield Apartments are located in Dallas, Texas and consist of 218 units built in 1986. Substantial capital improvements were completed on the property in late 1996, including the repair of the parking lot, the installation of access gates and perimeter fencing, and the repainting of the entire property. As of September 30, 1996, the Springfield Apartments had an average monthly rent of $609, or $.72 per square foot per month, and an average occupancy rate of 89%. The deemed value of the property under the Combination Agreement is $8,420,000. The Company expects to assume the existing first mortgage debt of approximately $5.5 million secured by the property and bearing interest at 7.375% per annum and maturing in 2016. The property's primary competition for tenants comes from new and existing multifamily apartment communities in the surrounding Carrollton area of North Dallas. Numerous new apartment communities have been developed in the greater area in recent years, which may attract tenants temporarily as these projects offer concessions to maximize occupancy rates. However, due to the typically larger size and more expensive stabilized leasing rates, these new projects will not act as direct long-term competition for the project. There are 100 competing apartment communities in the area consisting of over 17,000 apartment units. The average occupancy for the area at September 30, 1996 was approximately 94% and the average monthly rental rate was $611, or $.71 per square foot per month. The Company plans no immediate major capital expenditures for the Springfield Apartments as a result of the substantial capital improvements recently completed.

   Country Club Place Apartments. The Country Club Place Apartments are located in Richmond, Texas, a suburb of Houston, Texas and consist of 169 units built in 1986. Substantial capital improvements were completed on the property in late 1996, including the remodeling of the leasing office, complete roof replacement for a substantial portion of the property, installation of access gates and perimeter fencing, and the repainting of the entire property. As of September 30, 1996, the Country Club Place Apartments had an average monthly rent of $530, or $.65 per square foot per month, and an average occupancy rate of 88%. The deemed value of the property under the Combination Agreement is $5,350,000. The Company expects to assume the existing first mortgage debt of approximately $3.5 million secured by the property and bearing interest at 8.00% per annum and maturing in 2006. The property's primary competition for tenants comes from existing multifamily apartment communities in the surrounding Richmond area of Southwest Houston, and from affordable single family housing in the area. There are 18 competing apartment communities in the area with the majority of projects completed between 1976 and 1984. No new construction has occurred since development of the property was completed in 1986. The average occupancy for the area at September 30, 1996 was approximately 87% and the average monthly rental rate was $431, or $.56 per square foot per month. The Company plans no immediate major capital expenditures for Country Club Place Apartments as a result of the substantial capital improvements recently completed.

     The Company considered a number of factors in its determination of the current and projected demand for and supply of rental housing in markets in which the Winton Properties compete including a review of the current supply, occupancy and rental rate statistics of existing rental housing, the age and composition of rental housing, the interest rate environment, population and job growth projections by metropolitan areas and submarkets. In addition, the Company reviewed pricing considerations including the comparative cost of competing rental housing, by size and unit type, age, quality, and location, the affordability of for sale housing, and the amenities offered by competing apartment communities and housing types. For this analysis the Company relied on various third party statistical studies of the markets in question, private and governmental economic projections, field studies of the competition, and historical property information.

     The following tables set forth certain additional information regarding each of the Winton Properties.

                                                                       Apartment Amenities
                               -----------------------------------------------------------------------------------------------------
                                Washer/Dryer                                       Large
                                Connections                   Upper Unit          Storage
                        Number    And/Or              Patio or Vaulted          Or Walk-in  Microwave                         Other
                       Of Units Equipment Fireplaces  Balcony  Ceilings Cable TV  Closets     Ovens   Icemakers Miniblinds  Features
                       -------- --------- ----------  -------  -------- --------  -------    -------  --------- ----------  --------
ACQUISITION PROPERTIES
 Apartments
 ----------
 Houston, Texas
  Briar Park ...........   80      All        95%       All      All      All      All          --       All       All
  Country Club .........  169      All        67%       All      All      All      All          --       All       All
  Chelsea Park .........  204      All        80%       All      All      All       --          --       All       All
  Marymont .............  128      All        --        All       --      All       75%        All       All       All
  Riverway .............  152      All        53%       All      All      All       45%        All       All       All
  Timbercreek ..........  204      All        57%       All      All      All      All          --       All       All     Covered
                                                                                                                           parking
                        -----                                                                                              (some)
                          937
                        -----
 Dallas, Texas
  Aspen Court ..........  140       94%       57%       All      All      All       91%        All       All       All     Intrusion
                                                                                                                           alarms
  Greenwood Creek ......  328      All        73%       All       --      All      All          --       All       All
  Highlands of
   Preston .............  220      All       All        All      All      All      All          --       All       All
  Montfort
    Townhomes ..........   83      All       All        All      All      All      All         All       All       All     Garages,
                                                                                                                           intrusion
                                                                                                                           alarms,
  Springfield ..........  218      All       All        All       --      All      All          --       All       All     covered
                                                                                                                           parking
                        -----
                          989
                        -----

 Pullman, Washington
  Campus Commons
    North ..............  234       --        --        All      All      All       --          --        --       All
  Campus Commons
    South ..............  100      All        --        All      All      All       --          --        --       All
                        -----
                          334
                        -----
Total acquisition
  apartments ........... 2,260
                        -----

 Office Building
 ---------------
 Seattle, Washington
  Pacific South Center
    (73,232 square
    feet)

                                                                    Community Features
                                            ----------------------------------------------------------------------
                                  Number                    Swimming    Fitness
                                 Of Units   Clubhouse         Pool       Center       Spa         Other Features
                                 --------   ---------         ----       ------       ---         ---------------
ACQUISITION PROPERTIES
 Apartments
 ----------
 Houston, Texas
  Briar Park ..................       80        Yes           Yes          Yes         Yes       Sauna, playground
  Country Club ................      169        Yes           Yes           --         Yes       Golf course frontage
  Chelsea Park ................      204        Yes           Yes          Yes         Yes       Playground
  Marymont ....................      128         --           Yes           --          --       Volleyball court
  Riverway ....................      152        Yes           Yes          Yes         Yes       Tennis & volleyball courts,
                                                                                                 playground
  Timbercreek .................      204         --           Yes           --         Yes
                                   -----
                                     937
                                   -----
 Dallas, Texas
  Aspen Court .................      140        Yes           Yes          Yes          --       Tanning bed, sport court
  Greenwood Creek .............      328        Yes           Yes          Yes         Yes       Volley court
  Highlands of Preston ........      220        Yes           Yes          Yes         Yes
  Montfort Townhomes ..........       83         --           Yes           --         Yes
  Springfield .................      218        Yes           Yes          Yes         Yes       Sauna
                                   -----
                                     989
                                   -----
 Pullman, Washington
  Campus Commons North ........      234        Yes           Yes          Yes         Yes       Tanning beds
  Campus Commons South ........      100        Yes           Yes          Yes          --       Sauna
                                   -----
                                     334
                                   -----
 Total acquisition
   apartments .................    2,260
                                   -----
 Office Building
 ---------------
 Seattle, Washington
  Pacific South Center
   (73,232 square feet)

                                                                                                             Weighted Average
                                                                                               -------------------------------------
                                                                                                                  Average Occupancy
                                                                                                 Monthly Rent   --------------------
                                                                                               ---------------- 9 Months   12 Months
                             Year     No. of      Avg.                                         9/30      12/31   Ending     Ending
                             built    units       size       Amount      Unit      Sq. ft.     1996      1995   30 Sep 96  31 Dec 95
                             -----    -----       ----       ------      ----      -------     ----      ----   ---------  ---------
                                                (Sq. Ft.)    (000s)     (000s)
Winton Properties
 Dallas, Texas
  Aspen Court ............   1986      140         742      $ 4,400     $ 31.4      $42.36      $562      $557      89%      94%
  Greenwood Creek ........   1984      328         720        7,700       23.5       32.61       433       443      88%      89%
  Highlands of Preston  ..   1985      220         786        8,800       40.0       50.89       612       584      97%      93%
  Montfort Townhomes  ....   1986       83       1,112        5,650       68.1       61.22       966       959      93%      93%
  Springfield ............   1985      218         844        8,420       38.6       45.76       609       598      98%      96%
                                     -----      ------      -------     ------      ------      ----      ----     ---      ---
    Total Dallas .........             989         798       34,970       36.4       44.31       576       566      90%      93%
                                     -----      ------      -------     ------      ------      ----      ----     ---      ---
 Houston, Texas ..........
  Briar Park .............   1983       80         915        2,200       27.6       30.05       513       507      93%      91%
  Country Club Place  ....   1985      169         814        5,350       31.7       38.89       536       544      86%      94%
  Chelsea Park ...........   1983      204         829        5,600       27.5       33.11       513       510      93%      93%
  Marymont ...............   1983      128         875        4,350       34.0       38.79       589       558      93%      95%
  Riverway ...............   1985      152         740        1,900       12.5       16.89       381       360      79%      88%
  Timbercreek Landing  ...   1984      204         775        5,500       27.0       34.79       481       476      92%      94%
                                     -----      ------      -------     ------      ------      ----      ----     ---      ---
    Total Houston ........             937         814       24,900       26.6       32.85       494       491      90%      93%
                                     -----      ------      -------     ------      ------      ----      ----     ---      ---
 Pullman, Washington  ....
  Campus Commons North ...   1985      234         913       10,900       46.6       51.02       756       740      96%      99%
  Campus Commons South ...   1972      100       1,066        4,100       41.0       38.46       725       702      94%      98%
                                     -----      ------      -------     ------      ------      ----      ----     ---      ---
    Total Pullman ........             334         959       15,000       44.9       48.84       748       730      95%      98%
                                     -----      ------      -------     ------      ------      ----      ----     ---      ---
 Total Winton Apartments .           2,260         828      $74,870       33.1       39.99      $566      $560      91%      94%
                                     -----      ------      -------     ------      ------      ----      ----     ---      ---
Pacific South Center  ....   1975               73,232      $ 5,400                  73.74
                                                ------      -------                 ------
Total Winton Properties                                     $80,270
                                                            =======

                 INFORMATION REGARDING WINTON & ASSOCIATES, INC.

   Winton & Associates engages in the business of providing customary property management services for the 13 apartment communities and one office building owned and operated by the Winton Partnerships. Winton & Associates currently manages approximately 2,900 apartment, condominium, and townhome units and nearly 85,000 square feet of office space. In its 16 years of operation, Winton & Associates has managed in excess of 68,000 apartment, condominium, and townhome units on 51 properties in Washington, Oregon, California, and Texas.

   Winton  &  Associates   maintains   offices  in  Houston,   Texas  (corporate
headquarters) and Seattle, Washington and its sole stockholder is Don W. Winton.

               SUMMARY OF THE HERITAGE LP PARTNERSHIP AGREEMENT

   The following is a summary of some of the more significant provisions of the Partnership Agreement to be entered into among the Company, Heritage SGP, and the Approving Winton Partnerships. A form of the Partnership Agreement is included as Appendix B to this Proxy Statement and should be referred to for a complete statement of the rights and obligations of its partners.

DISTRIBUTIONS

   The portion, if any, of Heritage LP's cash funds and other property, after the payment of expenses and the making of all other expenditures that the Company determines, in its sole discretion, to be in excess of Heritage LP's working capital needs and such reserves as the Company deems appropriate for the fixed and contingent obligations of Heritage LP ("Available Cash Flow"), will be distributed quarterly. To the extent that Heritage LP has sufficient Available Cash Flow, the holder of an LP Unit will receive distributions that are intended to mirror the Company's dividends per share, which such holders would have received as shareholders of the Company had they exchanged their interest in a Winton Partnership for shares of the Company's Common Stock in the Exchange Offer. To the extent that Heritage LP's Available Cash Flow is insufficient to pay such amount, accounts for the holders of LP Units will be credited for the unpaid distribution and with interest on the unpaid distribution (the "Unpaid Balances"). Any Unpaid Balances will be given priority for future distributions of Available Cash Flow. In addition, until the tenth anniversary of the Partnership Agreement, proceeds from the Heritage LP's capital transactions ("Capital Transaction Proceeds"), if any, will also be applied to reduce any Unpaid Balances in the distribution accounts of the holders of LP Units. To the extent that Heritage LP's Available Cash Flow and Capital Transaction Proceeds exceed the Unpaid Balances and the current distributions to holders of LP Units, all additional amounts will be distributed to Heritage LP's general partners. In addition, following the tenth anniversary of the Partnership Agreement, all Capital Transaction Proceeds will be distributed to Heritage LP's general partners. Consequently, regardless of the amount of Heritage LP's Available Cash Flow and Capital Transaction Proceeds, the maximum amount of distributions payable to a holder of an LP Unit (excluding interest on unpaid distributions) will not exceed the dividends paid with respect to a share of the Company's Common Stock.

ALLOCATION OF PROFITS AND LOSSES

   Heritage LP will maintain a capital account for each of its partners. Heritage LP's items of income, gain, loss, and deduction will be allocated among its partners, subject to certain special allocations, in a similar manner for purposes of both book gain or loss and tax gain or loss. Net income will be allocated (i) first, to each limited partner to the extent that, on a cumulative basis, net losses previously allocated to the limited partners exceed net income previously allocated to limited partners, (ii) second, to each limited partner to the extent that such limited partner has been allocated on a cumulative basis, net income equal to the sum of the distributions paid to such limited partner and the unreturned balances in the accrual accounts and the unpaid distribution accounts maintained with respect to the LP Units held by such limited partner, and (iii) thereafter, to the Company and Heritage SGP, as general partners, on a pro rata basis. Notwithstanding (i) and (ii), the Company and Heritage SGP will be allocated on a combined basis not less than one percent of each item of Heritage LP's gain, loss, income, and deduction for each year.

   Net losses will be allocated to the partners in accordance with their respective percentage interests in Heritage LP, except that net losses will not be allocated to any limited partner to the extent that such allocation would cause such limited partner to have an adjusted capital account deficit at the end of such taxable year. All net losses in excess of such limitations will be allocated to the Company and Heritage SGP, as general partners, on a pro rata basis.

CONVERSION OF LP UNITS

   At any time following the first anniversary of the Partnership Agreement, the holders of LP Units may convert such LP Units into shares of the Company's Common Stock. Any holder of an LP Unit who exercises his conversion right on or prior to the tenth anniversary of the Partnership Agreement will be paid, at the time of such conversion, any outstanding Unpaid Balances in the distribution accounts attributable to such Units. However, after the tenth anniversary of the Partnership Agreement, Heritage LP will not be required to pay the holder of an LP Unit who converts such LP Unit into a share of the Company's Common Stock the Unpaid Balances in the holder's distribution accounts if the market value of a share of the Company's Common Stock received upon conversion is equal to at least 110% of the sum of the initial capital contribution and the Unpaid Balances with respect to such LP Unit. Moreover, the Company's obligation to keep its registration statement filed with respect to resales of shares of the Company's Common Stock received upon conversion will expire after ten years. Consequently, Winton Partners who elect not to participate in the Exchange Offer should be aware that the economic consequences of conversion of an LP Unit will change following the tenth anniversary of the Partnership Agreement.

MANAGEMENT

   The Company will have exclusive discretion in the management and control of the business and affairs of Heritage LP, except that the Company may delegate any of its powers to Heritage SGP. The Partnership Agreement will grant to the Company broad authority in the exercise of the management and control of Heritage LP. The general partners will have complete power to do all things necessary or incident to the management and conduct of the business of Heritage LP.

RIGHTS OF HOLDERS OF LP UNITS

   Holders of LP Units will not have the right to take part in the management or control of the business or affairs of Heritage LP, to transact any business for Heritage LP, or to sign for or bind Heritage LP. The limited partners of
Heritage LP, however, will have the right to receive tax reports and certain other financial information, the most recent annual, quarterly, and current reports and proxy statements as provided to the Company's stockholders and, upon request, copies of documents as filed by the Company with the Commission under the Securities Exchange Act of 1934. Holders of LP Units also will have the right to inspect certain records of Heritage LP. Upon the requisite vote of the holders of LP Units, such persons will have the right to amend the Partnership
Agreement,   subject  to  certain  limitations   specified  in  the  Partnership
Agreement, with the consent of the general partners. The exercise of the foregoing right will require the affirmative vote of the owners of record of more than 50 percent of the LP Units.

LIMITED LIABILITY

   The Company and Heritage SGP will receive an opinion of counsel that Heritage LP will be a validly existing limited partnership under the laws of the state of Delaware upon the proper execution and filing of record of a Certificate of Limited Partnership. No limited partner will be liable for Heritage LP's debts or other obligations, except to the extent that Heritage LP withholds from or pays on behalf of such limited partner any amount of federal, state, local, or foreign taxes that the Company or Heritage SGP determines that Heritage LP is required to withhold or pay with respect to any amount distributable or allocable to such limited partner pursuant to the Partnership Agreement. The Partnership Agreement requires the general partners to cause Heritage LP to operate in such manner as they deem appropriate to avoid unlimited liability for the limited partners.

TERMINATION AND WINDING UP

   Heritage LP will be dissolved upon the occurrence of any of the following events: (i) the end of its term on December 31, 2086, (ii) the election of the general partners, unless any original limited partner that holds an original LP Unit objects in writing within 30 days of the notice of such election, (iii) entry of a decree of judicial dissolution of Heritage LP, (iv) the sale or other disposition of all or substantially all of Heritage LP's assets and properties, (v) an event of withdrawal by a general partner as described in Section 17-402 of the Delaware Limited Partnership Act, unless all of the remaining partners agree in writing, within 90 days after such event of withdrawal, to continue the business of Heritage LP and elect one or more additional or successor general partners if necessary or desirable to do so, or
(vi) 120 days after the commencement of any proceeding against the last remaining general partner seeking relief under certain statutes, including, among other things, reorganization, liquidation, or dissolution unless all of the remaining partners agree in writing, within 90 days after the occurrence of such event, to continue the business of Heritage LP and to the appointment of a substitute general partner.

   In the event of Heritage LP's dissolution, (a) Heritage LP's affairs will be terminated and wound up, (b) an accounting will be made, (c) Heritage LP's liabilities (including any amounts owed to the partners) will be paid or adequately provided for, and (d) Heritage LP's remaining assets will be distributed to the partners as provided for in the Partnership Agreement.

BOOKS AND RECORDS

   The Partnership Agreement will require the general partners to make available to each limited partner, within 90 days following the close of Heritage LP's fiscal year on December 31, annual information necessary for tax purposes.

   The Partnership Agreement will require the general partners to maintain a list of the names and last known business addresses of all partners at Heritage LP's principal office and to make such list available for review by any limited partner or such partner's representative at reasonable times. The Partnership Agreement also will require the general partners to maintain at the Heritage LP's principal office certain financial statements, a copy of the Certificate of Limited Partnership for Heritage LP and executed copies of any powers of attorney used by Heritage LP to file such certificate, a copy of the Partnership Agreement, certain federal, state, and local income tax records, and a description, including the amount, of the contributions by each partner and the date on which each person became a partner, any of which documents may be inspected by partners at any reasonable time and upon adequate notice.

POWER OF ATTORNEY

   Each limited partner will irrevocably designate the Company and Heritage SGP as such limited partner's agent, with full power of substitution, to execute, acknowledge, and file of record the Partnership Agreement, certificates of limited partnership, and any and all other instruments that the general partners deem necessary or appropriate to qualify and continue Heritage LP as a limited partnership and also all conveyances and other instruments as the general partners deem necessary or appropriate to reflect the dissolution and termination of Heritage LP. In addition, the general partners will be designated as the agent of each limited partner to execute, acknowledge, and deliver all conveyance and other instruments that the general partners deem appropriate, in accordance with the Partnership Agreement, to effect the transfer of partnership interests, including assignments on the default of any limited partner, to admit, substitute, or delete partners, to sell, exchange, or dispose of assets or properties of Heritage LP, to borrow money and otherwise enter into financing transactions, and to execute all amendments and/or restatements of the Partnership Agreement. Such power will be deemed to be coupled with an interest and will survive the death of the limited partner.

                    PROPOSED AMENDMENT TO AND RESTATEMENT OF
                          THE ARTICLES OF INCORPORATION

   The Company's Board of Directors has unanimously approved and recommends stockholder approval of a proposal to amend and restate the Company's Articles of Incorporation to provide for certain restrictions and limitations on the Company's Common Stock that are intended to preserve the Company's status as a REIT for federal income tax purposes. The Amended and Restated Articles of Incorporation are attached hereto as Appendix J.

   The Articles of Incorporation provide that any acquisition of shares of capital stock of the Company that would result in the disqualification of the Company as a real estate investment trust shall be void ab initio to the fullest extent permitted under applicable law. In addition, the Articles of Incorporation provide that if a person or persons acting as a group own more than 9.8% of the outstanding shares of the capital stock of the Company, such shares shall be deemed "excess shares." The Board of Directors of the Company has the discretion to redeem all excess shares upon written notice of redemption to the holder.

   The amendment to and restatement of the Company's Articles of Incorporation provides that if any transfer of shares would result in (i) ownership by any person of 9.8% or more of the Company's outstanding shares; (ii) ownership of the Company's stock by fewer than 100 persons; (iii) ownership of 50% or more of the Company's stock by five or fewer persons; (iv) ownership by the Company of 10% or more of the ownership interests of any tenant of the Company; or (v) any transfer that would result in the disqualification of the Company as a real estate investment trust under the Code, then such transfer shall be void ab initio to the extent of the number of shares causing such a violation, and the purported transferee will acquire no rights or interest in such shares. Rather, such shares will be designated shares- in-trust and will be transferred to a share trust (the "Share Trust"). The trustee of the Share Trust will designate a beneficiary for whose benefit the shares will be held. Dividends, liquidation proceeds, and voting rights with respect to shares-in-trust will be received by or exercised by the trustee on behalf of the beneficiary. The trustee may transfer the shares-in-trust to a permitted transferee provided that compensation, determined according to the Articles of Incorporation, is paid to the stockholder or transferee who would have owned such shares absent the ownership restrictions.

   The Board of Directors believes that this proposed amendment to and restatement of the Company's Articles of Incorporation will enhance the Company's ability to preserve the Company's status as a real estate investment trust.

   No rights of appraisal or similar rights of dissenters exists with respect to this matter.

   The Board of Directors has unanimously approved the proposed amendment to and restatement of the Articles of Incorporation. The affirmative vote of two-thirds of the votes entitled to be cast by the stockholders is required for approval of the amendment to and restatement of the Articles of Incorporation. The Board of Directors recommends a vote "FOR" the proposed amendment to and restatement of the Articles of Incorporation.

                                OTHER MATTERS

   The Company knows of no other matters to be submitted to the Special Meeting. If any other matters properly come before the Special Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.


Dated March 27, 1997

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
                           ASR INVESTMENTS CORPORATION

Independent Auditors' Report ............................................   F-2

Consolidated Balance Sheets as of December 31, 1995 and 1994 ............   F-3

Consolidated Statements of Operations for the years ended
 December 31, 1995, 1994 and 1993 .......................................   F-4

Consolidated Statements of Stockholders' Equity for the years ended
 December 31, 1995, 1994 and 1993 .......................................   F-5

Consolidated Statements of Cash Flows for the years ended
 December 31, 1995, 1994 and 1993 .......................................   F-6

Notes to Consolidated Financial Statements ..............................   F-7

Unaudited Consolidated Balance Sheet as of September 30, 1996 ...........   F-16

Unaudited Consolidated Statements of Operations for the nine months
 ended September 30, 1996 and September 30, 1995 ........................   F-17

Unaudited Consolidated Statements of Cash Flows for the nine months ended
 September 30, 1996 and September 30, 1995 ..............................   F-18

Unaudited Consolidated Statement of Stockholders' Equity for the nine
  months ended September 30, 1996 .......................................   F-19

Notes to Consolidated Financial Statements ..............................   F-20

                             ACQUISITION COMMUNITIES

Report of Independent Public Accountants ................................   F-22

Combined Historical Summary of Revenues and Certain Operating
 Expenses for the year ended December 31, 1995 ..........................   F-23

Unaudited Combined Historical Summary of Revenues and Certain Operating Expenses
 for the nine months ended September 30, 1996 ...........................   F-24

Notes to Combined Historical Summary of Revenues and
  Certain Operating Expenses .............................................  F-25

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of ASR Investments Corporation.

   We  have  audited  the  accompanying   consolidated  balance  sheets  of  ASR
Investments Corporation as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. The financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 1995 and 1994, and the results of its operations and cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Tucson, Arizona
February 19, 1996

                           ASR INVESTMENTS CORPORATION

                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1995 AND 1994

                                                          (DOLLARS IN THOUSANDS)
                                                         -----------------------
                                                            1995          1994
                                                            ----          ----
Assets
 Real estate investments (Notes 2 and 4)
 Apartments, net of depreciation .....................   $  71,338    $  66,506
 Investments in joint ventures .......................       3,043        1,364
 Land held for development ...........................      3,928
 Other real estate ...................................       1,201        5,186
                                                         ---------    ---------
   Total real estate investments .....................      79,510       73,056
 Mortgage assets (Notes 3 and 4) .....................      11,877       18,965
 Cash ................................................       2,421        4,129
 Other assets ........................................         361          595
                                                         ---------    ---------
      Total assets ...................................   $  94,169    $  96,745
                                                         =========    =========
Liabilities
 Real estate notes payable (Note 4)
   Secured ...........................................   $  49,633    $  45,825
   Unsecured .........................................                    4,868
 Notes payable secured by mortgage assets,
   net of funds held by trustee of $21,583 (Note 4) ..                    6,422
 Short-term borrowing (Note 4) .......................       4,495
 Other liabilities ...................................       2,646        2,530
                                                         ---------    ---------
      Total liabilities ..............................      56,774       59,645
                                                         ---------    ---------
Stockholders' Equity
 Common Stock -- 40,000,000 shares of par
   value $.01 per share authorized;
   3,303,226 and 3,248,729 shares issued
   and outstanding ...................................          33           32
 Additional paid-in capital ..........................     155,822      155,126
 Deficit .............................................    (115,497)    (115,747)
 Stock note receivable ...............................        (652)
 Treasury stock -- 148,731 shares ....................      (2,311)      (2,311)
                                                         ---------    ---------
      Total stockholders' equity .....................      37,395       37,100
                                                         ---------    ---------
   Total liabilities and stockholders' equity ........   $  94,169    $  96,745
                                                         =========    =========

               See Notes to Consolidated Financial Statements.

                           ASR INVESTMENTS CORPORATION

                      CONSOLIDATED STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                     (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                                                      1995                1994               1993
                                                                                      ----                ----               ----
Real Estate Operations
  Rental and other income .................................................          $ 14,034           $ 12,528
                                                                                     --------           --------
  Operating and maintenance expenses ......................................             5,259              4,255
  Real estate taxes and insurance .........................................             1,460              1,242
  Depreciation and amortization ...........................................             2,692              1,995
  Interest expense on real estate mortgages ...............................             4,387              3,941
                                                                                     --------           --------
      Total operating expenses ............................................            13,798             11,433
                                                                                     --------           --------
  Income from real estate .................................................               236              1,095
                                                                                     --------           --------
Mortgage Assets (Notes 1 and 3)
  Prospective yield income ................................................             3,884              6,433           $  7,264
  Income from redemptions and sales .......................................             5,302              4,263
  Interest expense ........................................................              (347)            (2,596)            (4,794)
  Provision for reserves ..................................................                                                 (20,286)
                                                                                     --------           --------           --------
  Income (loss) from mortgage assets ......................................             8,839              8,100            (17,816)
                                                                                     --------           --------           --------
Income (Loss) Before Administrative Expenses and
 Other Income .............................................................             9,075              9,195            (17,816)
 Administrative Expenses (Note 7) .........................................            (2,983)            (2,216)            (1,949)
 Other income, net ........................................................               462                723                286
                                                                                     --------           --------           --------
Income (Loss) before cumulative effect of accounting change ...............             6,554              7,702            (19,479)
Cumulative effect of accounting change (Note 1) ...........................                                                 (21,091)
                                                                                     --------           --------           --------
Net Income (Loss) .........................................................          $  6,554           $  7,702           ($40,570)
                                                                                     ========           ========           ========
Per Share Amounts
  Income (Loss) before cumulative effect of
    accounting change .....................................................          $   2.09           $   2.48           ($  6.27)
  Cumulative effect of accounting change ..................................                                                   (6.79)
                                                                                     --------           --------           --------
Net Income (Loss) Per Share of Common Stock and Common
 Stock Equivalents ........................................................          $   2.09           $   2.48           ($ 13.07)
                                                                                     ========           ========           ========
Average Shares of Common Stock and
 Common Stock Equivalents..................................................             3,141              3,100              3,104
                                                                                     ========           ========           ========
Dividends Declared Per Share ..............................................          $   2.00           $   0.50           $   1.15
                                                                                     ========           ========           ========

                 See Notes to Consolidated Financial Statements.

                           ASR INVESTMENTS CORPORATION

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                                 (IN THOUSANDS)

                                                                                                             COMMON
                                                                   ADDITIONAL                                STOCK IN
                                          NUMBER OF      PAR        PAID-IN                      NOTES       TREASURY
                                           SHARES       VALUE       CAPITAL      DEFICIT       RECEIVABLE     AT COST       TOTAL
                                           ------       -----       -------      -------       ----------     -------       -----
Balance, January 1, 1993 ...........        3,249     $      32     $ 155,126    $ (77,764)                  $  (2,110)    $  75,284
Stock (repurchase) .................                                                                              (201)        (201)
Net (loss) .........................                                               (40,570)                                 (40,570)
Dividends declared .................                                                (3,565)                                  (3,565)
                                        ---------     ---------     ---------    ---------     ---------     ---------     --------
Balance, December 31, 1993 .........        3,249            32       155,126     (121,899)                     (2,311)      30,948
Net Income .........................                                                 7,702                                    7,702
Dividends declared .................                                                (1,550)                                  (1,550)
                                        ---------     ---------     ---------    ---------     ---------     ---------     --------
Balance, December 31, 1994 .........        3,249            32       155,126     (115,747)                     (2,311)      37,100
Stock issuance (Note 5) ............           54             1           696                  $    (652)                        45
Net income .........................                                                 6,554                                    6,554
Dividends declared .................                                                (6,304)                                  (6,304)
                                        ---------     ---------     ---------    ---------     ---------     ---------     --------
Balance, December 31, 1995 .........        3,303     $      33     $ 155,822    $(115,497)    $    (652)    $  (2,311)    $ 37,395
                                        =========     =========     =========    =========     =========     =========     ========

All of the above amounts have been adjusted to reflect the one for five reverse stock split effected in July 1995.
                 See Notes to Consolidated Financial Statements.

                           ASR INVESTMENTS CORPORATION

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                                 (IN THOUSANDS)

                                                                                   1995                  1994                1993
                                                                                   ----                  ----                ----
OPERATING ACTIVITIES
Net income (loss) ...................................................            $  6,554             $  7,702            $(40,570)
Principal noncash charges (credits)
  Depreciation and amortization .....................................               3,028                2,083
  Income from redemption of mortgage assets .........................              (2,420)
  Provision for reserves ............................................                                                        20,286
  Cumulative effect of accounting changes ...........................                                                        21,091
  Increase in accrual ...............................................                 705                  324                1,961
                                                                                 --------             --------             --------
Cash Provided By Operations .........................................               7,867               10,109                2,768
                                                                                 --------             --------             --------
INVESTING ACTIVITIES
Investment in apartments ............................................              (7,644)             (67,247)
Investment in joint ventures ........................................              (1,895)              (1,364)
Purchase of land for development ....................................              (3,928)
Other real estate assets ............................................               3,985               (1,331)              (3,855)
Purchases of mortgage assets ........................................                                                        (4,447)
Reduction in mortgage assets ........................................               7,088               18,916               35,520
Decrease in other assets ............................................                 234                1,330                  912
                                                                                 --------             --------             --------
Cash (Used in) Provided By Investing Activities .....................              (2,160)             (49,696)              28,130
                                                                                 --------             --------             --------
FINANCING ACTIVITIES
Issuance of real estate notes payable ...............................               6,895               52,178
Payment of loan costs ...............................................                                   (1,342)
Repayment of notes payable
  Real estate notes .................................................              (7,955)              (1,485)
  Notes secured by mortgage assets ..................................              (4,002)             (15,640)             (21,124)
Short-term borrowing ................................................               4,495
Stock repurchases ...................................................                                                          (201)
Exercise of stock options ...........................................                  45
Payment of dividends ................................................              (6,304)              (1,550)              (3,565)
(Decrease) Increase in other liabilities ............................                (589)               1,148                 (730)
                                                                                 --------             --------             --------
Cash (Used in) Provided By Financing Activities .....................              (7,415)              33,309              (25,620)
                                                                                 --------             --------             --------
Cash
  (Decrease) Increase during the period .............................              (1,708)              (6,278)               5,278
  Balance -- beginning of period ....................................               4,129               10,407                5,129
                                                                                 --------             --------             --------
  Balance -- end of period ..........................................            $  2,421             $  4,129             $ 10,407
                                                                                 ========             ========             ========
Supplemental Disclosure of Cash Flow Information
Interest Paid .......................................................            $  5,033             $  7,367             $  5,121
                                                                                 ========             ========             ========

                 See Notes to Consolidated Financial Statements.

                           ASR INVESTMENTS CORPORATION

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS For the Years
                     Ended December 31, 1995, 1994 and 1993

                             (Dollars in thousands)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Business -- ASR  Investments  Corporation  (the  "Company")  is a real estate investment trust engaged in the acquisition and operation of apartment communities in the southwestern United States. At December 31, 1995, the Company owned 24 apartment communities (including six owned through joint ventures) located in Arizona, Texas and New Mexico. In addition, the Company continues to hold mortgage assets and use the cash flows for apartment acquisitions, operations, payment of dividends and other corporate purposes.

   Principles of Consolidation -- The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. Investments in joint ventures are accounted on the equity method as the Company does not own a controlling interest. All significant intercompany balances and transactions have been eliminated in the consolidated financial statements.

   Common Stock -- On July 7, 1995, the Company effected a reverse stock split under which one new share of common stock was issued in exchange for five shares of outstanding stock. Accordingly, the consolidated financial statements reflect the reverse stock split and the number of common stock issued and the per share amounts have been adjusted for the reverse stock split for all years.

   Real Estate -- Real estate is recorded at cost. Depreciation is computed on a declining balance basis over the estimated useful lives of the assets, which are 27 1/2 years for buildings and improvements and 7 years for furniture, fixture and equipment. Expenditures for ordinary maintenance and repairs are charged to operations as incurred, and significant renovations and improvements that improve or extend the useful life of the asset are capitalized. Rental income is recorded on a straight-line basis when due from tenants.

   Deferred Loan Costs -- Deferred loan costs are amortized using the interest method over the terms of the related debt.

   Mortgage Assets -- The Company owns mortgage assets which entitle it to receive the excess of the cash flows on pools of mortgage instruments over the required payments on a series of structured financings which they secure. The Company also has the right to cause the early redemption of the structured financings under specified limited conditions; in such event, the mortgage instruments are sold and the net proceeds after the redemption of the structured financings are remitted to the Company. Redemption transactions occur from time to time as specified conditions are met rather than on a monthly or quarterly basis; therefore, the amount of net proceeds and the income from the redemption transactions fluctuates significantly between periods.

   Presentation and Income Recognition -- Mortgage assets are stated at their net investment amounts. Income is recognized using the prospective yield method prescribed by EITF 89-4. Under this method, an effective yield is calculated at the beginning of an accounting period using the then net carrying value of the asset and the estimated future net cash flow assuming no early redemption. The estimated future net cash flow is calculated using variable interest rates and current projected mortgage prepayment rates for the underlying mortgages. The calculated yield is used to accrue income for the accounting period. Actual cash flow received is first applied to the accrued income and any remaining amount is used to reduce the carrying value of the asset. Income from early redemption is recognized when the transaction occurs.

   Write-down or reserves for impairment -- Prior to December 1993, the Company followed the practice of writing down the carrying value of a mortgage asset (including an allocated portion of the deferred hedging cost) to its estimated future cash flows. In December 1993, the Company adopted SFAS No. 115 which requires that the carrying value of a mortgage asset be written down to its estimated fair

                           ASR INVESTMENTS CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        For the Years Ended December 31, 1995, 1994 and 1993--(Continued)

                             (Dollars in thousands)

value when its estimated yield is less than a "risk-free yield." As a result, the Company wrote down substantially all its mortgage assets in 1993 to their estimated fair value and recorded a charge of $21,091,000 which was reported as a cumulative effect of accounting change.

   SFAS No. 121, Accounting for the Impairment of Long-Lived Assets -- The Company has adopted SFAS No. 121, which requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. If the sum of the expected future cash flows (undiscounted and without interest charges) from an asset to be held and used is less than the carrying amount of the asset, an impairment loss must be recognized for the difference between the carrying amount and fair value. SFAS No. 121 had no impact on the Company's financial statements.

   Income Taxes -- The Company has elected to be taxed as a real estate investment trust REIT under the Internal Revenue Code of 1986, as amended. As a REIT, the Company must distribute to its stockholders at least 95% of the higher of (i) its annual taxable income after the use of net operating loss carryforward or (ii) its annual excess inclusion income. Accordingly, no provision has been made for income taxes in the accompanying consolidated financial statements.

   Earnings Per Share -- Earnings per share are computed using the weighted average number of shares of common stock and common stock equivalents (if dilutive) outstanding during the year.

   New Accounting Standards -- In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation." This Statement encourages, but does not require, companies to adopt a new accounting method for stock-based compensation awards. Beginning with 1996 financial statements, companies that do not adopt the new accounting method will be required to provide the disclosures required by the Statement for any awards made in 1995 and after. The Company, which currently follows APB Opinion No. 25, does not plan to adopt the new accounting method, and will provide the required disclosures in the 1996 financial statements.

   Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect some of the amounts reported in the consolidated financial statements. Actual results could differ from those estimates.

   Reclassifications -- Certain reclassifications have been made to conform the prior years with the current year presentation.

2. REAL ESTATE INVESTMENTS

  Wholly Owned Apartments

   In January 1994, the Company acquired its initial portfolio of seventeen apartment communities (2,461 units) located in Tucson, Arizona, Houston, Texas, and Albuquerque, New Mexico. In February 1995, the Company acquired a 222-unit apartment community in Mesa, Arizona. At December 31, 1995 and 1994, investment in apartments consisted of the following (in thousands):

                                                       1995          1994
                                                     --------     --------
     Land .......................................    $ 15,514     $ 13,681
     Building and Improvements ..................      57,214       50,583
     Accumulated Depreciation ...................      (4,687)      (1,995)
     Restricted Cash and Deferred Loan fees .....       3,297        4,237
                                                     --------     --------
     Apartments, net ............................    $ 71,338     $ 66,506
                                                     ========     ========

                           ASR INVESTMENTS CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        For the Years Ended December 31, 1995, 1994 and 1993--(Continued)

                             (Dollars in thousands)


  Investments in Joint Ventures

   The Company has acquired six apartment communities (1,441 units) in Phoenix and Tucson, Arizona through joint ventures with a pension plan affiliate of Citicorp. The Company is a 15% equity partner and the managing partner or managing member of the joint ventures. The Company is entitled to receive between 15% and 51% of the total profits and cash flows depending on the financial performance of the joint ventures. The condensed combined financial statements for the joint ventures are as follows (in thousands):

  Condensed Combined Balance Sheets

                                                            DECEMBER 31,
                                                        -------------------
                                                         1995        1994
                                                        -------     -------
     Real estate, at cost net of depreciation .....     $54,489     $23,778
     Cash and other assets ........................       2,133       1,424
                                                        -------     -------
       Total Assets ...............................     $56,622     $25,202
                                                        =======     =======
     Notes payable ................................     $35,754     $15,644
     Other liabilities ............................         575         424
                                                        -------     -------
       Total Liabilities ..........................      36,329      16,068
                                                        -------     -------
     Equity
       The Company .................................      3,043       1,364
       Joint venture partner .......................     17,250       7,770
                                                        -------     -------
       Total Equity ................................     20,293       9,134
                                                        -------     -------
       Total Liabilities and Equity ................    $56,622     $25,202
                                                        =======     =======

  Condensed Combined Statement of Operations

                                                    YEARS ENDED DECEMBER 31,
                                                    -----------------------
                                                     1995            1994
                                                   -------         -------
     Revenues .............................        $ 7,014         $ 1,263
     Operating expenses ...................         (3,110)           (551)
     Depreciation .........................         (1,437)           (283)
     Interest expense .....................         (2,338)           (373)
                                                   -------         -------
     Net Income ...........................        $   129         $    56
                                                   -------         -------
     Allocation of Net Income
       The Company ........................        $    19         $     9
     Joint Venture Partner ................        $   110         $    47

   In December 1994, the Company entered into a joint venture to develop and construct the Finisterra Apartments community in Tempe, Arizona. In April 1995, the Company acquired the land from the joint venture for $2,670,000 and terminated the joint venture. As of December 31, 1995, the investment in the Finisterra Apartments land was $2,732,000. The Company expects to begin construction in March 1996.

   Operating income from apartments is affected primarily by rental rates, occupancy rates and operating expenses. Rental rates and occupancy rates are affected by the strength of the local economy, the local housing market and the supply of and demand for apartment communities.

3. MORTGAGE ASSETS

   Income For 1995 and 1994, the average carrying value of the mortgage assets was $14,827,000 and $26,691,000, respectively, and the average prospective yield was 28% and 24%, respectively. At December

                           ASR INVESTMENTS CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       For the Years Ended December 31, 1995, 1994 and 1993--(Continued)

                             (Dollars in thousands)


31, 1995, the prospective yield was 29%. As discussed in Note 1, in 1993, a majority of the mortgage assets were not accounted for under the prospective yield method and the Company recorded substantial amount of reserves for write down.

   During 1995, the Company exercised its redemption rights on five mortgage assets for net proceeds of $6,438,000 and income of $2,882,000. Using proceeds from one of the redemptions, the Company prepaid its Secured Notes (see Note 4) and recorded income of $2,420,000 for the excess accrual of the yield maintenance payment on the Notes. The income has been included in income from
redemptions  of  mortgage  assets.   During  1994,  the  Company  exercised  its
redemption rights on four mortgage assets for net proceeds of $11,227,000 and income of $4,263,000.

   The cash flows and prospective yield income are affected primarily by mortgage prepayment rates and short-term interest rates. Higher mortgage prepayment rates or higher short-term rates reduce the income and total cash flows over the life of the mortgage assets. Income from mortgage asset redemptions is affected by the timing of meeting the specified conditions for redemptions and the value of the underlying mortgage instruments. As a result, mortgage asset redemptions do not occur on a regular basis and the income can fluctuate significantly between periods. In addition, redemption of mortgage assets reduces the prospective yield income in future periods.

  Hedging transactions

   In 1992, the Company purchased "Cap Agreements" to protect against the negative effect on mortgage asset cash flows of increases in interest rates in 1994. The "Cap Agreements," purchased for $2,459,000, called for payments to the Company equal to the excess of one-month LIBOR over 5.5% on specified dates during 1994 (generally monthly) times $240,000,000. The effect of the Cap Agreements was to provide that the interest paid on structured financing during 1994 did not exceed 5.5%. Also in 1992, the Company executed short sales of Eurodollar Futures Contracts on the International Monetary Market exchange. The effect of the Futures Contracts was to "fix" the interest rate on $190,000,000 of the structured financings at approximately 6.75% for 1995. In 1993, the Company recorded losses of $4,168,000 on the Future Contracts. In 1994, the Company closed out its Futures Contract position and realized a gain of $1,152,000 which was recorded as set forth below.

   Both the Cap Agreements and Futures Contracts transactions were entered into as hedges against the interest rate impact on mortgage asset cash flows in 1994 and 1995. The cost of the Cap Agreements ($2,459,000) and the losses incurred on the Futures Contracts during 1993 ($4,168,000) were accounted for as additional costs of the mortgage assets and were written off in connection with the adoption of SFAS No. 115 in December 1993. Such amounts are included in the "cumulative effect of accounting change" in the accompanying consolidated statements of operations. The 1994 gain on the Futures Contracts ($1,152,000) was recorded as a reduction in the carrying value of the mortgage assets.

   Because of (1) the decline in importance of mortgage assets as a result of the Company's emphasis on investments in apartments and (2) the decline in the amount of variable rate structured financing underlying the mortgage assets, the Company no longer plans to invest in similar hedging transactions and had no such investments at December 31, 1995 and 1994.

4. NOTES PAYABLE

  Real Estate Notes Payable

   The apartment communities acquired in January 1994 were financed by first mortgage loans totaling $45,700,000 and seller carryback notes of $6,500,000. The first mortgage loans are nonrecourse and non-cross collateralized. They generally have a ten year term and bear fixed interest rates ranging from

                           ASR INVESTMENTS CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       For the Years Ended December 31, 1995, 1994 and 1993--(Continued)

                             (Dollars in thousands)

8.5% to 10.1%, with a weighted average fixed rate of 8.6% at December 31, 1995 and 1994. The wholly owned 222-unit community in Mesa, Arizona, which was purchased in February 1995, was financed by a $3,770,000 first mortgage loan bearing interest at 225 basis points over three-month LIBOR. Amortization of deferred loan fees was $120,000 and $88,000 for 1995 and 1994

   The seller carryback notes were unsecured, bore a fixed interest rate of 7.5% and were to be amortized over a three-year period ending February 1, 1997 with monthly principal and interest payments of $202,000. As provided for by the note agreements, the Company repaid the notes in 1995 at a discount of $311,000 which was recorded as a credit to income.

   The scheduled maturities of the real estate notes payable are as follows (in thousands):

     1996 .............................................             $   773
     1997 .............................................               2,317
     1998 .............................................                 440
     1999 .............................................               4,227
     2000 .............................................                 552
     2001-2004.........................................              41,324
                                                                    -------
       Total ..........................................             $49,633
                                                                    =======

  Mortgage assets notes payable

   In 1992, the Company issued $80,000,000 of Secured Notes ("Notes") at an interest rate of 9.02% per year. The Notes were collateralized by a majority of the Company's mortgage assets and funds held by the trustee (restricted cash). The Company was required to use the net proceeds from the redemptions of the mortgage interest to prepay the Notes at a premium. During 1994, the Company made prepayments of $10,355,000.

   In February 1995, the Company used the proceeds from a mortgage asset redemption of $2,800,000, $393,000 of its cash and the funds held by the trustee to prepay the entire balance of the Notes. Accordingly, the funds held by the trustee ($21,583,000 at December 31, 1994) were presented as a reduction of the Notes balance in the consolidated balance sheets. Amortization of deferred loan cost was $549,000 for 1993.

  Short-term Borrowing

   At December 31, 1995, the Company had borrowings under reverse repurchase agreements of $2,170,000 secured by five mortgage assets with a total carrying value of $2,645,000. The Company also had short-term borrowings of $2,325,000 secured by two mortgage assets with a total carrying value of $4,994,000. The interest rate averaged 6.55% during 1995 and 6.69% at December 31, 1995.

5. STOCK OPTIONS

   The Company has two stock option plans which are administered by the Board of Directors. The purpose of the plans is to provide a means of performance-based compensation to attract and retain directors and key personnel.

   Under the plans, options to acquire a maximum of 140,000 shares of the Company's common stock may be granted at an exercise price not less than the fair market value of the stock. The options expire ten years after the date of grant. Upon exercise of the options, the Company can elect to distribute cash in lieu of shares.

                           ASR INVESTMENTS CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       For the Years Ended December 31, 1995, 1994 and 1993--(Continued)

                             (Dollars in thousands)


   In addition, in connection with the renewal of the management agreement for 1994, the Company and the Manager agreed to eliminate the incentive management fee provision and the Company granted to the partners of the Manager non-qualified options to purchase 309,800 shares of common stock and 90,200 shares of stock appreciation rights ("SARs") with an exercise price of $8.60 per share. The exercise price was 10% above the closing market price of the common stock on the grant date. The holders will also receive payments equal to the product of the per share dividend amount times the number of options and SARs outstanding. The options and SARs will expire in December 1998. As of December 31, 1995, all of the options and SARs are exercisable and none of them have been exercised. Upon exercise of the options, the Company can elect to distribute cash in lieu of shares.

   In 1995, certain holders exercised options to purchase 50,496 shares by giving full recourse notes totaling $653,000 to the Company. The notes are secured by the shares of common stock issued and bear interest at the prime rate plus 1%. The notes are due on December 31, 1996 and can be repaid by giving the Company shares of common stock owned by the optionholders based on the then market price of the common stock.

   Information on all stock options granted is summarized below:

                                                 NUMBER        OPTION
                                                   OF           PRICE
                                                 SHARES       PER SHARE
                                                 ------       ---------
    Outstanding at December 31, 1993 ......     403,141     $ 8.13-$20.90
    Options and DERs canceled .............      (4,901)    $11.19-$20.00
    Options granted .......................      14,000        $11.25
                                                -------
    Outstanding at December 31, 1994 ......     412,240     $ 8.13-$20.90
    Options exercised .....................     (54,496)    $11.25-13.13
                                                -------
    Outstanding at December 31, 1995 ......     357,744     $ 8.13-$20.90
                                                =======

6. FAIR VALUE OF FINANCIAL INSTRUMENTS

   The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No.107, "Disclosures about Fair Values of Financial Instruments." Although management uses its best judgement in estimating the fair value of these instruments, there are inherent limitations in any estimation technique and the estimates are thus not necessarily indicative of the amounts which the Company could realize in a current transaction.

  Basis of Estimates

   Mortgage Assets. The fair value of mortgage assets is generally dependent on interest rate and other economic factors, including (1) the characteristics of the asset, (2) estimates of future cash flows and (3) the discount rate used to calculate the present value of the cash flows. The market for the Company's mortgage assets is very illiquid and traded prices are determined on a privately negotiated basis. Thus, except for one mortgage asset which the Company has agreed to redeem in the second quarter of 1996 for total income of $4.9 million, the Company uses the carrying values as the estimated values.

   Management believes, however, that it is meaningful to provide the following present value of the estimated cash flows using the interest rates and mortgage prepayment rates as of December 31, 1995. The estimates without redemptions assume that the mortgage assets are held until the stated maturity (with the exception of one mortgage asset which the Company has agreed to redeem in April 1996 for estimated

                           ASR INVESTMENTS CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       For the Years Ended December 31, 1995, 1994 and 1993--(Continued)

                             (Dollars in thousands)


net proceeds of $6,000,000). The estimates with redemptions assume that the Company would exercise the redemption rights at the earliest dates and sell the mortgage instruments at the estimated market prices as of December 31, 1995. (Dollars in thousands.)

   DISCOUNT                                        WITH             WITHOUT
    RATE                                       REDEMPTIONS        REDEMPTIONS
    ----                                       -----------        ------------
     10% ............................            $41,442            $22,967
     20% ............................            $34,032            $18,484
     30% ............................            $28,595            $15,890
     40% ............................            $24,505            $14,048
     50% ............................            $21,354            $12,635

   Real Estate Notes Payable. The Company has used the carrying value of real estate notes payable as their fair value. At December 31, 1995, the interest rates on the Company's notes payable approximated the market rates for debt instruments with similar terms and maturities. Short-term borrowing.

   The Company has used the carrying value of short-term borrowing as its fair value as the interest rates are adjusted monthly and the maturity terms are less than one year. Estimated Fair Values (in thousands):

                                                     CARRYING       ESTIMATED
                                                      AMOUNT       FAIR VALUE
                                                      ------       ----------
     Mortgage assets ........................        $11,877        $16,777
     Real estate notes payable ..............         49,633         49,633
     Short-term borrowing ...................          4,495          4,495

7. RELATED PARTY TRANSACTIONS

   Subject to the supervision of the Company's Board of Directors, Pima Mortgage Limited Partnership (the "Manager") manages the day-to-day operations of the Company pursuant to a management agreement which has a current term through December 31, 1996. Pursuant to the agreement, the Manager receives a base management fee of 3/8 of 1% per annum of the Company's average invested assets before deduction for reserves and depreciation. The management fees for 1995, 1994 and 1993 were $374,000, $544,000, and $625,000, respectively.

   Under the agreement, the Manager must reimburse the Company for any management fees received for the year to the extent that the operating expenses (as defined) for the year exceed the greater of 2% of the Company's average invested assets or 25% of its net income (as defined), unless the unaffiliated directors determine that a higher level of expenses is justified for such year. There were no such excess operating expenses in 1995, 1994 or 1993. Additionally, if the agreement is terminated without cause (as defined) or not renewed on terms as favorable to the Manager, the Manager will be entitled to receive the management fees relating to the invested assets purchased prior to the termination date, for a three-year period as if the agreement had remained in effect. Under the agreement, the Manager also performs certain analyses and other services in connection with the administration of structured financing related to the Company's mortgage assets. For such services, the Company paid the Manager $216,000 for 1995, $247,500 for 1994, and $260,000 for 1993.

   As discussed in Note 5, the Company and the Manager agreed to eliminate the incentive fee provision in the management agreement beginning with 1994. The Company granted to the owners of the Manager options and stock appreciation rights ("SARs") that provide for dividend equivalent payments

                           ASR INVESTMENTS CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       For the Years Ended December 31, 1995, 1994 and 1993--(Continued)

                             (Dollars in thousands)


based on the per share amounts of dividends paid on the common stock. In 1995 and 1994, the dividend equivalent payments were $800,000 and $200,000 which are included in operating expenses. As a result of the increase in the common stock price, the Company recorded an accrual for the SARs of $705,000 in 1995 and $324,000 in 1994, which amounts are included in operating expenses.

   The Company has entered into a property management agreement with Pima Realty Advisors, Inc. the "Property Manager"), an affiliate of the Manager, for each of its apartment properties. Under the property management agreements, the Property Manager provides the customary property management services at its cost without profit or distributions to its owners, subject to the limitation of the prevailing management fee rates for similar properties in the market. The costs are allocated to the Company monthly based on the ratio of the number of units owned by the Company relative to the total apartment units managed by the Property Manager. The costs allocated to the Company for 1995 and 1994 were $417,000 and $184,000 respectively (net of an allocated credit of $246,000 applicable only in 1994), which were equal to approximately 3% and 1.4% of the real estate operating income.

8. TAXABLE INCOME (LOSS)

   As of December 31, 1995, the Company had an estimated net operating loss ("NOL") carryforward of $75,000,000 which can be used to offset taxable income other than excess inclusion income through 2009 (1999 for state taxes). Substantially all of the dividends for 1994 and 1993 constitute ordinary income. Approximately 14.5% of the 1995 dividend is ordinary income and 85.5% is a return of capital for income tax purposes. During 1995, 1994, and 1993, the Company had excess inclusion income from the residual interest in certain real estate mortgage investment conduits ("REMICs") which cannot be used to offset operating losses (including NOL carryforward) and deductions from other sources. Under the current tax law for REITs, excess inclusion income is required to be distributed as dividends. The estimated taxable income of $900,000 for 1995 represents excess inclusion income.

   Net income reported in the accompanying consolidated financial statements is different than the taxable income due to the reporting of some income and expense items in different periods for income tax purposes. The difference consists primarily of (1) reserves taken on mortgage assets in prior years which were not allowed for income taxes, (2) differences in income recognition methods on mortgage assets and (3) excess inclusion income for tax purposes. These timing differences will reverse in future years.

   Taxable income for 1995 is subject to change when the Company prepares and files its income tax returns. The taxable income amounts also are subject to adjustments, if any, resulting from audits of the Company's tax returns by the Internal Revenue Service.

                           ASR INVESTMENTS CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       For the Years Ended December 31, 1995, 1994 and 1993--(Continued)

                             (Dollars in thousands)


9. QUARTERLY FINANCIAL DATA (UNAUDITED)
   (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)


                                              NET INCOME
                                       ------------------------  DIVIDEND
                            TOTAL                                  PER
                           INCOME       AMOUNT      PER SHARE     SHARE
                           ------       ------      ---------     -----
     1995
     First .........     $  7,983      $  3,359      $ 1.10      $ 0.50
     Second ........        6,410         2,015        0.65        0.50
     Third .........        4,798           570        0.18        0.50
     Fourth ........        5,008           610        0.19        0.50

     1994
     First .........     $  5,263      $  1,218      $ 0.56      $   --
     Second ........        7,369         2,698        0.85          --
     Third .........        6,228         2,074        0.65          --
     Fourth ........        5,087         1,712        0.55         0.50

     1993
     First .........     $ (9,069)     $(11,174)     $(3.60)     $   --
     Second ........       (1,126)       (2,877)      (0.95)         --
     Third .........          530        (1,320)      (0.45)        0.25
     Fourth ........       (2,288)      (25,199)      (8.10)        0.90

                           ASR INVESTMENTS CORPORATION
                           CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 1996
                             (DOLLARS IN THOUSANDS)
                                   (UNAUDITED)

                                                                         1996
                                                                         ----
                                                                       UNAUDITED
Assets
  Real estate investments
    Apartments, net of depreciation .............................     $  70,857
    Investments in joint ventures ...............................         2,853
    Construction in progress ....................................         9,968
    Land held for development ...................................         1,047
    Other real estate ...........................................           932
                                                                      ---------
      Total real estate investments .............................        85,657
  Mortgage assets ...............................................         5,527
  Cash ..........................................................         5,917
  Other assets ..................................................           543
                                                                      ---------
      Total assets ..............................................     $  97,644
                                                                      =========

Liabilities
  Real estate notes payable .....................................     $  49,564
  Short-term borrowing ..........................................         1,954
  Other liabilities .............................................         5,595
                                                                      ---------
      Total liabilities .........................................        57,113
                                                                      =========

Stockholders' Equity
  Common Stock -- 40,000,000 shares of par value $.01 per
    share authorized; 3,303,226 and 3,248,729 shares issued
    and outstanding .............................................            33
  Additional paid-in capital ....................................       155,964
  Deficit .......................................................      (112,473)
  Stock note receivable .........................................          (682)
  Treasury stock -- 148,733 shares ..............................        (2,311)
                                                                      ---------
      Total stockholders' equity ................................        40,531
                                                                      ---------
  Total liabilities and stockholders' equity ....................     $  97,644
                                                                      =========
               See Notes to Consolidated Financial Statements.

                           ASR INVESTMENTS CORPORATION
                      CONSOLIDATED STATEMENTS OF OPERATIONS
              FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995
                     (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)

                                                                 NINE MONTHS
                                                         -----------------------
                                                          1996           1995
                                                          ----           ----
Real Estate Operations
  Rental and other income ..........................     $ 10,941      $ 10,493
                                                         --------      --------
  Operating and maintenance expenses ...............        4,007         3,827
  Real estate taxes and insurance ..................        1,069         1,116
  Depreciation and amortization ....................        2,074         1,959
  Interest expense on real estate mortgages ........        3,269         3,373
                                                         --------      --------
    Total operating expenses .......................       10,419        10,275
                                                         --------      --------
  Income (loss) from real estate ...................          522           218
                                                         --------      --------
Mortgage Assets
  Prospective yield income .........................        2,174         3,063
  Income from redemptions and sales ................        7,725         4,927
  Interest expense .................................         (152)         (170)
                                                         --------      --------
  Income from mortgage assets ......................        9,747         7,820
                                                         --------      --------
  Income Before Administrative Expenses and ........       10,269         8,038
    Other Income
     Administrative Expenses .......................       (2,759)       (2,802)
     Interest and other income .....................          248           708
                                                         --------      --------
Net Income .........................................     $  7,758      $  5,944
                                                         ========      ========
Net Income Per Share of Common Stock and
 Common Stock Equivalents ..........................     $   2.46      $   1.90
                                                         ========      ========
Common Stock Equivalents ...........................        3,155         3,137
                                                         ========      ========
Dividends Declared Per Share .......................     $   1.50      $   1.50
                                                         ========      ========

               See Notes to Consolidated Financial Statements.

                           ASR INVESTMENTS CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                            1996         1995
                                                            ----         ----
OPERATING ACTIVITIES
Net income .........................................     $  7,758      $  5,944
Principal noncash charges (credits)
  Depreciation and amortization ....................        2,415         2,048
  Reversal of yield maintenance accrual ............                     (2,420)
  Increase in accrual ..............................          507           705
                                                         --------      --------
Cash Provided By Operations ........................       10,680         6,277
                                                         --------      --------

INVESTING ACTIVITIES
Investment in apartments ...........................       (1,716)       (7,858)
Investment in joint ventures .......................          (28)       (1,751)
Construction expenditures ..........................       (7,027)
Purchase of land for development ...................          (60)       (3,879)
Sale of other real estate ..........................                      1,252
Other real estate assets ...........................          269         2,343
Reduction in mortgage assets .......................        6,350         6,161
(Increase) decrease in other assets ................         (182)          140
                                                         --------      --------
Cash Used In Investing Activities ..................       (2,394)       (3,592)
                                                         --------      --------

FINANCING ACTIVITIES
Issuance of real estate notes payable ..............                      6,895
Proceeds from construction loan ....................          247
Repayment of notes payable
  Real estate notes ................................         (316)       (7,824)
  Notes secured by mortgage assets .................                     (4,002)
Short-term borrowing ...............................       (2,541)        4,495
Construction cost payable ..........................        1,384
Increase in other liabilities ......................        1,147           594
Exercise of stock options ..........................           23            45
Payment of dividends ...............................       (4,734)       (4,727)
                                                         --------      --------
Cash Used In Financing Activities ..................       (4,790)       (4,524)
                                                         --------      --------
Cash
  Increase (decrease) during the period ............        3,496        (1,839)
  Balance -- beginning of period ...................        2,421         4,129
                                                         --------      --------
  Balance -- end of period .........................     $  5,917      $  2,290
                                                         ========      ========
Supplemental Disclosure of Cash Flow
 Information Interest Paid .........................     $  3,424      $  4,105
                                                         ========      ========

                See Notes to Consolidated Financial Statements

                         ASR INVESTMENTS CORPORATION
                CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996
                                (IN THOUSANDS)
                                 (UNAUDITED)

                                                                                                          COMMON
                                                                  ADDITIONAL                             STOCK IN
                                        NUMBER OF      PAR         PAID-IN                     NOTES     TREASURY
                                         SHARES       VALUE        CAPITAL        DEFICIT   RECEIVABLE    AT COST     TOTAL
                                         ------       -----        -------        -------   ----------    -------     -----
Balance, December 31, 1995 ........        3,303     $      33     $ 155,822     ($115,497)    ($ 652)    ($2,311)    $37,395
Net income ........................                                                  7,758                              7,758
Dividends declared ................                                                 (4,734)                            (4,734)
Stock issuance ....................            5                          53                     (30)                      23
Other .............................                                       89                                               89
                                       ---------     ---------     ---------     ---------     ------     -------     -------
Balance, September 30, 1996 .......        3,308     $      33     $ 155,964     ($112,473)    ($ 682)    ($2,311)    $40,531
                                       =========     =========     =========     =========     ======     =======     =======

               See Notes to Consolidated Financial Statements.

                         ASR INVESTMENTS CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995
                            (DOLLARS IN THOUSANDS)

1. BASIS OF PRESENTATION

   The accompanying interim consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries (collectively the "Company"). Investments in joint ventures in which the Company does not own a controlling interest are accounted for under the equity method. All significant inter-company balances and transactions have been eliminated. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. They do not include all of the information and disclosures generally required for annual financial statements. These interim operating results are not necessarily indicative of the results that may be expected for the entire year. These interim consolidated financial statements should be read in conjunction with the December 31, 1995 audited consolidated financial statements and notes thereto.

2. REAL ESTATE INVESTMENTS

   As of September 30, 1996, the Company owned directly eighteen apartment communities (2,683 units) located in Arizona, Texas, and New Mexico which consisted of the following (in thousands):

     Land ................................................        $ 15,514
     Building and improvements ...........................          58,067
     Accumulated depreciation ............................          (6,759)
     Restricted cash and deferred loan fees ..............           4,035
                                                                  --------
     Apartments, net .....................................        $ 70,857
                                                                  ========

   In March 1996, the Company began construction of a 356-unit apartment community, Finisterra Apartments, in Tempe, Arizona. The total cost is estimated to be approximately $21 million. The Company has obtained a $15,350,000 construction loan of which $247,000 was outstanding at September 30, 1996. As of September 30, 1996, the Company had invested $9,968,000 in construction in progress.

   In addition, the Company owned six apartment communities (1,441 units) located in Arizona through joint ventures with a pension plan affiliate of Citicorp. The Company is a 15% equity partner and the managing partner or managing member of the joint ventures. The Company is entitled to receive 15%- 51% of the total profits and cash flows depending on the financial performance of the joint ventures. The condensed combined financial statements of the joint ventures are as follows (in thousands):

                        CONDENSED COMBINED BALANCE SHEET
                            AS OF SEPTEMBER 30, 1996

     Real estate, at cost net of depreciation ..............        $53,734
     Cash and other assets .................................          2,019
                                                                    -------
       Total Assets ........................................        $55,753
                                                                    =======
     Notes payable .........................................        $35,938
     Other liabilities .....................................            787
                                                                    -------
       Total Liabilities ...................................         36,725
                                                                    -------
     Equity
       The Company .........................................          2,853
       Joint venture partner ...............................         16,175
                                                                    -------
       Total Equity ........................................         19,028
                                                                    -------
     Total Liabilities and Equity ..........................        $55,753
                                                                    =======

                         ASR INVESTMENTS CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995 -- (CONTINUED)
                            (DOLLARS IN THOUSANDS)

                  CONDENSED COMBINED STATEMENT OF OPERATIONS
                   FOR THE NINE MONTHS ENDED SEPTEMBER 30,

                                                     1996           1995
                                                   -------         -------
     Rental and other income ..............        $ 6,872         $ 4,798
     Operating expenses ...................         (2,803)         (2,152)
     Depreciation .........................         (1,453)           (975)
     Interest expense .....................         (2,157)         (1,547)
                                                   -------         -------
     Net Income (Loss) ....................        $   459         $   124
                                                   =======         =======
     Allocation of net income
       The Company ........................        $    69         $    19
       Joint venture partner ..............            390             105

3. MORTGAGE ASSETS

   During the third quarter of 1996, the Company sold six mortgage assets and realized redemption income of $2,738,000 and total proceeds of $5,750,000. For the nine months ended September 30, 1996, the Company realized redemption income of $7,725,000 and received proceeds of $11,750,000 from the sale and redemption of seven mortgage assets. In October 1996, the Company sold or redeemed two mortgage assets for total proceeds of $1,825,000 and estimated income of $1,700,000 which will be recorded in the fourth quarter of 1996. At September 30, 1996, the prospective yield on mortgage assets (excluding the mortgage assets sold in October) was 38%.

4. NOTES PAYABLE

   At September 30, 1996, the Company's short-term borrowing was secured by mortgage assets with a total carrying value of $3,340,000.

   As discussed in Note 2, the Company has obtained a $15,350,000 construction loan to finance the construction of its Finisterra apartment community. The loan bears interest at 1% per annum above the bank's prime rate. At September 30, 1996, the amount outstanding was $247,000.

5. RELATED PARTY TRANSACTIONS

   Subject to the supervision of the Company's Board of Directors, Pima Mortgage L.P. (the "Manager"), manages the day-to-day operations of the Company pursuant to a management agreement that has a current term through December 31, 1996. For the nine months ended September 30, 1996 and 1995, the management fees were as follows (in thousands):

                                                         1996          1995
                                                        ------        ------
     Base management fee ......................          $279          $283
     Administrative fee .......................           151           167

   The Company has a property management agreement with Pima Realty Advisors, Inc. (the "Property Manager"), an affiliate of the Manager, for each of its apartment communities. Under the property management agreements, the Property Manager provides the customary property management services at its cost without profit or distributions to its owners, subject to the limitation of the prevailing management fee rates for similar properties in the market. The costs are allocated to the Company monthly based on the ratio of the number of units owned by the Company relative to the total apartment units managed by the Property Manager. The costs allocated to the Company for the nine months ended September 30, 1996 and 1995 were $329,800 and $304,200, respectively, which were equal to approximately 3.0% and 2.9%, respectively, of rental and other income.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders
ASR Investments Corporation:

   We have audited the accompanying combined historical summary of revenues and certain operating expenses (the "Summary") of the Acquisition Communities (as described in Note 2), for the year ended December 31, 1995 The Summary is the responsiblity of the management of the Acquisition Communities Management. Our responsibility is to express an opinion on the Summary based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Summary is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Summary. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall Summary presentation. We believe that our audit provides a reasonable basis for our opinion.

   The accompanying Summary was prepared for the purpose of complying with Rule 3-14 of Regulation S-X of the Securities and Exchange Commission for inclusion in ASR Investments Corporation's Proxy Statement for Special Meeting of Stockholders as described in Note 1 to the Summary and is not intended to be a complete presentation of the Acquisition Communities' revenues and expenses.

   In our opinion, such Summary presents fairly, in all material respects, the combined revenues and certain operating expenses, as defined above, of the Acquisition Communities for the year ended December 31, 1995, in conformity with generally accepted accounting principles.



Deloitte & Touche LLP
Tucson, Arizona
November 21, 1996

                           ACQUISITION COMMUNITIES

                 COMBINED HISTORICAL SUMMARY OF REVENUES AND
                          CERTAIN OPERATING EXPENSES
                     FOR THE YEAR ENDED DECEMBER 31, 1995
                            (DOLLARS IN THOUSANDS)

     Rental income ...........................................      $14,177
     Other apartment operating income ........................          330
                                                                    -------
     Total revenue ...........................................       14,507
                                                                    -------

     Certain Operating Expenses
       Operating and maintenance expenses ....................        4,850
       Real estate taxes and insurance .......................        1,812
                                                                    -------
     Total certain operating expenses ........................        6,662
                                                                    -------
     Excess of revenue over certain operating expenses .......      $ 7,845
                                                                    =======

        See accompanying notes to the historical summary of revenues and certain operating expenses.

                           ACQUISITION COMMUNITIES

                 COMBINED HISTORICAL SUMMARY OF REVENUES AND
                          CERTAIN OPERATING EXPENSES
                 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996
                                 (UNAUDITED)
                            (DOLLARS IN THOUSANDS)

     Rental income ...........................................      $10,593
     Other apartment operating income ........................          186
                                                                    -------
     Total revenue ...........................................       10,779
                                                                    -------

     Certain Operating Expenses
       Operating and maintenance expenses ....................        3,829
       Real estate taxes and insurance .......................        1,414
                                                                    -------
     Total certain operating expenses ........................        5,243
                                                                    -------
     Excess of revenue over certain operating expenses .......      $ 5,536
                                                                    =======

        See accompanying notes to the historical summary of revenues and certain operating expenses.

                           ACQUISITION COMMUNITIES

               NOTES TO COMBINED HISTORICAL SUMMARY OF REVENUES
                        AND CERTAIN OPERATING EXPENSES
                     FOR THE YEAR ENDED DECEMBER 31, 1995

1. BASIS OF PRESENTATION

   The combined historical summary of revenues and certain operating expenses (the "Summary") has been prepared in accordance with Rule 3-14 of Regulation S-X of the Securities and Exchange Commission ("Rule 3-14"). The Summary reflects the historical revenues and certain operating expenses of the thirteen apartment communities and one commercial property as listed in Note 2 (the "Acquisition Communities") for the year ended December 31, 1995. ASR Investments Corporation ("ASR") has entered into agreements to acquire the Acquisition Communities from unaffiliated third parties. In accordance with Rule 3-14, the Summary includes certain operating and maintenance costs, real estate taxes and insurance expenses, but excludes mortgage interest, depreciation and corporate expenses as they are dependent upon a particular owner, purchase price or other financial arrangement. Accordingly, the expenses reflected in the Summary may not be comparable to the expenses to be incurred by ASR in the operations of the properties. ASR is not aware of any material factors relating to the Aquisition Communities other than those set forth herein that would cause the Summary not to be indicative of the future operating results of the properties.

   The Summary has been prepared on the accrual method of accounting. The apartment communities have operating leases with terms generally of one year or less. The commercial property has operating leases with remaining terms of 11 months to 91 months as of September 30, 1996. Rental income is recognized as earned.

2. ACQUISITION COMMUNITIES

   Below is certain information relating to the Acquisition Communities:

Apartment Communities

          PROPERTY NAME                 LOCATION          NO. OF UNITS
          -------------                 --------          ------------
Briar Park Apartments ...........      Houston, Texas          80
Chelsea Park Apartments .........      Houston, Texas         204
Timbercreek Landings Apartments .      Houston, Texas         204
14400 Montfort Townhomes  .......      Dallas, Texas           83
Springfield Apartments ..........      Dallas, Texas          218
Greenwood Creek Apartments ......      Fort Worth, Texas      328
Aspen Court Apartments ..........      Arlington, Texas       140
Country Club Place Apartments....      Richmond, Texas        169
Highlands of Preston Apartments..      Plano, Texas           220
Marymont Apartments .............      Tomball, Texas         128
Riverway Apartments .............      Bay City, Texas        152
Campus Commons North Apartments..      Pullman, Washington    234
Campus Commons South Apartments..      Pullman, Washington    100

Commercial Property

            PROPERTY NAME               LOCATION             SQUARE FEET
            -------------               --------             -----------
Pacific South Center Office
  Building .......................     Seattle, Washington     73,232

3. USE OF ESTIMATES

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect some of the amounts reported in the consolidated financial statements. Actual results could differ from those estimates.